   As filed with the Securities and Exchange Commission on September 1, 1999
                                                  Registration No. 333-_________
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                     ____________________________________
                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                     ____________________________________
                       UNION FINANCIAL BANCSHARES, INC.
            (Exact Name of Registrant as Specified in its Charter)

         Delaware                                                6035                                       57-1001177
(State or Other Jurisdiction           (Primary Standard Industrial Classification Code Number)   (I.R.S. Employer Identification
of Incorporation or Organization)                                                                  Number)


                             203 WEST MAIN STREET
                         UNION, SOUTH CAROLINA  29379
                                (864) 427-9000
              (Address, including Zip Code and Telephone Number,
       including Area Code, of Registrant's Principal Executive Offices)
                                DWIGHT V. NEESE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             203 WEST MAIN STREET
                         UNION, SOUTH CAROLINA  29379
                                (864) 427-9000
           (Name, Address, including Zip Code and Telephone Number,
                  including Area Code, of Agent for Service)
                     _____________________________________

                                  Copies to:

PAUL M. AGUGGIA, ESQ.                 JOHN J. GORMAN, ESQ.
JOHN R. HALL, ESQ.                    ALAN SCHICK, ESQ.
MULDOON, MURPHY & FAUCETTE  LLP       LUSE LEHMAN GORMAN POMERENK & SCHICK, P.C.
5101 WISCONSIN AVENUE, N.W.           5335 WISCONSIN AVENUE, N.W., SUITE 400
WASHINGTON, D.C.  20016               WASHINGTON, D.C.  20015
(202) 362-0840                        (202) 274-2000
                     _____________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement and the satisfaction or waiver of all other conditions to the Merger described in the Joint Proxy Statement/Prospectus.
     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                     _____________________________________
                        Calculation of Registration Fee

---------------------------------------------------------------------------------------------------------
                                                 Proposed          Proposed
                                                 Maximum           Maximum
Title of Each Class of         Amount            Offering          Aggregate            Amount of
Securities Being               To Be               Price           Offering           Registration
Registered                  Registered(1)        Per share         Price (2)             Fee (2)
---------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share          582,384               N/A           $8,444,568              $1,454
("Common Stock")
---------------------------------------------------------------------------------------------------------

(1) Based upon the estimated maximum number of shares of Common Stock that the Registrant may be required to issue in connection with the merger of Union Financial Bancshares, Inc. and South Carolina Community Bancshares, Inc.
(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(c) and Rule 457(f)(1) based on the market value of South Carolina Community common stock as reported on the Nasdaq SmallCap Market System on August 26, 1999 and the estimated maximum number of shares of South Carolina Community common stock, including shares issuable upon the exercise of outstanding stock options under the 1994 Recognition and Retention Plan and shares outstanding, that may be exchanged for the securities being registered. Pursuant to Rule 457(f)(3), the cash portion of the merger consideration, assuming an effective date of August 26, 1999, i.e. $3,214,996 as calculated in accordance with the merger agreement, that is to be paid by the Registrant in connection with the exchange was deducted from the Proposed Maximum Aggregate Offering Price in order to calculate the Amount of Registration Fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[Union Financial Logo Here]                    [South Carolina Community
                                               Bancshares Logo Here]

                 MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of Union Financial Bancshares, Inc. and South Carolina Community Bancshares, Inc. have agreed to a merger through which Union Financial will acquire South Carolina Community. In the merger, South Carolina Community will merge with and into Union Financial, and South Carolina Community's subsidiary, Community Federal Savings Bank, will merge with and into Union Financial's subsidiary, Provident Community Bank. As a result of the merger, South Carolina Community shareholders will receive a combined payment of cash and Union Financial common stock for each share of South Carolina Community stock they own. The amount of cash and stock you receive, referred to as the merger consideration, will depend on the average market price of Union Financial stock over a certain period of time prior to the merger's closing date. In all circumstances, the cash portion of the merger consideration must be at least
                   ----
$5.25.  The stock portion of the merger consideration must be at least  0.817
            -----
shares, and can be no more than 0.980 shares, of Union Financial stock. If Union Financial's average market price per share during this period is between $12.50 and $15.00, the total merger consideration will be $17.50 per South Carolina Community share. If Union Financial's average market price per share is more than $15.00, the total merger consideration will be at least $17.51 per South Carolina Community share. If the average market price per share is between $12.00 and $12.49, the total merger consideration will be between $17.01 and $17.49 per South Carolina Community share. If the average market price per share is less than $12.00, the total merger consideration will be $17.00 per
South Carolina Community share.   As of ________, the value of the merger
consideration would have been $_____ per share; $______ in cash plus ________ shares of Union Financial stock. For United States federal income tax purposes, your exchange of shares of South Carolina Community common stock may cause you to recognize a gain. Please consult with your tax advisor to understand your own tax obligations. After the merger, South Carolina Community shareholders will no longer own any stock or have any interest in South Carolina Community.

We cannot complete the merger without the approval of the Union Financial and South Carolina Community shareholders. Each of us will hold a meeting of our shareholders to vote on the merger agreement. Whether or not you plan to attend your shareholders' meeting, please take the time to vote by completing and mailing to us the enclosed proxy card. If you fail to vote, it will have the same effect as a vote against approval of the merger agreement. If you are a shareholder of record and do attend, you may, if you wish, revoke your proxy and vote your shares in person at the meeting. The dates, times and places of the meetings are as follows:

     For Union Financial Shareholders:                 For South Carolina Community
                                                       Shareholders:
     ___________________, 1999                         __________________, 1999
      :00 a.m., local time                             :00 a.m., local time
     Community Room, University of South Carolina      _______________________________
     Academy and North Mountain Streets                _______________________________
     Union, South Carolina [_____]                     _______________________________

This document contains a more complete description of the meetings and the terms of the merger. We urge you to review this entire document carefully. You may also obtain information about Union Financial and South Carolina Community from documents each company has filed with the Securities and Exchange Commission.

We enthusiastically support this combination of our companies and join with the other members of our boards of directors in recommending that you vote in favor of the merger.

     Dwight V. Neese                               Alan W. Pullen
     President and Chief Executive Officer         President and Chief Executive
                                                   Officer


   -----------------------------------------------------------------------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved the securities to be issued under this Joint Proxy Statement/Prospectus or determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

   -----------------------------------------------------------------------------

Union Financial's and South Carolina Community's common stock are both traded on the Nasdaq SmallCap Market of the Nasdaq Stock Market. The trading symbol for Union Financial is "UFBS." The trading symbol for South Carolina Community is
                                    "SCCB."

    Joint Proxy Statement/Prospectus dated __________, 1999 and first mailed to shareholders on or about __________, 1999

                       Union Financial Bancshares, Inc.
                             203 West Main Street
                         Union, South Carolina  29379
                                (864) 427-9000

                    _______________________________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON __________, 1999

                    _______________________________________

     NOTICE IS HEREBY GIVEN that the special meeting of shareholders of Union Financial Bancshares, Inc. will be held in the Community Room at the University of South Carolina, Union Campus, at Academy and North Mountain Streets, Union, South Carolina on ___________________, _______________________ at __:00 a.m.,
local time, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 1, 1999, by and between Union Financial Bancshares, Inc. and South Carolina Community Bancshares, Inc., pursuant to which South Carolina Community will merge with and into Union Financial, and each share of common stock of South Carolina Community, par value $0.01 per share, will be converted into the right to receive at least $5.25 in cash and at least 0.817 shares of Union Financial common stock, par value $0.01 per share, in accordance with the terms and conditions of the merger agreement. The total value of the consideration to be received by shareholders of South Carolina Community will be based upon the average market price of Union Financial common stock during the 25 trading day period that ends on the trading day that immediately precedes the third day prior to the merger's closing. If Union Financial's average market price per share during this period is between $12.50 and $15.00, the total merger consideration will be $17.50 per South Carolina Community share. If Union Financial's average market price per share is more than $15.00, the total merger consideration will be at least $17.51 per South Carolina Community share. If the average market price per share is between $12.00 and $12.49, the total merger consideration will be between $17.01 and $17.49 per South Carolina Community share. If the average market price per share is less than $12.00, the total merger consideration will be $17.00 per South Carolina Community share; and

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement.

     Only shareholders of record at the close of business on __________, 1999 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement.

     In the event that there are not sufficient votes to approve the foregoing proposal at the time of the meeting, the meeting may be adjourned in order to permit further solicitation by Union Financial.

                                    By Order of the Board of Directors



                                    Wanda J. Wells
                                    Vice President - Corporate Secretary

Union, South Carolina
__________, 1999

     The board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

     Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

                   South Carolina Community Bancshares, Inc.
                           110 South Congress Street
                       Winnsboro, South Carolina  29180
                                (803) 635-5536

                    _______________________________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON __________, 1999
                    _______________________________________


     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of South Carolina Community Bancshares, Inc. will be held at __________________________________________________________________, Winnsboro,
South Carolina on ___________________, ________________________ at __:00 a.m.,
local time, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 1, 1999, by and between Union Financial Bancshares, Inc. and South Carolina Community Bancshares, Inc., pursuant to which South Carolina Community will merge with and into Union Financial, and each share of common stock of South Carolina Community, par value $0.01 per share, will be converted into the right to receive at least $5.25 in cash and at least 0.817 shares of Union Financial common stock, par value $0.01 per share in accordance with the terms and conditions of the merger agreement. The total value of the consideration to be received by shareholders of South Carolina Community will be based upon the average market price of Union Financial common stock during the 25 trading day period that ends on the trading day that immediately precedes the third day prior to the merger's closing. If Union Financial's average market price per share is more than $15.00, the total merger consideration will be at least $17.51 per South Carolina Community share. If the average market price per share is between $12.00 and $12.49, the total merger consideration will be between $17.01 and $17.49 per South Carolina Community share. If the average market price per share is less than $12.00, the total merger consideration will be $17.00 per South Carolina Community share; and

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement.

     Only shareholders of record at the close of business on __________, 1999 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement.

     South Carolina Community shareholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of South Carolina Community common stock under applicable provisions of Delaware law. In order to perfect dissenters' rights, South Carolina Community shareholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Appendix D to the accompanying proxy statement and a summary of the provisions can be found under "The Merger--You Have Appraisal Rights in the Merger."

     In the event that there are not sufficient votes to approve the foregoing proposal at the time of the meeting, the meeting may be adjourned in order to permit further solicitation by South Carolina Community.


                                     By Order of the Board of Directors


                                     Terri C. Robinson
                                     Corporate Secretary - Controller

Winnsboro, South Carolina
__________, 1999

     The board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

     Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

                                Proxy Statement
                               Table of Contents

SUMMARY..................................................................   1
   THE COMPANIES.........................................................   1
       Union Financial Bancshares, Inc...................................   1
       South Carolina Community Bancshares, Inc..........................   1
   THE UNION FINANCIAL SHAREHOLDERS'
       MEETING...........................................................   1
   THE SOUTH CAROLINA COMMUNITY
       SHAREHOLDERS' MEETING.............................................   2
   THE MERGER............................................................   2
   THE MERGER AGREEMENT..................................................   6

COMPARATIVE PER SHARE DATA...............................................   8

SELECTED FINANCIAL DATA OF
   UNION FINANCIAL.......................................................   9

SELECTED FINANCIAL DATA OF SOUTH CAROLINA
   COMMUNITY.............................................................  11

SUMMARY COMBINED SELECTED PRO FORMA
   FINANCIAL INFORMATION.................................................  13

MARKET PRICE AND DIVIDEND INFORMATION....................................  14

MEETING OF UNION FINANCIAL SHAREHOLDERS..................................  16
   Place, Date and Time..................................................  16
   Purpose of the Meeting................................................  16
   Who Can Vote at the Meeting...........................................  16
   Attending the Meeting.................................................  16
   Vote Required.........................................................  16
   Voting by Proxy.......................................................  17
   Independent Public Accountants........................................  18

MEETING OF SOUTH CAROLINA COMMUNITY
   SHAREHOLDERS..........................................................  18
   Place Date and Time...................................................  18
   Purpose of the Meeting................................................  18
   Who Can Vote at the Meeting...........................................  18
   Attending the Meeting.................................................  18
   Vote Required.........................................................  18
   Voting by Proxy.......................................................  19
   Participants in Community Federal's ESOP..............................  20
   Independent Public Accountants........................................  20

OWNERSHIP OF UNION FINANCIAL
   COMMON STOCK..........................................................  21

OWNERSHIP OF SOUTH CAROLINA COMMUNITY
   COMMON STOCK..........................................................  22

THE MERGER...............................................................  23
   The Parties to the Merger.............................................  23
   Overview of the Transaction; What
       South Carolina Community's
       Shareholders Will Receive.........................................  23
   Tax Considerations for South Carolina
       Community's Shareholders..........................................  25
   Background of the Merger..............................................  27
   Recommendation of the Union
      Financial Board; Union Financial's
      Reasons for the Merger.............................................  30
   Recommendation of the South Carolina
      Community Board; South Carolina
      Community's Reasons for the
      Merger.............................................................  31
   Union Financial's Financial Advisor
      Says the Merger Consideration is
      Fair to Union Financial's
      Shareholders From a Financial
      Point of View......................................................  31
   Opinion of Union Financial's Financial
      Advisor............................................................  32
   South Carolina Community's Financial
      Advisor Says the Merger
      Consideration is Fair to South
      Carolina Community's
      Shareholders From a Financial
      Point of View......................................................  36
   Opinion of South Carolina
      Community's Financial Advisor......................................  37
   South Carolina Community
      Shareholders Have Appraisal
      Rights in the Merger...............................................  42
   Interests of South Carolina
      Community's Directors and
      Officers in the Merger that Differ
      From Your Interests................................................  44
   Regulatory Approvals Needed to
      Complete the Merger................................................  47
   Accounting Treatment of the Merger....................................  48
   Listing of Union Financial Common
      Stock..............................................................  48
   Resale of Union Financial Common
      Stock..............................................................  48

THE MERGER AGREEMENT.....................................................  49
   Terms of the Merger...................................................  49
   Management and Operations Following the Merger........................  50
   Stock Options.........................................................  50
   Bank Merger...........................................................  50
   When the Merger Will be Completed.....................................  50
   Procedures for Exchanging Your Stock Certificates.....................  51
   Conditions to Completing the Merger...................................  51
   Conduct of Business Prior to the Merger...............................  52
   Covenants of Union Financial and South Carolina Community in the
       Merger Agreement..................................................  54
   Representations and Warranties Made by Union Financial and South
       Carolina Community in the Merger Agreement........................  57
   Terminating the Merger Agreement......................................  57

   Expenses and Termination Fees........................................   58
   Changing the Terms of the Merger Agreement...........................   58

PRO FORMA FINANCIAL INFORMATION.........................................   59

A WARNING ABOUT FORWARD-LOOKING
   STATEMENTS...........................................................   66

DESCRIPTION OF UNION FINANCIAL
   Common Stock.........................................................   67
   General..............................................................   67
   Common Stock.........................................................   67
   Preferred Stock......................................................   67

COMPARISON OF CERTAIN RIGHTS OF
   SHAREHOLDERS.........................................................   68

SELECTED PROVISIONS IN THE CERTIFICATE OF
   INCORPORATION AND BYLAWS OF UNION
   FINANCIAL............................................................   76
   Business Combinations with Related Persons...........................   76
   Limitation on Voting Rights..........................................   77
   Board of Directors...................................................   77
   Special Meetings of Shareholders.....................................   77
   Advance Notice Provisions for Shareholder Nominations and
       Proposals........................................................   77
   Preferred Stock......................................................   78
   Amendment of Certificate of Incorporation............................   78

REGULATION AND SUPERVISION OF UNION
   FINANCIAL............................................................   78
   General..............................................................   78
   Holding Company Regulation...........................................   79
   Federal Savings Institution Regulation...............................   80
   Federal Reserve System...............................................   84

EXPERTS.................................................................   84

WHERE YOU CAN FIND MORE INFORMATION.....................................   85

SHAREHOLDER PROPOSALS...................................................   86
   Union Financial Shareholder Proposals for its Annual Meeting.........   86
   South Carolina Community Shareholder Proposals.......................   87

APPENDIX A  Agreement and Plan of Merger, dated as of July 1, 1999, by and between Union Financial Bancshares, Inc. and South Carolina Community Bancshares, Inc.

APPENDIX B  Fairness Opinion of Wheat First Securities

APPENDIX C  Fairness Opinion of Trident Financial Corporation

APPENDIX D  Section 262 of the Delaware General Corporation Law

APPENDIX E  Union Financial 1998 Annual Report to Shareholders

APPENDIX F  Union Financial Quarterly Report on Form 10-QSB For the Nine Months
            Ended June 30, 1999

APPENDIX G  South Carolina Community Annual Report on Form 10-KSB For the Year
            Ended June 30, 1999 [to be filed as part of a pre-effective amendment when available]

                                    SUMMARY

     This summary does not contain all of the information that is important to you. You should carefully read the entire joint proxy statement/prospectus to fully understand the merger.

                                 THE COMPANIES

Union Financial Bancshares, Inc.        Union Financial is the savings and loan holding company for
203 West Main Street                    Provident Community Bank, based in Union, South Carolina.
c/o Provident Community Bank            Union Financial operates through its main office and three
Union, South Carolina  29379            full service branch offices in Union, Laurens and
(864) 427-9000                          Jonesville, South Carolina. At June 30, 1999, Union
                                        Financial had total assets of $204.3 million, deposits of
                                        $144.5 million and shareholders' equity of $14.9 million.

South Carolina Community                South Carolina Community is the savings and loan
Bancshares,                             holding company for Community Federal Savings Bank.
Inc.                                    Community Federal Savings Bank operates two offices
110 South Congress Street               in Winnsboro, South Carolina.  At June 30, 1999, South
Winnsboro, South Carolina 29180         Carolina Community had total assets of $45.4 million,
(803) 635-5536                          deposits of $35.9 million, and shareholders' equity of
                                        $9.0 million.

                   THE UNION FINANCIAL SHAREHOLDERS' MEETING

Place, Date and Time (page__)           Union Financial's special meeting will be held in the
                                        Community Room at the University of South Carolina, Union
                                        Campus, at Academy and North Mountain Streets, Union, South
                                        Carolina, __________, 1999 at __:00 a.m., local time.

Purpose of the Meeting (page__)         At the special meeting, you will be asked to approve a
                                        merger agreement that provides for the merger of Union
                                        Financial with South Carolina Community.

Who Can Vote At the Meeting             You can vote at the meeting of Union Financial share-
(page__)                                holders if you owned Union Financial common stock at the
                                        close of business on __________, 1999. You will be able to cast one vote for each share of Union Financial common stock you owned at that time. As of __________, 1999, there were shares _____________ of Union Financial common stock
                                        outstanding.

What Vote is Required for Approval of   In order to approve the merger agreement, the holders
the Merger Agreement (page__)           of a majority of the outstanding shares of Union Financial common stock entitled to vote must vote in its favor. You
                                        can vote your shares by attending the meeting and voting in person or by mailing the enclosed proxy card.

               THE SOUTH CAROLINA COMMUNITY SHAREHOLDERS' MEETING

Place, Date and Time (page__)           The special meeting will be held at __________________,
                                        Winnsboro, South Carolina on __________, 1999 at __:00 a.m.,
                                        local time.

Purpose of the Meeting (page__)         At the special meeting, you will be asked to approve a
                                        merger agreement that provides for the merger of South
                                        Carolina Community with Union Financial.

Who Can Vote At the Meeting             You can vote at the meeting of South Carolina Community
(page__)                                shareholders if you owned South Carolina Community common
                                        stock at the close of business on __________, 1999. You will be able to cast one vote for each share of South Carolina
                                        Community common stock you owned at that time. As of
                                        __________, 1999, there were shares of South Carolina
                                        Community common stock outstanding.

What Vote is Required for Approval of   In order to approve the merger agreement, the holders of
the Merger Agreement (page__)           a majority of the outstanding shares of South Carolina
                                        Community common stock entitled to vote must vote in its
                                        favor. You can vote your shares by attending the meeting and voting in person or by mailing the enclosed proxy card.

                                   THE MERGER

Overview of the Transaction             South Carolina Community has agreed to merge with Union
(page __)                               Financial, with Union Financial being the surviving
                                        corporation. Immediately after this merger, Community
                                        Federal Savings Bank will merge with Provident Community
                                        Bank, with Provident Community Bank being the surviving
                                        institution. As a result of this transaction, South Carolina
                                        Community and Community Federal Savings Bank will no longer exist. Union Financial intends to operate Community
                                        Federal's offices as branches of Provident Community Bank.

What South Carolina Community           As a South Carolina Community shareholder, each of your
Shareholders Will Receive (page __)     shares of South Carolina Community common stock will
                                        automatically become exchangeable for Union Financial common stock and a cash payment. The amount of cash and stock you receive, referred to as the merger consideration, will
                                        depend on the average market price of Union Financial stock over a certain period of time prior to the merger's closing date. In all circumstances, the cash portion of the merger
                                                                        ----
                                        consideration must be at least $5.25. The stock portion of
                                                                                  -----
                                        the merger consideration must be at least 0.817 shares, and can be no more than 0.980 shares of Union Financial stock.
                                        If Union Financial's average market price per share during this period is between $12.50 and $15.00, the total merger consideration will be $17.50 per South Carolina Community
                                        share. If Union Financial's average market price per share is more than $15.00, the

                                        total merger consideration will be at least $17.51 per South
                                        Carolina Community share. If the average market price per
                                        share is between $12.00 and $12.49, the total merger
                                        consideration will be between $17.01 and $17.49 per South
                                        Carolina Community share. If the average market price per
                                        share is less than $12.00, the total merger consideration
                                        will be $17.00 per South Carolina Community share. As of
                                        ______________________, the value of the merger
                                        consideration would have been $_______ per share; $_____ in cash plus ________ shares of Union Financial stock. You will have to surrender your South Carolina Community stock
                                        certificates to receive the cash payment and new stock
                                        certificates. Union Financial will send you written
                                        instructions for surrendering your certificates after we
                                        have completed the merger. For more information on how this exchange procedure works and the possible adjustment of the amount exchanged for your stock, see page __ of this
                                        document.

                                        Shares of South Carolina Community are quoted on the Nasdaq
                                        SmallCap Market. On July 1, 1999, which was the last trading day before we announced the merger, South Carolina Community common stock closed at $14.25 per share.

Taxable Transaction for South           For United States federal income tax purposes, your exchange
Carolina Community Shareholders         of shares of South Carolina Community common stock
(page__)                                for shares of Union Financial common stock generally will
                                        not cause you to recognize any gain or loss. However, you
                                        should recognize gain equal to the amount of cash you
                                        receive - not counting cash instead of a fractional share of
                                        Union Financial stock - or the amount of gain you realize, whichever is lower. The amount of gain you realize equals
                                        the amount of cash you receive plus the fair market value of
                                                                       ----
                                        the Union Financial stock you receive minus your adjusted
                                                                              -----
                                        tax basis in the shares of South Carolina Community stock
                                        you surrender. The gain generally should be a capital gain, but part or all of it may be treated as ordinary income if the exchange has the effect of a dividend to you.

                                        In addition, if you receive cash instead of a fractional
                                        share of Union Financial stock, you should generally
                                        recognize gain or loss measured by the difference between
                                        the amount of cash and the portion of the basis of your
                                        shares of South Carolina Community stock allocated to the
                                        fractional share. If you recognize gain, under this rule,
                                        the gain should generally be capital gain, but part or all of the cash you receive may be ordinary income for tax
                                        purposes if your receipt of the cash has the effect of a
                                        dividend to you. You should consult

                                        your own tax advisor for a full understanding of the
                                        merger's tax consequences that are particular to you.

Recommendations to Shareholders         The boards of directors of Union Financial and South
(page__)                                Carolina Community believe that the merger is advisable and fair to the shareholders of both companies, and unanimously recommend that you vote "FOR" the proposal to approve the
                                        merger agreement.

                                        For a discussion of the history of the merger and the
                                        factors considered by the boards of directors in approving the merger agreement, please see pages __ through __.

The Transaction is Fair to              Trident Securities, a division of McDonald Investments, Inc.
Stockholders According to the           ("Trident"), has delivered to the South Carolina Community
Companies' Financial Advisors           board of directors its opinion that, as of the date of
(page__)                                this document, the merger consideration is fair to the South
                                        Carolina Community shareholders from a financial point of
                                        view. Wheat First Securities has delivered to the Union
                                        Financial board of directors its opinion that, as of the
                                        date of this document, the merger consideration being paid to South Carolina Community's shareholders is fair to Union
                                        Financial's shareholders from a financial point of view.
                                        Copies of these opinions are provided as Appendices B and C to this document, respectively. You should read these
                                        opinions completely to understand the procedures followed, assumptions made, matters considered, qualifications and
                                        limitations on the review made by Wheat First Securities and
                                        Trident in providing these opinions. Wheat First Securities estimates that it will receive professional fees totaling
                                        approximately $100,000 from Union Financial in connection
                                        with the merger. Trident estimates that it will receive
                                        professional fees totaling approximately $91,500 from South
                                        Carolina Community for its services in connection with the merger.

South Carolina Community Shareholders   Delaware law provides you with dissenters' appraisal rights
Have Appraisal Rights in the Merger     in the merger.  This means that if you are not satisfied
(page__)                                with the amount you are receiving in the merger, you are
                                        legally entitled to have the value of your shares
                                        independently determined and to receive payment based on
                                        that valuation. To exercise your dissenters' rights you
                                        must, among other things, deliver a written objection to the merger to South Carolina Community at or before the special meeting and you must not vote in favor of the merger.
                                        Objections to the merger should be addressed to South
                                        Carolina Community's Corporate Secretary and sent to South
                                        Carolina Community Bancshares, Inc., 110 South Congress
                                        Street, Winnsboro, South Carolina 29180. Your failure to
                                        follow exactly the procedures specified under Delaware law will result in the loss of your dissenters' rights. A copy of the dissenters' rights

                                        provisions of Delaware law is provided as Appendix D to this document.

Interests of South Carolina             Some of South Carolina Community's directors and officers
Community's Directors and Officers      have interests in the merger that are different from, or
in the Merger that Differ From Your     are in addition to, their interests as shareholders in
Interests (page__)                      South Carolina Community. The members of South Carolina
                                        Community's board of directors knew about these additional interests, and considered them, when they approved the
                                        agreement and the merger. These include:

                                        .    shares of restricted stock will vest as a result of the
                                             consummation of the merger;

                                        .    the President and Chief Executive Officer of South
                                             Carolina Community will enter into an employment agreement with Union Financial when the merger closes;

                                        .    Union Financial will increase its board to allow for
                                             the appointment of three members of the South Carolina
                                             Community board;

                                        .    receipt of a cash payment by certain directors and
                                             officers in exchange for the cancellation of options to
                                             purchase South Carolina Community common stock. This payment will only be made to the extent the value of the merger
                                             consideration exceeds the price at which each such option
                                             may be exercised; and

                                        .    the merger agreement provides for protection of
                                             directors and officers against claims.

Differences in the Rights of Union      After the merger is completed, South Carolina Community's
Financial's and South Carolina          shareholders will automatically become shareholders of
Community's Shareholders (page ___)     Union Financial. Their rights as shareholders of Union
                                        Financial will be governed by Delaware General Corporation
                                        Law and by Union Financial's Certificate of Incorporation
                                        and bylaws. The rights of Union Financial's shareholders, as defined by Union Financial's Certificate of Incorporation
                                        and bylaws, do not materially differ from South Carolina
                                        Community's shareholders.

Regulatory Approvals Needed to          We cannot complete the merger unless it is approved by the
Complete the Merger (page__)            Office of Thrift Supervision. Union Financial has filed or soon will file all of the required applications. As of the date of this proxy statement, Union Financial has not
                                        received any of the required approvals. While we do not know of any reason why Union Financial would not be able to
                                        obtain the necessary approvals in a timely manner, we cannot be certain when or if Union Financial will receive them.

                              THE MERGER AGREEMENT

     A copy of the merger agreement is provided as Appendix A to this joint proxy statement/prospectus. Please read the agreement. It is the legal document that governs the merger.

Conditions to Completing the Merger     The completion of the merger depends on a number of
(page__)                                conditions being met. In addition to the parties complying with the merger agreement, these include:

                                        .    approval of the merger agreement by Union Financial's
                                             and South Carolina Community's shareholders;

                                        .    approval of the merger by federal and state regulatory
                                             authorities;

                                        .    the absence of any injunction or legal restraint
                                             blocking the merger or government proceedings trying to
                                             block the merger;

                                        .    the absence of any law or regulation that makes the
                                             merger illegal;

                                        .    South Carolina Community shareholders representing no
                                             more than 10% of the outstanding South Carolina Community
                                             shares having exercised dissenters' rights;

                                        .    the listing by Union Financial of the shares of Union
                                             Financial common stock to be issued in exchange for shares of South Carolina Community common stock on the stock market on which Union Financial stock is traded; and

                                        .    receipt by Union Financial of letters from South
                                             Carolina Community "affiliates," including South Carolina
                                             Community's officers and directors, agreeing to vote in
                                             favor of the merger at the South Carolina Community special meeting.

                                        Where the law permits, Union Financial and South Carolina
                                        Community could decide to complete the merger even though
                                        one or more of these conditions has not been met. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Terminating the Merger Agreement        Union Financial and South Carolina Community can agree at
(page __)                               any time to terminate the merger agreement without
                                        completing the merger, even if the shareholders have
                                        approved it. Also, either of us can decide, without the
                                        consent of the other, to terminate the agreement if:

                                        .    Union Financial or South Carolina Community's
                                        shareholders do not approve the merger agreement;

                                        .    a required regulatory approval is denied or a
                                             governmental authority blocks the merger;

                                        .    we do not complete the merger by March 31, 2000;

                                        .    the other party breaches a representation, warranty or
                                             covenant that would have a material adverse effect on the
                                             party seeking to terminate; or

                                        .    the board of directors of Union Financial or South
                                             Carolina Community withdraws its recommendation of the
                                             merger.

                                        In addition, South Carolina Community may terminate the
                                        merger agreement if South Carolina Community's board of
                                        directors determines that it must accept a superior offer
                                        from a third party in the exercise of its fiduciary duties.

Termination Fees (page __)              If South Carolina Community terminates the merger agreement in order to accept a superior offer, South Carolina
                                        Community will pay Union Financial a termination fee of
                                        $500,000.

                                        If either party terminates the merger agreement because the other party is in material noncompliance with the merger
                                        agreement or breaches a representation, warranty or
                                        covenant, which breach is expected to have a material
                                        adverse effect, and the material adverse effect cannot be
                                        cured within 30 calendar days, the breaching party will pay in cash the lesser of all documented expenses and fees
                                        incurred by the non-breaching party, or $125,000.

                                        If either party terminates the merger agreement because the other party has willfully breached a representation,
                                        warranty or covenant, then the breaching party will pay the non-breaching party's expenses related to the merger. The
                                        non-breaching party may also pursue appropriate legal and
                                        equitable remedies against the breaching party.

Changing the Terms of the Merger        We can agree to amend the merger agreement, and each of
Agreement (page __)                     us can waive our right to require the other party to adhere to the terms and conditions of the agreement, where the law allows. However, South Carolina Community shareholders would have to approve any amendment or waiver that reduces or
                                        changes the consideration to be received by them.

                          COMPARATIVE PER SHARE DATA

    The following table shows information about our income per common share, dividends per share and book value per share, and similar information reflecting the merger (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods.

    The merger will be accounted for as a "purchase," which means that the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the time the companies are combined. The information listed as "South Carolina Community pro forma equivalent" was obtained by multiplying the pro forma amounts by the market value of _______ shares of Union Financial common stock on _____________, the last practicable trading date prior to the mailing of this document, and adding $_________, in accordance with the formula prescribed in the merger agreement. We present this information to reflect the fact that South Carolina Community shareholders will receive ____ shares of Union Financial common stock and cash in accordance with the formula, for each share of South Carolina Community common stock exchanged in the merger. We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the new company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.

    Because Union Financial's fiscal year ends on September 30 and South Carolina Community's ends on June 30, the financial data used in these tables for "Year Ended September 30, 1998" presents information for Union Financial at or for its year ended September 30, 1998, but the financial information used in these tables for "Year Ended September 30, 1998" for South Carolina Community is for its year end, which is June 30, 1998. By the same token, the financial data
    ---
used for Union Financial's financial information for "Nine Months Ended June 30, 1999" reflects financial data for June 30, 1999, but the financial data used for South Carolina Community's financial information is for its nine months ended March 31, 1999.

    The information in the following table is based on, and should be read together with, the historical financial information that Union Financial and South Carolina Community have presented in their prior Securities and Exchange Commission filings. This material either accompanies this document or is incorporated into this document by reference. See "Where You Can Find More Information" on page ___.

                                                  Nine Months Ended          Year Ended
                                                    June 30, 1999         September 30, 1998
                                                  -----------------       ------------------
Book Value Per Share:
  Union Financial historical....................  $           11.03       $            11.97
  South Carolina Community historical...........              16.86                    16.24
  Pro forma combined............................              12.74
  South Carolina Community pro
   forma equivalent.............................              12.90

Cash Dividends Declared Per Share:
  Union Financial historical....................  $            0.28       $             0.37
  South Carolina Community historical...........               0.34                     0.64
  Pro forma combined............................               0.28                     0.37
  South Carolina Community pro
   forma equivalent.....

Diluted Net Income Per Share:
  Union Financial historical....................  $            0.86       $             1.17
  South Carolina Community historical...........               0.60                     0.68
  Pro forma combined............................               0.77                     1.01
  South Carolina Community pro
   forma equivalent....

                  SELECTED FINANCIAL DATA OF UNION FINANCIAL

     The following tables show summarized historical financial data for Union Financial. The information in the following tables is based on historical financial information that either Union Financial has presented in its prior filings with the SEC or that Provident Community Bank has presented in its prior filings with the Office of Thrift Supervision. You should read this summary financial information in connection with this historical financial information. The audited financial statements of Union Financial relating to information provided at September 30, 1998-1995 are included in Union Financial's 1998 annual report to shareholders, which is included as Appendix E. The unaudited financial statements of Union Financial containing the information at June 30, 1999 and 1998 is included in Union Financial's quarterly report on Form 10-QSB for the nine month period ended June 30, 1999 which is included as Appendix F. Union Financial's unaudited financial statements for the nine months ended June 30, 1999 and 1998 included normal, recurring adjustments necessary to fairly present the data for these periods. The unaudited data is not necessarily indicative of expected results of a full year's operation.

                                                      At June 30,                         At September 30,
                                                  ------------------     -----------------------------------------------
                                                    1999      1998         1998      1997      1996      1995      1994
                                                  --------  --------     --------  --------  --------  --------  --------
                                                                            (In thousands)
Selected Financial Condition Data:

Total assets....................................  $204,362  $183,066     $189,286  $171,244  $128,133  $120,879  $122,313
Loans receivable, net...........................   143,047   148,527      142,202   129,957    85,997    73,431    71,006
Securities, held to maturity....................       799     2,810        2,699     7,811    11,622    12,682    14,579
Securities available for sale...................    38,927    15,464       26,856    15,855    22,174    27,198    28,562
Cash and interest-bearing deposits..............     4,688     3,700        3,593     7,821     3,685     3,805     3,223
Deposits........................................   144,582   129,997      129,873   117,914    93,715    94,750    97,310
Advances from FHLB..............................    42,825    36,468       41,441    37,979    20,488    13,080    13,400
Shareholders' equity, substantially restricted..    14,930    14,747       15,300    13,527    12,254    11,856    10,693

                                                     At or For the
                                                      Nine Months
                                                        Ended
                                                       June 30,                 At or For the Year Ended September 30,
                                                  ------------------     ---------------------------------------------------
                                                    1999      1998         1998      1997      1996      1995      1994
                                                  --------  --------     --------  --------  --------  --------  --------
                                                                 (in thousands, except per share data)
Selected Operating Data:

Interest income......................             $ 10,223  $  9,936     $ 13,405  $ 11,855  $  9,004  $  9,265  $  8,767
Interest expense.....................                5,664     5,570        7,549     6,647     5,050     5,260     3,888
                                                  --------  --------     --------  --------  --------  --------  --------
Net interest income..................                4,559     4,366        5,856     5,208     3,954     4,005     4,879
Provision for loan losses............                   70       108           --       243        --       105       335
                                                  --------  --------     --------  --------  --------  --------  --------
Net interest income after provision                  4,489     4,258        5,856     4,965     3,954     3,900     4,544
   for loan losses...................
Non-interest income..................                1,000       874        1,038       953       506       381       275
Non-interest expense.................                3,585     3,294        4,447     3,616     3,224     2,588     2,727
                                                  --------  --------     --------  --------  --------  --------  --------
Income before income taxes...........                1,904     1,838        2,447     2,302     1,236     1,693     2,092
Income taxes.........................                  689       675          897       858       374       639       776
                                                  --------  --------     --------  --------  --------  --------  --------
Net income...........................             $  1,215  $  1,163     $  1,550  $  1,444  $    862  $  1,054     1,316
                                                  ========  ========     ========  ========  ========  ========  ========

Per Share Data:

Basic net income.....................             $   0.92  $   0.92     $   1.23  $   1.17  $   0.71  $   0.89  $   1.28
                                                  ========  ========     ========  ========  ========  ========  ========
Diluted net income...................             $   0.86  $   0.86     $   1.15  $   1.09  $   0.69  $   0.89  $   1.28
                                                  ========  ========     ========  ========  ========  ========  ========
Dividends............................             $   0.28  $   0.27     $   0.37  $   0.35  $   0.33  $   0.33  $   0.38
                                                  ========  ========     ========  ========  ========  ========  ========

                                                           At or For the
                                                            Nine Months
                                                              Ended
                                                             June 30,              At or For the Year Ended September 30,
                                                     -------------------------    ---------------------------------------------
                                                         1999         1998          1998     1997     1996     1995     1994
                                                     ----------    -----------    --------  -------  -------  -------  --------
Selected Consolidated Financial
Ratios and Other Data:

Return on average assets/(1)/...............              0.84%         0.89%         0.87%    0.92%    0.73%    0.83%    1.30%
Return on average equity/(2)/...............             10.52         10.97         10.77    11.21     7.01     9.38    14.56
Interest rate spread during period/(3)/.....              3.34          3.38          3.11     3.16     3.01     2.96     4.04
Net interest margin/(4)/....................              3.64          3.68          3.42     3.44     3.46     3.27     4.29
Non-interest expenses to average assets.....              2.47          2.52          2.52     2.31     2.73     2.05     2.33
Non-performing assets to total assets/(5)/..              0.08          0.49          0.36     0.45     0.88     0.28     0.27
Allowance for loan losses to total loans....              0.60          0.79          0.79     0.81     0.93     1.19     1.06
Dividend payout ratio/(6)/..................             24.28         24.93         30.08    30.13    46.87    37.40    29.92

____________________

(1)   Calculated by dividing net income by average outstanding assets.
(2)   Calculated by dividing net income by average shareholders' equity.
(3) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(4) Represents net interest income as a percent of average interest-earning assets.
(5) Non-performing assets consist of nonaccrual loans and foreclosed real estate.
(6) Dividend payout ratio is calculated by dividing cash dividends by net income.

              SELECTED FINANCIAL DATA OF SOUTH CAROLINA COMMUNITY

     The following tables show summarized historical financial data for South Carolina Community. The information in the following tables is based on historical financial information that either South Carolina Community has presented in its prior filings with the SEC or Community Federal has presented in its prior filings with the OTS. You should read this summary financial information in connection with this historical financial information. The audited financial statements of South Carolina Community and the unaudited financial statements of South Carolina Community relating to information for the years ended June 30, 1999-1995 are included in South Carolina Community's annual report on Form 10-KSB which is included as Appendix G to this document.

                                                                                  At June 30,
                                                            ---------------------------------------------------------
                                                               1999        1998        1997        1996        1995
                                                            ---------   ---------   ---------   ---------   ---------
                                                                                (In thousands)
Selected Financial Condition Data:

Total assets............................................    $  45,433   $  47,992   $  46,598   $  44,172   $  43,947
Loans receivable, net...................................       39,565      36,007      35,955      33,338      33,047
Securities, held to maturity............................        2,711       1,890       3,829       5,240       6,690
Securities available for sale...........................           66          47          --          --          --
Cash and interest-bearing deposits......................        1,704       8,678       5,678       4,587       3,149
Deposits................................................       35,864      37,997      34,024      31,273      30,106
Advances from FHLB......................................           --          --          --          --          --
Shareholders' equity, substantially restricted..........        9,037       9,414      11,962      12,309      13,350


                                                                         At or For The Year Ended June 30,
                                                            --------------------------------------------------------
                                                              1999        1998        1997        1996        1995
                                                            --------    --------    --------    --------    --------
                                                                      (In thousands, except per share data)
Selected Operating Data:

Interest income.........................................    $  3,426    $  3,519    $  3,500    $  3,405    $  3,429
Interest expense........................................       1,664       1,715       1,635       1,643       1,351
                                                            --------    --------    --------    --------    --------
Net interest income.....................................       1,762       1,804       1,865       1,763       2,078
Provision for loan losses...............................          --          --          --          --          --
                                                            --------    --------    --------    --------    --------
Net interest income after provision                            1,762       1,804       1,865       1,763       2,078
   for loan losses......................................
Non-interest income.....................................         106         132          88          35         110
Non-interest expense....................................       1,168       1,266       1,272         991         705
                                                            --------    --------    --------    --------    --------
Income before income taxes..............................         700         670         681         807       1,483
Income taxes............................................         277         262         258         319         556
                                                            --------    --------    --------    --------    --------
Net income..............................................    $    423    $    408    $    423    $    488    $    927
                                                            ========    ========    ========    ========    ========

Per Share Data:

Basic net income........................................    $   0.80    $   0.70    $   0.62    $   0.67    $   1.28
                                                            ========    ========    ========    ========    ========
Diluted net income......................................    $   0.79    $   0.68    $   0.62    $   0.67    $   1.28
                                                            ========    ========    ========    ========    ========
Dividends...............................................    $   0.68    $   0.64    $   0.60    $   0.60    $   0.50
                                                            ========    ========    ========    ========    ========

                                                                     At or For the Year Ended June 30,
                                                            ---------------------------------------------------
                                                              1999       1998       1997      1996       1995
                                                            -------    -------    -------    -------    -------
Selected Consolidated Financial
 Ratios and Other Data:

Return on average assets/(1)/...........................       0.92%      0.88%      0.93%      1.11%      2.10%
Return on average equity/(2)/...........................       4.52       4.00       3.46       3.77       7.07
Interest rate spread during period/(3)/.................       3.05       2.95       2.91       2.59       3.55
Net interest margin/(4)/................................       3.99       4.02       4.21       4.11       4.83
Non-performing assets to total assets/(5)/..............       1.57       1.87       1.06       1.44       1.01
Non-interest expenses to average assets.................       2.55       2.74       2.78       2.25       1.60
Allowance for loan losses to total loans................       0.74       0.81       0.81       0.87       0.88
Dividend payout ratio/(6)/..............................      83.69      84.31      92.43      86.68      40.45

________________________
(1)      Calculated by dividing net income by average outstanding assets.
(2)      Calculated by dividing net income by average shareholders' equity.
(3) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(4) Represents net interest income as a percent of average interest-earning assets.
(5) Non-performing assets consist of nonaccrual loans and foreclosed real estate.
(6) Dividend payout ratio is calculated by dividing cash dividends by net income.

           SUMMARY COMBINED SELECTED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma combined selected financial information combine Union Financial's historical results with South Carolina Community's historical results as if the merger had become effective as of the dates indicated in the case of the balance sheet information presented, and as if the merger had become effective at the beginning of the periods indicated in the case of the income statement and per share information presented. The pro forma information reflects the purchase method of accounting.

     Because Union Financial's fiscal year ends on September 30 and South Carolina Community's ends on June 30, the financial data used in these tables for "At or For the Year Ended September 30, 1998" presents information for Union Financial at or for its year ended September 30, 1998, but the financial information used in these tables for "At or For the Year Ended September 30, 1998" for South Carolina Community is for its year end, which is June 30, 1998. By the same token, the rule requires that the financial data used for Union Financial's financial information for "At June 30, 1999" reflects financial data for June 30, 1999, but the financial data used for South Carolina Community's financial information is for its nine months ended March 31, 1999.

     When reviewing these tables, you should also read the historical financial statements, including their notes, of Union Financial and South Carolina Community. See "Where You Can Find More Information" on page __ of this document. You should also read the more detailed pro forma financial information, including their notes, that are found on page ___ of this document.

     This information is presented for informational purposes only. You should not assume that the parties would have achieved the combined pro forma results if they had actually been combined during the periods shown.

     There may be certain cost savings and/or revenue enhancements that will result from the merger. The information furnished in these tables does not reflect either the cost savings or the revenue enhancements.

                                                                  At or For the         At or For
                                                                   Nine Months        the Year Ended
                                                                  Ended June 30,      September 30,
                                                                      1999                1998
                                                                 ---------------  ----------------------
                                                                                      (In thousands,
                                                                                  except per share data)
Pro Forma Consolidated Income Statement Data:

Interest income.........................................         $        12,742  $               16,849
Interest expense........................................                   6,956                   9,300
                                                                 ---------------  ----------------------
Net interest income.....................................                   5,786                   7,549
Provision for loan losses...............................                      70                       0
                                                                 ---------------  ----------------------
Net interest income after provision for loan losses.....                   5,716                   7,549
Non-interest income.....................................                   1,093                   1,170
Non-interest expense....................................                   4,454                   5,715
                                                                 ---------------  ----------------------
Income before income taxes..............................                   2,355                   3,004
Income Taxes............................................                     867                   1,117
                                                                 ---------------  ----------------------
Net income..............................................         $         1,488  $                1,887
                                                                 ===============  ======================

Pro Forma Consolidated Balance Sheet Data:

Total assets............................................         $       250,573
Loans receivable, net...................................                 182,262
Deposits................................................                 180,288
Total shareholders' equity..............................                  24,546

Pro Forma Per Share Data:

Basic net income........................................         $         1,488   $               1,887
Diluted net income......................................                     .77                    1.01
Dividends declared......................................                    0.28                    0.37

                     MARKET PRICE AND DIVIDEND INFORMATION

     Union Financial common stock is listed on the Nasdaq SmallCap Market under the symbol "UFBS." South Carolina Community common stock is listed on the Nasdaq SmallCap Market under the symbol "SCCB."

     The following table lists the high and low prices per share for Union Financial common stock as reported on the Nasdaq SmallCap Market and the quarterly cash dividends declared by Union Financial for the periods indicated. Union Financial common stock was not traded on the Nasdaq SmallCap Market until July 10, 1998.

                                                                     Union Financial Common
                                                                            Stock
                                                            ---------------------------------------
                                                               High          Low          Dividends
                                                            ---------      ---------      ---------
1997
   Quarter ended March 31, 1997........................         N/A            N/A        $   0.135
   Quarter ended June 30, 1997.........................         N/A            N/A            0.135
   Quarter ended September 30, 1997....................         N/A            N/A            0.135
   Quarter ended December 31, 1997.....................         N/A            N/A            0.140

1998
   Quarter ended March 31, 1998........................         N/A            N/A            0.093
   Quarter ended June 30, 1998.........................         N/A            N/A            0.093
   Quarter ended September 30, 1998....................       16.67          13.33            0.093
   Quarter ended December 31, 1998.....................       14.29          12.86            0.093

1999
   Quarter ended March 31, 1999........................       14.50          12.00            0.093
   Quarter ended June 30, 1999.........................       14.00          10.00            0.093
   Quarter ended September 30, 1999 (through _______)..

                                                                    South Carolina Community
                                                                          Common Stock
                                                            ---------------------------------------
                                                               High          Low          Dividends
                                                            ---------      ---------      ---------
1997
   Quarter ended March 31, 1997........................     $   19.75      $   16.50            N/A
   Quarter ended June 30, 1997.........................         19.25          17.50           0.30
   Quarter ended September 30, 1997....................         25.25          18.50            N/A
   Quarter ended December 31, 1997.....................         24.50          21.50           0.32

1998
   Quarter ended March 31, 1998........................         23.63          21.50            N/A
   Quarter ended June 30, 1998.........................         21.88          21.00           0.32
   Quarter ended September 30, 1998....................         22.88          18.25            N/A
   Quarter ended December 31, 1998.....................         17.50          13.25           0.34

1999
   Quarter ended March 31, 1999........................         15.00          13.25            N/A
   Quarter ended June 30, 1999.........................         14.75          12.50           0.34
   Quarter ended September 30, 1999 (through _______)..

     The following table shows the closing price per share of Union Financial common stock, and the equivalent per share price for South Carolina Community common stock giving effect to the merger on (1) June 30, 1999, which is the last business day preceding the public announcement of the proposed merger; and (2) _________, 1999, which is the last practicable trading day prior to the mailing of this document. The equivalent per share price of South Carolina Community common stock was determined by ascertaining the total value of the merger consideration (cash and stock) to which each share of South Carolina Community common stock would be exchanged based on the formula explained on page __, as of July 1, 1999 and the last practicable trading date prior to the mailing of this document.

                                                                Equivalent
                                                                Price Per
                                                                  Share Of
                                                  South            South
                                                 Carolina         Carolina
                              Union Financial    Community       Community
                               Common Stock     Common Stock       Stock
                              ---------------  --------------  ------------
June 30, 1999............        $  12.25         $ 14.25         $ 17.50
__________, 1999.........        $                $               $

     You should obtain current market quotations for Union Financial and South Carolina Community common stock as their market prices will fluctuate between the date of this document and the date on which the merger is completed, and thereafter.

     As of __________, 1999, there were approximately ___ holders of record of South Carolina Community common stock. This number does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

                    MEETING OF UNION FINANCIAL SHAREHOLDERS

Place, Date and Time

     The meeting will be held in the Community Room at the University of South Carolina, Union Campus, at Academy and North Mountain Streets, Union, South Carolina on _______, __________, 1999, at __:00 a.m., local time.

Purpose of the Meeting

     The purpose of the meeting is:

     1. to consider and vote on a proposal to approve and adopt the merger agreement; and

     2. to act on any other matters brought before the meeting.

Who Can Vote at the Meeting

     You are entitled to vote your Union Financial common stock if the records of Union Financial showed that you held your shares as of the close of business on __________, 1999. As of the close of business on that date, a total of _________ shares of Union Financial common stock were outstanding. Each share of common stock has one vote. As provided in Union Financial's Certificate of Incorporation, record holders of Union Financial common stock who beneficially own, either directly or indirectly, in excess of 10% of Union Financial's outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

     If you are a beneficial owner of Union Financial common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Union Financial common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

     The special meeting will be held if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

     The approval and adoption of the merger agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger agreement.

     As of June 30, 1999, directors and executive officers of Union Financial, and persons closely associated with them, beneficially owned 322,848 shares of Union Financial common stock, not including shares that may be acquired upon the exercise of stock options. This equals approximately 21% of the outstanding shares of Union Financial common stock. As of the same date, neither South Carolina Community nor any of its directors and executive officers owned any shares of Union Financial common stock.

Voting by Proxy

     This proxy statement is being sent to you by the board of directors of Union Financial for the purpose of requesting that you allow your shares of Union Financial common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Union Financial common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by Union Financial's board of directors. The board recommends a vote "FOR" approval of the merger agreement.

     If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. Union Financial does not know of any other matters to be presented at the meeting.

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Corporate Secretary of Union Financial in writing before your common stock has been voted at the special meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

     If your Union Financial common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this proxy statement.

     Union Financial will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Union Financial may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Union Financial will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Union Financial has retained __________________ to assist in soliciting proxies for a fee of $_____ plus reimbursable expenses up to $_____.

Independent Public Accountants

     Elliott, Davis & Company, LLP has served as Union Financial's independent auditors since June 1996. A representative of Elliott, Davis is expected to be present at the special meeting and will have an opportunity to make a statement if he or she desires and will be able to respond to appropriate questions.

               MEETING OF SOUTH CAROLINA COMMUNITY SHAREHOLDERS

Place, Date and Time

     The meeting will be held at _____________________________________,
Winnsboro, South Carolina on _______, __________, 1999, at __:00 a.m., local time.

Purpose of the Meeting

     The purpose of the meeting is:

     1. to consider and vote on a proposal to approve and adopt the merger agreement; and

     2. to act on any other matters brought before the meeting.

Who Can Vote at the Meeting

     You are entitled to vote your South Carolina Community common stock if the records of South Carolina Community show that you held your shares as of the close of business on __________, 1999. As of the close of business on that date, a total of ________ shares of South Carolina Community common stock were outstanding. Each share of common stock has one vote. As provided in South Carolina Community's Certificate of Incorporation, record holders of South Carolina Community common stock who beneficially own, either directly or indirectly, in excess of 10% of South Carolina Community's outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

     If you are a beneficial owner of South Carolina Community common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of South Carolina Community common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

     The special meeting will be held if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

     The approval and adoption of the merger agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger agreement.

     As of June 30, 1999, directors and executive officers of South Carolina Community, and persons closely associated with them, beneficially owned 118,658 shares of South Carolina Community common stock, not including shares that may be acquired upon the exercise of stock options. This equals approximately 22.0% of the outstanding shares of South Carolina Community common stock. Under the terms of the merger agreement, these persons will execute a letter to Union Financial agreeing to be present, in person or by proxy, and to vote in favor of the merger at South Carolina Community's special meeting. As of the same date, neither Union Financial nor any of its directors and executive officers owned any shares of South Carolina Community common stock.

Voting by Proxy

     This proxy statement is being sent to you by the board of directors of South Carolina Community for the purpose of requesting that you allow your shares of South Carolina Community common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of South Carolina Community common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by South Carolina Community's board of directors. The board recommends a vote "FOR" approval of the merger agreement.

     If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. South Carolina Community does not know of any other matters to be presented at the meeting.

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Corporate Secretary of South Carolina Community in writing before your common stock has been voted at the special meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

     If your South Carolina Community common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this proxy statement.

     South Carolina Community will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of South Carolina Community may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. South Carolina Community will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. South Carolina Community has retained _______________ to assist in soliciting proxies for a fee of $______________ plus reimbursable expenses up to $________.

Participants in Community Federal's ESOP

     If you participate in the Community Federal Savings Bank Employee Stock Ownership Plan ("ESOP"), the proxy card represents a voting instruction to the trustees of the ESOP as to the number of shares in your plan account. Each participant in the ESOP may direct the trustees as to the manner in which shares of common stock allocated to the participant's plan account are to be voted. Unallocated shares of common stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the trustees in the same proportion as shares for which the trustees have received voting instructions, subject to the trustees' exercise of their fiduciary obligations.

Independent Public Accountants

     Crisp Hughes Evans, LLP has served as South Carolina Community's independent auditors since June 1994. A representative of Crisp Hughes is expected to be present at the special meeting and will have an opportunity to make a statement if he or she desires and will be able to respond to appropriate questions.

                   OWNERSHIP OF UNION FINANCIAL COMMON STOCK

     The following table provides information as of June 30, 1999 with respect to persons known to Union Financial that may be considered to own more than 5% of Union Financial's outstanding common stock. A person may be considered to own any shares of common stock over which he has, directly or indirectly, sole or shared voting or investing power.

                                                                   Number of             Percent of Common
Name and Address                                                  Shares Owned           Stock Outstanding
---------------------                                          ------------------     -----------------------
A. Foster Jordan                                                    72,443                    5.35%
537 Thompson Boulevard
Union, South Carolina 29379

Dwight V. Neese                                                     80,009                    5.62%
203 West Main Street
Union, South Carolina 29379

     The following table provides information about the shares of Union Financial common stock that may be considered to be owned by each director of Union Financial and by all directors and executive officers of Union Financial as a group as of June 30, 1999.

                                                                                        Percent of
                                                                   Number of           Common Stock
                  Name/Title                                     Shares Owned(1)        Outstanding
                -------------------------------------------    -------------------   -----------------

                  Dwight V. Neese
                    President, Chief Executive Officer and
                    Director                                       80,009/(2)/            5.62%

                  Carl L. Mason
                    Chairman of the Board                          11,967/(3)/             0.8%

                  David G. Russell
                    Director                                       17,796/(6)/            1.31%

                  William M. Graham
                    Director                                       16,503/(3)/            1.21%

                  Louis M. Jordan
                    Director                                       62,117/(3)/            4.56%

                  Mason G. Alexander
                    Director                                       13,756/(4)/            1.01%

                  James W. Edwards
                    Director                                        8,133/(3)/             0.6%

                  All directors and executive officers as a
                  group (14 persons)                              322,848/(5)/            21.0%

______________________________
(1) In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Union Financial common stock if he or she has voting or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership over which the persons named in the table possess voting and/or investment power.
(2) Includes 70,613 shares that may be acquired pursuant to presently exercisable options.
(3) Includes 6,825 shares that may be acquired pursuant to presently exercisable options.
(4) Includes 3,675 shares that may be acquired pursuant to presently exercisable options.
(5) Includes 181,968 shares that may be acquired pursuant to presently exercisable options.
(6) Includes 4,725 shares that may be acquired pursuant to presently exercisable options.

              OWNERSHIP OF SOUTH CAROLINA COMMUNITY COMMON STOCK

     The following table provides information as of June 30, 1999 with respect to persons known to South Carolina Community that may be considered to own more than 5% of South Carolina Community's outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.


                                                                           Number of Shares         Percent of Common
Name and Address                                                          Beneficially Owned        Stock Outstanding
-----------------------                                                ------------------------  ------------------------
Community Federal                                                             62,422/(1)/                 11.59%
Savings Bank ESOP
110 South Congress Street
Winnsboro, South Carolina  29180

Quay W. McMaster
318 Evans Street                                                              36,226                       6.72%
Winnsboro, South Carolina 29180

Alan W. Pullen                                                                32,034                       5.95%
1735 Center Creek Road
Ridgeway, South Carolina  29130

______________________________
(1) Under the Community Federal ESOP, shares allocated to participants' accounts are voted in accordance with the participants' directions. As of November 30, 1998, 25,493 shares of stock had been allocated to the accounts of employees under the ESOP. Unallocated shares held by the ESOP are voted by the Trustees in the same proportion as shares for which the trustees have received voting instructions from participants. The trustees of the ESOP are the directors of South Carolina Community.

     The following table provides information about the shares of South Carolina Community common stock that may be considered to be owned by each director of South Carolina Community and by all directors and executive officers of South Carolina Community as a group as of June 30, 1999.

                                                                                                Percent Of
                                                                            Number of          Common Stock
                  Name/Title                                              Shares Owned          Outstanding
                -------------------------------------------            ------------------    -----------------

                  Richard H. Burton                                       9,680/(1)/               1.80%
                    Director

                  George R. Lauderdale                                   19,680/(1)/               3.65%
                    Director

                  Alan W. Pullen                                         32,034/(2)(5)/            5.95%
                    President, Chief Executive Officer and
                    Director

                  Philip C. Wilkins                                       4,752/(3)/               0.88%
                    Director

                  Quay W. McMaster                                       36,226/(1)/               6.72%
                    Chairman of the Board

                  John S. McMeekin                                        6,318/(1)/               1.17%
                    Director

                  Terri C. Robinson                                       9,968/(4)(5)/            1.85%
                    Corporate Secretary-Controller and
                    Chief Financial Officer

                  All directors and executive officers as a group       118,658/(6)/              22.02%
                    (seven persons)

______________________________
(1) Includes 3,120 shares that may be acquired pursuant to presently exercisable options.
(2) Includes 15,604 shares that may be acquired pursuant to presently exercisable options.
(3) Includes 1,560 shares that may be acquired pursuant to presently exercisable options.
(4) Includes 4,800 shares that may be acquired pursuant to presently exercisable options.
(5) Includes 7,009 shares and 3,688 shares allocated to Mr. Pullen and Ms. Robinson, respectively, under the Community Federal ESOP.
(6) Excludes 36,929 shares of common stock, or 6.86% of the shares of common stock outstanding, owned by the Community Federal ESOP for the benefit of the employees of Community Federal.

                                  THE MERGER

     The following discussion of the merger is qualified by reference to the merger agreement, which is attached to this document as Appendix A. You should read the entire merger agreement carefully.

The Parties to the Merger

     Union Financial Bancshares, Inc.

     Union Financial Bancshares, Inc. was incorporated in 1994 as a Delaware corporation and is the savings and loan holding company for Provident Community Bank. As a savings and loan holding company, it is regulated by the OTS.

     Provident Community Bank operates a main office in Union, South Carolina and three full service branch offices located in Union, Jonesville and Laurens, South Carolina. The business of Provident Community Bank consists primarily of attracting deposits from the general public and originating mortgage loans on residential properties located in Union County, South Carolina. Provident Community Bank also makes commercial real estate, construction and consumer loans and invests in the obligations of the federal government and its agencies and of state and local municipalities.

     For additional information about the financial condition and recent results of operations of Union Financial and Provident Community Bank, please see Union Financial's 1998 annual report to shareholders which is included as Appendix E to this document, and the Form 10-QSB for the quarter ended June 30, 1999, which is included as Appendix F to this document.

     South Carolina Community Bancshares, Inc.

     South Carolina Community Bancshares, Inc. was organized in 1994 as a Delaware corporation and is the savings and loan holding company for Community Federal Savings Bank. South Carolina Community is subject to regulation by the OTS. The primary business activity of South Carolina Community consists of the operations of Community Federal.

     Community Federal, which was founded in 1934, is a federally chartered savings bank that conducts its operations from two facilities located in Winnsboro, South Carolina. The bank is a community-oriented savings institution that is primarily engaged in the business of attracting deposits from the general public in its market area, and investing such funds in fixed-rate and adjustable rate mortgage loans secured by one-to four-family residences, and, to a lesser extent, investment securities. South Carolina Community also invests in United States government and agency obligations and interest-earning deposits in other financial institutions.

     For additional information about the financial condition and recent results of operations of South Carolina Community and Community Federal, please see South Carolina Community's annual report on Form 10-KSB for the year ended June 30, 1999, which is included as Appendix G to this document.

Overview of the Transaction; What South Carolina Community's Shareholders Will Receive

     The boards of directors of South Carolina Community and Union Financial have each unanimously approved the merger agreement that provides that South Carolina Community will merge with Union Financial, with Union Financial being the surviving corporation. Upon completion of the merger, each share of South Carolina Community common stock will be converted into the right to receive a combination of at least $5.25 cash and at least 0.817 shares of Union Financial common stock. Additionally, to the extent you are entitled to receive a fraction of a share, you will also receive the "market value" of that fraction in cash. The total value of the merger consideration received in exchange for each share of South Carolina Community common stock will depend on the average closing price of Union Financial stock for the 25 consecutive trading days ending on the trading day that immediately precedes the third day prior to the merger's closing. This is referred to as the "market value" in the merger agreement. As the "market value" changes, so will the merger consideration you receive. The following table explains what you will receive in exchange for your South Carolina Community stock.


     If the market value of             Each share of South Carolina Community
     Union Financial common stock is:   stock is exchanged for:
     -------------------------------    ----------------------

     .  more than $15.00                .  $5.25 cash and
                                        .  0.817 shares of Union Financial stock

     .  $12.50 to $14.99                .  $5.25 cash and
                                        .  number of shares of Union Financial
                                           stock equal to $12.25 (i.e., between
                                           0.817 and 0.980 shares of Union
                                           Financial stock)

     .  $12.00 to $12.49                .  $5.25 in cash and
                                        .  0.980 shares of Union Financial stock

     .  less than $12.00                .  0.980 shares of Union Financial stock
                                           and
                                        .  cash equal to $17.00 minus the value
                                           of 0.980 shares of Union Financial
                                           stock

     For example, assume the merger closes on March 1, 2000. The "market value" would be the average of Union Financial stock's closing prices for the 25 trading day period between January 21, 2000 through February 25, 2000. Assume that the average of the closing prices during this period was $12.75, and that you own 10 shares of South Carolina Community stock. This would mean that for each share of South Carolina Community stock you own, you would be entitled to
----
receive:

          .    $5.25 in cash, plus

          .    (12.25 / 12.75)  =  .961 shares of Union Financial stock

Therefore, in exchange for your 10 shares of South Carolina Community stock, you would receive:

          .    $52.50 in cash;

          .    nine shares of Union Financial stock; and

          . an additional cash payment of $7.78 in exchange for your fractional share interest (i.e., .61 x $12.75 = $7.78)

Accordingly, the total value of the merger consideration you would receive is $17.50 per share, or $175.00 for your 10 shares.

Tax Considerations for South Carolina Community's Shareholders

     The following discussion is a summary of the anticipated material U.S. federal income tax consequences of the merger to a holder of South Carolina Community common stock. This discussion is based on laws, regulations, rulings and judicial decisions as they exist on the date of this proxy statement/prospectus. These authorities are all subject to change and such change may be made with retroactive effect. This discussion is not a complete description of the U.S. federal income tax consequences of the merger and may not apply to a South Carolina Community shareholder subject to special treatment under the Internal Revenue Code of 1986, as amended (the "IRC"), such as a shareholder that is a financial institution, an insurance company, a dealer in securities or foreign currencies, a trader in securities, a tax-exempt organization or a person who acquired shares of South Carolina Community common stock pursuant to the exercise of an employee stock option or otherwise as compensation. In addition, the discussion applies only to a holder of South Carolina Community common stock holding such stock as a capital asset and who is a U.S. citizen (as defined in the IRC). No ruling will be requested from the IRS regarding the tax consequences of the merger. Moreover, this discussion is not binding on the IRS and would not prevent the Internal Revenue Service from challenging the U.S. federal income tax treatment of the merger. In addition, this discussion does not address the state, local or foreign tax consequences of the merger.

     Because of the complexities of the tax laws in general, and the complexities of the tax consequences associated with the receipt of cash in the merger in particular, you should consult your tax advisor with respect to the federal, state, local and foreign tax consequences of the merger as they apply to your specific situation.

     Consummation of the merger is conditioned upon the receipt by Union Financial and South Carolina Community of an opinion of Muldoon, Murphy & Faucette LLP and Luse Lehman Gorman Pomerenk & Schick, P.C., special counsel to Union Financial and South Carolina Community, respectively, dated as of the effective date, substantially to the effect that the merger should be treated for U.S. federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the IRC. The opinion will also confirm certain of the U.S. federal income tax consequences of the merger to a South Carolina Community shareholder that are discussed below. Although the condition that such opinion be delivered can be waived, the parties do not intend to waive this condition. If, however, this condition is waived, South Carolina Community will resolicit its shareholders with respect to the merger. The opinion will not be binding on the IRS and would not prevent the IRS from challenging the U.S. federal income tax treatment of the merger.

     Consequences to South Carolina Community's Shareholders

     For U.S. federal income tax purposes, it appears that South Carolina Community's shareholders receiving a combination of Union Financial common stock and cash must allocate each form of consideration received pro rata among all shares of South Carolina Community common stock surrendered in the merger, rather than, for example, allocating solely cash to some shares of surrendered South Carolina Community stock and solely Union Financial common stock to other shares of surrendered South Carolina Community common stock.

     You should generally recognize gain, but not loss, with respect to the South Carolina Community stock surrendered in an amount equal to the lesser of
(1) the total amount of gain realized (calculated as described in the next two sentences) and (2) the total amount of cash received (excluding, for this purpose, cash received instead of a fractional share of Union Financial stock, the treatment of which is discussed below). For this purpose, gain or loss must be calculated by a shareholder separately for each identifiable block of shares surrendered in the exchange, and is equal to the sum of the amount of cash and the fair market value of Union Financial stock received minus the shareholder's
                                                        -----
adjusted tax basis in that block of shares. In addition, a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain should generally be long-term capital gain if the shareholder's holding period with respect to the stock is more than one year. See "--Treatment of Long-Term Capital Gain" below. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the shareholder's ratable share of South Carolina Community's accumulated earnings and profits.

     The aggregate tax basis of Union Financial stock received by a South Carolina Community shareholder who exchanges their shares of South Carolina Community common stock for a combination of Union Financial common stock and cash pursuant to the merger should be the same as the aggregate adjusted tax basis of the shares of South Carolina Community common stock surrendered therefor, decreased by the total amount of cash received, and increased by any recognized gain (whether capital gain or ordinary income). The holding period of such Union Financial stock should include the holding period of the shares of South Carolina Community stock surrendered therefor.

     In general, the determination of whether any gain recognized in the exchange should be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the shareholder's deemed percentage stock ownership of Union Financial. For purposes of this determination, the South Carolina Community shareholder is treated as if it first exchanged all of its shares of South Carolina Community common stock solely for Union Financial common stock and then immediately redeemed (in a "deemed redemption") a portion of such stock in exchange for the cash the shareholders actually received. The gain recognized in the exchange followed by a deemed redemption should be treated as capital gain if the deemed redemption (1) is "substantially disproportionate" with respect to the shareholder or (2) is "not essentially equivalent to a dividend."

     The deemed redemption should generally be "substantially disproportionate" with respect to a shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a shareholder will depend upon the shareholder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the shareholder's deemed actual and constructive percentage stock ownership of Union Financial. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of Union Financial the shareholder is deemed actually and constructively to own immediately before the deemed redemption and (2) the percentage of the outstanding stock of Union Financial the shareholder actually and constructively owns immediately after the deemed redemption. In calculating these percentages, a shareholder is deemed to own stock owned and, in some cases, constructively owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as stock subject to an option actually or constructively owned by the shareholder or such other persons. As these rules are complex, each shareholder that may be subject to these rules should consult their tax advisor. The IRS has ruled that a relatively minor reduction in the percentage stock ownership of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a "meaningful reduction."

     Cash Received Instead of a Fractional Share

     Cash received by a South Carolina Community shareholder instead of a fractional share of Union Financial common stock should be treated as received in exchange for the fractional share, and gain or loss should be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of South Carolina Community stock allocable to the fractional interest. The gain or loss generally should be long-term capital gain or loss if the holding period for the shares of South Carolina Community stock was more than one year. See "--Treatment of Long-Term Capital Gain" below. If, however, the cash received has the effect of the distribution of a dividend with respect to a shareholder, part or all of the cash received may be treated as a dividend.

     Treatment of Long-Term Capital Gain

     Federal income tax rates on long-term capital gain received by a taxpayer vary based on the taxpayer's status and taxable income. South Carolina Community shareholders should contact their tax advisors for information on the tax rate applicable to them in their particular circumstances.

     Backup Withholding

     Unless an exemption applies under the applicable law and regulations, the exchange agent will be required to withhold 31% of any cash payments to which a South Carolina Community shareholder or other payee is entitled under the merger unless the shareholder or other payee provides its taxpayer identification number (social security number or employee identification number) and certifies, among other things, that such number is correct. Each shareholder and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the transmittal letter that accompanies the election form, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to the exchange agent.

     The tax consequences of the merger to you may vary depending upon your particular circumstances. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state and/or local taxes.

Background of the Merger

     The History of Union Financial's Strategic Plan

     In 1987, Provident Community Bank (then "Union Federal Savings and Loan Association") converted to stock form and in 1994 it reorganized into the holding company form of ownership with the incorporation of Union Financial as its holding company. These actions were taken because, among other reasons, they provided greater ability to expand Provident Community Bank's operations and market area through a variety of methods, including potential acquisitions of other institutions. Consistent with this strategy and, as a result of the continued consolidation of the financial institutions industry as a whole, the Union Financial board of directors authorized its Long Range Planning Committee and its President and Chief Executive Officer, Dwight V. Neese, to entertain potential transactions of this nature.

     The History of South Carolina Community's Strategic Plan

     As part of its ongoing strategic planning, at a regular meeting on August 19, 1998, the board of directors reviewed with Trident the merger and acquisition market as a possible means of delivering value to South Carolina Community's shareholders. The board reviewed with Trident the continuing consolidation activity taking place in the banking industry, and the factors which would affect the terms of an acquisition of South Carolina Community. At a regular board meeting on November 23, 1998, Trident met with the board to discuss Trident's examination of the business and operations of South Carolina Community. Trident provided suggestions for actions to improve South Carolina Community's value to stockholders, including expansion through internal growth or acquisitions, or an affiliation with another company in a merger transaction. After this presentation, the board discussed the information presented by Trident, and authorized Trident to contact two potential merger partners suggested by Trident. Trident contacted these two companies in December of 1998, and confidentiality agreements were executed.

     The Parties Begin Discussions of a Possible Combination

     At a regularly scheduled meeting on January 20, 1999, Trident recommended, and received, authorization from the board to contact Union Financial. On January 21, 1999, representatives of Trident contacted Union Financial to determine if Union Financial would consider pursuing discussions regarding the
potential acquisition of  South Carolina Community.   Following discussions
among Union Financial's financial advisor, Wheat First Securities, Mr. Neese, and the members of the Long Range Planning Committee, Wheat First Securities advised Mr. Neese that it would continue to review the prospective transaction with management and, when appropriate, with Union Financial's board of directors. As a result, Union Financial entered into a confidentiality agreement with South Carolina Community.

     At a meeting with Union Financial management held on February 5, 1999, representatives of Wheat First Securities met with Union Financial management to review the possible acquisition of South Carolina Community. Based on the results of these detailed discussions, Union Financial management instructed Wheat First Securities to prepare for it further information outlining Union Financial's potential acquisition of South Carolina Community.

     On February 10, 1999, Wheat First Securities made a detailed presentation to the Union Financial board of directors which involved a proposal pursuant to which Union Financial would offer to acquire all of the outstanding common stock of South Carolina Community. Following this presentation and after consultation with Muldoon, Murphy & Faucette LLP, Union Financial's special legal counsel, regarding the board's duties in an acquisition context, the board voted to authorize Mr. Neese to present an offer to South Carolina Community.

     At a meeting of the South Carolina Community board of directors held on February 12, 1999, Mr. Neese presented Union Financial's offer to the South Carolina Community board, representatives of Trident, and Luse Lehman Gorman Pomerenk & Schick, P.C., South Carolina Community's legal advisors. The two other companies contacted by Trident had declined to submit an indication of interest.

     At a regularly scheduled meeting on February 17, 1999, the board determined not to act at that time on the Union Financial bid, and determined to reconsider, among other alternatives, long range planning as the primary means
of enhancing shareholder value.   A representative of Trident advised Union
Financial management of the South Carolina Community board's decision on February 18, 1999.

     South Carolina Community Explores All Available Options

     At a special meeting on March 3, 1999, Trident again reviewed with the board the merger and acquisition market and the possible merger possibilities for South Carolina Community, and the board authorized Trident to contact five new potential acquirers. On April 6, 1999, President Pullen was contacted by Dwight Neese, President of Union Financial, who expressed Union Financial's continued interest in acquiring South Carolina Community. Mr. Neese and Provident Community's Chief Operating Officer, Gerald Bolin, met with the South Carolina Community board at a special meeting on April 14, 1999 to discuss Union Financial's interest in acquiring South Carolina Community through a merger. Also at this meeting, the board was informed that, of the five new potential acquirers contacted by Trident, four had entered into confidentiality agreements, but none expressed an interest in submitting a bid for South Carolina Community.

     Over the next few weeks, Trident continued discussions with Wheat First Securities, and Mr. Pullen continued discussions with Mr. Neese. During this period, President Pullen was contacted by the president of a financial institution holding company that was interested in expanding through an acquisition of South

Carolina Community. At a special meeting on April 27, 1999, the board reviewed the status of the interests of third parties in South Carolina Community, including that of Union Financial which had resubmitted its original proposal on that date, and counsel discussed the fiduciary duties of a board in connection with merger and acquisition transactions.

     On May 3, 1999, Mr. Neese, together with two other members of Union Financial's board, had a dinner meeting with Quay McMaster, South Carolina Community's Chairman of the Board, and Mr. Pullen, to further discuss the possible business combination. At a special meeting on May 5, 1999, the South Carolina Community board agreed to submit information to both the company that had contacted President Pullen as well as a new potential acquirer that had contacted Trident directly, and to continue discussions with Union Financial. Both new companies executed confidentiality agreements, and at a special meeting of the South Carolina Community board held May 10, the president of one of these companies made a presentation to the board.

     Union Financial Increases Its Offer and an Agreement is Negotiated Between the Parties

     At a special meeting held June 2, 1999, the South Carolina Community board reviewed the three indications of interest that had been submitted, including Union Financial's. It was determined to continue discussions with Union Financial regarding its bid. On June 7, 1999, representatives of South Carolina Community and Union Financial, as well as each of their counsel, and Trident, held discussions regarding the potential merger of South Carolina Community and Union Financial. During these discussions, pursuant to prior board authorization, Union Financial revised its offer. At a special meeting held June 10, 1999, the South Carolina Community board discussed this offer, reviewing in detail the financial and non-financial aspects of a potential merger with Union Financial, and comparing Union Financial's offer with the two indications of interest previously received by South Carolina Community. Counsel again discussed the fiduciary duties of a board in connection with merger and acquisition transactions, and specifically in connection with transactions in which the consideration to be paid is part cash and part stock. Following these discussions, the board determined to accept Union Financial's offer, and authorized President Pullen, Trident and counsel to negotiate a merger agreement based on terms discussed by the board, and to conduct a due diligence investigation of Union Financial.

     At a regularly scheduled meeting of the Union Financial board of directors held on June 15, 1999, Wheat First Securities provided an updated detailed financial presentation on the current acquisition proposal pursuant to which Union Financial had offered to acquire all of the outstanding shares of South Carolina Community common stock in exchange for combined consideration of Union Financial stock and cash as discussed in this document. Pending its receipt of a fairness opinion on the proposal from Wheat First Securities and the results of its due diligence review of South Carolina Community, the board voted to ratify its updated offer.

     Union Financial conducted a due diligence review of South Carolina Community on June 15 and 16, 1999. South Carolina Community conducted its due diligence review on June 23, 1999. Both reviews included reviews of the other party's operational matters, including loans, investments, contractual obligations, regulatory relations and the status of each party's preparations for Year 2000 compliance.

     On June 18, 1999, a draft merger agreement was delivered by Union Financial's special legal counsel to South Carolina Community's special legal counsel. On June 24, 1999, the South Carolina Community board reviewed the preliminary draft of the merger agreement as presented by Union Financial's counsel. The parties negotiated the terms of the merger agreement, and at a special meeting on June 28, 1999, South Carolina Community's counsel and the board reviewed the revised merger agreement. The South Carolina Community board discussed the issues which remained outstanding at that time, and authorized counsel and Mr. Pullen to continue negotiations.

     At a special meeting held on June 30, 1999, members of Union Financial's senior management, together with its legal and financial advisors, reviewed with the board, among other things, the background of the proposed transaction, the potential benefits of the transaction, including the strategic rationale for the transaction, a summary of their due diligence findings, financial and valuation analyses of the transaction, and the terms of the proposed agreements. Additionally, Wheat First Securities presented its opinion that the proposed transaction was fair from a financial point of view to Union Financial's shareholders. The Union Financial board then unanimously approved the merger and all related transactions and the merger agreement substantially as presented in Appendix A.

     South Carolina Community also held a special meeting on June 30, 1999, at which the South Carolina Community board was advised of the favorable results of the due diligence review of Union Financial. The board agreed to merge with Union Financial, subject to the continued negotiation of an acceptable definitive merger agreement. At a special meeting on July 1, 1999, the board reviewed and approved the merger agreement and Trident issued its opinion regarding the fairness of the transaction from a financial point of view. The board authorized Alan Pullen to execute the merger agreement on behalf of South Carolina Community, and the parties issued a press release announcing the transaction.

Recommendation of the Union Financial Board; Union Financial's Reasons for the Merger

     Union Financial's board of directors has unanimously approved the merger agreement and recommends that Union Financial shareholders vote "FOR" the approval of the merger agreement.

     Union Financial's board has determined that the merger and the merger agreement are advisable and are fair to, and in the best interests of, Union Financial and its shareholders. In reaching this determination, the Union Financial board consulted with special legal counsel as to its legal duties and the terms of the merger agreement, and with its financial advisor with respect to the financial aspects and fairness of the transaction. In arriving at its determination, the Union Financial board also considered a number of factors including, but not limited to, the following, which include all material factors considered by the Union Financial board:

     . information concerning the businesses, earnings, operations, financial condition and prospects of South Carolina Community and Union Financial, both individually and as combined;

     . the financial advice rendered by Wheat First Securities, as financial advisors to Union Financial, that the merger consideration is fair, from a financial standpoint, to the Union Financial shareholders. (See "--Union Financial's Financial Advisor Says the Merger Consideration is Fair to Union Financial Shareholders From a Financial Point of View");

     .    the terms of the merger agreement;

     .    the historical trading prices for Union Financial common stock;

     . the current and prospective economic, competitive and regulatory environment facing South Carolina Community, Union Financial and the financial services industry; and;

     .    the results of the due diligence investigation of South Carolina
          Community.

     In reaching its determination to approve and recommend the merger, the Union Financial board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Recommendation of the South Carolina Community Board; South Carolina Community's Reasons for the Merger

     South Carolina Community's board of directors has unanimously approved the merger agreement and recommends that South Carolina Community shareholders vote "FOR" the approval of the merger agreement.

     South Carolina Community's board has determined that the merger and the merger agreement are advisable and are fair to, and in the best interests of, South Carolina Community and its shareholders. In reaching this determination, the South Carolina Community board consulted with special legal counsel as to its legal duties and the terms of the merger agreement, and with its financial advisor with respect to the financial aspects and fairness of the transaction. In arriving at its determination, the South Carolina Community board also considered a number of factors including, but not limited to, the following, which include all material factors considered by the South Carolina Community board

     . information concerning the businesses, earnings, operations, financial condition and prospects of South Carolina Community and Union Financial, both individually and as combined

     . the financial advice rendered by Trident, as financial advisors to South Carolina Community, that the merger consideration is fair, from a financial standpoint, to the South Carolina Community shareholders. (See "--South Carolina Community's Financial Advisor Says the Merger Consideration is Fair to South Carolina Community's Shareholders From a Financial Point of View");

     .    the terms of the merger agreement;

     .    the historical trading prices for Union Financial common stock;

     . the current and prospective economic, competitive and regulatory environment facing South Carolina Community, Union Financial and the financial services industry;

     .    the results of the due diligence investigation of Union Financial;

     . the nature and compatibility of the management and business philosophies of Union Financial and South Carolina Community; and

     . the ability of South Carolina Community to continue to shape the policies of the combined entity through its three member representation on the combined entity's board of directors.

     In reaching its determination to approve and recommend the merger, the South Carolina Community board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Union Financial's Financial Advisor Says the Merger Consideration is Fair to Union Financial's Shareholders From a Financial Point of View

     As described above, Wheat First Securities' opinion and presentation to the Union Financial board was one of many factors taken into consideration by the Union Financial board in making its determination to approve the merger agreement and the transactions contemplated thereby. Although the following summary describes the material components of the analyses presented by Wheat First Securities to the Union

Financial board on June 30, 1999, and updated as of the date of this proxy statement, in connection with its opinion as of these dates, it does not purport to be a complete description of all the analyses performed by Wheat First Union and is qualified by reference to the written opinion of Wheat First Securities.

Opinion of Union Financial's Financial Advisor

     Union Financial retained Wheat First Securities, a division of First Union Capital Markets Corp., to render its opinion to the Union Financial board as to the fairness, from a financial point of view, of the merger consideration to the holders of Union Financial common stock. Wheat First is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Union Financial board selected Wheat First to render its opinion in connection with the merger on the basis of such firm's expertise. Wheat First regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry. In the ordinary course of its business, Wheat First and its affiliates may actively trade in the equity securities of Union Financial or South Carolina Community for its account and the accounts of its customers, and therefore may from time to time hold long or short positions in such securities.

     Representatives of Wheat First participated in the meeting of the Union Financial board on June 30, 1999, at which the merger agreement was considered and approved. At the meeting, Wheat First issued a written opinion that, as of such date, the merger consideration was fair, from a financial point of view, to the holders of Union Financial common stock.

     The full text of Wheat First's written opinion, which sets forth certain assumptions made, matters considered and limitations on review undertaken is attached as Appendix B to this Joint Proxy Statement/Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this document. The summary of the opinion of Wheat First set forth in this document is qualified in its entirety by reference to the opinion. No limitations were imposed by the Union Financial board upon Wheat First with respect to the investigations made or procedures followed by it in rendering the Union Financial fairness opinion. Wheat First's opinion has been furnished to the Union Financial board for its benefit and use. Wheat First's opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Union Financial common stock and does not constitute a recommendation to any shareholder of Union Financial as to how such shareholder should vote on the merger.

     In arriving at its opinion dated as of June 30, 1999, Wheat First reviewed certain publicly available business and financial information relating to Union Financial and South Carolina Community and certain other information provided to it, including the following:

     . Union Financial's annual reports to shareholders, annual reports on Form 10-KSB and related financial information for the three fiscal years ended September 30, 1998;

     . Union Financial's quarterly reports on Form 10-QSB and related financial information for the quarterly periods ended December 31, 1998 and March 31, 1999;

     . South Carolina Community's annual reports to shareholders, Annual Reports on Form 10-KSB and related financial information for the three fiscal years ended June 30, 1998;

     . South Carolina Community's quarterly reports on Form 10-QSB and related financial information for the quarterly periods ended September 30, 1998, December 31, 1998 and

          March 31, 1999, and certain financial information made available by the management of South Carolina Community for the monthly periods ended April 30, 1999, and May 31, 1999;

     . certain publicly available information with respect to historical market prices and trading activities for Union Financial common stock and South Carolina Community common stock and for certain publicly traded financial institutions which Wheat First deemed relevant;

     . certain publicly available information with respect to similar financial institutions and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant;

     .    the merger agreement;

     . certain estimates of the cost savings and revenue enhancements projected by Union Financial for the combined company;

     . other financial information concerning the businesses and operations of Union Financial and South Carolina Community, including certain audited and unaudited financial information and certain internal financial analyses and forecasts for Union Financial and South Carolina Community prepared by senior managements of these companies; and

     . such financial studies, analyses, inquiries and other matters as Wheat First deemed necessary. In addition, Wheat First conferred with members of the senior managements of Union Financial and South Carolina Community to discuss the business and prospects of each company.

     In connection with its review, Wheat First relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly available, including representations and warranties of Union Financial and South Carolina Community included in the Agreement, and Wheat First has not assumed any responsibility for independent verification of such information. Wheat First relied upon the management of Union Financial as to the reasonableness and achievability of its financial and operational forecasts and projections, and the assumptions and bases therefor, provided to Wheat First, and assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. Wheat First also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for Union Financial and South Carolina Community are adequate to cover such losses. Wheat First did not review any individual credit files of Union Financial and South Carolina Community, nor did it make an independent evaluation or appraisal of the assets or liabilities of Union Financial and South Carolina Community. Wheat First also assumed that the merger will be consummated in accordance with the terms and conditions of the merger agreement in due course without unnecessary delay.

     Additionally, Wheat First considered certain financial and stock market data of Union Financial and South Carolina Community and compared that data with similar data for certain publicly-held financial institutions and considered the financial terms of certain other comparable transactions that recently have been announced or effected, as further discussed below.

     In connection with rendering its opinion, Wheat First performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the merger consideration to holders of Union Financial common stock was to some extent a subjective one based on the experience and judgment of Wheat First and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Wheat First believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Wheat First's view of the actual value of Union Financial or South Carolina Community.

     In performing its analyses, Wheat First made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Union Financial or South Carolina Community. The analyses performed by Wheat First are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Wheat First assumed that, in the course of obtaining the necessary regulatory approvals for the merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the merger, on a pro forma basis, to Union Financial.

     Wheat First's opinion is just one of the many factors taken into consideration by the Union Financial board in determining to approve the merger agreement. Wheat First's opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for Union Financial, nor does it address the effect of any other business combination in which Union Financial might engage.

     The following is a summary of the analyses performed by Wheat First in connection with its opinion delivered to the Union Financial board on June 30, 1999:

     Analysis of Selected Transactions

     Wheat First performed an analysis of premiums paid in thirteen selected transactions (the "selected transactions"). Wheat First compiled the selected transactions by researching acquisitions of thrifts or thrift holding companies headquartered in Florida, Georgia, North Carolina, South Carolina and Virginia which were announced between January 1, 1998 and June 11, 1999, which had deal values up to $25 million. Wheat First compared valuation multiples for the selected transactions to the multiples implied by the merger consideration offered to South Carolina Community in the merger. The selected transactions included the following pending and completed transactions: PAB Bankshares, Inc./Baxley Federal Savings Bank; FNB Financial Services Corp./Black Diamond Savings Bank; FLAG Financial Corp./Thomaston Federal Savings Bank; Manufacturers Bank of FL/Partners Bank of Florida FSB; First National Bank of Shelby/First Carolina FSB; Capital Bank/Home Savings Bank of Siler City; Centura Banks Inc./Scotland Bancorp Inc.; First Western Bank/Mitchell Bancorp; Carolina First Corp./Poinsett Financial Corp.; FLAG Financial Corp./The Brown Bank; Republic Bancshares/Lochaven FS&LA; Republic Security/UniFirst FSB; Republic Bancshares/Bankers Savings Bank.

     Based on the market value of Union Financial common stock on June 29, 1999, and financial data for South Carolina Community as of March 31, 1999, the analysis of the implied value based on the merger consideration offered by Union Financial to South Carolina Community yielded the following values, excluding certain values from the selected transactions that were deemed not meaningful:

                                                    Union
                                                 Financial's      Comparable Transactions
                                                                ---------------------------
                                                    Offer       Average   Minimum   Maximum
                                                 -----------    -------   -------   -------
Price/Book Value.....................                102.3%      194.1%    127.2%    319.7%
Price/Latest Quarter Annualized EPS..                 21.6x       26.6x      9.1x     43.9x
Premium to Market Price..............                 21.1%       46.4%     24.0%     98.3%

     The table below compares the financial ratios of South Carolina Community with the acquirees in the selected transactions, based on financial data as of and for the three-month reporting period ended March 31, 1999, for South Carolina Community and the twelve month reporting period prior to the announcement of each transaction for each acquiree in the selected transactions, excluding certain values for acquirees in the selected transactions that were deemed not meaningful:

                                                                    Comparable Acquirees
                                                                ---------------------------
                                                    South
                                                  Carolina
                                                 Community      Average   Minimum   Maximum
                                                 ---------      -------   -------   -------
Net Interest Margin.......                          3.89%         3.42%     2.51%     4.77%
Efficiency Ratio..........                         61.51         69.38     47.51     90.22
Return on Average Assets..                          0.95          0.67      0.21      1.28
Return on Average Equity..                          4.69          6.03      2.53     13.88

     Impact Analysis

     Wheat First estimated the potential impact of the transaction to Union Financial's book value on a static basis, assuming the transaction had occurred at the beginning of Union Financial's 1999 fiscal year. Utilizing financial data as of March 31, 1999 for both Union Financial and South Carolina Community, and assuming certain adjustments to the equity of South Carolina Community, Wheat First noted that the merger could result in 2.1% accretion to Union Financial's book value per share. Wheat First also noted that, based on the closing price for Union Financial stock on June 29, 1999, assuming the merger were closed during the fourth calendar quarter of 1999, the merger would result in initial dilution to Union Financial's reported fiscal 2000 estimated earnings per share due to the phasing in of revenue and expense synergies, but would result in accretion to Union Financial's earnings per share beginning in fiscal 2001.

     Comparison of Selected Companies

     Wheat First also compared the financial performance and market trading information of Union Financial to that of a group of regional thrift holding companies. This group included: Bedford Bancshares, Inc., Carolina Fincorp, Inc., Century Bancorp, Inc., Community Financial Corporation, Cooperative Bankshares, Inc., Essex Bancorp, Inc., First Georgia Holding, Inc., First Savings Bancorp, Inc., Great Pee Dee Bancorp, Green Street Financial Corp., Haywood Bancshares, Inc., Heritage Bancorp, Inc., Innes Street Financial Corp., Piedmont Bancorp, Inc., South Street Financial Corp., and SouthBanc Shares, Inc. The following table is based on the market values as of June 29, 1999, and financial data as of March 31, 1999:

                                                                  Peer Group
                                                         ----------------------------
                                              UFBS       Average   Minimum   Maximum
                                             ------      --------  --------  --------
Price/Book Value.......................      107.6%         99.9%     76.6%    140.6%
Price/Latest Quarter Annualized EPS....       10.6x         16.2x     11.3x     22.1x

     Discounted Dividends Analysis

     Using discounted dividends analysis, Wheat First estimated the present value of the future stream of dividends that South Carolina Community could produce over the next five years, assuming the company performed in accordance with the earnings forecasts of management, maintained consistent capital ratios at the bank level, and that assumed levels of expense savings and revenue enhancements were achieved. Wheat First then estimated the terminal values for South Carolina Community at the end of the period by applying multiples ranging from 10 times to 14 times earnings projected in year five. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 13% to 15%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Union Financial common stock. This discounted dividend analysis indicated reference ranges of between $16.74 and $20.57 per share for South Carolina Community common stock. These values compare to the implied offer by Union Financial to South Carolina Community of $17.26.

     No company or transaction used as a comparison in the above analysis is identical to Union Financial, South Carolina Community or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

     Wheat First's written opinion dated as of June 30, 1999 is based solely upon the information available to Wheat First and the economic, market and other circumstances as they existed as of such date. Events occurring after that date could materially affect the assumptions and conclusions contained in Wheat First's opinion. Wheat First has not undertaken to reaffirm or revise its opinion or otherwise comment on any events occurring after the date of its opinion.

     As compensation for Wheat First's services, Union Financial has agreed to pay Wheat First total fees equal to $100,000. Union Financial has agreed also to reimburse Wheat First for its out-of-pocket expenses incurred in connection with the activities contemplated by its engagement, regardless of whether the merger is consummated. Union Financial has further agreed to indemnify Wheat First against certain liabilities, including certain liabilities under federal securities laws. The payment of the above fees is not contingent upon Wheat First rendering a favorable opinion with respect to the merger.

South Carolina Community's Financial Advisor Says the Merger Consideration is Fair to South Carolina Community's Shareholders From a Financial Point of View

     As described above, Trident's opinion and presentation to the South Carolina Community board was one of many factors taken into consideration by the South Carolina Community board in making its determination to approve the merger agreement and the transactions contemplated thereby. Although the foregoing summary describes the material components of the analyses presented by Trident to the South Carolina Community board on July 1, 1999, and updated as of the date of this joint proxy statement/prospectus, in connection with its opinion as of these dates, it does not purport to be a complete description of all the analyses performed by Trident and is qualified by reference to the written opinion of Trident set forth as Appendix C hereto, which you should read in its entirety.

Opinion of South Carolina Community's Financial Advisor

     In October 1998, South Carolina Community retained Trident to act as its financial advisor and to render a fairness opinion in connection with a possible merger. The engagement provided for Trident to prepare a financial analysis of South Carolina Community in an acquisition context and to advise the board of directors with regard to strategic alternatives. On November 23, 1998, Trident presented its report to the board of directors. Upon receipt and review of the report, Trident was authorized to assist South Carolina Community in exploring the possibility of a merger with another financial institution.

     On July 1, 1999, Trident presented a report to South Carolina Community's board of directors summarizing the financial terms of the merger and providing updated market information with respect to thrift mergers and acquisitions. Trident also analyzed the advantages and disadvantages of the merger from a financial point of view and presented the results of its due diligence investigation of Union Financial. In addition, Trident rendered its written opinion to South Carolina Community's board of directors to the effect that, as of that date, the consideration to be received by South Carolina Community's shareholders pursuant to the merger agreement was fair to them from a financial point of view. A copy of the opinion (updated as of _______), which sets forth certain assumptions made, matters considered and limitations on the reviews undertaken, is attached to this joint proxy statement/prospectus as Appendix C. Trident has consented to the inclusion of such opinion and a summary of the matters considered in forming its opinion in this joint proxy statement/prospectus.

     Trident's opinion is directed to the board of directors of South Carolina Community and is directed only to the fairness, from a financial point of view, of the consideration to be received by South Carolina Community's shareholders based on conditions as they existed and could be evaluated as of the date of the opinion. Trident's opinion does not constitute a recommendation to any South Carolina Community shareholder as to how such shareholder should vote at the special meeting, nor does Trident's opinion address the underlying business decision to effect the merger. This summary of Trident's opinion is qualified in its entirety by reference to the full text of such opinion, which is attached to this joint proxy statement/prospectus as Appendix C. Shareholders are urged to read Trident's opinion in its entirety for a description of the assumptions made and matters considered and the limits on the review undertaken in rendering such opinion.

     In connection with rendering its opinion, Trident reviewed and analyzed, among other things, the following:

     .    the merger agreement;

     . certain publicly available information concerning South Carolina Community, including the audited financial statements of South Carolina Community for each of the years in the three-year period ended June 30, 1998 and the unaudited financial statements of South Carolina Community for the nine months ended March 31, 1999;

     . certain publicly available information concerning Union Financial, including the audited financial statements of Union Financial for each of the years in the three-year period ended September 30, 1998 and the unaudited financial statements of Union Financial for the six months ended March 31, 1999;

     . certain other internal information, primarily financial in nature, concerning the business and operations of South Carolina Community and Union Financial furnished to Trident by South Carolina Community and Union Financial for purposes of Trident's analysis;

     . information with respect to the trading markets for South Carolina Community common stock and for Union Financial common stock;

     . certain publicly available information with respect to other companies that Trident believed to be comparable to South Carolina Community and Union Financial and the trading markets for such other companies' securities; and

     . certain publicly available information concerning the nature and terms of other transactions that Trident considered relevant to its inquiry.

     Trident also met with certain officers and employees of South Carolina Community and Union Financial to discuss the foregoing, as well as other matters, which it believed relevant to its inquiry. No limitations were imposed by either South Carolina Community or its board of directors or management with respect to the investigation made or procedures followed by Trident.

     In its review and analysis and in arriving at its opinion, Trident assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it by South Carolina Community, or that was publicly available, the accuracy of the representations and warranties of the officers and the employees of South Carolina Community and Union Financial with whom Trident held discussions, and the accuracy of the representations and warranties of South Carolina Community and Union Financial in the merger agreement, and did not attempt independently to verify any such information. Trident further assumed that there are no conditions in the regulatory approvals of the merger agreement that will have a material adverse effect upon the contemplated economic benefits of the merger. The financial information provided to Trident by South Carolina Community was of the type normally produced by the management of South Carolina Community and reviewed by South Carolina Community's board of directors at its regular meetings and the board of directors and management of South Carolina Community have represented to Trident that they have no reason to believe that Trident's reliance thereon was unreasonable. Trident did not conduct a physical inspection of the properties or facilities of South Carolina Community, nor did they make or obtain any independent evaluations or appraisals of any of such properties or facilities.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Trident believes that its analyses and the summary set forth below must be considered as a whole, and that selecting portions of its analyses without considering all of the analyses, or reviewing the summary without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Trident's reports and its opinion. In performing its analyses, Trident made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of South Carolina Community. The results of the specific analyses performed by Trident may differ from South Carolina Community's actual values or actual future results as a result of changing economic conditions, changes in company strategy and policies, as well as a number of other factors. Such individual analyses were prepared to provide valuation guidance solely as part of Trident's overall valuation analysis and the determination of the fairness of the consideration to be paid to South Carolina Community's shareholders. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Trident's opinion and presentations to South Carolina Community's board of directors were among the many factors taken into consideration by South Carolina Community's board of directors in making its determination to approve the merger agreement.

     The summaries below reflect all the material analyses, factors and assumptions considered by Trident and the material valuation methods used by Trident in arriving at its opinion as to fairness.

     State of the Market

     Trident reviewed the current and historical trading market for thrift and bank equities, and current and historical trends in the acquisition markets for banks and thrifts. Trident focused on the acquisition market for thrifts with particular attention to the segments of the market which it believed to be the most relevant to South Carolina Community, such as thrifts of similar size and profitability, thrifts with similar capital structures and asset quality, and thrifts located in the same geographic region. Trident also studied the trading market for South Carolina Community common stock and compared the performance of South Carolina Community common stock over the preceding 12 months to the performance of the Standard and Poor's 500 Index and an index of thrift stocks.

     Financial Analysis of South Carolina Community

     Trident examined South Carolina Community's financial performance for the period September 30, 1995 through March 31, 1999 by analyzing the composition of its balance sheet, adjusting and normalizing its earnings, and calculating a variety of operating and financial ratios for South Carolina Community. Trident compared South Carolina Community's deposit market share with other financial institutions operating in the same market.

     Comparison to Actively-Traded Thrifts

     Trident evaluated South Carolina Community's strengths and weaknesses by comparing the financial performance of South Carolina Community to that of the following groups of actively-traded thrifts:

     .    all U.S. thrifts;

     .    Southeast thrifts;

     .    South Carolina thrifts;

     .    thrifts with tangible capital between 15% and 25%;

     . thrifts with a return on equity during the trailing four quarters between 4% and 6%;

     . thrifts with a return on assets during the trailing four quarters between 0.90% and 1.10%;

     .    thrifts with total assets between $20 million and $70 million; and

     . 11 actively-traded thrifts Trident believed were most similar to South Carolina Community in terms of size, capital structure, profitability and asset quality.

     Trident compared South Carolina Community to the aforementioned groups of actively-traded thrifts on the basis of its stock pricing, balance sheet composition, capital ratios, asset quality and reserve coverage, asset and deposit growth, return on average assets, return on average equity, and the components of earnings during the trailing four quarters.

     Strategic Alternatives

     Trident presented a list of advantages and disadvantages of various strategic alternatives available to South Carolina Community:

     .    remain independent;

     .    enter into a merger of equals; and

     .    merge with a larger financial institution.

     Trident projected future trading prices and acquisition values for South Carolina Community common stock based on South Carolina Community's business plan. Trident also compared the present values and rates of return for remaining independent with the expected present value and rate of return that might be realized in a merger transaction.

     Prospective Acquirors

     Trident presented South Carolina Community with a list of other financial institutions with operations in the Southeast region that it believed to be prospective acquirors. These prospective acquirors were categorized based on Trident's perceived level of interest from the prospective acquiror and "fit" with South Carolina Community.

     Process

     Trident reviewed the process that led to the merger agreement. Trident presented a list of the financial institutions that were contacted regarding a possible business combination with South Carolina Community, and the response from each company contacted.

     Guideline Transactions

     Trident presented the pricing ratios for 12 pending or completed thrift merger transactions in which the target thrift was of similar size and capital structure as South Carolina Community. Trident then compared a number of financial ratios for South Carolina Community to those of the target thrift institutions.

                                South Carolina
                                  Community       Low        Median        High
                                -------------------------------------------------
Price/Earnings                      23.7x         16.5x        24.0x        30.6x

Price/Book Value                   102.5%        102.1%       126.6%       151.1%

Price/T. Book Value                103.0%        102.1%       126.6%       151.1%

Price/Assets                        21.7%         15.0%        24.6%        37.2%

Core Deposit Premium                 1.0%          2.6%         7.3%        18.2%

     Trident gave significant weight to the price/earnings ratio because acquirors are most concerned with the earnings contribution from a target.

     Review of Due Diligence Examination of Union Financial

     Trident presented a summary of its on-site due diligence examination of Union Financial. Union Financial's historical balance sheets and income statements were presented, along with a variety of financial ratios and graphs that analyzed Union Financial's financial condition and operating results through March 31, 1999. Trident discussed Union Financial's business strategy, strengths and weaknesses, profitability, growth, net interest margin, non-interest income, operating expenses, intangible assets, borrowed funds, market area, capital, asset quality and reserve coverage, concentrations of credit and loan portfolio composition, use of derivatives, interest-rate risk, year 2000 preparations, regulatory exam results, subsidiary activities, culture, technological expertise, stock pricing, and other issues.

     Contribution Analysis

     Trident analyzed the contribution of each company to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that South Carolina Community shareholders would hold approximately 27.8% of the pro forma diluted shares. South Carolina Community's approximate contributions are listed below by category:

                         South Carolina Community       Union Financial
                         ------------------------       ---------------
Assets                           18.2%                      81.8%
Equity                           29.3%                      70.7%
Tangible Equity                  32.8%                      67.2%
Net Income                       27.5%                      72.5%

     Summary of Proposed Transaction

     Trident presented a summary of the financial terms of the merger. Trident discussed the advantages and disadvantages of the merger from a financial point of view. Trident also presented a pro forma financial statement for the combined company and discussed the possible affects of earnings dilution and accretion on Union Financial's common stock price.

     Trident reported that during its investigation, Trident did not discover any conditions that would prevent it from rendering its fairness opinion to South Carolina Community's board of directors. As discussed above, Trident relied, without independent verification, upon the accuracy and completeness of all of the financial and other information provided by South Carolina Community and Union Financial.

     Trident, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, and valuations for corporate and other purposes. Trident has extensive experience with the valuation of financial institutions. Trident served as South Carolina Community's sales agent in its mutual-to-stock conversion in 1994. In addition, in the ordinary course of business, Trident may trade the securities of South Carolina Community for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. The board of directors selected Trident as its financial advisor because of its previous experience with Trident, because Trident is a nationally recognized investment banking firm specializing in financial institutions, and because of its substantial experience in transactions similar to the merger. Trident is not affiliated with the South Carolina Community or Union Financial.

     For its services as financial advisor, South Carolina Community paid Trident $5,000 as a retainer and $10,000 upon delivery of a financial and strategic analysis report. South Carolina Community paid Trident a fee of $25,000 upon execution of the merger agreement. An additional fee equal to 1.25% of the total merger consideration, less $25,000, will be payable to Trident upon consummation of the merger (a balance due of approximately $91,500) based on the total merger consideration and the aforementioned fee structure. South Carolina Community has also agreed to reimburse Trident for its reasonable out-of-pocket expenses and to indemnify Trident against certain liabilities, including certain liabilities under federal securities laws.

South Carolina Community Shareholders Have Appraisal Rights in the Merger

     If you do not wish to accept the merger consideration provided for in the merger agreement you have the right to dissent from the merger and to receive payment in cash for the fair value of your South Carolina Community common stock. South Carolina Community shareholders electing to exercise dissenters' rights must comply with the provisions of Section 262 of the Delaware General Corporation Law ("DGCL") in order to perfect their rights. South Carolina Community will require strict compliance with the statutory procedures. A copy of Section 262 is attached as Appendix D.

     The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect the shareholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Appendix D of this joint proxy statement/prospectus.

     Section 262 requires that shareholders be notified that dissenters' appraisal rights will be available at least 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement/prospectus constitutes South Carolina Community's notice to its shareholders of the availability of dissenters' rights in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your dissenters' rights you should carefully review the text of Section 262 contained in Appendix D because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your dissenters' rights under Delaware law.

     If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

     . You must deliver to South Carolina Community a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

     . You must not vote in favor of the merger. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, will constitute a waiver of your dissenters' rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

     If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of South Carolina Community common stock as provided for in the merger agreement, but you will have no dissenters' rights with respect to your shares of South Carolina Community common stock.

     All demands for appraisal should be addressed to the Corporate Secretary, South Carolina Community Bancshares, Inc., 110 South Congress Street, Winnsboro, South Carolina 29180, before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of South Carolina Community common stock. The demand must reasonably inform South

Carolina Community of the identity of the shareholder and the intention of the shareholder to demand appraisal of his or her shares.

     To be effective, a demand for appraisal by a holder of South Carolina Community common stock must be made by or in the name of such registered shareholder, fully and correctly, as the shareholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

     If you hold your shares of South Carolina Community common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

     Within 10 days after the effective date of the merger, Union Financial must give written notice that the merger has become effective to each South Carolina Community shareholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date, either Union Financial or any shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all shareholders entitled to appraisal. Union Financial does not presently intend to file such a petition in the event there are dissenting shareholders and has no obligation to do so. Accordingly, the failure of a shareholder to file such a petition within the period specified could nullify such shareholder's previously written demand for appraisal.

     At any time within 60 days after the effective date, any shareholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of South Carolina Community common stock. If a petition for appraisal is duly filed by a shareholder and a copy of the petition is delivered to Union Financial, Union Financial will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their shares. After notice to dissenting shareholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those shareholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the shareholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such shareholder.

     After determination of the shareholders entitled to appraisal of their shares of South Carolina Community common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the shareholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

     In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

     Costs of the appraisal proceeding may be imposed upon Union Financial and the shareholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a shareholder, the Chancery Court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any shareholder who demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date, or if such shareholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date, then the right of such shareholder to appraisal will cease and such shareholder will be entitled to receive the cash payment for shares of his or her South Carolina Community common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.

     In view of the complexity of Section 262, South Carolina Community shareholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Interests of South Carolina Community's Directors and Officers in the Merger that Differ From Your Interests

     Some members of South Carolina Community's management and the South Carolina Community board may have interests in the merger that are in addition to, or different from, the interests of shareholders. The South Carolina Community board was aware of these interests and considered them in approving the merger agreement.

     Employment Contracts

     Community Federal Savings Bank is a party to an employment agreement with its President and Chief Executive Officer, Alan W. Pullen, which requires that Mr. Pullen be paid a severance payment totaling approximately $417,000 if he is terminated following a "change in control" of Community Federal Savings Bank or South Carolina Community. The merger will constitute a change in control of South Carolina Community. In addition, South Carolina Community is a party to a supplemental executive agreement with Mr. Pullen which would provide Mr. Pullen with any compensation that might be cut-back under his employment agreement in the event that the total of all payments to Mr. Pullen as the result of a change in control would cause Mr. Pullen to have an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code. In addition, the supplemental agreement would provide Mr. Pullen an additional amount sufficient to pay any excise taxes applicable to such payment and any taxes due on the excise tax gross-up payment. Nevertheless, Mr. Pullen has agreed to forego his rights to payment under the employment agreement and supplemental executive agreement and will enter into an employment agreement with a three year term and automatic renewal features with Union Financial and Provident Community Bank.

     Under the terms of the employment agreement, Mr. Pullen will serve as Senior Vice President/City Executive of Provident Community Bank for a base salary of $70,000 per year. In addition, Mr. Pullen will be entitled to incentive compensation and bonuses provided under any plan for which he is eligible. In the event of Mr. Pullen's termination of employment by Provident Community Bank for reasons other than retirement, death, disability, a change in control, or termination for cause or in the event of Mr. Pullen's voluntary resignation following certain actions by Provident Community Bank, Mr. Pullen will be entitled to a severance payment equal to the base salary, bonuses and other cash or deferred compensation paid or to be paid for the remaining term of the agreement. In the event of Mr. Pullen's termination of employment following a change in control, Mr. Pullen will be entitled to a severance benefit equal to
2.99 times his "base amount" within the meaning of Section 280G(b)(3) of the Code. The employment agreement also provides for a disability benefit if Mr. Pullen's employment is terminated as a result of his disability. As the result of Mr. Pullen's agreeing to accept employment with Union Financial and entering into the employment agreement, Union Financial does not expect to pay to Mr. Pullen the severance payments payable under the Community Federal Savings Bank and South Carolina Community employment and supplemental executive agreements. The employment agreement also provides Mr. Pullen with the opportunity to terminate employment on a voluntary basis during a 30-day window beginning after the first nine months of the initial term and receive a severance payment equal to $140,000. In the event of his voluntary termination, Mr. Pullen would be subject to a six-month restriction on his ability to compete with Provident Community Bank in Winnsboro, South Carolina and the surrounding area.

     Community Federal Savings Bank is also a party to a severance agreement with its Chief Financial Officer and Corporate Secretary-Controller, Terri C. Robinson, which requires that Ms. Robinson be paid a severance payment totaling approximately $186,000 and continuation of her other employee benefits if she is terminated following a "change in control" of South Carolina Community. However, the severance agreement limits Ms. Robinson's payment to an amount that does not result in an "excess parachute payment" under applicable provisions of federal tax law. Accordingly, South Carolina Community has entered into a supplemental executive agreement with Ms. Robinson that would provide her with additional compensation in the form of benefits not otherwise payable under her severance agreement with Community Federal Savings Bank and a tax indemnification payment in the event that the total of all payments to Ms. Robinson as a result of the change in control would cause her to have an "excess parachute payment." The merger will constitute a change in control of South Carolina Community. Accordingly, under the severance agreement and the supplemental executive agreement, Ms. Robinson would be entitled to total payments of $294,000. Community Federal Savings Bank also is a party to a severance agreement with Michael C. Hough, its Chief Operating Officer, which requires that he be paid a severance payment of approximately $52,000 and continuation of his other employee benefits if he is terminated following a change in control. Unless Ms. Robinson or Mr. Hough enters into an employment contract or other agreement with Union Financial, they will be paid a severance payment in accordance with their agreements.

     Appointment of South Carolina Community Directors to Union Financial Board

     Union Financial and Provident Community Bank have agreed to appoint three South Carolina Community directors, namely, Philip C. Wilkins, John S. McMeekin and Quay McMaster to their boards of directors. In accordance with the merger agreement, the term for Mr. McMaster will expire in the year 2000 and the terms for Messrs. Wilkins and McMeekin shall expire in their respective classes, which are yet to be determined.

     Vesting of Restricted Stock

     Directors and officers of South Carolina Community received grants of restricted stock under South Carolina Community's 1994 Management Recognition and Retention Plan (the "MRRP"), with vesting of the shares to occur over a period of five years. Under the terms of the MRRP, all unvested restricted shares of South Carolina Community common stock will become vested upon a change in control of South Carolina Community. The merger will constitute a change in control of South Carolina Community. The directors and executive officers of South Carolina Community currently hold a total of 3,980 shares of unvested restricted stock, which will be converted into the right to receive the merger consideration. The following table reflects the number of shares of unvested restricted stock held by each director and executive officer of South Carolina Community and merger consideration payment each will receive in exchange for such shares.

                                                                                 Total Merger
                                                    Number of Unvested         Consideration for
                                                   Shares of Restricted        Unvested Shares of
     Name And Title                                       Stock                 Restricted Stock
     --------------                                --------------------        ------------------
     Quay W. McMaster, Chairman                              390
     Richard H. Burton, Vice Chairman                        390
     George R. Lauderdale, Jr., Treasurer                    390
     W. Lindsay Wylie, Director Emeritus                     390
     Alan W. Pullen, President                             1,920
     Terri C. Robinson, Secretary-Controller                 500

     Stock Options

     So long as the merger consideration to be paid for each share of South Carolina Community common stock is greater than the price at which persons holding options to purchase South Carolina Community common stock may exercise such options, each outstanding and unexercised option to purchase South Carolina Community common stock will be cashed out. In exchange for each option to purchase a share of South Carolina Community common stock, vested or unvested, option holders will receive cash equal to the product of:

     . the number of shares of South Carolina Community common stock subject to those options and
     . an amount of cash equal to the excess of the cash value of the merger consideration over the exercise price of the options;
     .    less the amount that must be withheld for tax purposes.

     The cash value of the merger consideration will be determined using the market value formula described on page _____. For example, assume that the market value of the merger consideration to be exchanged for each share of South Carolina Community common stock is $17.50. Also, assume that you have an option to purchase 10 shares of South Carolina Community common stock at $16.50. In exchange for these options, you would be entitled to receive a cash payment of:
                                                               ----

     .    $17.50 - $16.50 = $1.00, times
     .    10

     Therefore, in exchange for your options to purchase 10 shares of South Carolina Community common stock, you would receive $10.00, less any amount required to be withheld for tax purposes.


     Protection of South Carolina Community Directors and Officers Against
Claims

     Union Financial has agreed to indemnify and hold harmless each present and former director and officer of South Carolina Community for a period of six years from liability and expenses arising out of matters existing or occurring at or prior to the consummation of the merger to the fullest extent allowed under Delaware law as in effect at the time of closing. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. Union Financial has also agreed to advance any costs to each of these persons as they are incurred. Union Financial has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage for the benefit of South Carolina Community's directors and officers for three years following consummation of the merger.

Regulatory Approvals Needed to Complete the Merger

     Completion of the merger and the bank merger are subject to prior approval by the OTS under the Home Owners' Loan Act of 1933, as amended ("HOLA").
Section 10(e) of HOLA requires that the application be evaluated by taking into consideration the financial and managerial resources and future prospects of Union Financial and South Carolina Community, the risks to the federal deposit insurance funds and the convenience and needs of relevant communities. In addition, Section 10(e)(2) of HOLA requires that the Director of the OTS not approve any proposed acquisition which would: (1) result in a monopoly, or further any combination or conspiracy to monopolize the savings and loan business in any part of the United States; or (2) substantially lessen competition or restrain trade, unless the OTS finds that the anti-competitive effects of the proposed acquisition are clearly outweighed by the convenience and needs of the communities to be served. The OTS has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Furthermore, the OTS must also assess the records of the bank subsidiaries of Union Financial and South Carolina Community under the Community Reinvestment Act of 1977, as amended ("CRA"). The CRA requires that the OTS analyze and take into account each bank's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation. The OTS may also request additional information from applicants.

     Under HOLA, the merger may not be consummated until up to 30 days, and in no event less than 15 days, following the date of OTS approval, during which time the Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of OTS approval, unless a court specifically orders otherwise. HOLA provides for the publication of notice and public comment on applications and authorizes OTS to permit interested parties to intervene in the proceedings.

     Under HOLA, the OTS is required to act on the application within the 90 day period that begins on the date of submission to the OTS of a complete record of the application (a period that will be tolled by any public comments or other circumstances that may trigger further requests for information from the OTS).

     Union Financial filed its application with the OTS on August 23, 1999. There can be no assurance that the OTS will approve the merger, and if the merger is approved, there can be no assurance as to the date of such approval. There can likewise be no assurance that the Department of Justice will not challenge the merger, or if such a challenge is made, as to the result. The merger and the bank merger cannot proceed in the absence of the requisite regulatory approvals. See "THE MERGER AGREEMENT--Conditions to Completing the Merger" and "--Terminating the Merger Agreement."

     A copy of the application filed with the OTS was also filed with the Board of Financial Institutions of the State of South Carolina for its review. Union Financial is not aware of other regulatory approvals that would be required for completion of the merger, except as described above. Should other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that Union Financial will be able to obtain other approvals, if required.

     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by South Carolina Community shareholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Accounting Treatment of the Merger

     Union Financial will account for the merger under the purchase method of accounting. This means that Union Financial and South Carolina Community will be treated as one company as of the date of the merger and Union Financial will record the fair market value of South Carolina Community's assets less liabilities on its financial statements. Union Financial will record any difference between the purchase price and the fair value of South Carolina Community's identifiable net assets as goodwill.

Listing of Union Financial Common Stock

     Union Financial stock is listed on the Nasdaq SmallCap Market, yet has applied to upgrade its listing to the Nasdaq National Market. Union Financial has agreed to use reasonable efforts to cause the shares of its common stock that will be issued in the merger to be approved for quotation on the Nasdaq SmallCap Market, or such other stock market upon which its shares are listed, prior to or at the completion of the merger. The obligations of the parties to complete the merger are subject to the approval for quotation on the Nasdaq of such shares. See "THE MERGER AGREEMENT--Conditions to Completing the Merger."

Resale of Union Financial Common Stock

     The shares of Union Financial common stock to be issued to shareholders of South Carolina Community upon consummation of the merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of South Carolina Community or Union Financial as that term is defined in the rules under the Securities Act. Union Financial common stock received by those shareholders of South Carolina Community who are deemed to be "affiliates" of South Carolina Community on the date of the special meeting may be resold without registration only to the extent provided for by Rule 145, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of South Carolina Community generally include individuals or entities that control, are controlled by or are under common control with, South Carolina Community, and may include the executive officers and directors of South Carolina Community and certain of their affiliates as well as certain principal shareholders of South Carolina Community. In the merger agreement, South Carolina Community has agreed to use its best efforts to cause each person who may be deemed to be an affiliate of South Carolina Community to enter into an agreement with Union Financial providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Union Financial common stock to be received by such person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This joint proxy statement/prospectus does not cover any resales of Union Financial common stock received by affiliates of South Carolina Community.

                              THE MERGER AGREEMENT

     The following describes material provisions of the merger agreement. This description does not purport to be complete and is qualified by reference to the merger agreement, which is attached as Appendix A and is incorporated into this joint proxy statement/prospectus by reference.

Terms of the Merger

     The merger agreement provides for a business combination in which South Carolina Community will merge with Union Financial, and Union Financial will be the surviving corporation in the merger. After closing of the merger, the separate corporate existence of South Carolina Community will cease. The directors of Union Financial will consist of the directors of Union Financial serving immediately prior to the closing date plus three former directors of South Carolina Community. Union Financial will continue to be governed by the laws of the State of Delaware and its name and corporate existence will be unaffected by the merger. Under the merger agreement, Union Financial has the right to revise the structure of the transaction so long as the revised structure does not:

     . change the amount or kind of consideration being paid to South Carolina Community shareholders;

     . diminish the benefits of the transaction to South Carolina Community shareholders, directors, officers and employees; or

     . materially delay or impede the receipt of any required regulatory approval.

     As previously explained on page __, each share of South Carolina Community common stock will be converted into the right to receive cash and Union Financial stock. The merger agreement requires that each share of South Carolina Community stock be exchanged for:

     . cash equal to $5.25 and stock equal to 0.817 of a share of Union Financial stock for each South Carolina Community share, if the Union Financial market value (as previously defined) is greater than $15.00 per share;

     . cash equal to $5.25 and shares of Union Financial stock such that the total value received is equal to $17.50 for each South Carolina Community share, if the Union Financial market value is greater than or equal to $12.50 per share and less than or equal to $15.00 per share;

     . cash equal to $5.25 and stock equal to 0.980 of a share of Union Financial stock for each South Carolina Community share, if the Union Financial market value is greater than or equal to $12.00 per share and less than $12.50 per share; or

     . stock equal to 0.980 of a share of Union Financial stock and additional cash equal to the difference between the Union Financial market value of 0.980 of a share of Union Financial stock and $17.00, if the Union Financial market value is less than $12.00 per share.

     SCCB shareholders will also receive cash in lieu of fractional shares of Union Financial stock to which they would otherwise be entitled.

     If there is a change in the capitalization of Union Financial as a result of a stock split, stock dividend, reclassification, recapitalization or other similar transaction, the amount of the merger consideration will be equitably adjusted. Shares held directly or indirectly by Union Financial and shares held by South Carolina

Community as treasury stock will be cancelled and retired upon completion of the merger, and no payment will be made for them. Cancelled shares will not include shares held by either South Carolina Community or Union Financial in a fiduciary capacity or in satisfaction of a debt previously contracted. Holders of shares for which dissenters' rights have been exercised will be entitled only to the rights granted by Section 262 of the DGCL.

Management and Operations Following the Merger

     Effective as of the closing of the merger, Union Financial will enter into an employment agreement with South Carolina Community's President and CEO, Alan Pullen. Under the terms of this agreement, Mr. Pullen will become Senior Vice President/City Executive of Provident Community Bank. His agreement has a term of three years and requires him to be paid at least $70,000 per year.

     Additionally, Union Financial has agreed to increase the size of its board of directors and Provident Community Bank's board to permit for the appointment of Philip C. Wilkins, John S. McMeekin and Quay McMaster to the board. Messrs. Wilkins, McMeekin and McMaster are currently serving on South Carolina Community's and Community Federal's boards of directors. The merger agreement requires that Mr. McMaster's term on the Union Financial and Provident Community Bank boards expire in 2000.

Stock Options

     Under the merger agreement, each outstanding and unexercised stock option granted under the South Carolina Community Bancshares 1994 Stock Option Plan will be cancelled. The holders of such options will be paid in cash an amount equal to the number of shares of South Carolina Community common stock subject to such options at the closing date, multiplied by an amount equal to the excess of the cash value of the merger consideration over the exercise price per share of such option, minus any applicable federal or state withholding taxes. If an option exercise price is greater than the merger consideration, each outstanding stock option will be cancelled without any payment upon completion of the merger.

Bank Merger

     In connection with the merger, Provident Community Bank and Community Federal will merge pursuant to a Plan of Bank Merger, with Provident Community Bank being the surviving bank. It is the intention of Union Financial to operate the former offices of Community Federal as branch offices of Provident Community Bank. The bank merger agreement may be terminated by mutual consent in writing of the parties, if the majority of the boards of directors of both banks vote to terminate the agreement. The agreement will be terminated automatically in the event the merger agreement is terminated.

When the Merger Will be Completed

     The closing of the merger will take place on a date designated by Union Financial that is no later than five business days following the date on which the last waiting period under the required regulatory approvals expires and all of the conditions to the merger contained in the merger agreement are satisfied or waived, unless Union Financial and South Carolina Community agree to another date. See "--Conditions to Completing the Merger." On the date of the closing, Union Financial and South Carolina Community will execute, and Union Financial will file, a certificate of merger with the Delaware Secretary of State merging South Carolina Community into Union Financial. The merger will become effective at the time stated in the certificate of merger.

     We expect to complete the merger in the fourth calendar quarter of 1999. However, we cannot guarantee when or if the required regulatory approvals will be obtained. See "--Regulatory Approvals

Needed to Complete the Merger." Furthermore, either party may terminate the merger agreement if, among other reasons, the merger has not been completed on or before March 31, 2000, unless failure to complete the merger by that time is due to the breach of any representation, warranty or covenant by the party seeking to terminate. See "--Terminating the Merger Agreement."

Procedures for Exchanging Your Stock Certificates

     Union Financial will appoint an exchange agent to handle the exchange of South Carolina Community stock certificates for Union Financial stock, cash and cash in lieu of fractional shares of Union Financial stock. Within five business days after the completion of the merger, Union Financial or the exchange agent will mail to each former holder of record of South Carolina Community common stock a letter explaining how to exchange South Carolina Community stock certificates for the merger consideration. Holders of South Carolina Community stock that surrender their certificates as directed, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged South Carolina Community certificates will not be entitled to receive any dividends or other distributions payable by Union Financial after the closing until their certificates are surrendered.

     Please do not send in your South Carolina Community stock certificates until you receive the letter of transmittal and instructions from Union Financial. Do not return your stock certificates with the enclosed proxy.

     After the completion of the merger, there will be no further transfers of South Carolina Community common stock. South Carolina Community stock certificates presented for transfer after the completion of the merger will be cancelled and exchanged for the merger consideration.

     If your South Carolina Community stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Union Financial will send you instructions on how to provide such evidence.

Conditions to Completing the Merger

     The obligations of Union Financial and South Carolina Community to consummate the merger are conditioned on the following:

     . the approval of the merger agreement by Union Financial's and South Carolina Community's shareholders;

     . the receipt of all required regulatory approvals and the expiration of all statutory waiting periods;

     . no party to the merger being subject to any legal order that prohibits consummating any part of the transaction and no governmental entity having instituted any proceeding for the purpose of blocking the transaction;

     . the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

     . each party having performed in all material respects its obligations under the merger agreement, each party's representations and warranties being true and correct as of the date of the merger agreement and as of the closing date, and receipt of a certificate signed by each party's chief executive officer and chief financial officer to such effect;

     . the delivery to Union Financial by South Carolina Community of affiliate letters pursuant to which South Carolina Community's affiliates agree to comply with Rule 145 of the Securities Act with regard to any shares of Union Financial stock they receive in the merger;

     . the listing on the Nasdaq SmallCap Market or such other market as the shares of Union Financial shall then be trading, of the shares of Union Financial stock issued to the South Carolina Community shareholders in exchange for their South Carolina Community stock; and

     . the receipt by each party of a legal opinion that the merger will be treated as a reorganization for federal income tax purposes.

     The obligations of Union Financial to complete the merger are also conditioned on the number of shares for which dissenters' rights have been exercised not exceeding 10% of the outstanding shares of South Carolina Community common stock.

     The obligations of South Carolina Community to complete the merger are also conditioned on Union Financial having deposited the funds to pay the merger consideration in a segregated account with a bank or trust company selected by Union Financial to act as exchange agent.

     South Carolina Community cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before March 31, 2000, the merger agreement may be terminated by a vote of a majority of the board of directors of either Union Financial or South Carolina Community.

Conduct of Business Prior to the Merger

     South Carolina Community has agreed that, until the completion of the merger, South Carolina Community will use its best efforts to:

     . conduct its business in the regular, ordinary and usual course consistent with past practice;

     . maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

     . take no action which would interfere with the ability of South Carolina Community or Union Financial to perform their respective covenants and agreements on a timely basis under the merger agreement;

     . take no action which would interfere with any party's ability to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the merger agreement; and

     . take no action that results in or is reasonably likely to have a material adverse effect on South Carolina Community or Community Federal.

     Further, except as otherwise provided in the merger agreement, until the completion of the merger, South Carolina Community has agreed that it will not take certain actions unless permitted to do so by Union Financial. South Carolina Community has agreed that it will not:

     . amend its Certificate of Incorporation, bylaws, or similar governing documents, or those of Community Federal Savings Bank's;

     . issue any shares of its capital stock or any securities convertible or exercisable for any shares of its capital stock other than shares issued upon the exercise of outstanding stock options; change the terms of any of its outstanding stock options or issue any option; or change its capitalization;

     . except for $.17 per share quarterly cash dividends, pay any cash or stock dividends;

     . dispose of any of its material assets other than in the ordinary course of business consistent with past practice;

     . increase the compensation or fringe benefits of any of its employees or directors, by more than 2% of the employee's previous year's compensation, other than general increases in compensation for non-executive officer employees in the ordinary course of business consistent with past practice that do not exceed 10% of such person's compensation at March 31, 1999; adopt, establish or amend any South Carolina Community employee benefit plan unless required by the merger agreement or by law; hire any employee with an annual total compensation in excess of $20,000; or enter into any employment contract or other agreement with any director, officer or other employee;

     . change its method of accounting as in effect at June 30, 1998, except as required by changes in generally accepted accounting practices ("GAAP");

     . settle any claim against South Carolina Community or Community Federal Savings Bank for more than $25,000 or agree to material restrictions on the operations of South Carolina Community or Community Federal Savings Bank;

     . acquire any business or assets of another business that would be material to South Carolina Community;

     . make any real estate loans other than in the ordinary course of business secured by undeveloped land or non-residential real estate located outside of South Carolina or make any non-residential construction loans outside of South Carolina, except pursuant to existing loan commitments;

     . take any action that would prevent the merger from being treated as a tax-free reorganization;

     . open any new branches or office facilities other than those for which all regulatory approvals have been obtained;

     . make any investment other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $10,000, other than certain debt securities;

     . make any investment in any debt security (including mortgage-backed and mortgage-related securities), except for short- to intermediate-term U.S. government and agency securities, mortgage-backed or mortgage-related securities which would not be considered "high risk" securities by the OTS, or securities of the Federal Home Loan Bank ("FHLB"), or materially restructure or change its investment securities portfolio;

     . enter into, renew, amend or terminate any contract, or make any change in any of its leases or contracts, other than with respect to those involving the payment of less than $20,000 per year;

     . make, grant or purchase any loan in excess of $10,000 to any individual borrower, unless such loan is fully secured by real estate, personal property, or liquid collateral and is in conformity with existing lending procedures; or to renew any outstanding loans above $10,000 unless the loan has a satisfactory payment history and the renewal amount does not exceed the original loan principal amount;

     . incur any additional borrowings other than short-term (six months or less) FHLB borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings currently in effect or in connection with borrowings or reverse repurchase agreements permitted under the merger agreement;

     . make any capital expenditures in excess of $10,000 per expenditure other than pursuant to binding commitments and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

     . organize, capitalize, lend to, or otherwise invest in any subsidiary, or acquire any equity or voting interest in any business (other than securities of the FHLB purchased in the ordinary course of business);

     .    elect any new senior executive officer or director;

     . accept any proposed deposits by any municipality or government agency for terms exceeding 90 days; or

     . take or omit to take any action that is intended or may reasonably be expected to result in any of South Carolina Community's representations and warranties contained in the merger agreement being or becoming untrue in any material respect.

Covenants of Union Financial and South Carolina Community in the Merger
Agreement

     Agreement Not to Solicit Other Offers

     South Carolina Community has agreed not to seek to have an outside third party try to buy a material interest in South Carolina Community or its subsidiaries. Generally, an effort by South Carolina Community to obtain an offer to engage in a merger or similar business combination, buy at least 10% of South Carolina Community's assets or 10% of South Carolina Community's stock, or a public announcement to enter into an agreement to do any of these things, would violate this covenant.

     Despite South Carolina Community's agreement not to solicit other offers, the South Carolina Community board may generally enter into discussions or negotiations with anyone who makes an unsolicited, written bona fide proposal to acquire South Carolina Community that is a financially superior proposal to that of Union Financial. A proposal of this nature is one about which South Carolina Community's financial advisors opine in writing is superior to this merger from a financial point of view to South Carolina Community's shareholders. For the South Carolina Community board to enter into negotiations on a superior proposal, it would also have to first determine that the board members' fiduciary duties obligate them to do so. If South Carolina Community does enter into negotiations with a third party regarding a superior proposal, it has to notify Union Financial and provide Union Financial with information about the other party and its proposal.

     The South Carolina Community board may also withdraw or modify its recommendation for the merger and enter into a business combination with a third party if, after consulting with independent legal counsel, the board determines in good faith that doing so is necessary for it to comply with its fiduciary duties to shareholders.

     Employee Matters

     Each Community Federal employee whose employment is not specifically terminated will become an employee of Provident Community Bank. Union Financial will use its best efforts to retain all Community Federal employees, subject to their qualifications and the needs of Provident Community Bank.

     Appropriate steps will be taken to terminate all of South Carolina Community's employee benefit plans around the time the merger closes. All former employees of Community Federal who continue as employees of Provident Community Bank will be eligible to participate in Union Financial's employee benefit plans on the same basis as any newly-hired employee of Union Financial or Provident Community Bank. However, service with Community Federal will also be treated as service with Union Financial or Provident Community Bank for purposes of determining eligibility to participate and vesting with respect to each Union Financial benefit plan. Service with South Carolina Community or Community Federal also will be treated as service with Union Financial or Provident Community Bank for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitation with respect to any Union Financial or Provident Community welfare benefit plan.

     When the merger closes, each South Carolina Community employee who is a participant in the South Carolina Community 401(k) Plan will become fully vested in his or her account balance. The South Carolina Community 401(k) Plan will either be merged with Union Financial's 401(k) Plan or be terminated and replaced by Union Financial's 401(k) Plan. Additionally, all unvested shares of restricted stock in South Carolina Community's MRRP will become vested and converted to the right to receive the merger consideration.

     Further, at or prior to the consummation of the merger, South Carolina Community will terminate its ESOP. After consummation of the merger, the ESOP will repay the outstanding balance of its loan and allocate any surplus cash or Union Financial shares to the accounts of ESOP participants in proportion to their account balances, to the extent allowed under applicable law and the governing documents of the ESOP.

     Indemnification of South Carolina Community Officers and Directors

     Union Financial has agreed to indemnify and hold harmless each present and former director and officer of South Carolina Community for a period of six years from liability and expenses arising out of matters existing or occurring at or prior to the consummation of the merger to the fullest extent allowed under Delaware law as in effect at the time of closing. Union Financial has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage, or provide a policy providing comparable coverage and amounts on terms no less favorable than South Carolina Community's current policy, for the benefit of South Carolina Community's directors and officers for three years following the consummation of the merger.

     Certain Other Covenants

     The merger agreement also contains other agreements relating to the conduct of the parties prior to the consummation of the merger, including the following representations:

     . After all required regulatory and shareholder approvals have been received, South Carolina Community will cause Community Federal to revise its loan, litigation and real estate valuation policies and practices, and investment and asset/liability management policies and practices to conform to those of Provident Community Bank, provided such policies do not violate GAAP or other applicable laws and regulations. South Carolina Community shall not be required to take such action more than five business days prior to closing. However, Union Financial must first confirm in writing that it is not aware of any fact that would prevent the completion of the merger.

     . South Carolina Community will give Union Financial reasonable access during normal business hours to its property, books, contracts, records, and personnel and furnish to Union Financial all information it may reasonably request.

     . Between the time Union Financial files its regulatory applications for the bank merger and the closing of the merger (but in no event earlier than 30 days prior to closing), South Carolina Community will provide Union Financial with full after business hours' access to South Carolina Community's branch offices in order to install necessary wiring and equipment.

     . South Carolina Community will take any necessary action to exempt the parties and this transaction from any antitakeover provisions contained in South Carolina Community's Certificate of Incorporation, bylaws and federal or state law.

     . Union Financial and South Carolina Community will use their respective reasonable best efforts to obtain all required approvals and to consummate the merger.

     . Union Financial and South Carolina Community will consult with each other regarding any public statements about the merger and in making any governmental or other filings in connection with the merger.

     . Union Financial and South Carolina Community will notify each other of any need to obtain third party consent to the merger and of any event that would be reasonably likely to cause any representation or warranty in the merger agreement to be untrue or to cause any covenant or condition in the merger agreement not to be complied with.

     . Union Financial and South Carolina Community have agreed to promptly hold, and coordinate the date of, shareholder meetings to consider and vote on the merger agreement. The parties have agreed to promote the approval of the merger consistent with their fiduciary duties to shareholders.

     . Union Financial and South Carolina Community have agreed to cooperate in the filing of this joint proxy statement/prospectus, and to file a registration statement to register with the SEC the shares of Union Financial stock to be exchanged as merger consideration. In this connection, each party has agreed to obtain from its independent accountant the "comfort letters" that are customarily issued in connection with these transactions.

Representations and Warranties Made by Union Financial and South Carolina Community in the Merger Agreement

          Both Union Financial and South Carolina Community have made certain customary representations and warranties to each other relating to their businesses. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on a party's business, financial condition or results of operations. See "--Conditions to Completing the Merger."

Terminating the Merger Agreement

     The merger agreement may be terminated at or prior to the completion of the merger, either before or after approval of the merger agreement by the shareholders of South Carolina Community by:

     . the mutual consent of Union Financial and South Carolina Community, if a majority of the board of directors of each votes for termination;

     . either party if Union Financial's or South Carolina Community's shareholders fail to approve the merger agreement, if a majority of the board of directors of either votes for termination;

     . either party if a required regulatory approval is denied or any governmental entity prohibits the merger or bank merger;

     . either party if the merger is not consummated by March 31, 2000, if a majority of the board of directors of either votes for termination;

     . either party if the other party breaches a representation, warranty or covenant that would have a material adverse effect on the party seeking to terminate;

     . either party if South Carolina Community does not publicly recommend South Carolina Community shareholders approve the merger in this document, or if after recommending approval, either board withdraws or modifies its recommendation and such action has a materially adverse effect on the other party;

     . either party, if there occurs an event, condition, change, or occurrence that could have a material adverse effect on the party seeking to terminate, provided the other party is given 30 days notice and has not remedied the condition that could result in a material adverse effect; and

     . South Carolina Community if its board of directors determines that it must accept a superior offer from a third party in the exercise of its fiduciary duties, and if Union Financial's financial and legal advisers cannot renegotiate the merger agreement in a manner that would permit the merger to close consistently with the directors' fiduciary obligations.

Expenses and Termination Fees

     The party incurring the expense will pay all costs and expenses incurred in connection with the merger.

     If South Carolina Community terminates the merger agreement in order to accept a superior offer, South Carolina Community will pay Union Financial a termination fee of $500,000 no later than five business days after Union Financial receives notice of the termination.

     If either party terminates the agreement because of a change that would result in a material adverse effect if the merger was consummated, the terminating party shall pay the lesser of all documented expenses and fees of the non-breaching party or $125,000.

     If either party wilfully breaches a representation, warranty or covenant, the other party shall not be limited to repayment of $125,000 and may pursue any available legal or equitable remedies to recover additional sums.

Changing the Terms of the Merger Agreement

     Prior to the completion of the merger, any provision of the merger agreement may be waived, amended or modified by the parties. However, after the vote by the shareholders of South Carolina Community, no amendment or modification may be made that would reduce the consideration to be received by South Carolina Community's shareholders under the terms of the merger.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined consolidated balance sheet as of June 30, 1999, the unaudited pro forma condensed combined consolidated statements of income for the nine month period ended June 30, 1999 and for the year ended September 30, 1998 give effect to the pending merger applying the purchase method of accounting.

     The pro forma condensed combined consolidated statements of income assume the merger was completed on the first day of each of the periods presented. Because Union Financial and South Carolina Community have different fiscal year ends, the pro forma condensed combined consolidated statement of income for the year ended September 30, 1998 reflect the combination of Union Financial's September 30, 1998 year end with South Carolina Community's June 30, 1998 year end. By the same token, the pro forma condensed combined consolidated statement of income for the nine months ended June 30, 1999 reflects the combination of Union Financial's nine months ended June 30, 1999 with South Carolina Community's nine months ended March 31, 1999. Accordingly, the pro forma condensed combined consolidated balance sheet at June 30, 1999 reflects the combination of Union Financial's balance sheet at June 30, 1999 with South Carolina Community's balance sheet at March 31, 1999.

     The unaudited pro forma condensed combined consolidated financial information is based on the historical consolidated financial statements of Union Financial and South Carolina Community under the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements. The unaudited pro forma condensed combined financial statements do not give effect to any cost savings that may result from the merger.

     The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the consolidated historical financial statements of Union Financial and South Carolina Community, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future, or of the combined financial position or the results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented.

                       UNION FINANCIAL BANCSHARES, INC.
                   SOUTH CAROLINA COMMUNITY BANCSHARES, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                                 BALANCE SHEET
                               AT JUNE 30, 1999

                                                                             South Carolina
                                                          Union Financial       Community         Pro Forma        Pro Forma
                                                          Bancshares, Inc.   Bancshares, Inc.     Adjustment        Combined
                                                          ----------------   ----------------     ----------     -------------
                                                                       (in thousands, except per share amounts)
Assets:
   Cash.............................................          $  2,154           $    273          $      --        $  2,427
   Short-term interest-bearing deposits.............             2,534              2,718                 --           5,252
                                                              --------           --------           --------        --------
   Total cash and cash equivalents..................             4,688              2,991                 --           7,679
                                                              --------           --------           --------        --------
Investment and mortgage-backed securities:
   Held to maturity.................................               799              2,509                 --           3,308
   Available for sale...............................            38,927                 66                 --          38,993
                                                              --------           --------           --------        --------
Total investment and mortgage-backed securities.....            39,726              2,575                 --          42,301
Loans receivable:
   Real estate mortgage loans held for sale.........             3,361                 --                 --           3,361
   Real estate mortgage loans held for investment...           110,033             35,120                750         145,903
   Other loans......................................            30,483              3,585                 --          34,068
   Less allowance for loan losses...................              (830)              (240)                --          (1,070)
                                                              --------           --------           --------        --------
Total loans receivable, net.........................           143,047             38,465                750         182,262
Office properties and equipment, net................             4,352                504                 32           4,888
FHLB stock, at cost.................................             2,029                330                 --           2,359
Accrued interest receivable.........................             1,618                328                 --           1,946
Mortgage servicing rights...........................             3,657                 --                 --           3,657
Other real estate owned.............................                --                118                 --             118
Other assets........................................             5,245                118                 --           5,363
                                                              --------           --------           --------        --------
   Total assets.....................................          $204,362           $ 45,429           $    782        $250,573
                                                              ========           ========           ========        ========

 Liabilities:
   Deposit accounts.................................          $144,582           $ 36,061           $   (355)       $180,288
   Securities sold under repurchase agreements......               845                                                   845
   Advances from the FHLB
      and other borrowings..........................            42,825                 --                 --          42,825
   Accrued interest on deposits.....................               245                127                 --             372
   Advances from borrowers for taxes and insurance..               346                 31                 --             377
   Other liabilities................................               589                125                606           1,320
                                                              --------           --------           --------        --------
      Total liabilities.............................           189,432             36,344                251         226,027

Shareholders' equity................................            14,930              9,085                531          24,546
                                                              --------           --------           --------        --------
Total liabilities and shareholders' equity..........          $204,362           $ 45,429           $    782        $250,573
                                                              ========           ========           ========        ========

             See "Notes to Unaudited Pro Forma Condensed Combined
                      Consolidated Financial Statements."

                        UNION FINANCIAL BANCSHARES, INC.
                   SOUTH CAROLINA COMMUNITY BANCSHARES, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                              STATEMENT OF INCOME
                     FOR THE YEAR ENDED SEPTEMBER 30, 1998

                                                                              South Carolina
                                                          Union Financial       Community         Pro Forma        Pro Forma
                                                          Bancshares, Inc.    Bancshares, Inc.    Adjustment        Combined
                                                         ----------------     ----------------    ----------       ---------
                                                                        (in thousands, except per share amounts)
 Interest Income:
   Loans.................................                    $   11,865           $  2,996         $    (75)       $  14,786
   Deposits and federal funds sold.......                           110                248               --              358
   Mortgage-backed securities............                           599                  3               --              602
   Interest and dividends on investment
      securities.........................                           831                272               --            1,103
                                                             ----------           --------         --------        ---------
         Total interest income...........                        13,405              3,519              (75)          16,849
                                                             ----------           --------         --------        ---------

Interest Expense:
   Deposit accounts......................                         5,544              1,715              (36)           7,295
   Advances from the FHLB and other
      borrowings.........................                         2,005                 --               --            2,005
                                                             ----------           --------         --------        ---------
         Total interest expense..........                         7,549              1,715              (36)           9,300
                                                             ----------           --------         --------        ---------

Net Interest Income......................                         5,856              1,804             (111)           7,549
   Provision for loan losses.............                            --                 --               --               --
                                                             ----------           --------         --------        ---------
Net interest income after provision for
   loan losses...........................                         5,856              1,804             (111)           7,549
                                                             ----------           --------         --------        ---------
Non-interest income:
   Fees for financial services...........                           791                132               --              923
   Loan servicing fees...................                          (111)                --               --             (111)
   Gains (losses) on sale of loans.......                           358                 --               --              358
                                                             ----------           --------         --------        ---------
         Total non-interest income.......                         1,038                132               --            1,170
                                                             ----------           --------         --------        ---------

Non-Interest Expense:
   Compensation and employee benefits....                         2,301                701               --            3,002
   Occupancy and equipment...............                           972                174                2            1,148
   Deposit insurance premiums............                            54                 21               --               75
   Professional services.................                           275                 --               --              275
   Real estate operations................                            10                 --               --               10
   Other.................................                           835                370               --            1,205
                                                             ----------           --------         --------        ---------
         Total non-interest expense......                         4,447              1,266                2            5,715
                                                             ----------           --------         --------        ---------

Income before income taxes...............                         2,447                670             (113)           3,004
Income tax expense.......................                           897                262              (42)           1,117
                                                             ----------           --------         --------        ---------
Net income...............................                    $    1,550           $    408         $    (71)       $   1,887
                                                             ==========           ========         ========        =========
Basic net income per common share........                    $     1.23           $   0.70                         $    1.05
                                                             ==========           ========                         =========
Diluted net income per common share......                    $     1.15           $   0.68                         $    1.01
                                                             ==========           ========                         =========

Weighted average number of common
   shares outstanding:

Basic....................................                     1,264,615            581,000                         1,796,751

Diluted..................................                     1,343,008            599,000                         1,875,144

  See "Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial
                                 Statements."

                        UNION FINANCIAL BANCSHARES, INC.
                   SOUTH CAROLINA COMMUNITY BANCSHARES, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                              STATEMENT OF INCOME
                        NINE MONTHS ENDED JUNE 30, 1999

                                                                               South Carolina
                                                            Union Financial       Community        Pro Forma        Pro Forma
                                                            Bancshares, Inc.    Bancshares, Inc.   Adjustment        Combined
                                                            ----------------   ----------------    ----------      ------------
                                                                        (in thousands, except per share amounts)
 Interest Income:
   Loans.................................                      $    8,311           $  2,293       $    (56)        $  10,548
   Deposits and federal funds sold.......                              67                149             --               216
   Mortgage-backed securities............                           1,132                  2             --             1,134
   Interest and dividends on investment
      securities.........................                             713                131             --               844
                                                               ----------           --------       --------         ---------
         Total interest income...........                          10,223              2,575            (56)           12,742
                                                               ----------           --------       --------         ---------

Interest Expense:
   Deposit accounts......................                           4,288              1,265             27             5,580
   Advances from the FHLB and other
      borrowings.........................                           1,376                 --             --             1,376
                                                               ----------           --------       --------         ---------
         Total interest expense..........                           5,664              1,265             27             6,956
                                                               ----------           --------       --------         ---------

Net Interest Income......................                           4,559              1,310            (83)            5,786
   Provision for loan losses.............                              70                 --             --                70
                                                               ----------           --------       --------         ---------
Net interest income after provision for
   loan losses...........................                           4,489              1,310            (83)            5,716
                                                               ----------           --------       --------         ---------
Non Interest Income
   Fees for financial services...........                             635                 93             --               728
   Loan servicing fees...................                            (135)                --             --              (135)
   Gains (losses) on sale of investment
      and mortgage-backed securities
      available for sale.................                               7                 --             --                 7
   Gains (losses) on sale of loans.......                             493                 --             --               493
                                                               ----------           --------       --------         ---------
         Total non-interest income.......                           1,000                 93             --             1,093
                                                               ----------           --------       --------         ---------
Non-Interest Expense:
   Compensation and employee benefits....                           1,774                490             --             2,264
   Occupancy and equipment...............                             828                131              1               960
   Deposit insurance premiums............                              59                 17             --                76
   Professional services.................                             206                 --             --               206
   Real estate operations................                               3                 --             --                 3
   Other.................................                             715                230             --               945
                                                               ----------           --------       --------         ---------
         Total non-interest expense......                           3,585                868              1             4,454
                                                               ----------           --------       --------         ---------

Income before income taxes...............                           1,904                535            (84)            2,355
Income tax expense.......................                             689                209            (31)              867
                                                               ----------           --------       --------         ---------
Net income...............................                      $    1,215           $    326       $    (53)        $   1,488
                                                               ==========           ========       ========         =========
Basic net income per common share........                      $     0.92           $   0.60                        $    0.80
                                                               ==========           ========                        =========
Diluted net income per common share......                      $     0.86           $   0.60                        $    0.77
                                                               ==========           ========                        =========

Weighted average number of common
   shares outstanding:

Basic....................................                       1,319,069            540,000                        1,851,205

Diluted..................................                       1,407,385            547,000                        1,939,521

 See "Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial
                                  Statements."

                  Notes to the Unaudited Pro Forma Condensed
                  Combined Consolidated Financial Statements

Note 1.   Basis of Presentation

     The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company. The pro forma adjustments were computed as of June 30, 1999 and were used to adjust historical and current balance sheet and income statement information of Union Financial and South Carolina Community. It is anticipated that the merger will be completed in the last calendar quarter of 1999.

     Under GAAP, the transaction will be accounted for under the purchase method of accounting. Certain reclassifications have been included in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of income to conform presentation.

     Assumptions relating to the pro forma adjustments set forth in the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are summarized as follows:

     Estimated fair values for the assets and liabilities of South Carolina Community were obtained as follows:

          Cash and Short-Term Instruments. The carrying amounts of cash and short-term instruments approximate their fair value.

          Investment and Mortgage-Backed Securities. Fair values for securities are based on quoted market prices.

          Loans. Fair values for loans held for investment and other loans are estimated by segregating the portfolio by type of loan and discounting scheduled cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio. A prepayment assumption is used as an estimate of the portion of loans that will be repaid prior to their scheduled maturity.

          FHLB Stock. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

          Office Properties and Equipment. Fair values were obtained by recent informal appraisals of the assets containing the most significant values relative to total value.

          Deposits. The fair values for demand deposits are, equal to the amounts payable on demand at the reporting date (i.e., their stated amounts). The fair value of certificates of deposit are estimated by discounting the amounts payable at the certificate rates using the rates currently offered for deposits of similar remaining maturities.

          Other Assets and Other Liabilities. Because these financial instruments will typically be received or paid within three months, the carrying amounts of such instruments are deemed to be a reasonable estimate of fair value.

The resulting net premium on loans, for purposes of these pro forma financial statements, is being amortized to interest income on a straight-line basis over 10 years. The actual premium will be amortized to interest income to produce a constant yield to maturity. The increase in estimated market value for office properties and equipment is being amortized to occupancy expense on a straight-line basis over 20 years. The resulting net premium on deposits is being amortized into interest expense on a straight-line basis over the remaining estimated lives of 10 years.

Note 2. The cost to acquire South Carolina Community has been allocated as described in the table below:

     Value of Union Financial common stock issued to acquire South Carolina Community common stock. This assumes that there will be 542,996 shares of South Carolina Community common stock entitled to be exchanged for .98 shares of Union Financial common stock at the time the merger closes, the maximum number of shares of Union Financial common stock that can be exchanged for each share of South Carolina Community common stock under the terms of the merger agreement.......................................................................  $ 6,519
     Cash payment to South Carolina Community stockholders at $5.25 per share for the 542,996
     shares of South Carolina Community common stock outstanding...................................    2,850
     Cash payment to holders of stock options of South Carolina Community common stock.............      199
     Acquisition - related costs:
     Transaction costs incurred by Union Financial and South Carolina Community....................      800
                                                                                                     -------

     Total costs...................................................................................  $10,368
                                                                                                     =======

Note 3. Purchase accounting adjustments recorded for the South Carolina Community transaction were as follows (in thousands)

     South Carolina Community net assets at June 30, 1999..........................................  $ 9,037
       Adjustments to South Carolina Community's statement of financial condition:
       Elimination of unearned compensation due to the termination of South Carolina
           Community's ESOP and MRRP plans, net of income taxes.....................................     194
                                                                                                     -------

       Adjusted net assets acquired................................................................  $ 9,231
                                                                                                     =======

Note 4. Excess of cost over book value of net assets acquired for the merger was calculated as follows (in thousands):

     Total cost....................................................................................  $10,368
     Net assets acquired...........................................................................    9,231
                                                                                                     -------
     Total excess of cost over book value of net assets acquired                                     $ 1,137
           generated from the merger...............................................................  =======

  The excess of cost over book value of net assets acquired of $864 was allocated to assets and liabilities on a pro-rata basis after estimating market value as described in Note 1:

     Loans held for investment.....................................................................  $   750
     Office properties and equipment...............................................................       32
     Deposits......................................................................................      355
                                                                                                     -------
                                                                                                     $ 1,137
                                                                                                     =======

  For purposes of the pro forma financial statement premiums on loans and deposits are amortized by the straight-line method over 10 years, office properties and equipment are amortized by the straight-line method over 20 years.

Note 5. Pro forma adjustments were calculated for the merger as follows (in thousands):

                                                    For the Fiscal For the Nine
                                                      Year Ended       Months
                                                       September        Ended
                                                          30,          June 30,
                                                         1998           1999
                                                    -------------- ------------
Amortization of premium on fixed assets (20 years)
   (occupancy and equipment)........................      $  2          $  1
Amortization of premium on loans (10 years)
   (interest income)................................        75            56
Amortization of premium on deposits (10 years)
   (interest income)................................        36            27
                                                         -----         -----
         Total adjustments..........................      $113         $  84
                                                         =====         =====

Note 6. Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding over the period of the income statements presented. Diluted earnings per common share is calculated using the same method as basic earnings per common share, but reflects potential dilution of common stock equivalents. Basic and diluted weighted average number of common stock and common stock equivalents utilized for the calculation of earnings per share for the periods presented were calculated using Union Financial's historical weighted average common stock and common stock equivalents plus 532,136 shares of common stock assuming the maximum number of shares of Union Financial common stock that could be issued to South Carolina Community shareholders under the terms of the merger.

Note 7: The following table summarizes the estimated impact of the accretion of the purchase accounting adjustments made in connection with the merger on Union Financial's results of operations:


             Projected Future                         Amortized
             Amounts For The                           And Net
              Fiscal Years                             Decrease
                 Ended                                In Income
              September 30,                          Before Taxes
          ----------------------------------------------------------
                                                     (in thousands)

                  2000                                    $113
                  2001                                     113
                  2002                                     113
                  2003                                     113
                  2004                                     113
          2005 and thereafter                             $572

                  A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus contains forward-looking statements with respect to the financial condition, results of operations and business of Union Financial following the completion of the merger. Union Financial and South Carolina Community caution that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements for periods after 1999 are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from those expressed in forward-looking statements. In addition to factors disclosed by Union Financial and South Carolina Community in documents incorporated by reference in this joint proxy statement/prospectus and factors identified elsewhere in this document, the following factors could cause actual results to differ materially from those expressed in forward-looking statements:

     . expected cost savings from the merger cannot be fully realized or cannot be realized within the expected time frame;

     .    revenues following the merger are lower than expected;

     . competitive pressure among financial services institutions increases significantly;

     . costs of difficulties related to the integration of the business of Union Financial and South Carolina Community are greater than expected;

     .    changes in the interest rate environment reduce interest margins;

     . general economic conditions, whether nationally or in the markets in which the combined company will do business, are less favorable than expected;

     . legislation or regulatory requirements or changes adversely affect the business in which the combined company will be engaged; and

     . other "future factors" enumerated in the documents incorporated by reference in this joint proxy statement/prospectus.

     Union Financial and South Carolina Community's forward-looking statements speak only as of the dates on which they are made. By making forward-looking statements, Union Financial and South Carolina Community assume no duty to update them to reflect new, changing or unanticipated events or circumstances, except as may be required by applicable law or regulation.

                  DESCRIPTION OF UNION FINANCIAL COMMON STOCK

General

     Union Financial is authorized to issue 3,000,000 shares of common stock having a par value of $.01 per share and 500,000 shares of preferred stock having a par value of $.01 per share. Each share of Union Financial's common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Common Stock

     Dividends

     Union Financial can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. The payment of dividends by Union Financial is subject to limitations which are imposed by law and applicable regulation. Union Financial shareholders will be entitled to receive and share equally in such dividends as may be declared by the board of directors of Union Financial out of funds legally available for that purpose. If Union Financial issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights

     Union Financial shareholders have exclusive voting rights in Union Financial. They elect Union Financial's board of directors and act on such other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors. Except as discussed in "COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS" each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If Union Financial issues preferred stock, holders of preferred stock may also possess voting rights. Certain matters require a vote of 80% of the outstanding shares entitled to vote thereon. See "COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS."

     Liquidation

     In the event of liquidation, dissolution or winding up of Union Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Union Financial available for distribution. If Union Financial issues preferred stock, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     Preemptive Rights

     Holders of the common stock of Union Financial are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

     Union Financial may issue preferred stock with such designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. None of the shares of the authorized preferred stock will be issued in the conversion and there are no plans to issue preferred stock.

                 COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS

     Union Financial's shareholders' rights are governed by Union Financial's Certificate of Incorporation, bylaws and applicable provisions of the DGCL. South Carolina Community shareholders' rights are currently governed by South Carolina Community's Certificate of Incorporation, bylaws and the same provisions of the DGCL. If we complete the merger, South Carolina Community shareholders who receive Union Financial common stock will become Union Financial shareholders and their rights will be governed by the Union Financial Certificate and Union Financial bylaws.

     Because Union Financial and South Carolina Community are both organized under the laws of the State of Delaware, any differences in your rights as a shareholder of South Carolina Community and Union Financial will arise solely from differences in the certificates of incorporation and bylaws of Union Financial and South Carolina Community rather than from differences of law.
This summary is not a complete discussion of the Union Financial and South Carolina Community Certificates of Incorporation and bylaws, and it is qualified in its entirety by reference to those documents. Copies are on file with the SEC.

                               Authorized Stock

            Union Financial                          South Carolina Community
 . The Union Financial Certificate of        . The South Carolina Community
  Incorporation authorizes 3,000,000 shares   Certificate of Incorporation
  of capital stock, consisting of 2,500,000   authorizes 1,600,000 shares
  shares of consisting of 1,400,000 shares    of capital stock, common stock,
  of common stock, $.01 par value, and        $.01 par value, and 200,000
  500,000 shares of serial preferred stock,   shares of serial preferred
  $.01 par value.                             stock, $.01 par value.

 . As of June 30, 1999, there were           . As of June 30, 1999, there were
  1,352,492 shares of Union Financial         538,716 shares of South Carolina
  common stock issued and outstanding.        Community common stock issued
                                              and outstanding.
 . As of June 30, 1999, there were no shares
  of preferred stock issued or outstanding. . Same.

                              Voting Rights
         Union Financial                       South Carolina Community

 . The holders of the common stock           . Same.
  exclusively possess all voting power,
  subject to the authority of the board of
  directors to offer voting rights to the
  holders of preferred stock.

 . Each share of common stock is entitled to . Same.
  one vote.  Beneficial owners of 10% or
  more of the outstanding stock are subject to 10% voting limitations.

              Required Vote For Authorization of Certain Actions

                 Union Financial                     South Carolina Community
 . The Union Financial Certificate of         . Same.
  Incorporation requires the approval of a
  simple majority (50.1%) of the board of
  directors and at least an 80% majority of
  the outstanding shares entitled to vote
  for certain business combinations, which
  include mergers or other consolidations
  and sales, leases and transfers of more
  than 25% of Union Financial's assets.

 . However, if a 2/3 majority of the board of . A simple majority (50.1%)
  directors approves the business              vote of the board of
  combination, a simple majority (50.1%)       directors and of the
  of the outstanding shares is sufficient to   outstanding shares entitled
  approve a business combination.              to vote will be sufficient
                                               to approve certain business
                                               combinations that do not
                                               involve cash or other
                                               consideration being received
                                               by the South Carolina
                                               Community shareholders.

                                Dividends

              Union Financial                   South Carolina Community

 . The Union Financial bylaws allow the       . The South Carolina Community
  board of directors to declare dividends on   Certificate of Incorporation
  Union Financial's capital stock at any       allows the board of directors
  regular or special meeting.  Dividends       to declare dividends from
  may be paid in cash, in property, or in      time to time, in accordance
  Union Financial stock.                       with applicable law.

 . Holders of preferred stock, if any, would receive preference over holders of common stock in the payment of dividends. Dividends on the common stock may be paid out of any assets legally available for that purpose, upon declaration by the board of directors.

                            Shareholders' Meetings

             Union Financial                            South Carolina Community
 .    The board of directors determines the        .    Same.
     dates, times and locations for annual and
     special meetings.

 .    Union Financial must mail notice of the      .    Same.
     meeting and a description of its purpose
     no fewer than 10 days and no more
     than 60 days before the meeting to
     each shareholder entitled to vote.

 .    The Chairman of the Board or the             .    The board of directors may designate a
     President will chair the meeting.                 chairperson of the meeting.  In that
                                                       person's absence, the Chairman of the
                                                       Board will chair the meeting.  In the
                                                       Chairman of the Board's absence, the
                                                       majority of shares entitled to vote and
                                                       present at the meeting shall elect a
                                                       meeting chair.

 .    The board of directors or any shareholder    .    Same.
     may nominate directors for election or
     propose new business.

 .    To nominate a director or propose new        .    Shareholders must give written notice of
     business, shareholders must give written          their intent to nominate a director or
     notice to the Corporate Secretary of              propose new business to the Corporate
     Union Financial not less than 30 days nor         Secretary of South Carolina Community
     more than 60 days prior to the meeting.           not less than 90 days prior to the meeting.
     However, if Union Financial gives less            However, if South Carolina Community
     than 31 days notice of the meeting to the         gives less than 100 days' notice of the
     shareholders, written notice of the               meeting to shareholders, written notice
     shareholder proposal or nomination must           must be delivered to the Corporate
     be delivered to the Corporate Secretary           Secretary within 10 days of the date
     within 10 days of the date notice of the          notice of the meeting was mailed to
     meeting was mailed to shareholders.               shareholders.  The notice requirements
     Each notice given by a shareholder with           with respect to a nomination to the board
     respect to a nomination to the board of           of directors are the same as for Union
     directors must include:                           Financial.

     .    the name, age, business and
          home address of the nominee;

     .    the principal employment of the

  nominee;

 . any other information required
  by Regulation 14A of the
  Securities Exchange Act;

 . the number of shares of stock
  beneficially owned by the
  nominee; and

 . other information that may be
  reasonably requested by the
  Union Financial board.

 . The Chairperson of the annual or special    . Same.
  shareholders' meeting may, if the facts
  warrant, declare that a nomination or
  proposal was not made in accordance
  with the proper procedures and may
  declare that the nomination or proposal
  be disregarded and laid over for action at
  the next special or annual meeting.
  However, no special shareholders'
  meeting is required to consider a
  defective nomination or proposal.

                Action by Shareholders Without a Meeting

            Union Financial                      South Carolina Community

 . Any action that requires the approval of    . Same.
  the shareholders must be taken at an
  annual or special shareholders meeting.
  Union Financial shareholders may not
  consent in writing to actions requiring
  shareholder approval without such a
  meeting.

                              Board of Directors

               Union Financial                    South Carolina Community

 . The Union Financial bylaws provide that     . The South Carolina Community
  the maximum number of directors is            bylaws allow the board of
  seven.                                        directors to adopt periodic
                                                resolutions to fix the
                                                maximum number of directors.


 . There are currently seven members of the    . There are currently seven
  Union Financial board of directors.           members of the South Carolina
  Following the merger, three members of        Community board of directors.
  the South Carolina Community board            Following the merger, three
  will become members of the Union              former South Carolina Community
  Financial board.                              directors will join the Union
                                                Financial board. The service
                                                of the remaining four board
                                                members will terminate.
 . Union Financial will amend its bylaws to
  increase its maximum number of
  directors prior to completion of the
  merger.

                               Indemnification of Directors And Officers

               Union Financial                                    South Carolina Community

 . Union Financial may indemnify a current     . South Carolina Community
  or former director, officer, employee, or     indemnifies certain directors,
  agent who successfully defends himself        officers, employees and agents
  in a legal proceeding to which he was a       subject to legal proceedings,
  party by virtue of his position with Union    whether or not the disputes
  Financial against expenses (including         arose due to professional
  attorney fees but excluding settlement        undertakings, to the fullest
  amounts) reasonably incurred in               extent authorized by the DGCL.
  connection with the defense or settlement     Parties are indemnified against
  of the lawsuit.                               all expenses, liability and
                                                loss, including attorneys'
                                                fees, judgments, fines, ERISA
                                                excise taxes, and penalties
                                                or amounts paid in settlement.

 . In the case of a shareholder derivative     . If South Carolina Community
  suit, Union Financial will provide            does not pay a properly filed
  indemnification only to the extent a party    indemnification claim within
  is successful on the merits and has acted     60 days, a claimant may sue
  in good faith in the disputed transaction.    South Carolina Community to
  Union Financial will provide no               recover unpaid claim amounts.
  indemnification for a party held liable to    If the claimant is successful,
  the corporation unless required to do so      South Carolina Community will
  by the court.                                 also pay the expenses of the
                                                suit for recovery.

 . Expenses incurred by a party in             . South Carolina Community
  defending a civil or criminal proceeding      may also bring suit to
  may be paid by Union Financial if the         recover any expenses that
  party is successful on the merits and has     it has advanced if a party
  acted in good faith in the disputed           has not met the standards
  transaction.                                  of the DGCL.

 . If it is determined that a director acted in

     good faith in respect to some matters and not to others, Union Financial may reasonably prorate indemnification amounts.

 .    Union Financial may advance any                   .    Same.
     expenses subject to indemnification if
     authorized to do so by the board of
     directors and if a party undertakes in
     writing to repay any sums advanced if
     subsequently found unentitled to
     indemnification.

 .    Union Financial may purchase and                  .    Same.
     maintain insurance on behalf of any
     person who holds a position subject to
     indemnification.

 .    If any of the above indemnification               .    Same.
     provisions is or becomes invalid,  Union
     Financial will indemnify its directors,
     officers, and employees to the fullest
     extent permitted by the DGCL.

                      Elimination of Directors' Liability

            Union Financial                             South Carolina Community

 .    The Union Financial Certificate                   .    Same.
     eliminates personal financial liability of a director for breach of fiduciary duty, except for the following:

     .    a breach of the director's duty of
          loyalty, which prohibits self-dealing;

     .    acts or omissions not made in
          good faith or involving
          intentional misconduct or legal
          violations;

     .    acts pursuant to Section 174 of
          the DGCL, which covers
          unlawful payment of dividends,
          unlawful stock purchases and
          transactions through which a

  director derives an improper
  personal benefit.

                                       Amendment of Bylaws

           Union Financial                       South Carolina Community

 . A 2/3 majority of the board of directors    . A simple majority (50.1%)
  must approve a measure to repeal, amend       of the South Carolina
  or rescind the Union Financial bylaws.        Community board must approve
                                                a measure to repeal, amend
 . An 80% majority of the outstanding            or rescind the bylaws.
  shares of capital stock entitled to vote
  for the election of directors must          . Same.
  approve a measure to repeal, amend or
  rescind the Union Financial bylaws at
  a meeting of the shareholders for that
  purpose.

                     Amendment of Certificate of Incorporation

            Union Financial                         South Carolina Community

 . Under the DGCL, a certificate of            . The same provisions of the DGCL
  incorporation may be amended upon             apply to South Carolina
  approval by a simple majority (50.1%) of      Community.
  the total outstanding shares of each class
  entitled to vote for the election of
  directors, unless otherwise provided for
  in the document.

 . Under the Union Financial Certificate,      . Same, except that an 80%
  certain amendments require approval by        majority is required to
  an 80% majority vote of the outstanding       amend, alter, or repeal:
  shares of capital stock entitled to vote
  generally in the election of directors, cast  . Article FOURTH,
  at a meeting of the shareholders for that       Section C, relating to
  purpose. An 80% majority is required to         the stock authorization
  amend, alter, or repeal:                        and proportional voting
                                                  limitations for beneficial
  . Article X, outlining procedures               owners or more than 10% of
    for shareholders meetings and                 the outstanding shares of
    prohibiting cumulative voting by              common stock;
    shareholders;
                                                . Article FIFTH, Sections C
  . Article XI, concerning notice                 and D, requiring shareholder
    procedures for shareholder                    action to be taken at a duly
    proposals of new business and                 called meeting and
                                                  authorizing the board of
                                                  directors to declare such
                                                  meetings;


          board nominees;                         .    Article SIXTH, setting forth the
                                                       number, terms, and removal
                                                       procedures for members of the
     .    Articles XII and XIII, setting               board;
          forth the number, terms and
          classification, election and            .    Article SEVENTH, describing
          removal procedures for members               procedures to amend the South
          of the board of directors;                   Carolina Community bylaws;

     .    Article XIV, concerning the             .    Article EIGHTH, requiring
          acquisition of capital stock and             shareholder approval of certain
          voting restrictions applicable to            business combinations; and
          beneficial owners of 10% or
          more of the voting stock;               .    Article TWELFTH, describing
                                                       procedures to amend the South
     .    Article XV, requiring shareholder            Carolina Community Certificate
          approval of certain business                 of Incorporation.
          combinations;

     .    Article XVI, requiring the board
          of directors to consider certain
          social and economic factors when
          evaluating a proposed business
          combination;

     .    Article XVII, indemnifying
          directors, officers, employees and
          agents of Union Financial;

     .    Article XVIII, limiting the
          personal liability of directors to
          Union Financial or its
          shareholders, except in certain
          circumstances;

     .    Article XIX, describing
          procedures to amend the Union
          Financial bylaws; and

     .    Article XX, describing
          procedures to amend the Union
          Financial Certificate.

            SELECTED PROVISIONS IN THE CERTIFICATE OF INCORPORATION
                         AND BYLAWS OF UNION FINANCIAL

     Union Financial's Certificate of Incorporation and bylaws contain certain provisions that could make more difficult an acquisition of Union Financial by means of a tender offer, proxy context or otherwise. Certain provisions will also render the removal of the incumbent board of directors or management of Union Financial more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by the Union Financial board, but which Union Financial shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in Union Financial's Certificate of Incorporation and bylaws. See "Where You Can Find More Information" as to where to obtain a copy of these documents.

Business Combinations with Related Persons

     The Certificate of Incorporation requires the approval of the holders of at least 80% of Union Financial's outstanding shares of voting stock to approve certain "business combinations" involving a "related person" except in cases where the proposed transaction has been approved in advance by a two-thirds vote of those members of Union Financial's board of directors who are unaffiliated with the related person and were directors prior to the time when the related person became a related person.

     The term "related person" includes any individual or entity that owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Union Financial or an affiliate of such person or entity.

     A "business combination" includes:

     . any merger or consolidation of Union Financial with or into any related person;

     . any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of Union Financial or combined assets of Union Financial and its subsidiaries to a related person;

     . any merger or consolidation of a related person with or into Union Financial or a subsidiary of Union Financial;

     . any sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of a related person to Union Financial or a subsidiary of Union Financial;

     . the issuance of any securities of Union Financial or a subsidiary of Union Financial to a related person;

     . the acquisition by Union Financial or a subsidiary of Union Financial of any securities of a related person;

     . any reclassification of common stock of Union Financial or any recapitalization involving the common stock of Union Financial; or

     .    any agreement or other arrangement providing for any of the foregoing.

Limitation on Voting Rights

     The Certificate of Incorporation of Union Financial provides that no record owner of any outstanding Union Financial common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Union Financial common stock will be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit, unless permitted by a resolution adopted by a majority of the board of directors. Beneficial ownership is determined pursuant to the federal securities laws and includes shares beneficially owned by such person or any of his or her affiliates (as defined in the Certificate of Incorporation), shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his or her affiliates have or share investment or voting power, but does not include shares beneficially owned by directors, officers and employees of Provident Community Bank or Union Financial or shares that are subject to a revocable proxy and that are not otherwise beneficially, or deemed by Union Financial to be beneficially, owned by such person and his or her affiliates.

Board of Directors

     Classified Board

     The board of directors of Union Financial is divided into three classes, each of which contains approximately one-third of the number of directors. After their initial election at Union Financial's first annual meeting, the shareholders will elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Union Financial.

     Filling of Vacancies; Removal

     The Certificate of Incorporation provides that any vacancy occurring in the Union Financial board, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. The Certificate of Incorporation of Union Financial provides that a director may be removed from the board of directors prior to the expiration of his or her term only for cause and only upon the vote of two-thirds of the outstanding shares of voting stock. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Special Meetings of Shareholders

     The Certificate of Incorporation provides that only the Chairman or a majority of the board of directors of Union Financial may call special meetings of the shareholders of Union Financial. Shareholders are not able to call a special meeting or require that the board do so. At a special meeting, shareholders may consider only the business specified in the notice of meeting given by Union Financial. This provision prevents shareholders from forcing shareholder consideration of a proposal between annual meetings over the opposition of the Chairman and the Union Financial board by calling a special meeting of shareholders.

Advance Notice Provisions for Shareholder Nominations and Proposals

     The Union Financial bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders of Union Financial. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the Union

Financial board or by a shareholder who has given appropriate notice to Union Financial before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given Union Financial appropriate notice of its intention to bring that business before the meeting. Union Financial's Corporate Secretary must receive notice of the nomination or proposal not less than 30 nor more than 60 days prior to the annual meeting. A shareholder who desires to raise new business must provide certain information to Union Financial concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Union Financial with certain information concerning the nominee and the proposing shareholder.

     Advance notice of nominations or proposed business by shareholders gives the Union Financial board time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the Union Financial board, to inform shareholders and make recommendations about those matters.

Preferred Stock

     The Certificate of Incorporation authorize the Union Financial board to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although the Union Financial board has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt. The Union Financial board will make any determination to issue shares with those terms based on its judgment as to the best interests of Union Financial and its shareholders.

Amendment of Certificate of Incorporation

     Union Financial's Certificate of Incorporation require the affirmative vote of at least two-thirds of the outstanding voting stock entitled to vote to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of business combinations with related persons, calling special meetings, the number and classification of directors, director and officer indemnification by Union Financial and amendment of Union Financial's bylaws and Certificate of Incorporation. These supermajority voting requirements make it more difficult for the shareholders to amend these provisions of the Union Financial Certificate of Incorporation.

                 REGULATION AND SUPERVISION OF UNION FINANCIAL

General

     As a savings and loan holding company, Union Financial is required by federal law to file reports with, and otherwise comply with, the rules and regulations of the OTS. Provident Community Bank is subject to extensive regulation, examination and supervision by the OTS, as its primary federal regulator, and the FDIC, as the deposit insurer. Provident Community Bank is a member of the FHLB and its deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. Provident Community Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other savings institutions. The OTS and/or the FDIC conduct periodic examinations to test Provident Community Bank's safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on Union Financial, Provident Community Bank and their operations. Certain of the regulatory requirements applicable to Provident Community Bank and to Union Financial are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings institutions and their holding companies set forth in this proxy statement does not purport to be a complete description of such statutes and regulations and their effects on Union Financial and Provident Community Bank.

Holding Company Regulation

     Union Financial is a nondiversified unitary savings and loan holding company within the meaning of federal law. As a unitary savings and loan holding company, Union Financial generally is not restricted under existing laws as to the types of business activities in which it may engage, provided that Provident Community Bank continues to be a qualified thrift lender. See "Federal Savings Institution Regulation--QTL Test." Upon any non-supervisory acquisition by Union Financial of another savings institution or savings bank that meets the qualified thrift lender test and is deemed to be a savings institution by the OTS, Union Financial would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under
Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the OTS, and certain activities authorized by OTS regulation.

     A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the OTS and from acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS considers the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.

     The OTS may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

     Although savings and loan holding companies are not subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. Provident Community Bank must notify the OTS 30 days before declaring any dividend to Union Financial. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the OTS and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Federal Savings Institution Regulation

     Business Activities

     The activities of federal savings institutions are governed by federal law and regulations. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, many types of lending authority for federal associations, e.g., commercial, non-residential real property loans and consumer loans, are limited to a specified percentage of the institution's capital or assets.

     Capital Requirements

     The OTS capital regulations require savings institutions to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMEL financial institution rating system), and, together with the risk-based capital standard itself, a 4% Tier I risk-based capital standard. The OTS regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

     The risk-based capital standard for savings institutions requires the maintenance of Tier I (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the OTS capital regulation based on the risks believed inherent in the type of asset. Tier I (core) capital is defined as common shareholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus, and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     The capital regulations also incorporate an interest rate risk component. Savings institutions with "above normal" interest rate risk exposure are subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. For the present time, the OTS has deferred implementation of the interest rate risk component. At June 30, 1999, Provident Community Bank met each of its capital requirements.

     The following table presents Provident Community Bank's capital position at June 30, 1999.

                                                          Capital
                                                     ------------------
                                          Excess
                    Actual   Required  (Deficiency)  Actual   Required
                    Capital   Capital     Amount     Percent   Percent
                    -------  --------  ------------  ------- ----------
                                     (In thousands)
Tangible            13,288     8,114        5,174      6.55      4.00
Core (Leverage)     13,288     8,114        5,174      6.55      4.00
Risk-based          14,118     9,054        5,064     12.47      8.00


     Prompt Corrective Regulatory Action

     The OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk-weighted assets of less than 8%, a ratio of Tier I (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be "undercapitalized." A savings institution that has a total risk-based capital ratio less than 6%, a Tier I capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." Subject to a narrow exception, the OTS is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date a savings institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

     Insurance of Deposit Accounts

     Deposits of Provident Community Bank are presently insured by the SAIF. The FDIC maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution's assessment rate depends upon the categories to which it is assigned. Assessment rates for SAIF member institutions are determined semiannually by the FDIC and currently range from zero basis points for the healthiest institutions to 27 basis points for the riskiest.

     In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF. During 1998, FICO payments for SAIF members, including Provident Community Bank, approximated
6.10 basis points, while Bank Insurance Fund ("BIF") members paid 1.22 basis points. By law, there will be equal sharing of FICO payments between SAIF and BIF members on the earlier of January 1, 2000 or the date the SAIF and BIF are merged. The FDIC has authority to increase insurance assessments. A significant increase in SAIF insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Provident Community Bank. Management cannot predict what insurance assessment rates will be in the future.

     Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of Provident Community Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     Thrift Rechartering Legislation

     Legislation enacted in 1996 provided that the BIF and SAIF were to have merged on January 1, 1999 if there were no more savings associations as of that date. Various proposals to eliminate the federal savings association charter, create a uniform financial institutions charter, abolish the OTS and restrict savings and loan holding company activities have been introduced in Congress. Provident Community Bank is unable to predict whether such legislation will be enacted or the extent to which the legislation would restrict or disrupt its operations.

     Loans to One Borrower

     Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral. At June 30, 1999, Provident Community Bank's limit on loans to one borrower was $2.03 million, and Provident Community Bank's largest aggregate outstanding balance of loans to one borrower was $1.27 million.

     QTL Test

     The HOLA requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a "domestic building and loan association" under the Internal Revenue Code or maintain at least 65% of its "portfolio assets" (total assets less: (1) specified liquid assets up to 20% of total assets; (2) intangibles, including goodwill; and (3) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least nine months out of each 12 month period.

     A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. As of June 30, 1999, Provident Community Bank met the qualified thrift lender test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered "qualified thrift investments."

     Limitation on Capital Distributions

     Under the OTS capital distribution regulations effective April 1, 1999, an application to and the prior approval of the OTS will be required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations (i.e., generally, examination ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with OTS. If an application is not required, the institution must still provide prior notice to OTS of the capital distribution. In the event Provident Community Bank's capital fell below its regulatory requirements or the OTS notified it that it was in need of more than normal supervision, Provident Community Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

     Liquidity

     Provident Community Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement is currently 4%, but may be changed from time to time by the OTS to any amount within the range of 4% to 10%. Monetary penalties may be imposed for failure to meet these liquidity requirements. Provident Community Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.

     Assessments

     Savings institutions are required to pay assessments to the OTS to fund the agency's operations. The general assessments, paid on a semi-annual basis, are computed upon the savings institution's total assets, including consolidated subsidiaries, as reported in Provident Community Bank's latest quarterly thrift financial report.

     Transactions with Related Parties

     Provident Community Bank's authority to engage in transactions with "affiliates" (e.g., any company that controls or is under common control with an institution, including the Company and its non-savings institution subsidiaries) is limited by federal law. The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. The transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

     Provident Community Bank's authority to extend credit to executive officers, directors and 10% shareholders ("insiders"), as well as entities such persons control, is also governed by federal law. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Recent legislation created an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. The law limits both the individual and aggregate amount of loans Provident Community Bank may make to insiders based, in part, on Provident Community Bank's capital position and requires certain board approval procedures to be followed.

     Enforcement

     The OTS has primary enforcement responsibility over savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

     Standards for Safety and Soundness

     The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OTS determines that a savings institution fails to meet any standard prescribed by the guidelines, the OTS may require the institution to submit an acceptable plan to achieve compliance with the standard.

Federal Reserve System

     The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $46.5 million or less (subject to adjustment by the Federal Reserve Board), the reserve requirement is 3%; and for accounts aggregating greater than $46.5 million, the reserve requirement is $1.395 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $46.5 million. The first $4.9 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. Provident Community Bank complies with the foregoing requirements.

                                    EXPERTS

     The financial statements of Union Financial Bancshares, Inc. and Subsidiaries as of September 30, 1998 and 1997 for each of the three years in the period ended September 30, 1998 have been incorporated by reference herein in reliance upon the report of Elliott, Davis & Company, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of South Carolina Community as of June 30, 1999 and June 30, 1998 and for the years then ended have been included herein in reliance upon the report of Crisp Hughes Evans LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Union Financial and South Carolina Community that is not included or delivered with this document, including annual, quarterly and current reports that South Carolina Community and Union Financial file with the SEC. You may read and copy any reports, statements or other information that South Carolina Community and Union Financial file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. South Carolina Community's and Union Financial's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

     Union Financial has filed a registration statement to register with the SEC the shares of Union Financial common stock to be issued to South Carolina Community shareholders in the merger. This prospectus is a part of the registration statement and constitutes a joint prospectus for Union Financial and South Carolina Community, and a joint proxy statement for the Union Financial and South Carolina Community special meetings.

     The SEC allows Union Financial and South Carolina Community to "incorporate by reference" information into this document, which means that Union Financial and South Carolina Community can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the document. This document incorporates by reference the documents listed below that Union Financial and South Carolina Community have filed with the SEC. The documents contain important information about their financial condition.

               Union Financial SEC Filings (File No. 033-80808)

     Quarterly Report on Form 10-QSB    Three months ended June 30, 1999
     Quarterly Report on Form 10-QSB    Three months ended March 31, 1999
     Quarterly Report on Form 10-QSB    Three months ended December 31, 1998
     Annual Report on Form 10-KSB       Year ended September 30, 1998


           South Carolina Community SEC Filings (File No. 000-24476)

     Annual Report on Form 10-KSB       Year Ended June 30, 1999

     Union Financial and South Carolina Community also incorporate by reference additional documents that they may file with the SEC between the date of this prospectus and the date of their meetings. These include periodic reports, such as Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K, and proxy statements.

     Documents incorporated by reference are also available from the companies without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. Shareholders of Union Financial or South Carolina Community may request documents incorporated by reference in writing or by telephone from the appropriate company at the following addresses:

               Union Financial Bancshares, Inc.
               203 West Main Street
               Union, South Carolina 29379
               Attention: Wanda J. Wells, Vice President and Corporate Secretary
               (864) 427-9000

               South Carolina Community Bancshares, Inc.
               110 South Congress Street
               Winnsboro, South Carolina 29180
               Attention: Terri C. Robinson, Corporate Secretary-Controller
               (803) 635-5536

     If you would like to request documents from Union Financial, please do so by ______, 1999 in order to receive them before the special meeting of shareholders. If you would like to request documents from South Carolina Community, please do so by ________, 1999.

     You should rely only on the information contained or incorporated by reference in this document to vote your shares at the Union Financial and South Carolina Community shareholders meetings. Union Financial and South Carolina Community have not authorized anyone to provide you with information that is different from what is contained in this document. This prospectus is dated _________, 1999. You should not assume that the information contained in this prospectus is accurate as of any other date. Neither the mailing of this document to shareholders nor the issuance of Union Financial's securities in the merger shall create any implication to the contrary.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely upon it.

     If you are in a jurisdiction where offers to exchange or sell, or solicitations or offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                             SHAREHOLDER PROPOSALS

Union Financial Shareholder Proposals for its Annual Meeting

     Union Financial is holding its 1999 annual meeting of shareholders during the first quarter of 2000. Union Financial's Certificate of Incorporation provides that in order for a shareholder to present a proposal at Union Financial's annual meeting, the shareholder must give advance notice to Union Financial not less than 90 days prior to the meeting. However, if the date of an annual meeting changes by more than 31 days from the date of the previous year's annual meeting, the shareholder must give notice to Union Financial within 10 days following the day on which notice of the annual meeting was mailed to shareholders. Based on the date of the 1998 annual meeting, Union Financial anticipates that, in order to be timely, shareholder nominations or proposals intended to be made at the 1999 annual meeting must be made by December 21,1999. The Certificate of Incorporation specifies the information that must accompany any such shareholder notice. Copies of the Certificate of Incorporation may be obtained from the Corporate Secretary of Union Financial. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

South Carolina Community Shareholder Proposals

     If the merger is not approved by South Carolina Community's shareholders at the special meeting, South Carolina Community expects that it would hold its 1999 annual meeting of shareholders on April 17, 2000. If a shareholder wishes to present a proposal at South Carolina Community's annual meeting, the shareholder must give advance notice to South Carolina Community not less than 90 days prior to the meeting. However, if the date of an annual meeting changes by more than 30 days from the date of the previous year's annual meeting, the shareholder must give notice to South Carolina Community within 10 days after disclosure of the meeting date. Accordingly, advance written notice of shareholder proposals to be brought before the 1999 annual meeting of shareholders must be given to South Carolina Community no later than January 15, 2000. South Carolina Community's bylaws specify the information that must accompany notice of a shareholder proposal. Copies of the bylaws may be obtained from the Corporate Secretary of South Carolina Community. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

================================================================================
                                                                      APPENDIX A


                         AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JULY 1, 1999

                                 BY AND BETWEEN

                        UNION FINANCIAL BANCSHARES, INC.

                                      AND

                   SOUTH CAROLINA COMMUNITY BANCSHARES, INC.


================================================================================

                               TABLE OF CONTENTS

                                                                                                                  Page No.

Introductory Statement................................................................................................ 4

ARTICLE I

     The Merger....................................................................................................... 4
     ----------
     Section 1.1.    Structure of the Merger.......................................................................... 4
                     -----------------------
     Section 1.2.    Effect on Outstanding Shares of SCCB Common Stock................................................ 5
                     -------------------------------------------------
     Section 1.3.    Exchange Procedures.............................................................................. 6
                     -------------------
     Section 1.4.    Stock Options.................................................................................... 8
                     -------------
     Section 1.5.    Bank Merger...................................................................................... 9
                     -----------
     Section 1.6.    Directors of UFB after Effective Time............................................................ 9
                     -------------------------------------
     Section 1.7.    Alternative Structure............................................................................ 9
                     ---------------------
     Section 1.8.    Dissenters' Rights............................................................................... 9
                     ------------------

ARTICLE II

     Representations and Warranties...................................................................................10
     ------------------------------
     Section 2.1.    Disclosure Letters...............................................................................10
                     ------------------
     Section 2.2.    Standards........................................................................................10
                     ---------
     Section 2.3.    Representations and Warranties of SCCB...........................................................11
                     --------------------------------------
     Section 2.4.    Representations and Warranties of UFB............................................................24
                     -------------------------------------

ARTICLE III

     Conduct Pending the Merger.......................................................................................32
     --------------------------
     Section 3.1.    Conduct of SCCB's Business Prior to the Effective Time...........................................32
                     ------------------------------------------------------
     Section 3.2.    Forbearance by SCCB..............................................................................32
                     -------------------
     Section 3.3.    Conduct of UFB's Business Prior to the Effective Time............................................36
                     -----------------------------------------------------

ARTICLE IV

     Covenants........................................................................................................36
     ---------
     Section 4.1.    Acquisition Proposals............................................................................36
                     ---------------------
     Section 4.2.    Certain Policies of SCCB.........................................................................38
                     ------------------------
     Section 4.3.    Access and Information...........................................................................38
                     ----------------------
     Section 4.4.    Certain Filings, Consents and Arrangements.......................................................39
                     ------------------------------------------
     Section 4.5.    Antitakeover Provisions..........................................................................40
                     -----------------------
     Section 4.6.    Additional Agreements............................................................................40
                     -----------------------
     Section 4.7.    Publicity........................................................................................40
                     ---------
     Section 4.8.    Stockholders Meetings............................................................................40
                     ---------------------
     Section 4.9.    Proxy Statements; Comfort Letters................................................................41
                     ---------------------------------




     Section 4.10.   Registration of UFB Common Stock.................................................................41
                     --------------------------------
     Section 4.11.   Affiliate Letters................................................................................42
                     -----------------
     Section 4.12.   Notification of Certain Matters..................................................................42
                     -------------------------------
     Section 4.13.   Employees, Directors and Officers................................................................42
                     ---------------------------------
     Section 4.14.   Indemnification; Directors' and Officers' Insurance..............................................44
                     ---------------------------------------------------
     Section 4.15.   Tax-Free Reorganization Treatment................................................................45
                     ---------------------------------
ARTICLE V

     Conditions to Consummation.......................................................................................45
     --------------------------
     Section 5.1.    Conditions to Each Party's Obligations...........................................................45
                     --------------------------------------
     Section 5.2.    Conditions to the Obligations of UFB and UFB Bank................................................46
                     -------------------------------------------------
     Section 5.3.    Conditions to the Obligations of SCCB and SCCB Bank..............................................48
                     ---------------------------------------------------

ARTICLE VI

     Termination......................................................................................................49
     -----------
     Section 6.1.    Termination......................................................................................49
                     -----------
     Section 6.2.    Termination Fee: Expenses........................................................................51
                     -------------------------

ARTICLE VII

     Closing, Effective Date and Effective Time.......................................................................52
     ------------------------------------------
     Section 7.1.    Effective Date and Effective Time................................................................52
                     ---------------------------------
     Section 7.2.    Deliveries at the Closing........................................................................52
                     -------------------------

ARTICLE VIII

     Certain Other Matters............................................................................................52
     ---------------------
     Section 8.1.    Certain Definitions; Interpretation..............................................................52
                     -----------------------------------
     Section 8.2.    Survival.........................................................................................53
                     --------
     Section 8.3.    Waiver; Amendment................................................................................53
                     -----------------
     Section 8.4.    Counterparts.....................................................................................53
                     ------------
     Section 8.5.    Governing Law....................................................................................53
                     -------------
     Section 8.6.    Expenses.........................................................................................53
                     --------
     Section 8.7.    Notices..........................................................................................53
                     -------
     Section 8.8.    Entire Agreement; etc............................................................................55
                     ---------------------
     Section 8.9.    Assignment.......................................................................................55
                     ----------

                          Agreement and Plan of Merger
                          ----------------------------

          This is an Agreement and Plan of Merger, dated as of the 1st day of July, 1999 ("Agreement"), by and between Union Financial Bancshares, Inc., a Delaware corporation ("UFB"), and South Carolina Community Bancshares, Inc., a Delaware corporation ("SCCB").

                             Introductory Statement

          The Board of Directors of each of UFB and SCCB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of UFB and SCCB, respectively, and in the best long-term interests of their respective stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and
(iii) has approved, at meetings of each of such Boards of Directors, this Agreement.

          The parties hereto intend that the merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"), for federal income tax purposes, and the merger shall be accounted for as a purchase.

          UFB and SCCB desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

          In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:


                                   ARTICLE I

                                   The Merger
                                   ----------

          Section 1.1.   Structure of the Merger.  On the Effective Date (as
                         -----------------------
defined in Section 7.1), SCCB will merge with and into UFB ("Merger"), with UFB being the surviving entity, pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law ("DGCL"). Upon consummation of the Merger, the separate corporate existence of SCCB shall cease. UFB shall continue to be governed by the laws of the State of Delaware and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

          Section 1.2.  Effect on Outstanding Shares of SCCB Common Stock.
                        -------------------------------------------------

          (a) Each share of common stock, $.01 par value, of UFB ("UFB Common Stock") that is issued and outstanding immediately prior to the Effective Time (as defined in Section 7.1) shall continue to be an issued and outstanding share of UFB Common Stock from and after the Effective Time; and

          (b) By virtue of the Merger, each share of common stock, $.01 par value, of SCCB ("SCCB Common Stock") that is issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, shall be deemed surrendered and each such share shall be converted into and become the right to receive one of the following:

               (i) Cash (the "Cash Consideration") in the amount equal to $5.25 and stock (the "Stock Consideration") equal to 0.817 of a share (the "Exchange Ratio") of UFB stock for each SCCB share, if the UFB Market Value (defined below) is greater than $15.00 per share;

               (ii) Cash Consideration in the amount equal to $5.25 and shares of UFB stock such that based on the UFB Market Value, the value of the Merger Consideration (defined below) is equal to $17.50 for each SCCB share, if the UFB Market Value is greater than or equal to $12.50 per share and less than or equal to $15.00 per share;

               (iii) Cash Consideration in the amount equal to $5.25 and Stock Consideration equal to 0.980 of a share of UFB stock for each SCCB share, if the UFB Market Value is greater than or equal to $12.00 per share and less than $12.50 per share; and

               (iv) Stock Consideration equal to 0.980 of a share of UFB stock and additional Cash Consideration equal to the difference between the UFB Market Value of 0.980 of a share of UFB stock and $17.00, if the UFB Market Value is less than $12.00 per share.

     The aggregate of the Cash Consideration and Stock Consideration payable and/or issuable pursuant to this Agreement at the Effective Time is sometimes hereinafter collectively referred to as the "Merger Consideration."

     As of the Effective Time, shares of SCCB Common Stock held directly or indirectly by SCCB or directly or indirectly by UFB, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. In addition, no Dissenting Shares (as defined in Section 1.8 of this Agreement) shall be converted pursuant to this Section 1.2 but shall be treated in accordance with the procedures set forth in Section 1.8 of this Agreement.

          (c) As used herein, the "UFB Market Value" shall be the average of the closing sales prices on that day, as reported on the SmallCap Market System of The Nasdaq Stock Market, Inc. ("Nasdaq Stock Market"), for the twenty-five
(25) consecutive trading days (whether or not UFB traded on such days) immediately preceding the day which is three (3) days prior to the Closing Date (as defined in Section 7.1 of this Agreement).

          (d) No fraction of a whole share of UFB Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of SCCB Common Stock who would otherwise be entitled to receive a fraction of a share of UFB Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the UFB Market Price determined as of the Effective Date.

          (e) Anti-Dilution Provisions. If UFB shall, at any time before the Effective Date, (i) issue a dividend in shares of UFB Common Stock, (ii) combine the outstanding shares of UFB Common Stock into a smaller number of shares,
(iii) subdivide the outstanding shares of UFB Common Stock, or (iv) classify the shares of UFB Common Stock, then, in any event, the number of shares of UFB Common Stock to be delivered to SCCB shareholders who are entitled to receive shares of UFB Common Stock in exchange for shares of SCCB Common Stock shall be adjusted so that each SCCB shareholder shall be entitled to receive such number of shares of UFB Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred immediately prior to the happening of such event. In addition, in the event that, prior to the Effective Date, UFB enters into an agreement pursuant to which shares of UFB Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each SCCB shareholder shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred on the date immediately preceding the announcement of such event.

          Section 1.3.  Exchange Procedures.
                        -------------------

          (a) Appropriate transmittal materials ("Letter of Transmittal") in a form satisfactory to UFB and SCCB, shall be mailed as soon as reasonably practicable after the Effective Time, and in no event later than 5 business days thereafter, to each holder of record of SCCB Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of SCCB Common Stock to be converted thereby.

          (b) At and after the Effective Time, each certificate ("SCCB Certificate") previously representing shares of SCCB Common Stock (except as specifically set forth in Section 1.2) shall represent only the right to receive the Merger Consideration.

          (c) Prior to the Effective Time, UFB shall deposit, or shall cause to be deposited, either (i) in a segregated account with Provident Community Bank or (ii) with such bank or trust company that is selected by UFB to act as exchange agent ("Exchange Agent"), for the benefit of the holders of shares of SCCB Common Stock, for exchange in accordance with this Section 1.3, an amount of cash sufficient to pay the aggregate amount of Cash Consideration to be paid pursuant to Section 1.2 and the aggregate amount of cash to be paid in lieu of fractional shares, and UFB shall reserve for issuance with its Transfer Agent and Registrar a sufficient number of shares of UFB Common Stock to provide for payment of the Stock Consideration. At the Effective Time, UFB shall have granted the Exchange Agent the requisite power and authority to effect for and on behalf of UFB the issuance of the number of shares of UFB Common Stock issuable in the share exchange.

          (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the SCCB Certificates shall pass, only upon delivery of the SCCB Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as UFB may reasonably determine and (iii) include instructions for use in effecting the surrender of the SCCB Certificates in exchange for the Merger Consideration. Upon the proper surrender of the SCCB Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such SCCB Certificates shall be entitled to receive in exchange therefor (m) a certificate representing that number of whole shares of UFB Common Stock that such holder has the right to receive pursuant to Section 1.2 and (n) a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 1.2 (including any cash in lieu of any fractional shares of SCCB Common Stock to which such holder is entitled and any dividends or other distributions to which such holder is entitled pursuant to this Section 1.3). SCCB Certificates so surrendered shall forthwith be canceled. As soon as practicable, but no later than five (5) business days following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute UFB Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of UFB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of SCCB Common Stock not registered in the transfer records of SCCB, the Merger Consideration shall be issued to the transferee thereof if the SCCB Certificates representing such SCCB Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of UFB and the Exchange Agent,
(x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

          (e) No dividends or other distributions declared or made after the Effective Date with respect to UFB Common Stock shall be remitted to any person entitled to receive shares of UFB Common Stock hereunder until such person surrenders his or her SCCB Certificates in accordance with this Section 1.3. Upon the surrender of such person's SCCB Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of UFB Common Stock represented by such person's SCCB Certificates.

          (f) From and after the Effective Time there shall be no transfers on the stock transfer records of SCCB of any shares of SCCB Common Stock. If, after the Effective Time, SCCB Certificates are presented to UFB, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.3.

          (g) Any portion of the aggregate amount of cash pursuant to Section 1.2, any dividends or other distributions to be paid pursuant to this Section
1.3 or any proceeds from any investments thereof that remain unclaimed by the stockholders of SCCB for nine months after the Effective Time, shall be repaid by the Exchange Agent to UFB upon the written request of UFB. After such request is made, any stockholders of SCCB who have not theretofore complied with this
Section 1.3 shall look only to UFB for the Merger Consideration deliverable in respect of each share of SCCB Common Stock such stockholder holds, as determined pursuant to Section 1.2 of this Agreement, without any interest thereon. If outstanding SCCB Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of UFB (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of UFB, UFB Bank (as defined below), the Exchange Agent or any other person shall be liable to any former holder of SCCB Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) UFB and the Exchange Agent shall be entitled to rely upon SCCB's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any SCCB Certificate, UFB and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (i) If any SCCB Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such SCCB Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such SCCB Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed SCCB Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.2.

           Section 1.4.  Stock Options.
                         -------------

          (a) At the Effective Time, each option to acquire shares of SCCB Common Stock ("SCCB Option") granted pursuant to the SCCB Bank 1994 Stock Option Plan (the "SCCB Option Plan") that is then outstanding and unexercised shall be canceled, and in lieu thereof the holders of such options shall be paid in cash an amount equal to the product of (i) the number of shares of SCCB Common Stock subject to such option at the Effective Time and (ii) an amount equal to the excess of the cash value of the Merger Consideration (determined using the UFB Market Value pursuant to Section 1.2(c)) over the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. In the event that the exercise price of a SCCB Option is greater than the Merger Consideration, then at the Effective Time such SCCB Option shall be canceled without any payment made in exchange therefor. At the Effective Time, the SCCB Option Plan shall be deemed terminated. In connection with the payment made pursuant to this Section 1.4, each option holder shall execute an acknowledgment of the receipt and cancellation of such SCCB Option.

          Section 1.5.   Bank Merger.  Concurrently with or as soon as
                         -----------
practicable after the execution and delivery of this Agreement, Provident Community Bank ("UFB Bank"), a wholly-owned subsidiary of UFB, and Community Federal Savings Bank ("SCCB Bank"), a wholly-owned subsidiary of SCCB, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit A, pursuant to which the bank merger (the "Bank Merger") will be effected. The parties hereto intend that the Bank Merger shall become effective on the Effective Date. The Plan of Bank Merger shall provide that the directors of UFB Bank as the surviving entity of the Bank Merger shall be (a) all of the directors of UFB Bank serving immediately prior to the Bank Merger and (b) three additional persons who shall become directors of UFB Bank in accordance with
Section 4.13. Other than as provided in Section 4.13, no director of SCCB Bank shall become a director of UFB Bank.

          Section 1.6.   Directors of UFB after Effective Time.  At the
                         -------------------------------------
Effective Time, the directors of UFB shall consist of (a) the directors of UFB serving immediately prior to the Effective Time and (b) three additional persons who shall become directors of UFB in accordance with Section 4.13. Other than as provided in Section 4.13, no director of SCCB shall become a director of UFB.

          Section 1.7.   Alternative Structure.  UFB may at any time prior to
                         ---------------------
the Effective Time change the method of effecting the Merger and the Bank Merger or any part thereof if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration issued to holders of SCCB Common Stock as provided for in the Agreement, (b) adversely affect the tax treatment of SCCB's stockholders as a result of receiving the Merger Consideration, (c) materially impede or delay consummation of the Merger, or (d) result in any representation or warranty of any party set forth in this Agreement becoming incorrect in any material respect.

           Section 1.8.  Dissenters' Rights.
                         ------------------

          (a) UFB shall pay for any dissenters' shares (the "Dissenters' Shares") in accordance with Section 262 of the DGCL, and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under Section 262 of the DGCL with respect to any Dissenters' Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Dissenters' Shares and shall be converted into the right to receive Merger Consideration pursuant to Section 1.2(b).

          (b) SCCB shall (i) give UFB prompt written notice of the receipt of any notice from a stockholder purporting to exercise any dissenters' rights,
(ii) not settle nor offer to settle any demand for payment without the prior written consent of UFB and (iii) not waive any failure to comply strictly with any procedural requirements of the DGCL.

                                   ARTICLE II

                         Representations and Warranties
                         ------------------------------

          Section 2.1.   Disclosure Letters.  On or prior to the execution and
                         ------------------
delivery of this Agreement, SCCB and UFB each shall have delivered to the other a letter (each, its "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate), other than Section 2.3(g) and Section 2.4(g); provided, that
(a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 2.2 and (b) the mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 2.2(b)).

           Section 2.2.  Standards.
                         ---------

          (a) No representation or warranty of SCCB or UFB contained in Sections 2.3 or 2.4, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Sections 2.3 or 2.4, as applicable, there is reasonably likely to exist a Material Adverse Effect. SCCB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of UFB.

          (b) As used in this Agreement, the term "Material Adverse Effect" means either (i) an effect which is material and adverse to the business, financial condition or results of operations of SCCB or UFB, as the context may dictate; provided, however, that any such effect resulting from any (A) changes in laws, rules or regulations or generally accepted accounting principles or interpretations thereof that apply to both UFB and UFB Bank and SCCB and SCCB Bank, as the case may be, or (B) changes in the general level of market interest rates shall not be considered in determining if a Material Adverse Effect has occurred; or (ii) the failure of (x) a representation or warranty contained in Section 2.3(a)(i) and (iv), Section 2.3(c), Section 2.3(d), 2.3(g)(iii), 2.4(a)(i) and (iv), Section 2.4(c),
2.4(g)(iii) or 2.4(l) to be true and correct or (y) a representation or warranty contained in the second sentence of each of 2.3(f)(i) or 2.4(f)(i) and the first two sentences of each of Sections 2.3(aa) or 2.4(t) to be true and correct in all material respects.

          (c) For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party, its counsel or any officer of that party with the title ranking not less than senior vice president.

          Section 2.3.   Representations and Warranties of SCCB.  Subject to
                         --------------------------------------
Sections 2.1 and 2.2, SCCB represents and warrants to UFB that, except as specifically disclosed in SCCB's Disclosure Letter:

          (a)  Organization. (i)  SCCB is a corporation duly organized,
               ------------
validly existing and in good standing under the laws of the State of Delaware and is duly registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"). SCCB is a federally-chartered savings bank duly organized, validly existing and in good standing under federal law. SCCB Bank has no Subsidiaries (as defined below). Each of SCCB and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As used in this Agreement, unless the context requires otherwise, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party.

               (ii) SCCB and each of its Subsidiaries has the requisite corporate power and authority, and is duly qualified and is in good standing, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

               (iii) SCCB's Disclosure Letter sets forth all of SCCB's Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which SCCB owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each of SCCB's Subsidiaries, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. SCCB owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries.
No Subsidiary of SCCB other than SCCB Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA"), and the applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by SCCB or any of its other Subsidiaries are fully paid, nonassessable and not subject to any preemptive rights and are owned by SCCB or a Subsidiary of SCCB free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares.

               (iv) The deposits of SCCB Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent provided in the FDIA.

     (b)  Capital Structure.  (i)  The authorized capital stock of SCCB
          -----------------
consists of 1,400,000 shares of SCCB Common Stock, par value $.01 per share, and 200,000 shares of preferred stock, par value $.01 per share ("SCCB Preferred Stock"). As of the date of this Agreement, (A) 538,716 shares of SCCB Common Stock were issued and outstanding, (B) no shares of SCCB Preferred Stock were issued and outstanding, (C) no shares of SCCB Common Stock were reserved for issuance, except that 31,211 shares of SCCB Common Stock were reserved for issuance pursuant to the SCCB 1994 Recognition and Retention Plan (" SCCB RRP") and 78,028 shares of SCCB Common Stock were reserved for issuance pursuant to the SCCB Option Plan and (D) 241,559 shares of SCCB Common Stock were held by SCCB in its treasury or by its Subsidiaries. The authorized capital stock of SCCB Bank consists of 800,000 shares of common stock, par value $1.00 per share, and 200,000 shares of preferred stock, par value $1.00 per share. As of the date of this Agreement, 100 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by SCCB.
All outstanding shares of capital stock of SCCB and SCCB Bank are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by SCCB in its treasury or by its Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares. SCCB's Disclosure Letter sets forth a complete and accurate list of all options to purchase SCCB Common Stock that have been granted and are outstanding pursuant to the SCCB Option Plan and all outstanding restricted stock grants under the SCCB RRP, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant.

               (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") of SCCB are issued or outstanding.

               (iii) As of the date of this Agreement, except for this Agreement and as set forth in SCCB's Disclosure Letter, neither SCCB nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating SCCB or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of SCCB or any of its Subsidiaries or obligating SCCB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of SCCB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of SCCB or any of its Subsidiaries.

          (c)  Authority. Each of SCCB and SCCB Bank has all requisite corporate
               ---------
power and authority to enter into this Agreement and the Plan of Bank Merger, respectively, and, subject to approval of this Agreement by the requisite vote of SCCB's stockholders and receipt of all required regulatory or governmental approvals, as contemplated by Section 5.1(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the approval of this Agreement by SCCB's stockholders, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of SCCB and SCCB Bank. This Agreement has been duly executed and delivered by SCCB and constitutes a valid and binding obligation of SCCB, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (d) Stockholder Approval; Fairness Opinion. The affirmative vote of a
              --------------------------------------
majority of the outstanding shares of SCCB Common Stock entitled to vote on this Agreement is the only vote of the stockholders of SCCB required for approval of this Agreement and the consummation of the Merger and the related transactions contemplated hereby. SCCB has received the written opinion of Trident Financial Corporation to the effect that, as of the date hereof, the Exchange Ratio to be received by SCCB's stockholders is fair, from a financial point of view, to such stockholders.

          (e)  No Violations.  The execution, delivery and performance of this
               -------------
Agreement by SCCB do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals (as defined below) and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of SCCB or any of its Subsidiaries, or to which SCCB or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of SCCB or the similar organizational documents of any of its Subsidiaries or
(iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of SCCB or any of its Subsidiaries, under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which SCCB or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, and the consummation of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to Section 1.7) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (x) the approval of the holders of a majority of the outstanding shares of SCCB Common Stock, (y) the approval of the Office of Thrift Supervision ("OTS") under HOLA and the approval of the appropriate regulatory authority under Section 18(c) of the FDIA (collectively, the "Requisite Regulatory Approvals"), and (z) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement. As of the date hereof, the executive officers of SCCB know of no reason pertaining to SCCB why any of the approvals referred to in this Section 2.3(e) should not be obtained without the imposition of any material condition or restriction described in the proviso to
Section 5.1(b).

          (f)  Reports.  (i)  As of their respective dates, none of the reports
               -------
or other statements filed by SCCB or SCCB Bank on or subsequent to June 30, 1998 with the Securities and Exchange Commission (the "SEC"), FDIC and the OTS (collectively, "SCCB's Reports"), contained, or will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of SCCB included in SCCB's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP") (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by the SEC). Each of the consolidated statements of condition contained or incorporated by reference in SCCB's Reports (including in each case any related notes and schedules) fairly presented, or will fairly present, as the case may be (A) the financial position of the entity or entities to which it relates as of its date and each of the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity, contained or incorporated by reference in SCCB's Reports (including in each case any related notes and schedules), and (B) the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein. SCCB has made available to UFB a true and complete copy of each of SCCB's Reports filed with the SEC since June 30, 1998.

               (ii) SCCB and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since June 30, 1995 with (A) the OTS, (B) the SEC, (C) the National Association of Securities Dealers, Inc. ("NASD"), and (D) any other self-regulatory organization ("SRO"), and have paid all fees and assessments due and payable in connection therewith.

          (g)  Absence of Certain Changes or Events.  Except as disclosed in
               ------------------------------------
SCCB's Reports filed on or prior to the date of this Agreement since June 30, 1998, (i) SCCB and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) SCCB and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any Material Adverse Effect with respect to SCCB.

          (h)  Absence of Claims.  Except as set forth in SCCB's Disclosure
               -----------------
Letter, no litigation, proceeding, controversy, claim or action before any court or governmental agency is pending against SCCB or any of its Subsidiaries and, to the best of SCCB's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

          (i)  Absence of Regulatory Actions.  Neither SCCB nor any of its
               -----------------------------
Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("Government Regulators"), or has adopted any board resolutions at the request of any Government Regulators, nor has it been advised by any Government Regulators that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

     (j)  Taxes.  All federal, state, local and foreign tax returns required
          -----
to be filed by or on behalf of SCCB or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by SCCB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on SCCB's balance sheet (in accordance with GAAP). For purposes of this Section 2.3(j), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of SCCB or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where SCCB or any of its Subsidiaries do not file tax returns that SCCB or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to SCCB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on SCCB's balance sheet (in accordance with GAAP). Except as set forth in SCCB's Disclosure Letter, SCCB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. SCCB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and SCCB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of

Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither SCCB nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form or (iii) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (k)  Agreements. (i)     Except for arrangements made in the
               ----------
ordinary course of business, and except as set forth in SCCB's Disclosure Letter, SCCB and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-B) to be performed after the date hereof that has not been filed with or incorporated by reference in SCCB's Reports. Except as disclosed in SCCB's Disclosure Letter, neither SCCB nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 60 days' or less notice, (B) agreement with any executive officer or other key employee of SCCB or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SCCB or any of its Subsidiaries of the nature contemplated by this Agreement, (C) agreement with respect to any employee or director of SCCB or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than 60 days or for the payment of in excess of $20,000 per annum, (D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (E) agreement containing covenants that limit the ability of SCCB or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, SCCB (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

               (ii) Except as set forth in SCCB's Disclosure Letter, neither SCCB nor any of its Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

               (iii) SCCB and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, and neither SCCB nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of SCCB and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

          (l)  Labor Matters.  Neither SCCB nor any of its Subsidiaries is or
               -------------
has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is SCCB or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel SCCB or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving SCCB or any of its Subsidiaries pending or, to SCCB's knowledge, threatened. SCCB and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

          (m)  Employee Benefit Plans.  SCCB's Disclosure Letter contains a
               ----------------------
complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of SCCB or any of its Subsidiaries (hereinafter collectively referred to as the "SCCB Employee Plans"). All of the SCCB Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code upon SCCB or any of its Subsidiaries. Neither SCCB nor any of its Subsidiaries has provided, or is required to provide, security to any SCCB Pension Plan or to any single-employer plan of an ERISA Affiliate (as defined under Section 4001(b)(1) of ERISA or Section 414 of the
Code) pursuant to Section 401(a)(29) of the Code. Neither SCCB, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each SCCB Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "SCCB Qualified Plan") has received a favorable determination letter from the Internal Revenue Service ("IRS"), and SCCB and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to SCCB's knowledge, threatened litigation, administrative action or proceeding relating to any SCCB Employee Plan. There has been no announcement or commitment by SCCB or any of its Subsidiaries to create an additional SCCB Employee Plan, or to amend any SCCB Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such SCCB Employee Plan; and, except as specifically identified in SCCB's Disclosure Letter, SCCB and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any SCCB Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Except as disclosed in SCCB's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by SCCB or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any SCCB Employee Plan or accelerate the time of payment or vesting of any such benefit. With respect to each SCCB Employee Plan, SCCB has supplied to UFB a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such SCCB Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such SCCB Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such SCCB Employee Plan, if the SCCB Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such SCCB Employee Plan is an SCCB Pension Plan and any subsequent changes to the actuarial assumptions contained therein, and (F) the most recent determination letter issued by the IRS if such SCCB Employee Plan is an SCCB Qualified Plan.

          (n)  Title to Assets.  SCCB and each of its Subsidiaries has good and
               ---------------
marketable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, tradename or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer, other than property as to which it is lessee, in which case the related lease is valid and in full force and effect. Each lease pursuant to which SCCB or any of its Subsidiaries is lessor is valid and in full force and effect and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of SCCB and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by SCCB to be adequate for the current business of SCCB and its Subsidiaries.

          (o)  Compliance with Laws.  SCCB and each of its Subsidiaries has all
               --------------------
permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of SCCB, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of SCCB have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any federal or state regulatory authority having jurisdiction over insured depository institutions or their holding companies, the SEC, the NASD or any other SRO (each, a "Governmental Entity"). The businesses of SCCB and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

          (p)  Fees.  Other than financial advisory services performed for SCCB
               ----
by Trident Financial Corporation, Inc. pursuant to an agreement dated October 5, 1998, a true and complete copy of which has been previously delivered to UFB, neither SCCB nor any of its

Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for SCCB or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          (q)  Environmental Matters.  (i)    With respect to SCCB and each of
               ---------------------
its Subsidiaries:

               (A) Each of SCCB and its Subsidiaries, the Participation Facilities (as defined herein), and, to SCCB's knowledge, the Loan Properties (as defined herein) are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws (as defined herein);

               (B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to SCCB's knowledge, threatened, before any court, governmental agency or board or other forum against it or any of its Subsidiaries or any Participation Facility
(x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

               (C) To SCCB's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or SCCB or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

               (D) To SCCB's knowledge, the properties currently owned or operated by SCCB or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

               (E) Neither SCCB nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

               (F) To SCCB's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by SCCB or any of its Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by SCCB or any of its Subsidiaries or any Participation Facility; and

               (G) To SCCB's knowledge, during the period of (l) SCCB's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (m) SCCB's or any of its Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To SCCB's knowledge, prior to the period of (x) SCCB's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (y) SCCB's or any of its Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

               (ii) The following definitions apply for purposes of this Section 2.3(q): (w) "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (x) "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (y) "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (z) "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

          (r)  Loan Portfolio; Allowance; Asset Quality.   (i)   With respect to
               ----------------------------------------
each loan owned by SCCB or its Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of SCCB:

               (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

               (B) neither SCCB nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

               (C) SCCB or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or SCCB's applicable participation interest, as applicable), except as otherwise referenced on the books and records of SCCB;

               (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

               (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of SCCB;

               (F) there is no litigation or proceeding pending or threatened relating to the property that serves as security for a Loan that would have a Material Adverse Effect upon the related Loan; and

               (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

               (ii) The allowance for possible losses reflected in SCCB's audited statement of condition at June 30, 1998 was, and the allowance for possible losses shown on the balance sheets in SCCB's Reports for periods ending after June 30, 1998 will be, adequate, as of the dates thereof, under generally accepted accounting principles applicable to stock banks consistently applied.

               (iii) SCCB's Disclosure Letter sets forth by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of SCCB and its Subsidiaries that have been classified (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import, and SCCB and its Subsidiaries shall promptly after the end of any month inform UFB of any such classification arrived at any time after the date hereof. The other real estate owned ("OREO") included in any non-performing assets of SCCB or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

     (s)  Deposits.   None of the deposits of SCCB Bank is a "brokered"
          --------
deposit.

     (t)  Antitakeover Provisions Inapplicable.   SCCB and its Subsidiaries
          ------------------------------------
have taken all actions required to exempt SCCB, the Agreement and the Merger from any provisions of an antitakeover nature in their organization certificates and bylaws, and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

     (u)  Material Interests of Certain Persons.   Except as disclosed in
          -------------------------------------
SCCB's Proxy Statement for its 1998 Annual Meeting of Stockholders or in SCCB's Disclosure Letter, no officer or director of SCCB, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended ("Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of SCCB or any of its Subsidiaries. No such interest has been created or modified since the date of the last regulatory examination of SCCB or its Subsidiaries.

     (v)  Insurance. SCCB and its Subsidiaries are presently insured, and
          ---------
since December, 1994, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by SCCB and its Subsidiaries are in full force and effect, SCCB and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

     (w)  Investment Securities; Borrowings.  (i) None of the investments
          ---------------------------------
reflected in the consolidated balance sheet of SCCB for the year ended June 30, 1998, and none of the investment securities held by it or any of its Subsidiaries since June 30,1998, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

          (ii) Except as set forth in SCCB's Disclosure Letter, neither SCCB nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (iii) Set forth in SCCB's Disclosure Letter is a true and complete list of SCCB's borrowed funds (excluding deposit accounts) as of the date hereof.

     (x)  Indemnification.  Except as provided in SCCB's Disclosure Letter,
          ---------------
applicable Delaware law, SCCB's Employment Agreements or the organization certificate or bylaws of SCCB and its Subsidiaries, neither SCCB nor any Subsidiary is a party to any indemnification agreement with any of its present, former or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of SCCB (a "Covered Person"), and, except as set forth in SCCB's Disclosure Letter, to the best knowledge of SCCB, there are no claims for which any Covered Person would be entitled to indemnification under the organization certificate or bylaws of SCCB or any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

     (y)  Books and Records.  The books and records of SCCB and its
          -----------------
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

     (z)  Corporate Documents.  SCCB has delivered to UFB true and complete
          -------------------
copies of its certificate of incorporation and bylaws and of SCCB Bank's organization certificate and bylaws. The minute books of SCCB and SCCB Bank constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders. The minute books of each of SCCB's Subsidiaries constitutes a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of each such Subsidiary.

     (aa) Tax Treatment of the Merger.  As of the date hereof, SCCB has no
          ---------------------------
knowledge of any fact or circumstance that would prevent the transactions contemplated by this Agreement from qualifying as a tax-free reorganization under the Code.

     (bb) Beneficial Ownership of UFB Common Stock.  As of the date hereof,
          ----------------------------------------
SCCB beneficially owns no shares of UFB Common Stock and does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of UFB Common Stock.

     (cc) Year 2000 Matters.  SCCB has completed a review of its computer
          -----------------
systems to identify systems that could be affected by the "Year 2000" issue and reasonably believes it has identified all such Year 2000 problems. SCCB's management has developed and commenced implementation of a plan to respond to this issue which is designed to complete any required initial changes to its computer systems and to complete testing of those changes by June 30, 1999. Between the date of this Agreement and the Effective Time, SCCB shall use commercially practicable efforts to implement and/or continue to implement such plan. Year 2000 issues have not had, and are not reasonably expected to have, a Material Adverse Effect on SCCB or its Subsidiaries.

     Section 2.4.   Representations and Warranties of UFB.  Subject to
                    -------------------------------------
Sections 2.1 and 2.2, UFB represents and warrants to SCCB that, except as specifically disclosed in UFB's Disclosure Letter:

     (a)  Organization.  (i)   UFB is a corporation duly organized, validly
          ------------
existing and in good standing under the laws of the State of Delaware and is duly registered as a savings and loan holding company under the HOLA. UFB Bank is a federally-chartered savings bank duly organized, validly existing and in good standing under federal law. Each Subsidiary of UFB Bank, if any, is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of UFB and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (ii) UFB and each of its Subsidiaries has the requisite corporate power and authority, and is duly qualified and is in good standing, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

          (iii) UFB's Disclosure Letter sets forth all of UFB's Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which UFB owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each UFB's Subsidiary, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. UFB owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of UFB other than UFB Bank is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by UFB or any of its other Subsidiaries are fully paid, nonassessable and not subject to any preemptive rights and are owned by UFB or a Subsidiary of UFB free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

          (iv) The deposits of UFB Bank are insured by the FDIC to the extent provided in the FDIA.

     (b)  Capital Structure.  (i)  The authorized capital stock of UFB
          -----------------
consists of 2,500,000 shares of UFB Common Stock, par value $.01 per share, and 500,000 shares of preferred stock, par value $.01 per share ("UFB Preferred Stock"). As of the date of this Agreement, (A) 1,349,153 shares of UFB Common Stock were issued and outstanding, (B) no shares of UFB Preferred Stock were outstanding, (C) no shares of UFB Common Stock were reserved for issuance, except that 230,584 shares of UFB Common Stock were reserved for issuance pursuant to the UFB 1995 Stock-Option Plan ("UFB Option Plan") and (D) no shares of UFB Common Stock were held by UFB in its treasury or by its Subsidiaries.
The authorized capital stock of UFB Bank consists of 8,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this Agreement, 1,352,507 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by UFB. All outstanding shares of capital stock of UFB and UFB Bank are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by UFB in its treasury or by its Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal or state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares. UFB's Disclosure Letter sets forth a complete and accurate list of all options to purchase UFB Common Stock that have been granted pursuant to the UFB Option Plan, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant.

          (ii)  No Voting Debt of UFB is issued or outstanding.

          (iii) As of the date of this Agreement, except for this Agreement and as set forth in UFB's Disclosure Letter, neither UFB nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating UFB or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of UFB or any of its Subsidiaries or obligating UFB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of UFB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of UFB or any of its Subsidiaries.

     (c)  Authority.   Each of UFB and UFB Bank has all requisite corporate
          ---------
power and authority to enter into this Agreement and the Plan of Bank Merger, respectively, and subject to approval of this Agreement by the requisite vote of UFB's stockholders and receipt of all required regulatory or governmental approvals, as contemplated by Section 5.1(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the approval of this Agreement by UFB's stockholders, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of UFB and UFB Bank. This Agreement has been duly executed and delivered by UFB and constitutes a valid and binding obligation of UFB, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

     (d) Stockholder Approval.   The affirmative vote of a majority of the
         --------------------
outstanding shares of UFB Common Stock entitled to vote on this Agreement is the only vote of the stockholders of UFB required for approval of this Agreement and the consummation of the Merger and the related transactions contemplated thereby.

     (e) No Violations.  The execution, delivery and performance of this
         -------------
Agreement by UFB do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of UFB or any of its Subsidiaries, or to which UFB or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of UFB or the similar organizational documents of any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of UFB or any of its Subsidiaries, under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which UFB or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject and the consummation of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to Section 1.7) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (x) the approval of the holders of a majority of the outstanding shares of UFB Common Stock, (y) the Requisite Regulatory Approvals, and (z) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement. As of the date hereof, the executive officers of UFB know of no reason pertaining to UFB why any of the approvals referred to in this Section 2.4(e) should not be obtained without the imposition of any material condition or restriction described in the proviso to Section 5.1(b).

     (f)  Reports.   (i)       As of their respective dates, none of the
          -------
reports or other statements filed by UFB or UFB Bank on or subsequent to September 30, 1998 with the SEC, the FDIC and the OTS (collectively, "UFB's Reports"), contained, or will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of UFB included in

UFB's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by the SEC). Each of the consolidated statements of condition contained or incorporated by reference in UFB's Reports (including in each case any related notes and schedules) fairly presented, or will fairly present, as the case may be, (A) the financial position of the entity or entities to which it relates as of its date and each of the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity, contained or incorporated by reference in UFB's Reports (including in each case any related notes and schedules), and (B) the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein. UFB has made available to SCCB a true and complete copy of each of UFB's Reports filed with the SEC since September 30, 1998.

          (ii) UFB and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since April 1994 with (A) the OTS, (B) the SEC, (C) the NASD and (D) any other SRO, and have paid all fees and assessments due and payable in connection therewith.

     (g) Absence of Certain Changes or Events. Except as disclosed in UFB's
         ------------------------------------
Reports filed on or prior to the date of this Agreement, since September 30, 1998, (i) UFB and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) UFB and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any Material Adverse Effect with respect to UFB.

     (h) Absence of Claims. Except as set forth in UFB's Disclosure Letter, no
         -----------------
litigation, proceeding, controversy, claim or action before any court or governmental agency is pending against UFB or any of its Subsidiaries and, to the best of UFB's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

     (i) Absence of Regulatory Actions. Neither UFB nor any of its Subsidiaries
         -----------------------------
is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any Government Regulators, or has adopted any board resolutions at the request of any Government Regulators, nor has it been advised by any Governmental Regulators that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

     (j) Taxes. All federal, state, local and foreign tax returns required to be
         -----
filed by or on behalf of UFB or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by UFB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on UFB's balance sheet (in accordance with GAAP). For purposes of this Section 2.4(j), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of UFB or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where UFB or any of its Subsidiaries do not file tax returns that UFB or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to UFB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on UFB's balance sheet (in accordance with GAAP). Except as set forth in UFB's Disclosure Letter, UFB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. UFB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and UFB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither UFB nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form or (iii) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

     (k)  Agreements.    (i)   Except for arrangements made in the ordinary
          ----------
course of business, and except as set forth in UFB's Disclosure Letter, UFB and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-B) to be performed after the date hereof that has not been filed with or incorporated by reference in UFB's Reports. Except as disclosed in UFB's Reports, neither UFB nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 60 days' or less notice, (B) agreement with any executive officer or other key employee of UFB or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving UFB or any of its Subsidiaries of the nature contemplated by this Agreement, (C) agreement with respect to any employee or director of UFB or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than 60 days or for the payment of in excess of $100,000 per annum, (D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (E) agreement containing covenants that limit the ability of UFB or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, UFB (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

          (ii) Except as set forth in UFB's Disclosure Letter, neither UFB nor any of its Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

          (iii) UFB and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, and neither UFB nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of UFB and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

     (l) UFB Common Stock.  The shares of UFB Common Stock to be issued
         ----------------
pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

     (m) Labor Matters.  Neither UFB nor any of its Subsidiaries is or has
         -------------
ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is UFB or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel UFB or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving UFB or any of its Subsidiaries pending or, to UFB's knowledge, threatened. UFB and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

     (n) Employee Benefit Plans. UFB's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of UFB or any of its Subsidiaries (hereinafter collectively referred to as the "UFB Employee Plans"). All of the UFB Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code upon UFB or any of its Subsidiaries. Neither UFB nor any of its Subsidiaries has provided, or is required to provide, security to any UFB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither UFB, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan" (as defined in Section 3(37) of ERISA), on or after September 26, 1980. Each UFB Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "UFB Qualified Plan") has received a favorable determination letter from the IRS, and UFB and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to UFB's knowledge, threatened litigation, administrative action or proceeding relating to any UFB Employee Plan. There has been no announcement or commitment by UFB or any of its Subsidiaries to create an additional UFB Employee Plan, or to amend any UFB Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such UFB Employee Plan; and, except as specifically identified in UFB's Disclosure Letter, UFB and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any UFB Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Except as disclosed in UFB's Disclosure Letter, for the UFB Employee Plans listed in UFB's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by UFB or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any UFB Employee Plan or accelerate the time of payment or vesting of any such benefit. With respect to each UFB Employee Plan, UFB has supplied to SCCB a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such UFB Employee Plan, including amendments thereto,
(C) each trust agreement, insurance contract or other funding arrangement relating to such UFB Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such UFB Employee Plan, if the UFB Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such UFB Employee Plan is an UFB Pension Plan and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such UFB Employee Plan is a UFB Qualified Plan.

     (o) Compliance with Laws.  UFB and each of its Subsidiaries has all
         --------------------
permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of UFB, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of UFB have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. The businesses of UFB and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

     (p)  Investment Securities; Borrowing.  (i)   Except for investments in
          --------------------------------
FHLB stock and pledges to secure FHLB borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the balance sheet of UFB Bank for the year ended September 30, 1998, and none of the investment securities held by UFB or any of its Subsidiaries since September 30, 1998 is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

          (ii) Except as set forth in UFB's Disclosure Letter, neither UFB nor any Subsidiary is a party to or has agreed to enter into any Derivatives Contract or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in UFB's Disclosure Letter or disclosed in UFB's Report filed on or prior to the date hereof.

          (iii) Set forth in UFB's Disclosure Letter is a true and complete list of UFB's borrowed funds (excluding deposit accounts) as of the date hereof.

     (q) Books and Records. The books and records of UFB and its Subsidiaries on
         -----------------
a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

     (r) Beneficial Ownership of SCCB Common Stock.  As of the date hereof,
         -----------------------------------------
UFB beneficially owns no shares of SCCB Common Stock and does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of SCCB Common Stock.

     (s) Tax Treatment of the Merger.  As of the date hereof, UFB has no
         ---------------------------
knowledge of any fact or circumstance that would prevent the transactions contemplated by this Agreement from qualifying as a tax-free reorganization under the Code.

     (t) Year 2000 Matters. UFB has completed a review of its computer systems
         -----------------
to identify systems that could be affected by the "Year 2000" issue and reasonably believes it has identified all Year 2000 problems. UFB's management has developed and commenced implementation of a plan to respond to this issue which is designed to complete any required initial changes to its computer systems and to complete testing of those changes by June 30, 1999. Between the date of this Agreement and the Effective Time, UFB shall use commercially practicable efforts to implement and/or continue to undertake such plan. Year 2000 issues have not had, and are not reasonably expected to have, a Material Adverse Effect on UFB or its Subsidiaries.

                                  ARTICLE III

                          Conduct Pending the Merger
                          --------------------------

     Section 3.1.   Conduct of SCCB's Business Prior to the Effective Time.
                    ------------------------------------------------------
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, SCCB shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; (iii) take no action which would adversely affect or delay the ability of SCCB or UFB to perform their respective covenants and agreements on a timely basis under this Agreement; (iv) take no action which would adversely affect or delay the ability of SCCB, SCCB Bank, UFB or UFB Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on SCCB or SCCB Bank.

     Section 3.2. Forbearance by SCCB. Without limiting the covenants set forth
                  -------------------
in Section 3.1 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Government Regulators, during the period from the date of this Agreement to the Effective Time, SCCB shall not, and shall not permit any of its Subsidiaries to, without the prior consent of UFB, which consent shall not be unreasonably withheld:
     (a) change any provisions of the certificate of incorporation or bylaws of SCCB or the similar governing documents of its Subsidiaries;

     (b) issue any shares of capital stock or change the terms of any outstanding stock options or warrants or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of SCCB except pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement in the ordinary course of business and consistent with past practice;

     (c) make, declare or pay any cash or stock dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than
the $.34 regular semi-annual cash dividend payable by SCCB.    As promptly as
practicable following the semi-annual dividend payment for the period ending June 30, 1999, SCCB shall pay a quarterly cash dividend of $.17 per share, and, the Board of Directors of SCCB shall cause its quarterly dividend record dates and payment dates to be the same as UFB's regular quarterly dividend record dates and payment dates for UFB Common Stock, and except as provided above, thereafter SCCB shall not change its regular dividend payment dates and record dates without the prior written consent of UFB. In no event, will SCCB's dividends exceed the amount that would have been payable under its semi-annual dividend schedule. Nothing contained in this Section 3.2(c) or in any other Section of this Agreement shall be construed as to permit SCCB shareholders to receive two dividends from either SCCB or from SCCB and UFB in any quarter or, subject to the following sentence, to deny the SCCB shareholders the right to receive one regular dividend in a quarter. Nothing contained in this Section 3.2(c) or in any other Section of this Agreement shall be construed as to permit SCCB to pay in any given period a dividend that exceeds its earnings for that quarter or semi-annual period. Subject to applicable regulatory restrictions, if any, SCCB Bank may pay a cash dividend that is, in the aggregate, sufficient to fund any dividend by SCCB permitted hereunder;

     (d) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary of SCCB or cancel, release or assign any indebtedness of any such individual, corporation or other entity, except pursuant to contracts or agreements in force at the date of this Agreement and which have been disclosed to UFB;

     (e) except to the extent required by law or as disclosed in Section 3.2(e) of SCCB's Disclosure Letter or specifically provided for elsewhere herein, increase in any manner the compensation or fringe benefits of any of its employees or directors, other than general increases in compensation for employees in the ordinary course of business consistent with past practice that do not cause the annualized compensation of any of SCCB's employees following such increase to exceed by more than 2% the total annual compensation expenses of SCCB with respect to such person for the twelve month period ended March 31,1999 and other than promotions of non-officer employees as a result of enhanced job classification and duties, made in the ordinary course of business which results in an increase in the compensation thereof so long as such increase does not cause the annual rate of such individual's compensation to increase by more than 10% of such person's compensation at March 31, 1999; pay, unless approved in advance by UFB, any reasonable "stay in place" pay where necessary or appropriate to retain key employees; pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to fund or otherwise establish any trust or account related to any SCCB Employee Plan (as defined in Section 2.3(m)) with or for the benefit of any employee or director; voluntarily accelerate the vesting of any stock options or other compensation or benefit; make any discretionary contribution to any Employee Plan other than payments with respect to the 401(k) plan or for the ESOP loan consistent with past practices; hire any employee with an annual total compensation payment in excess of $20,000 or enter into any employment contract; terminate or increase the costs to SCCB or any Subsidiary of any Employee Plan;

     (f) except as contemplated by Section 4.2, change its method of accounting as in effect at June 30, 1998, except as required by changes in GAAP as concurred in by SCCB's independent auditors;

     (g) settle any claim, action or proceeding involving any liability of SCCB or any of its Subsidiaries for money damages in excess of $25,000 or impose material restrictions upon the operations of SCCB or any of its Subsidiaries;

     (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to SCCB, except in satisfaction of debts previously contracted;

     (i) except pursuant to commitments existing at the date hereof which have previously been disclosed to UFB, make any real estate loans secured by undeveloped land or real estate located outside the State of South Carolina (other than real estate secured by one-to-four family homes) or make any construction loan (other than construction loans secured by one-to-four family homes) outside the State of South Carolina;

     (j) establish or commit to the establishment of any new branch or other office facilities other than those for which all regulatory approvals have been obtained except as disclosed in the SCCB Disclosure Schedule;

     (k) take any action that would prevent or impede the Merger from qualifying as a tax-free reorganization under the Code;

     (l) other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $10,000 and other than investments for SCCB's portfolio made in accordance with Section 3.2(m), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

     (m) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than US Government and US Government agency securities with final maturities not greater than five years, mortgage-backed or mortgage related securities which would not be considered "high risk" securities pursuant to Thrift Bulletin Number 52 issued by the OTS or securities of the Federal Home Loan Bank ("FHLB"), in each case that are purchased in the ordinary course of business consistent with past practice;

     (n) enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $20,000 per annum and other than contracts or agreements covered by Section 3.2(o);

     (o) make, grant or purchase any loan or commitment to lend in excess of $10,000 to any individual borrower, unless such loan is fully secured by real estate, personal property or liquid collateral and conforms in all material respects with the Bank's existing loan policy. The Bank is also permitted to renew currently outstanding loans or amounts above $10,000 provided the loan has a satisfactory payment history and the renewal is not in excess of the original loan principal amount;

     (p) incur any additional borrowings beyond those set forth in the SCCB Disclosure Schedule other than short-term (six months or less) FHLB borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of SCCB or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder. Deposits shall not be deemed to be borrowings within the meaning of this paragraph;

     (q) make any capital expenditures in excess of $10,000 per expenditure other than pursuant to binding commitments existing on the date hereof disclosed in the SCCB Disclosure Schedule, other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

     (r) organize, capitalize, lend to or otherwise invest in any Subsidiary, or invest in or acquire any equity or voting interest in any firm, corporation or business enterprise (other than securities of the FHLB that are purchased in the ordinary course of business consistent with past practice);

     (s) elect to the Board of Directors of SCCB or, except as disclosed in SCCB's Disclosure Letter, to any office any person who is not a member of the Board of Directors of SCCB or an officer of SCCB as of the date of this Agreement;

     (t) accept any proposed deposits by any municipality or government agency the terms of which exceed 90 days; or

     (u) agree or make any commitment to take any action that is prohibited by this Section 3.2.

     In the event that UFB does not respond in writing to SCCB within three business days of receipt by UFB of a written request for SCCB to engage in any of the actions for which UFB's prior written consent is required pursuant to this Section 3.2, UFB shall be deemed to have consented to such action. Any request by SCCB or response thereto by UFB shall be made in accordance with the notice provisions of Section 8.7, shall note that it is a request pursuant to this Section 3.2 and shall state that a failure to respond within three business days shall constitute consent.

     Section 3.3.   Conduct of UFB's Business Prior to the Effective Time.
                    -----------------------------------------------------
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, UFB shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; (iii) take no action which would materially adversely affect or delay the ability of SCCB or UFB to perform their respective covenants and agreements on a timely basis under this Agreement; and (iv) take no action which would adversely affect or delay the ability of SCCB, UFB, SCCB Bank or UFB Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction.

                                  ARTICLE IV

                                   Covenants
                                   ---------

          Section 4.1.   Acquisition Proposals.  From and after the date hereof
                         ---------------------
until the termination of this Agreement, neither SCCB or SCCB Bank, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by SCCB or any of its subsidiaries), will, directly or indirectly, initiate, solicit, encourage (including by way of furnishing non-public information or assistance), or facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such action, and SCCB shall notify UFB orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, SCCB shall deliver to UFB a copy of such inquiry or proposal promptly; provided, however, that nothing contained in this Section 4.1 shall prohibit the Board of Directors of SCCB from (i) furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal, to acquire SCCB pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of SCCB receives a written opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point-of-view to SCCB's stockholders, (B) the Board of Directors of SCCB, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of SCCB to comply with its fiduciary duties to stockholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "Superior Proposal") and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, SCCB (x) provides reasonable notice to UFB to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form; (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (iii) failing to make or withdrawing or modifying its recommendation and entering into a Superior Proposal if there exists a Superior Proposal and the Board of Directors of SCCB, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of SCCB to comply with its fiduciary duties to stockholders under applicable law. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions contemplated hereunder) involving SCCB or any of its subsidiaries
(i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of SCCB or SCCB Bank, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of SCCB or the filing of a registration statement under the Securities Act in connection therewith or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

      Section 4.2.  Certain Policies of SCCB.
                    ------------------------

     (a) At the request of UFB, SCCB shall cause SCCB Bank to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices after the date on which all Requisite Regulatory Approvals and stockholder approvals are received, and after receipt of written confirmation from UFB that it is not aware of any fact or circumstance that would prevent completion of the Merger, and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of UFB Bank; provided, however, that SCCB shall not be required to take such action more than five business days prior to the Effective Date; and provided, further , that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations.

     (b) SCCB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.2. UFB agrees to hold harmless, indemnify and defend SCCB and its Subsidiaries, and their respective directors, officers and employees, for any loss, claim, liability or other damage caused by or resulting from compliance with this Section 4.2.

      Section 4.3.  Access and Information.
                    ----------------------

     (a) Upon reasonable notice, SCCB shall (and shall cause its Subsidiaries to) afford to UFB and its representatives (including, without limitation, directors, officers and employees of UFB and its affiliates and counsel, accountants and other professionals retained by UFB) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as UFB may reasonably request; provided, however, that no investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty made herein. In furtherance, and not in limitation of the foregoing, SCCB shall make available to UFB all information necessary or appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger or the Bank Merger. UFB will make available to SCCB (i) such updated financial and business information as SCCB may reasonably request and (ii) other information as reasonably necessary for SCCB to prepare and file a Proxy Statement-Prospectus as contemplated by Section 4.9. UFB will not, and will cause its representatives not to, use any information obtained pursuant to this Section
4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, UFB will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section
4.3 unless such information (i) was already known to UFB or an affiliate of UFB, other than pursuant to a confidentiality agreement or other confidential relationship; (ii) becomes available to UFB or an affiliate of UFB from other sources not known by UFB to be bound by a confidentiality agreement or other obligation of secrecy; (iii) is disclosed with the prior written approval of UFB or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, UFB shall promptly cause all copies of documents or extracts thereof containing information and data as to SCCB hereto (or an affiliate of SCCB) to be returned to SCCB.

     (b) During the period of time beginning on the day application materials for the Bank Merger are initially filed with the OTS (but in no event earlier than 30 days prior to the Effective Time) and continuing to the Effective Time, including weekends and holidays, SCCB shall cause SCCB Bank to provide UFB, UFB Bank and their authorized agents and representatives full access to SCCB Bank's offices after normal business hours for the purpose of installing necessary wiring and equipment (at UFB's expense) to be utilized by UFB Bank after the Effective Time; provided, that:

          (i) reasonable advance notice of each entry shall be given to SCCB Bank and SCCB Bank approves of each entry, which approval shall not be unreasonably withheld;

          (ii) SCCB Bank shall have the right to have its employees or contractors present to inspect the work being done;

          (iii) to the extent practicable, such work shall be done in a manner that will not interfere with SCCB Bank's business conducted at any affected branch offices;

          (iv) all such work shall be done in compliance with all applicable laws and government regulations, and UFB Bank shall be responsible for the procurement, at UFB Bank's expense, of all required governmental or administrative permits and approvals;

          (v) UFB Bank shall maintain appropriate insurance satisfactory to SCCB Bank in connection with any work done by UFB Bank's agents and representatives pursuant to this Section 4.3;

          (vi) UFB Bank shall reimburse SCCB Bank for any material out-of-pocket costs or expenses incurred by SCCB Bank in connection with this undertaking; and

          (vii)  in the event this Agreement is terminated in accordance with
Article VI hereof, UFB Bank, within a reasonable time period and at its sole cost and expense, will pay SCCB for the restoration of such offices to their condition prior to the commencement of any such installation.

     Section 4.4.   Certain Filings, Consents and Arrangements.   UFB and SCCB
                    ------------------------------------------
shall (a) as soon as practicable (and in any event within 45 days after the date hereof) make, or cause to be made, any filings and applications and provide any notices required to be filed or provided in order to obtain all approvals, consents and waivers of governmental authorities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby; (b) cooperate with one another in promptly (i) determining what filings and notices are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal or state law or regulation or under any relevant agreement or other document and (ii) making any such filings and notices, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers; and (c) deliver to the other copies of the publicly available portions of all such filings, notices and applications promptly after they are filed.

     Section 4.5. Antitakeover Provisions. SCCB and its Subsidiaries shall take
                  -----------------------
all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document (i) to exempt or continue to exempt UFB, the Agreement, the Merger and the Bank Merger from any provisions of an antitakeover nature in SCCB's or its Subsidiaries' organization certificates and bylaws and the provisions of any federal or state antitakeover laws, and (ii) upon the request of UFB, to assist in any challenge to the applicability to the Agreement, the Merger or the Bank Merger of any federal or state antitakeover laws.

     Section 4.6. Additional Agreements. Subject to the terms and conditions
                  ---------------------
herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Bank Merger, as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

     Section 4.7.   Publicity.   The initial press release announcing this
                    ---------
Agreement shall be a joint press release and thereafter SCCB and UFB shall consult with each other in issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

     Section 4.8. Stockholders Meetings. UFB and SCCB shall take all action
                  ---------------------
necessary, in accordance with applicable law and their respective corporate documents, to convene a meeting of their respective stockholders (each, a "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by such Board's counsel, the Board of Directors of each of UFB and SCCB shall (a) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement and (b) use its best efforts to solicit such approvals. UFB and SCCB, in consultation with each other, shall each employ professional proxy solicitors to assist in contacting stockholders in connection with soliciting favorable votes on the Merger. UFB and SCCB shall coordinate and cooperate with respect to the timing of their respective Stockholder Meetings.

     Section 4.9.   Proxy Statements; Comfort Letters.  (i) As soon as
                    ---------------------------------
practicable after the date hereof, UFB and SCCB shall cooperate with respect to the preparation of a Proxy Statement-Prospectus for the purpose of taking stockholder action on the Merger and this Agreement and file the Proxy Statement-Prospectus with the SEC, respond to comments of the staff of the SEC and, promptly after the Registration Statement is declared effective by the SEC, mail the Proxy Statement-Prospectus to the respective holders of record (as of the applicable record date) of shares of voting stock of each of SCCB and UFB. UFB and SCCB each covenants to the other that the Proxy Statement-Prospectus, and any amendment or supplement thereto, with respect to the information pertaining to it or its Subsidiaries at the date of mailing to its stockholders and the date of its Stockholder Meeting will be in compliance with the Exchange Act and all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (ii) UFB shall cause Elliott, Davis & Company, LLP, its independent public accounting firm, to deliver to SCCB, and SCCB shall cause Crisp Hughes Evans LLP, its independent public accounting firm, to deliver to UFB and to its officers and directors who sign the Registration Statement for this transaction, a "comfort letter" or "agreed upon procedures" letter, in the form customarily issued by such accountants at such time in transactions of this type, dated (a) the date of the mailing of the Proxy Statement-Prospectus for the Stockholders Meeting of SCCB and the date of mailing of the Proxy Statement for the Stockholders Meeting of UFB, respectively, and (b) a date not earlier than five business days preceding the date of the Closing (as defined in Section 7.1).

     Section 4.10. Registration of UFB Common Stock.
                   --------------------------------

     (a) UFB shall, as promptly as practicable following the preparation thereof, file the Registration Statement (including any pre-effective or post-effective amendments or supplements thereto) with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement, and UFB and SCCB shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. UFB will advise SCCB promptly after UFB receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. UFB will provide SCCB with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as SCCB may reasonably request.

     (b) UFB shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

     (c) UFB shall use its best efforts to list, prior to the Effective Time, on the Nasdaq SmallCap or on such other exchange as UFB Common Stock shall then be trading, subject only to official notice of issuance, the shares of UFB Common Stock to be issued by UFB in exchange for the shares of SCCB Common Stock.

     Section 4.11. Affiliate Letters. Promptly, but in any event within two
                   -----------------
weeks after the execution and delivery of this Agreement, SCCB shall deliver to UFB a letter identifying all persons who, to the knowledge of SCCB, may be deemed to be "affiliates" of SCCB under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of SCCB. Within two weeks after delivery of such letter, SCCB shall deliver executed letter agreements, each substantially in the form attached hereto as Exhibit B, executed by each such person so identified as an affiliate of SCCB agreeing (a) to comply with Rule 145 and (b) to be present in person or by proxy and vote in favor of the Merger at SCCB's Stockholders Meeting.

     Section 4.12. Notification of Certain Matters. Each party shall give prompt
                   -------------------------------
notice to the others of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Event. Each of SCCB and UFB shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

      Section 4.13.  Employees, Directors and Officers.
                     ---------------------------------

     (a) All persons who are employees of SCCB Bank immediately prior to the Effective Time (SCCB's Employees) and whose employment is not specifically terminated at or prior to the Effective Time (a "Continuing Employee") shall, at the Effective Time, become employees of UFB or UFB Bank, respectively; provided, however, that in no event shall any of SCCB's Employees be officers of UFB or UFB Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of UFB or UFB Bank. All of SCCB's Employees who remain following the Effective Date shall be employed at the will of UFB or UFB Bank. No contractual right to employment shall inure to such employees because of this Agreement. Subject to paragraph (e) of this Section 4.13, no employee of SCCB will become a contractual employee of UFB or UFB Bank unless such contract is in writing and executed by the President or Chief Executive Officer of UFB or UFB Bank.

     (b) Except as provided in paragraph (c) of this Section 4.13, appropriate steps shall be taken to terminate all SCCB Employee Plans as of the Effective Time or as promptly as practical thereafter. Except as provided in paragraph (c) of this Section 4.13, immediately following the Effective Time, each Continuing Employee shall be eligible to participate in UFB Employee Plans, on the same basis as any newly-hired employee of UFB or UFB Bank (it being understood that inclusion of Continuing Employee in UFB Employee Plans may occur at different times with respect to different plans); provided, however, that with respect to each UFB Employee Plan for purposes of determining eligibility to participate and vesting, service with SCCB or SCCB Bank shall be treated as service with UFB or UFB Bank. Such service shall also apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitation with respect to any UFB or UFB Bank welfare benefit plan.

     (c) As of the Effective Time, each SCCB Employee who is a participant in the SCCB 401(k) Plan (the "SCCB 401(k) Plan") shall become fully vested in his or her account balance in the SCCB 401(k) Plan and the SCCB 401(k) Plan will either be merged into the UFB Bank's 401(k) Savings Plan (the "UFB Bank 401(k) Plan") effective as of a date following the Effective Time selected by UFB Bank or, if so elected by UFB Bank, terminated immediately prior to, on, or after the Effective Time. The determination as to whether the SCCB 401(k) Plan shall be terminated or merged into the UFB Bank 401(k) Plan shall be made by UFB Bank. Effective as of the date of the merger of the SCCB 401(k) Plan into the UFB 401(k) Plan or the termination of the SCCB 401(k) Plan (or the Effective Time, if subsequent to such termination), SCCB Employees who are then participating in the SCCB 401(k) Plan shall become participants in the UFB Bank 401(k) Plan.

     (d) At or immediately prior to the Effective Time, the SCCB Employee Stock Ownership Plan ("ESOP") shall be terminated on such terms and conditions as SCCB shall determine, and the loan between SCCB and the ESOP shall be repaid in full from the Cash Consideration received for unallocated shares of SCCB Common Stock held by the ESOP (or, if such amount is insufficient to repay the loan, through the sale of a sufficient number of shares of UFB Common Stock) upon the conversion pursuant to the Merger of such shares of SCCB Common Stock held by the ESOP. Any remaining Cash Consideration or UFB Common Stock received for such unallocated shares after such repayment shall be allocated to the ESOP accounts of those SCCB or SCCB Bank employees who are ESOP participants and beneficiaries (the "ESOP Participants") in accordance with the terms of the ESOP as amended with respect to such termination and as in effect on the Effective Time. All ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the ESOP determined as of the Effective Time. As soon as practicable after the receipt of a favorable determination letter from the IRS as to the tax qualified status of the ESOP upon its termination under Section 401(a) and 4975(e) of the Code, distributions of the benefits under the ESOP shall be made to the ESOP Participants in accordance with the provisions of the ESOP.

     (e) All unvested shares of restricted stock awarded under the SCCB RRP shall, as of the Effective Time, become vested pursuant to the terms of the SCCB RRP and converted into the right to receive the Merger Consideration. At the Effective Time, the SCCB RRP shall be deemed terminated.

     (f) At the Effective Time, UFB shall enter into an employment agreement with Alan W. Pullen, substantially in the form attached hereto as Exhibit C, in consideration for Mr. Pullen's agreement to the cancellation of his employment agreement and supplemental executive agreement and the waiver of any rights, including the change in control provisions of such agreements and any payments due under such agreements following the Merger or as a result of the Merger.

     (g) UFB and UFB Bank shall cause their respective Boards of Directors to each be increased to allow for the appointment of Philip C. Wilkins, John S. McMeekin, and Quay McMaster. The term for Mr. McMaster on each of the respective boards shall expire in the year 2000. Messrs. Wilkins and McMeekin shall be appointed to respective classes as shall be mutually determined.

     Section 4.14. Indemnification; Directors' and Officers' Insurance.
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     (a) From and after the Effective Time through the sixth anniversary of the Effective Date, UFB agrees to indemnify and hold harmless each present and former director and officer of SCCB and its Subsidiaries and each officer or employee of SCCB and its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at SCCB's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been indemnified as a director, officer or employee of SCCB and its Subsidiaries and as then permitted under applicable law.

     (b) Any Indemnified Party wishing to claim indemnification under Section 4.14(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify UFB thereof, but the failure to so notify shall not relieve UFB of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation, (i) UFB shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and UFB shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if UFB does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between UFB and the Indemnified Party (and counsel for UFB does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and UFB shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; provided, however, that UFB shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) UFB shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

     (c) UFB shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.14 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

     (d) UFB shall use reasonable efforts (i) to obtain, after the Effective Time, directors' and officers' liability insurance coverage for the officers and directors of SCCB, and (ii) either (A) to cause any individual who had served as an officer or director of SCCB or the SCCB Subsidiaries at any time during the three years before the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policies maintained by UFB, or to (B) substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than the policies previously maintained by SCCB and SCCB Subsidiaries, respectively, with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such.

     Section 4.15. Tax-Free Reorganization Treatment. Prior to the Effective
                   ---------------------------------
Time, neither UFB nor SCCB shall intentionally take, fail to take, or cause to be taken or not taken, or cause or permit any of their respective Subsidiaries to take, fail to take, or cause to be taken or not taken, any action within its control that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code. Subsequent to the Effective Time, UFB shall not take any action within its control that would disqualify the Merger as a reorganization under the Code.

                                   ARTICLE V

                          Conditions to Consummation
                          --------------------------

     Section 5.1. Conditions to Each Party's Obligations. The respective
                  --------------------------------------
obligations of each party to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

     (a) this Agreement shall have been approved by the requisite vote of SCCB's stockholders and UFB's stockholders in accordance with applicable laws and regulations;

     (b) the Requisite Regulatory Approvals and any necessary regulatory consents and waivers with respect to this Agreement and the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; and all other consents, waivers and approvals of any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made except for those the failure to obtain would not have a Material Adverse Effect (i) on SCCB and its Subsidiaries taken as a whole or (ii) on UFB and its Subsidiaries taken as a whole. None of the approvals or waivers referred to herein shall contain any term or condition which would have a Material Adverse Effect on (x) SCCB and its Subsidiaries taken as a whole or (y) UFB and its Subsidiaries taken as a whole;

     (c) no party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement;

     (d) no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement;

     (e) the Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained;

     (f)  [Reserved]

     (g) UFB shall have received the letter agreement referred to in Section
4.11 from each affiliate of SCCB; and

     (h) UFB shall have caused to be listed on the Nasdaq SmallCap Market, or on such other market on which shares of UFB Common Stock shall then be trading, subject only to official notice of issuance, the shares of UFB Common Stock to be issued by UFB in exchange for the shares of SCCB Common Stock.

     Section 5.2.   Conditions to the Obligations of UFB and UFB Bank.  The
                    -------------------------------------------------
obligations of UFB and UFB Bank to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by UFB:

     (a) each of the obligations of SCCB and SCCB Bank, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of SCCB and SCCB Bank contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). UFB shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of SCCB;

     (b) all action required to be taken by, or on the part of, SCCB and SCCB Bank to authorize the execution, delivery and performance of this Agreement and the consummation by SCCB and SCCB Bank of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of SCCB or SCCB Bank, as the case may be, and UFB shall have received certified copies of the resolutions evidencing such authorization;

     (c) SCCB shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.1(b)) whose consent or approval shall be required in order to permit the succession by the surviving corporation pursuant to the Merger to any obligation, right or interest of SCCB or its Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which SCCB or its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on UFB (after giving effect to the consummation of the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby;

     (d) UFB shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence and good standing of SCCB and its Subsidiaries;

     (e) UFB shall have received an opinion of Muldoon, Murphy & Faucette LLP, counsel to UFB, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to UFB, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

          (i) No gain or loss will be recognized by UFB, UFB Bank, SCCB or SCCB Bank as a result of the Merger;

          (ii) Except to the extent of any Cash Consideration, no gain or loss will be recognized by the stockholders of SCCB who exchange their SCCB Common Stock for UFB Common Stock pursuant to the Merger;

          (iii) The tax basis of UFB Common Stock received by stockholders who exchange their SCCB Common Stock for UFB Common Stock in the Merger will be the same as the tax basis of SCCB Common Stock surrendered pursuant to the Merger reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

          (iv) The holding period of UFB Common Stock received by each stockholder in the Merger will include the holding period of SCCB Common Stock exchanged therefor, provided that such stockholder held such SCCB Common Stock as a capital asset on the Effective Date.

     Such opinion may be based on, in addition to the review of such matters of fact and law as Muldoon, Murphy & Faucette LLP considers appropriate, (x) representations made at the request of Muldoon, Murphy & Faucette LLP by UFB, UFB Bank, SCCB, SCCB Bank, stockholders of UFB or SCCB, or any combination of such persons and (y) certificates provided at the request of Muldoon, Murphy & Faucette LLP by officers of UFB, UFB Bank, SCCB, SCCB Bank and other appropriate persons.

     (f) At the Effective Time, Dissenters' Shares shall not constitute more than 10% of the outstanding shares of SCCB Common Stock.

     Section 5.3. Conditions to the Obligations of SCCB and SCCB Bank. The
                  ---------------------------------------------------
obligations of SCCB and SCCB Bank to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by SCCB:

     (a) each of the obligations of UFB and UFB Bank, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of UFB and UFB Bank contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). SCCB shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of UFB;

     (b) all action required to be taken by, or on the part of, UFB and UFB Bank to authorize the execution, delivery and performance of this Agreement and the consummation by UFB and UFB Bank of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of UFB or UFB Bank, as the case may be, and SCCB shall have received certified copies of the resolutions evidencing such authorization;

     (c) UFB shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which UFB or its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material

Adverse Effect on UFB (after giving effect to the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby;

     (d) SCCB shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence and good standing of UFB and its Subsidiaries;

     (e) SCCB shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., counsel to SCCB, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to SCCB, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

          (i) No gain or loss will be recognized by UFB, UFB Bank, SCCB or SCCB Bank as a result of the Merger;

          (ii) Except to the extent of any Cash Consideration, no gain or loss will be recognized by the stockholders of SCCB who exchange their SCCB Common Stock for UFB Common Stock pursuant to the Merger;

          (iii) The tax basis of UFB Common Stock received by stockholders who exchange their SCCB Common Stock for UFB Common Stock in the Merger will be the same as the tax basis of SCCB Common Stock surrendered pursuant to the Merger reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

          (iv) The holding period of UFB Common Stock received by each stockholder in the Merger will include the holding period of SCCB Common Stock exchanged therefor, provided that such stockholder held such SCCB Common Stock as a capital asset on the Effective Date.

     Such opinion may be based on, in addition to the review of such matters of fact and law as Luse Lehman Gorman Pomerenk & Schick, P.C. considers appropriate, (x) representations made at the request of Luse Lehman Gorman Pomerenk & Schick, P.C. by UFB, UFB Bank, SCCB, SCCB Bank, stockholders of UFB or SCCB, or any combination of such persons and (y) certificates provided at the request of Luse Lehman Gorman Pomerenk & Schick, P.C. by officers of UFB, UFB Bank, SCCB and other appropriate persons.

                                  ARTICLE VI

                                  Termination
                                  -----------

     Section 6.1. Termination.  This Agreement may be terminated, and the Merger
                 -----------
abandoned, at or prior to the Effective Date, either before or after its approval by the stockholders of SCCB:

     (a) by the mutual consent of UFB and SCCB in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

     (b) by UFB or SCCB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the stockholders of SCCB or UFB to approve the Agreement at its respective Stockholder Meeting called to consider such approval;

     (c) by UFB or SCCB, by written notice to the other party, if either (i) any approval, consent or waiver of a governmental agency required to permit consummation of the transactions contemplated hereby shall have been denied or
(ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

     (d) by UFB or SCCB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 2000 ("Initial Termination Date"); unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

     (e) by UFB or SCCB, if the Board of Directors of SCCB does not publicly recommend in the Proxy Statement that SCCB's stockholders approve and adopt this Agreement or if, after recommending in the Proxy that stockholders approve and adopt this Agreement, the Board of Directors of UFB or SCCB shall have withdrawn, modified or amended such recommendation in any respect materially adverse to the other party; or

     (f) by UFB or SCCB by written notice to the other party, in the event that there has occurred since the date of this Agreement an event, condition, change or occurrence which, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect on SCCB or UFB, as the case may be; provided that the party seeking termination shall have given the other party thirty (30) calendar days' prior written notice of such termination, and the other party shall not have remedied such event, condition, change or occurrence by the end of such thirty-day period; or

     (g) by UFB or SCCB (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is material in the context of the transactions contemplated by this Agreement, or (ii) subject to Sections 2.2(a) and (b), any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement, the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a

Material Adverse Effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party.

     (h) by SCCB, upon two (2) days' prior notice to UFB, if, as a result of a tender offer by a party other than UFB or its affiliates or any written offer or proposal with respect to a merger, share exchange, sale of a material portion of its assets or other business combination (each, a "Business Combination
                                                   --------------------
Proposal") by a party other than UFB or its affiliates, the Board of Directors
--------
of SCCB determines in good faith that its fiduciary obligations under applicable law require that such Business Combination Proposal be accepted; provided, however, that:

          (i) the Board of Directors of SCCB shall have been advised in an opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions that may be offered by UFB in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and

          (ii) before any such termination, SCCB shall, and shall cause its financial and legal advisors to, negotiate with UFB for three (3) calendar days to make such adjustments in the terms and conditions of this Agreement as would enable SCCB to proceed with the transactions contemplated herein on such adjusted terms.


     Section 6.2    Termination Fee:  Expenses.
                    ---------------------------

     (a) Termination Fee. If this Agreement is terminated at such time that this
         ---------------
Agreement is terminable pursuant to Section 6.1(g), then the breaching party shall promptly (but no later than five (5) business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented-out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $125,,,000; provided, however, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its documented out-of-pocket expenses and fees (which shall be paid as specified above and shall not be limited to $125, , ,000), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

     (b) Expenses.  The parties agree that the agreements contained in this
         ---------
Section 6.2 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to any other party any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate as published in the Wall Street Journal (Eastern Edition) from the date such fee was required to be paid.

     If SCCB terminates this Agreement pursuant to Section 6.1(h), SCCB shall promptly (but no later than five (5) business days after receipt of notice from UFB) pay UFB in cash an amount equal to $500,000.00.

                                  ARTICLE VII

                  Closing, Effective Date and Effective Time
                  ------------------------------------------

     Section 7.1.   Effective Date and Effective Time.  The closing of the
                    ---------------------------------
transactions contemplated hereby ("Closing") shall take place at a location selected by UFB, on a date ("Closing Date") that is no later than five business days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of governmental authorities shall occur and all conditions to the consummation of this Agreement are satisfied or waived, or on such other date as may be agreed to by the parties. Prior to the Closing Date, UFB and SCCB shall execute a Certificate of Merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date as may be specified in such Certificate of Merger. The date of such filing or such later effective date as specified in the Certificate of Merger is herein referred to as the "Effective Date." The "Effective Time" of the Merger shall be as set forth in the Certificate of Merger.

     Section 7.2. Deliveries at the Closing. Subject to the provisions of
                  -------------------------
Articles V and VI, on the Closing Date there shall be delivered to UFB and SCCB the documents and instruments required to be delivered under Article V.


                                 ARTICLE VIII

                             Certain Other Matters
                             ---------------------

     Section 8.1.   Certain Definitions; Interpretation.   As used in this
                    -----------------------------------
Agreement, the following terms shall have the meanings indicated:

     "material" means material to UFB or SCCB (as the case may be) and its respective Subsidiaries, taken as a whole.

     "person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

     Section 8.2.   Survival.   Only those agreements and covenants of the
                    --------
parties that are by their terms applicable in whole or in part after the Effective Time, including Sections 1.3, 4.13, 4.14 and 8.6 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time. If the Agreement shall be terminated, the agreements of the parties in Section 8.6 shall survive such termination.

     Section 8.3.   Waiver; Amendment.   Prior to the Effective Time, any
                    -----------------
provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of SCCB or UFB, no amendment or modification may be made that would reduce the Merger Consideration or contravene any provision of the DGCL or the federal banking laws, rules and regulations.

     Section 8.4. Counterparts. This Agreement may be executed in counterparts
                  ------------
each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     Section 8.5. Governing Law. This Agreement shall be governed by, and
                  -------------
interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles.

     Section 8.6. Expenses. Each party hereto will bear all expenses incurred by
                  --------
it in connection with this Agreement and the transactions contemplated hereby.

     Section 8.7. Notices. All notices, requests, acknowledgments and other
                  -------
communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice to the other party hereto.

     If to SCCB, to:

               South Carolina Community Bancshares, Inc.
               110 South Congress Street
               Winnsboro, South Carolina  29180
               Facsimile: (803) 635-5539
               Attention: Alan W. Pullen
                          President and Chief Executive Officer

     and

               Luse Lehman Gorman Pomerenk & Schick, P.C.
               5335 Wisconsin Avenue, N.W.
               Suite 400
               Washington, D.C. 20015

               John J. Gorman, Esq.
               Alan Schick, Esq.
               Facsimile: (202) 362-2902

     If to UFB, to:

               Union Financial Bancshares, Inc.
               203 West Main Street
               Union, South Carolina  29379-0866
               Facsimile: (864) 429-2324

               Attention: Dwight V. Neese
                          President and Chief Executive Officer

     With copies to:

               Paul M. Aguggia, Esq.
               Muldoon, Murphy & Faucette LLP
               5101 Wisconsin Avenue, N.W.
               Washington, D.C.  20016
               Facsimile: (202) 966-9409

     Section 8.8. Entire Agreement; etc. This Agreement, together with the Plan
                  ---------------------
of Bank Merger and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Sections 1.3, 4.13 and 4.14, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 8.9. Assignment. This Agreement may not be assigned by either party
                  ----------
hereto without the written consent of the other party.

     In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 1st day of July, 1999.

                            UNION FINANCIAL BANCSHARES, INC.


                            By: /s/ Dwight V. Neese
                                -------------------------------------
                                Dwight V. Neese
                                President and Chief Executive Officer


                            SOUTH CAROLINA COMMUNITY BANCSHARES, INC.


                            By: /s/ Alan W. Pullen
                                -------------------------------------
                                Alan W. Pullen
                                President and Chief Executive Officer

                                                                       EXHIBIT A

                                    FORM OF
                              PLAN OF BANK MERGER

     This is a PLAN OF BANK MERGER, dated as of the __ day of _________, 1999 (the "Agreement"), by and between Community Federal Savings Bank ("Community Federal"), a federally chartered savings bank and a wholly owned subsidiary of South Carolina Community Bancshares, Inc., a Delaware corporation ("SCCB"), and Provident Community Bank ("Provident"), a federally-chartered savings bank and a wholly owned subsidiary of Union Financial Bancshares, Inc., a Delaware corporation ("UFB"). The principal banking office of Community Federal is located at 110 South Congress Street, Winnsboro, South Carolina 29180. The principal banking office of Provident is located at 203 West Main Street, Union, South Carolina 29379-0866.

     WHEREAS, the Boards of Directors of UFB and SCCB have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction set forth in the Agreement and Plan of Merger, dated as of ___________, 1999 (the "Merger Agreement"), by and between SCCB and UFB, pursuant to which, among other things, SCCB will merge with and into UFB (the "Merger"); and

     WHEREAS, not less than (a) a majority of the entire Board of Directors of Community Federal and (b) a majority of the entire Board of Directors of Provident have approved, and deem it advisable to consummate, the merger between Community Federal and Provident (the "Bank Merger") provided for herein, in accordance with the regulations of the Office of Thrift Supervision ("OTS");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                                  THE MERGER

     1.1 Effective Time of the Bank Merger. Subject to the provisions of this
         ---------------------------------
Agreement, the Bank Merger shall become effective upon receipt of the required approval from the OTS and consummation of the Bank Merger in accordance with the regulations of the OTS. The term "Bank Merger Effective Time" shall mean the date and time when the Bank Merger becomes effective.

     1.2 Closing. Notwithstanding anything to the contrary contained in the
         -------
Merger Agreement, the closing of the Bank Merger will take place immediately following the Merger on the date and at the location specified in the Merger Agreement or at such other time, date or place as may be agreed to by the parties hereto (the "Bank Merger Closing Date").

     1.3 Effects of the Merger. (a) At the Bank Merger Effective Time, (i) the
         ---------------------
separate existence of Community Federal shall cease and Community Federal shall be merged with and into Provident (Provident is sometimes referred to herein as the "Surviving Bank") and Community Federals' Charter shall be deemed canceled as of the Bank Merger Effective Time and shall be surrendered to the OTS as soon as practicable thereafter, (ii) the Charter of Provident as in effect immediately prior to the Bank Merger Effective Time shall be the Charter of the Surviving Bank until duly amended in accordance with applicable law, (iii) the name of the Surviving Bank shall be "Provident Community Bank," (iv) the Bylaws of Provident as in effect immediately prior to the Bank Merger Effective Time shall be the Bylaws of the Surviving Bank and (v) the main office and other offices of Community Federal established and authorized immediately prior to the Bank Merger Effective Time shall become established and authorized offices of the Surviving Bank.

     (b) At and after the Bank Merger Effective Time, the Bank Merger shall have all the effects set forth in Section 552.13(1) regulations of the OTS (12 CFR 552.13(1)).

     1.4 Headquarters. The principal banking office of the Surviving Bank shall
         ------------
be at 203 West Main Street, Union, South Carolina 29379, and the other offices of the Surviving Bank shall be located as listed in Appendix 1.4 hereto.
                                                    ------------

     1.5 Deposit Accounts. After the Bank Merger Effective Time, the Surviving
         ----------------
Bank will continue to issue deposit accounts on the same basis as immediately prior to the Bank Merger Effective Time.

     1.6 Directors and Officers. The names of the persons who shall constitute
         ----------------------
the board of directors of the Surviving Bank after the Bank Merger Effective Time are listed on Appendix 1.6 hereto. The officers of Provident immediately
                   ------------
prior to the Bank Merger Effective Time shall be the officers of the Surviving Bank and, in addition, those persons listed on Appendix 1.6 hereto, each to hold
                                               ------------
office in accordance with the Charter and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

     1.7 Liquidation Account. For purposes of granting a limited priority claim
         -------------------
to the assets of the Surviving Bank in the unlikely event (and only upon such event) of a complete liquidation of the Surviving Bank to persons who continue to maintain savings accounts with the Surviving Bank after the Bank Merger, and who, immediately prior to the Bank Merger had a subaccount balance (as described in 12 C.F.R. (S) 563b.3(f)(4)) with respect to any liquidation account of Community Federal, the Surviving Bank shall, at the time of the Bank Merger, establish a liquidation account(s) in an amount equal to the liquidation account(s) of Community Federal immediately prior to the Bank Merger Effective Time, which liquidation account(s) shall participate pari passu with any other
                                                     ----------
liquidation accounts of the Surviving Bank. If the balance in any savings account to which a subaccount balance relates at the close of business on the last day of any fiscal year of the Surviving Bank after the Bank Merger Effective Time is less than the balance in such savings account at the Bank Merger Effective Time or at the close of business on the last day of any other fiscal year of the Surviving Bank after the Bank Merger Effective Time, such subaccount balance shall be reduced in an amount proportionate to the reduction in such savings account balance. No subaccount balance shall be increased, notwithstanding any increase in the balance of the related savings account. If such related savings account is closed, such subaccount shall be reduced to zero upon such closing. In the event of a complete liquidation of the Surviving Bank, and only in such event, the amount distributable to each account holder will be determined in accordance with the OTS rules and regulations pertaining to conversions by savings and loan associations from mutual to stock form of organization, on the basis of such account holder's subaccount balance with the Surviving Bank at the time of its liquidation. No merger, consolidation, purchase of bulk assets with assumption of savings accounts and other liabilities, or similar transaction, whether or not the Surviving Bank is the surviving institution, will be deemed to be a complete liquidation for this purpose, and, in any such transaction, the liquidation account shall be assumed by the surviving institution.


                                  ARTICLE II

                       CAPITAL STOCK OF THE CONSTITUENT
                         BANKS AND THE SURVIVING BANK

     2.1 Community Federal Capital Stock. At the Merger Effective Time, by
         -------------------------------
virtue of the Merger and without any action on the part of the holder of any shares of common stock, $1.00 par value per share, of Community Federal ("Community Federal Common Stock"), all shares of Community Federal Common Stock shall automatically be canceled and retired and cease to exist.

     2.2 Provident Common Stock. The shares of Common Stock of Provident issued
         ----------------------
and outstanding immediately prior to the Bank Merger Effective Time shall remain outstanding and unchanged after the Bank Merger.

     2.3 Capital Stock of Surviving Bank. The authorized capital stock of the
         -------------------------------
Surviving Bank shall be _______________ shares of common stock, par value $____ per share, and ___________ shares of preferred stock, par value $_______ per share.

                                  ARTICLE III

                                   Covenants

     3.1 Covenants of Provident and Community Federal. During the period from
         --------------------------------------------
the date of this Agreement and continuing until the Bank Merger Effective Time, each of the parties hereto agrees to observe and perform all agreements and covenants of UFB and SCCB in the Merger Agreement that pertain or are applicable to Community Federal and Provident, respectively. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Merger Agreement.

                                  ARTICLE IV

                             CONDITIONS PRECEDENT

     4.1 Conditions to Each Party's Obligation to Effect the Bank Merger. The
         ---------------------------------------------------------------
respective obligations of each party to effect the Bank Merger shall be subject to the satisfaction prior to the Bank Merger Closing Date of the following conditions:

     (a) Consummation of The Merger. The Merger shall have been consummated in
         --------------------------
accordance with the terms and conditions of the Merger Agreement.

     (b) No Injunctions or Restraints; Illegality. No order, injunction or
         ----------------------------------------
decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Bank Merger.

     (c) Stockholder Approvals. This Agreement and the transactions contemplated
         ---------------------
hereby shall have been duly approved, ratified and confirmed by the required vote of the stockholders of each of Provident and Community Federal.

     (d) Other Approvals and Notifications. All requisite regulatory approvals
         ---------------------------------
and clearances of the Bank Merger shall have been obtained and shall continue to be in full force and effect, and all applicable waiting periods shall have expired. In addition, all consents, approvals and permits of and notices to non-governmental third parties that are necessary to consummate the Bank Merger shall have been filed and/or obtained and shall continue to be in full force and effect.

                                   ARTICLE V

                           TERMINATION AND AMENDMENT

     5.1 Termination. This Agreement shall be terminated immediately and without
         -----------
any further action on the part of Community Federal or Provident upon any termination of the Merger Agreement. This Agreement may be terminated at any time prior to the Bank Merger

Effective Time by mutual consent of Community Federal and Provident in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board.

     5.2 Effect of Termination. In the event of termination of this Agreement as
         ---------------------
provided in Section 5.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of Community Federal, Provident or their respective officers, directors or affiliates, except that no party shall be relieved or released from any damages or liabilities arising out of any willful breach of this Agreement.

     5.3 Amendment. This Agreement may be amended by the parties hereto, by
         ---------
action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by instrument in writing signed on behalf of each of the parties hereto.

                                  ARTICLE VI

                              GENERAL PROVISIONS

     6.1 Definitions. All capitalized terms which are used but not defined
         -----------
herein shall have the meanings set forth in the Merger Agreement.

     6.2 Nonsurvival of Agreements. None of the agreements in this Agreement or
         -------------------------
in any instrument delivered pursuant to this Agreement shall survive the Bank Merger Effective Time, except to the extent set forth herein or in the Merger Agreement.

     6.3 Notices. All notices and other communications hereunder shall be in
         -------
writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to Provident or Community Federal, respectively, at the addresses for notices to SCCB or UFB, respectively, as set forth in the Merger Agreement, with copies to the persons referred to therein.

     6.4 Counterparts. This Agreement may be adopted, certified and executed in
         ------------
separate counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     6.5 Entire Agreement. Except as otherwise set forth in this Agreement or
         ----------------
the Merger Agreement (including the documents and the instruments referred to herein or therein), this Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     6.6 Governing Law. This Agreement shall be governed and construed in
         -------------
accordance with the laws of the State of South Carolina except where the federal laws of the United States shall be applicable.

     6.7 Assignment. Neither this Agreement nor any of the rights, interests or
         ----------
obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

     IN WITNESS WHEREOF, Provident Community Bank and Community Federal Savings Bank have caused this Plan of Bank Merger to be executed by their duly authorized officers as of the __ day of ________________, 1999.

                            Provident Community Bank


                            By: _______________________________________________

                                Name:
                                Title:

Attest:


Name:  _________________
Title: Secretary

                            Community Federal Savings Bank

                            By: _______________________________________________

                                Name:
                                Title:

Attest:


Name:  _________________
Title: Secretary

                                                                       EXHIBIT B

              [FORM OF LETTER FOR DIRECTORS AND CERTAIN OFFICERS]



                                __________, 1999



Union Financial Bancshares, Inc.
203 West Main Street
Union, South Carolina  29379-0866
Attention:     Dwight V. Neese
               Chief Executive Officer

Gentlemen:

     The undersigned understands that Union Financial Bancshares, Inc. ("UFB") is considering entering into an Agreement and Plan of Merger, to be dated as of the date hereof (the "Merger Agreement"), with South Carolina Community Bancshares, Inc. ("SCCB") providing for the merger of SCCB with and into UFB (the "Merger") and that UFB has required, as a condition to entering into the Merger Agreement, that each of the Directors and certain Officers of SCCB enter into this Letter Agreement. In consideration of the substantial expenses and other obligations UFB will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce UFB to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes as follows:

     1. The undersigned represents and warrants that he or she is the beneficial and record owner of ________ shares of common stock, par value $.01 per share, of SCCB (the "SCCB Common Stock") and has voting authority over ________ shares of SCCB Common Stock, and is the beneficial and record owner of
_________ shares of common stock, par value $0.01 per share, of Union Financial Bancshares, Inc. ("UFB Common Stock") and has voting authority over ________ shares of UFB Common Stock.

     2. The undersigned will be present in person or by proxy at all meetings of stockholders of SCCB called to vote for approval of the Merger so that all shares of SCCB Common Stock shall be counted for purposes of a quorum at each such meeting and vote, or cause to be voted, for approval of the Merger all shares of SCCB Common Stock that, on the record date therefor, are beneficially owned by the undersigned or with respect to which the undersigned has the power to vote, and vote against any other proposal of a similar nature not involving SCCB.

     3. The undersigned agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, or otherwise reduce my risk in, any shares of SCCB Common Stock or UFB Common Stock now or hereafter beneficially owned by the undersigned (including as part of a transaction involving the sale of SCCB) until after the Record Date for the stockholder vote on the Merger. In the case of any transfer by operation of law, this Letter Agreement shall be binding upon and inure to the transferee. Any transfer or other disposition in violation of the terms of this paragraph 3 shall be null and void.

     4.   I understand and agree that:

          A. I have been advised that any issuance of UFB Common Stock to me pursuant to the Merger will be registered with the Securities and Exchange Commission (the "SEC"). I have also been advised, however, that, because I may be an "affiliate" of SCCB at the time the Merger will be submitted for a vote of the stockholders of SCCB and my disposition of such shares has not been registered under the Securities Act of 1933, as amended (the "Act"), I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Act (and I agree to provide those representations as UFB may request in order to determine such conformity) or
(iii) in a transaction which, in the opinion of counsel, in form and substance reasonably satisfactory to UFB, is not required to be registered under the Act.

          B. Stop transfer instructions will be given to the transfer agent of SCCB, with respect to the shares of SCCB Common Stock and with respect to the shares of UFB Common Stock and any other shares of capital stock of SCCB and UFB in connection with the restrictions set forth herein, and there will be placed on the certificate representing shares of UFB Common Stock I receive pursuant to the Merger, or any certificates delivered in substitution therefor, a legend stating in substance:

     The shares represented by this certificate were issued in a transaction to which Rule 145 under the Act applies. The shares represented by this certificate may only be transferred in accordance with the terms of a letter agreement between the registered holder hereof and UFB, a copy of which agreement is on file at the principal offices of UFB. A copy of such agreement shall be provided to the holder hereof without charge upon receipt by UFB of a written request.

          C. Unless a transfer of my shares of UFB Common Stock is a sale made in conformity with the provisions of Rule 145(d), or made pursuant to any effective registration statement under the Act, UFB reserves the right to put an appropriate legend on the certificates issued to my transferee.

          D. I understand that UFB is under no obligation to register the UFB Common Stock that I may wish to sell, transfer, or otherwise dispose of or to take any other action necessary in order to make compliance with an exemption from registration available.

     5. It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth in Paragraph 4.B. above shall be lifted forthwith upon delivery by the undersigned to UFB of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to UFB, or other evidence reasonably satisfactory to UFB, to the effect that a transfer of my shares of UFB Common Stock will not violate the Act or any of the rules and regulations of the SEC thereunder. In addition, it is understood and agreed that the legend set forth in Paragraph 4.B. above shall be removed forthwith from the certificate or certificates representing my shares of UFB Common Stock if I shall have delivered to UFB a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to UFB, or other evidence satisfactory to UFB that a transfer of my shares of UFB Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), or made pursuant to an effective registration statement under the Act.

     6. I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

     7. I further recognize that in the event I become a director or officer of UFB upon consummation of the Merger, any purchase or sale of the capital stock of UFB by me may be subject to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

     8. Execution of this letter should not be construed as an admission on my part that I am an "affiliate" of SCCB as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

          This Letter Agreement shall be binding on my heirs, legal representative and successors.

     This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one document. This Letter Agreement constitutes the complete understanding between the undersigned and UFB concerning the subject matter hereof. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

                              Very truly yours,



Accepted:

UNION FINANCIAL BANCSHARES, INC.

By:    ____________________________________
Name:  Dwight V. Neese
Title: Chief Executive Officer

                                                                       EXHIBIT C
                                    FORM OF
                             EMPLOYMENT AGREEMENT
                                      FOR
                                ALAN W. PULLEN

     THIS AGREEMENT is made effective as of ________________, 19__, by and between PROVIDENT COMMUNITY BANK (the "Bank"), Union, South Carolina; UNION FINANCIAL BANCSHARES, INC. (the "Company"), a Delaware corporation; and ALAN W. PULLEN (the "Executive").

     WHEREAS, the Bank wishes to assure itself of the services of Executive for the period provided in this Agreement; and

     WHEREAS, the Executive is willing to serve in the employ of the Bank on a full-time basis for said period.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.   POSITION AND RESPONSIBILITIES.

     During the period of his employment hereunder, Executive agrees to serve as Senior Vice President/City Executive of the Bank. During said period, Executive also agrees to serve, if elected, as an officer of the Company or any subsidiary or affiliate of the Company or the Bank.

2.   TERMS AND DUTIES.

     (a) The term of this Agreement shall be deemed to have commenced as of ____________ and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date, and continuing at each anniversary date thereafter, the Board of Directors of the Bank (the "Board") may extend the Agreement for an additional year. Prior to the extension of the Agreement as provided herein, the Board of Directors of the Bank will conduct a formal performance evaluation of the Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board's meeting.

     (b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive's duties pursuant to this Agreement.

3.   COMPENSATION AND REIMBURSEMENT.

     (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Sections 1 and 2. The Bank shall pay Executive as compensation a salary of $70,000.00 per year ("Base Salary"). Such Base Salary shall be payable in accordance with the customary payroll practices of the Bank. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by a Committee designated by the Board, and the Board may increase Executive's Base Salary. In addition to the Base Salary provided in this
Section 3(a), the Bank shall provide Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.

     (b) Executive will be entitled to incentive compensation and bonuses as provided in any plan, or pursuant to any arrangement of the Bank, in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement, except as provided under
Section 5(e).

     (c)  In addition to the Base Salary provided for by paragraph (a) of this
Section 3, the Bank shall pay or reimburse Executive for all reasonable travel and other obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

4.   PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

     (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Bank of Executive's full-time employment hereunder for any reason other than a Change in Control, as defined in Section 5(a) hereof; disability, as defined in Section 6(a) hereof; death; retirement, as defined in
Section 7 hereof; or for Cause, as defined in Section 8 hereof; (ii) Executive's resignation from the Bank's employ, upon (A) unless consented to by the Executive, a material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Sections 1 and 2, above, (any such material change shall be deemed a continuing breach of this Agreement), (B) a relocation of Executive's principal place of employment by more than 35 miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to Executive from those being provided as of the effective date of this Agreement, (C) the liquidation or dissolution of the Bank, or (D) any breach of this Agreement by the Bank. Upon the occurrence of any event described in clauses (A), (B), (C), or (D), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within a reasonable period of time not to exceed, except in case of a continuing breach, four calendar months after the event giving rise to said right to elect.

     (b) Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the payments due to the Executive for the remaining term of the Agreement, including Base Salary, bonuses, and any other cash or deferred compensation paid or to be paid (including the value of employer contributions that would have been made on the Executive's behalf over the remaining term of the agreement to any tax-qualified retirement plan sponsored by the Bank as of the Date of Termination), to the Executive for the term of the Agreement provided, however, that if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank's capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance. All payments made pursuant to this Section 4(b) shall be paid in substantially equal monthly installments over the remaining term of this Agreement following the Executive's termination; provided, however, that if the remaining term of the Agreement is less than one (1) year (determined as of the Executive's Date of Termination), such payments and benefits shall be paid to the Executive in a lump sum within 30 days of the Date of Termination.

     (c) Upon the occurrence of an Event of Termination, the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination. Such coverage shall cease upon the expiration of the remaining term of this Agreement.

5.   CHANGE IN CONTROL.

     (a) No benefit shall be paid under this Section 5 unless there shall have occurred a Change in Control of the Company or the Bank. For purposes of this Agreement, a "Change in Control" of the Company or the Bank shall be deemed to occur if and when (a) an offer or other than the Company purchases shares of the common stock of the Company or the Bank pursuant to a tender or exchange offer for such shares, (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Company or the Bank representing 25% or more of the combined voting power of the Company's then outstanding securities, (c) the membership of the board of directors of the Company or the Bank changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four month period (whether commencing before or after the date of adoption of this Agreement) do not constitute a majority of the Board at the end of such period, or (d) shareholders of the Company or the Bank approve a plan merger, consolidation, sale or disposition of all or substantially all of the Company's or the Bank's assets, or a plan of partial or complete liquidation in which the Company or the Bank is not the resulting entity .

     (b) If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred or the Board of the Bank or the Company has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c), (d) and (e) of this Section 5 upon his subsequent involuntary termination of employment at any time during the term of this Agreement (or voluntary termination within twelve (12) months following a Change of Control following any demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 35 miles from its location immediately prior to the Change in Control), unless such termination is because of his death, retirement as provided in Section 7, termination for Cause, or termination for Disability.

     (c) Upon the occurrence of a Change in Control followed by the Executive's termination of employment, the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to 2.99 times the Executive's "base amount," within the meaning of (S)280G(b)(3) of the Internal Revenue Code of 1986 ("Code"), as amended. Such payment shall be made in a lump sum paid within ten (10) days of the Executive's Date of Termination.

     (d) Upon the occurrence of a Change in Control followed by the Executive's termination of employment, the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his severance. In addition, Executive shall be entitled to receive the value of employer contributions that would have been made on the Executive's behalf over the remaining term of the agreement to any tax-qualified retirement plan sponsored by the Bank as of the Date of Termination. Such coverage and payments shall cease upon the expiration of thirty-six (36) months.

     (e) Upon the occurrence of a Change in Control, the Executive shall be entitled to receive benefits due him under, or contributed by the Company or the Bank on his behalf, pursuant to any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan maintained by the Bank or the Company on the Executive's behalf to the extent that such benefits are not otherwise paid to the Executive upon a Change in Control.

     (f) Notwithstanding the preceding paragraphs of this Section 5, in the event that the aggregate payments or benefits to be made or afforded to Executive under this Section, together with any other payments or benefits received or to be received by Executive in connection with a Change in Control, would be deemed to include an "excess parachute payment" under (S)280G of the Code, then, at the election of Executive, (i) such payments or benefits shall be payable or provided to Executive over the minimum period necessary to reduce the present value of such payments or benefits to an amount which is one dollar ($1.00) less than three (3) times Executive's "base amount" under (S)280G(b)(3) of the Code or (ii) the payments or benefits to be provided under this Section 5 shall be reduced to the extent necessary to avoid treatment as an excess parachute payment with the allocation of the reduction among such payments and benefits to be determined by Executive.

6.   TERMINATION FOR DISABILITY.

     (a) If the Executive shall become disabled as defined in the Bank's then current disability plan (or, if no such plan is then in effect, if the Executive is permanently and totally disabled within the meaning of Section 22(e)(3) of the Code as determined by a physician designated by the Board), the Bank may terminate Executive's employment for "Disability."

     (b) Upon the Executive's termination of employment for Disability, the Bank will pay Executive, as disability pay, a bi-weekly payment equal to three-quarters (3/4) of Executive's bi-weekly rate of Base Salary on the effective
date of such termination.   These disability payments shall commence on the
effective date of Executive's termination and will end on the earlier of (i) the date Executive returns to the full-time employment of the Bank in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive's full-time employment by another employer; (iii) Executive attaining the age of 65; or (iv) Executive's death; or (v) the expiration of the term of this Agreement. The disability pay shall be reduced by the amount, if any, paid to the Executive under any plan of the Bank providing disability benefits to the Executive.

     (c) The Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination for Disability. This coverage and payments shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank, in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive's full-time employment by another employer; (iii) Executive's attaining the age of 65; or (iv) the Executive's death; or (v) the expiration of the term of this Agreement.

     (d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.

7.   TERMINATION UPON RETIREMENT; DEATH OF EXECUTIVE.

     Termination by the Bank of Executive based on "Retirement" shall mean retirement at age 65 or in accordance with any retirement arrangement established with Executive's consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Bank or the Company and other plans to which Executive is a party. Upon the death of the Executive during the term of this Agreement, the Bank shall pay to Executive's estate the compensation due to the Executive through the last day of the calendar month in which his death occurred.

8.   TERMINATION FOR CAUSE.

     For purposes of this Agreement, "Termination for Cause" shall include termination because of the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. For purposes of this Section, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Bank or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the reasons thereof. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause. Any stock options granted to Executive under any stock option plan or any unvested awards granted under any other stock benefit plan of the Bank, the Company, or any subsidiary or affiliate thereof, shall become null and void effective upon Executive's receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

9.   REQUIRED PROVISIONS.

     (a) The Bank may terminate Executive's employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 8 herein.

     (b) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank's obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion, (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations that were suspended.

     (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(4) or (g)(1)), all
obligations of the Bank under the Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (d) If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the parties.

     (e) All obligations under this Agreement shall be terminated (except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank): (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA or (ii) by the Director, or his or her designee at the time the Director or such designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C.
(S)1828(k) and any regulations promulgated thereunder.

10.  NOTICE.

     (a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

     (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

11.  NON-COMPETITION.

     (a) Upon any termination of Executive's employment hereunder pursuant to an Event of Termination as provided in Section 4 hereof, Executive agrees not to compete with the Bank and/or the Company for a period of one (1) year following such termination in any city, town or county in which the Bank and/or the Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank and/or the Company. The parties hereto, recognizing that irreparable injury will result to the Bank and/or the Company, its business and property in the event of Executive's breach of this Subsection 11(a) agree that in the event of any such breach by Executive, the Bank and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that in the event of the termination of his employment pursuant to Section 8 hereof, Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank and/or the Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the Bank and/or the Company for such breach or threatened breach, including the recovery of damages from Executive.

     (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

12.  SOURCE OF PAYMENTS.

     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, guarantees all payments and the provision of all amounts and benefits due hereunder to Executive and, if such payments are not timely aid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

13.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement. This Agreement supersedes and replaces in their entirety the Employment Agreement dated ________, 19__ by and between Executive and Community Federal Savings and Loan Association and the Supplemental Executive Agreement by and between Executive and Community Savings and Loan Association of Winnsboro dated _______, 19__, therewith and Executive hereby waives any rights under such prior agreements.

14.  NO ATTACHMENT.

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank, the Company and their respective successors and assigns.

15.  MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.  SEVERABILITY.

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.  HEADINGS FOR REFERENCE ONLY.

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.  GOVERNING LAW.

     This Agreement shall be governed by the laws of the State of South Carolina, unless otherwise specified herein; provided, however, that in the event of a conflict between the terms of this Agreement and any applicable federal or state law or regulation, the provisions of such law or regulation shall prevail.

19.  ARBITRATION.

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within one hundred (100) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

20.  PAYMENT OF LEGAL FEES.

     All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, if successful pursuant to a legal judgment, arbitration or settlement.

21.  INDEMNIFICATION.

     The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a directors or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgment, court costs and attorneys' fees and the cost of reasonable settlements.

22.  SUCCESSOR TO THE BANK OR THE COMPANY.

     The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank's or the Company's obligations under this Agreement, in the same manner and to the same extent that the Bank or the Company would be required to perform if no such succession or assignment had taken place.

23.  EARLY TERMINATION BY EXECUTIVE.

     Notwithstanding any other provision of this Agreement to the contrary, at any time during the thirty (30) day period beginning on the day following the nine-month anniversary of the effective date of this Agreement, Executive may voluntarily terminate his employment under this Agreement upon written notice to the President of the Bank and, within ten (10) business days thereafter, receive a lump-sum payment equal to two (2) times Executive's Base Salary in effect on the date of termination and this Agreement shall be terminated. In the event Executive exercises the election provided by this Section 23, the noncompetition restrictions of Section 11 shall apply as if Executive's employment terminated pursuant to an Event of Termination, except that the restrictions shall be limited in geographic scope to the City of Winnsboro, South Carolina and any location within a ten-mile radius of Winnsboro, and such restrictions shall also be limited to a six (6) month period beginning on the effective date of Executive's termination of employment pursuant to this Section 23.

     IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed and their seal to be affixed hereunto by a duly authorized officer or director, and Executive has signed this Agreement, all on the ____ day of _____________, 19__.


ATTEST:                             PROVIDENT COMMUNITY BANK


__________________________      BY: _______________________________

          [SEAL]


ATTEST:                             UNION FINANCIAL BANCSHARES, INC.


__________________________      BY: ________________________________

          [SEAL]



WITNESS:



__________________________          ________________________________
                                    Alan W. Pullen

                                                                     Appendix B


                      [WHEAT FIRST SECURITIES LETTERHEAD]



Board of Directors
Union Financial Bancshares, Inc.
203 West Main Street
Union, South Carolina 29379

Members of the Board:

Union Financial Bancshares, Inc. ("UFB"), and South Carolina Community Bancshares, Inc. ("SCCB"), have entered into an Agreement and Plan of Merger, dated as of June 30, 1999 (the "Agreement"), pursuant to which SCCB will combine with UFB by means of the merger (the "Merger") of SCCB with and into UFB. Upon consummation of the Merger, all of the issued and outstanding shares of the $0.01 par value common stock of SCCB ("SCCB Stock") will be converted into $5.25 in cash and $12.25 of the shares of the $0.01 par value common stock of UFB ("UFB Stock"), subject to adjustment in accordance with the terms of the Agreement (the "Merger Consideration"). The terms of the Merger are more fully set forth in the Agreement.

Wheat First Securities ("Wheat First"), a division of First Union Capital Markets Corp. and an affiliate of First Union Corporation, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of UFB or SCCB for our own account or for the accounts of our customers. Wheat First will receive a fee from UFB for its services, which include the rendering of this opinion.

You have asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of UFB Stock. We understand that the Merger is conditioned upon the occurrence of a number of contingencies as set forth in the Agreement.

In arriving at the opinion set forth below, we have conducted discussions with members of senior management of UFB and SCCB concerning their businesses and prospects and have reviewed and relied upon certain publicly available business and financial information and certain other information prepared or provided to us in connection with the Merger, including, among other things, the following:

     (1) UFB's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended September 30, 1998;

     (2) UFB's Quarterly Reports on Form l0-Q and related financial information for the periods ended December 31, 1998, and March 31, 1999;

     (3) SCCB's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended June 30, 1998;

     (4) SCCB's Quarterly Reports on Form l0-Q and related financial information for the periods ended September 30, 1998, December 31, 1998 and March 31, 1999, and certain information made available by the management of SCCB for the monthly periods ended March 31, 1999, April 30, 1999, and May 31, 1999;

     (5) Certain publicly available information with respect to historical market prices and trading activities for UFB Stock and SCCB Stock and for certain publicly traded financial institutions which Wheat First deemed relevant;

     (6) Certain publicly available information with respect to similar financial institutions and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant;

     (7)  The Agreement;

     (8) Certain estimates of the cost savings and revenue enhancements projected by UFB for the combined company;

     (9) Other financial information concerning the businesses and operations of UFB and SCCB, including certain audited and unaudited financial information and certain internal financial analyses and forecasts for UFB and SCCB prepared by the senior managements of these companies; and

     (10) Such financial studies, analyses, inquiries and other matters as we deemed necessary.

In preparing our opinion, as contemplated under the terms of our engagement, we have relied on and assumed the accuracy and completeness of all information provided to us or publicly available, including the representations and warranties of UFB and SCCB included in the Agreement, and we have not assumed any responsibility for the accuracy, completeness or reasonableness of, or any obligation to verify, the same or to conduct any appraisal of assets or liabilities. We have relied upon the management of UFB as to the reasonableness and achievability of its financial and operational forecasts and projections, including the estimates of cost savings and revenue enhancements expected to result from the Merger, and the assumptions and bases therefor, provided to us, and, with your consent, we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management, and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for UFB and SCCB are adequate to cover such losses. Wheat First did not review any individual credit files of UFB and SCCB, nor did it make an independent evaluation or appraisal of the assets or liabilities of UFB and SCCB. We also assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to UFB.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after that date could materially affect the assumptions and conclusions contained in our opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment on any events occurring after the date hereof. Wheat First's opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of UFB Stock and does not address any other aspect of the Merger, nor does it constitute a recommendation to any shareholder of UFB as to how such shareholder should vote with respect to the Merger, and it is understood that this letter is solely for the information of the Board of Directors of UFB. Wheat First's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for UFB, nor does it address the effect of any other business combination in which UFB might engage.

It is understood that this opinion may be included in its entirety in the Joint Proxy Statement/Prospectus. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof the Merger Consideration is fair, from a financial point of view, to the holders of UFB Stock.

                              Very truly yours,


                              /s/ Wheat First Securities
                              --------------------------
                              WHEAT FIRST SECURITIES,
                              a division of First Union Capital Markets Corp.

                                                                     Appendix C



                        [TRIDENT SECURITIES LETTERHEAD]



Board of Directors
South Carolina Community Bancshares, Inc.
110 South Congress Street
Winnsboro, South Carolina 29180

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be paid by Union Financial Bancshares, Inc. ("Union") to the holders of the issued and outstanding shares of common stock, $0.01 par value (the "SCCB Common Stock") of South Carolina Community Bancshares, Inc. ("SCCB") pursuant to the Agreement and Plan of Merger dated as of July 1, 1999 (the "Agreement") by and among SCCB and Union. Unless otherwise noted, all terms used herein will have the same meaning as defined in the Agreement.

     Under the terms of the Agreement, SCCB will merge with and into Union and each share of SCCB Common Stock shall be converted into the right to receive one of the following (the "Merger Consideration): (i) cash in the amount equal to $5.25 and stock equal to 0.817 of a share of Union stock for each SCCB share, if the Union Market Value is greater than $15.00 per share; (ii) Cash Consideration in the amount equal to $5.25 and shares of Union stock such that based on Union Market Value, the value of the Merger Consideration is equal to $17.50 for each SCCB share, if the Union Market Value is greater than or equal to $12.50 per share and less than or equal to $15.00 per share; (iii) Cash Consideration in the amount equal to $5.25 and Stock Consideration equal to 0.980 of a share of Union stock, if the Union Market Value is greater than or equal to $12.00 per share and less than or equal to $12.50 per share; (iv) Stock Consideration equal to 0.980 of a share of Union stock and additional Cash Consideration equal to the difference between the Union Market Value of 0.980 of Union stock and $17.00, if the Union Market Value is less than $12.00 per share.

     Trident Securities ("Trident"), a division of McDonald Investments, Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement, including the exhibits and schedules thereto; (ii) certain publicly available information concerning SCCB, including the Annual Reports on Form 10-K of SCCB for each of the years in the three year period ended June 30, 1998 and the Quarterly Report on Form l0-Q of SCCB for the quarters ended September 30, 1998, December 31, 1998 and March 31, 1999; (iii) certain publicly available information concerning Union, including the Annual Reports on Form 10-K of Union for each of the years in the three year period ended September 30, 1998 and the Quarterly Report on Form 10-Q of Union for the quarters ended December 31, 1998 and March 31, 1999; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of SCCB and Union furnished to us by their respective managements for purposes of our analysis; (v) information with respect to the trading market for SCCB Common Stock and Union Common Stock; (vi) certain publicly available information with respect to other companies that we believe to be comparable to SCCB and Union and the trading markets for such other companies' securities; and
(vii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of SCCB and Union to discuss the business and prospects of SCCB and Union, as well as other matters we believe relevant to our inquiry.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available, and we have assumed and relied upon the representations and warranties of SCCB and Union contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of SCCB nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions to the Merger as set forth in the Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

     It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be received and does not address SCCB's underlying business decision to effect the Merger or any other terms of the Merger.

     We have acted as financial advisor to SCCB in connection with the Merger and will receive from SCCB a fee for our services, a significant portion of which is contingent upon the consummation of the Merger, as well as SCCB's agreement to indemnify us under certain circumstances.

     In the ordinary course of business, we may actively trade securities of both SCCB and Union for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this opinion was prepared solely for the confidential use of the Board of Directors and senior management of SCCB and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent. Our opinion does not constitute a recommendation to any stockholder of SCCB as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger.

     Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of SCCB.

                                    Very truly yours,

                                    /s/ Trident Securities
                                    ----------------------
                                    TRIDENT SECURITIES,
                                    a division of McDonald Investments, Inc.

                                                                      Appendix D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect therof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section
     228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX E

December, 1998



Dear Fellow Shareholder:

Union Financial Bancshares is a company focused on the future.

With the clarity of a single vision to be the financial services provider of choice in the communities we serve, we are focused on building a strong foundation to sustain and strengthen Union Financial Bancshares and Provident Community Bank both now, and well into the new millennium. As Peter Drucker has said, "The best way to predict the future is to create it," and we are focused on aggressively creating Union Financial Bancshares' future.

Before going into depth about our initiatives to secure the future, I am pleased to report on the current condition of our company and the impressive progress made during the last year.

Net income increased from $1.444 million in fiscal 1997 to $1.550 million in fiscal 1998, an increase of 7.34%. Earnings per share increased from $1.17 in fiscal 1997 to $1.23 in fiscal 1998. Return on average assets for fiscal 1998 was 0.87%, down slightly from the previous year. Return on average shareholders' equity was 10.77%, also down slightly from the previous year, but well ahead of peers as identified by the America's Community Bankers' Policy Development and Economic Research Department and SNL Securities, a leading trade publication. Total assets of $189.286 million at fiscal year end were up $18.042 million over the total assets of $171.244 million at the end of 1997, an increase of 10.54%. The continued growth in total assets is primarily the result of 9.42% growth in the loan portfolio.

The steady growth and increased earnings of Union Financial Bancshares are a result of good planning and hard work. The company utilizes a five-year Strategic Business Plan that is completely reviewed and rewritten each year through a collaborative effort of the officers and Board of Directors. The Board reviews the progress being made on the Strategic Business Plan on a quarterly basis and monitors the company's progress on meeting the goals of the Financial and Operating Plan on a monthly basis. Although the goals and objectives of the Strategic Business Plan and Financial and Operating Plan are long-term by design, the officers and Board of Directors are continually monitoring the market and regulatory environment to adjust the short-term goals and objectives when appropriate.

The primary initiative of 1998 was the re-engineering of Provident Community Bank's retail delivery system. Although the existing branch network had served the company and market well for many years, the time had come to rethink the delivery of financial services and how to most effectively and efficiently serve the Bank's clients. The redesign and rebuilding of the Bank's facilities were wrapped around the concept of providing exceptional client service and state of the art financial products. The Bank's two largest branches, the North Duncan Bypass and Laurens Office, were gutted and totally rebuilt to cater to the Bank's clients and their ever changing financial needs. Central to the new theme was maintaining the warm atmosphere and personal attention that Provident had built its heritage on, while providing high tech automation and alternative methods of banking for those on the go. In addition, an innovative idea for banking in South Carolina was introduced with the opening of Provident's new Lending and Investment Center. This newest addition to Provident's network was customized to become a "boutique" of retail products and services. The Lending and Investment Center does not offer traditional teller services because it was designed to offer a full spectrum of consumer, commercial and mortgage loans and a complete line of alternative investment products. To make banking more accessible to those whose schedules make it difficult to do their banking during traditional banking hours, the Lending and

Investment Center opens early each morning and stays open several evenings each week. This new facility also has a free-standing ATM for those who need to conduct their banking business 24 hours a day, 7 days a week.

Another innovation for 1998 was the creation of Business Resource Centers in the remodeled North Duncan Bypass and Laurens Banking Centers. Provident recognized the vacuum being created by the consolidation in the banking industry and has repositioned itself to provide commercial services to existing clients and other businesses in the communities the Bank serves. The Business Resource Centers are equipped with computers, business software, video equipment, numerous business publications and many other planning and analytical tools for the business owner or manager. Provident associates have been trained to provide assistance to those interested in utilizing the new Business Resource Centers and many of the Bank's Lending Specialists are receiving extended commercial loan training.

A final retail banking initiative for 1998 was the revamping and bundling of the Bank's products and services. Traditionally, banks have provided broad menus of products and services that have grown over time as deregulation, re-regulation, and consolidation have occurred. Provident recognized how complicated and disjointed banking had become for most people and decided to make it simple and more economical, once again. Provident also recognized that most people progress though normal life-cycles, or life-styles, and that their banking needs were similar and changed over time. Provident responded to this need by packaging its products and services into a progression of simple, but value-added "product bundles." Even though individual products and services are still available, the Bank's clients are quickly discovering the value of the new STARTING OUT, BUILDING A FOUNDATION, SECURING THE FUTURE, and REAPING THE BENEFITS product bundles.

Three significant corporate initiatives were consummated in fiscal 1998 to further enhance the long-term value of the Corporation's common stock. First, Union Financial began offering its shareholders a Dividend Reinvestment Plan, or DRIP as it is often called, at the end of fiscal 1997. During fiscal 1998, 26,780 new shares of common stock were issued through automatic reinvestment of dividends and the option to purchase new shares. A total of $427,000 in new equity capital was raised through the DRIP Plan during 1998. Second, a 3-for-2 stock split was declared in January on the Corporation's outstanding shares of common stock. And third, Union Financial Bancshares announced in July that its common stock would be listed on the Nasdaq SmallCap Market under the symbol UFBS. Although the global economy weakened during the last half of the fiscal year and the stock market posted its worst quarterly returns in eight years, each of these initiatives was targeted at making shares of Union Financial Bancshares a more attractive investment for its' shareholders.

At the close of fiscal 1998, two new initiatives were announced that will carry into the new year. First, it was announced that Provident Community Bank had entered into an agreement with CCB Financial's wholly-owned subsidiary, American Federal Bank, FSB, to purchase the deposits of American Federal's Union, South Carolina branch. This $14.6 million acquisition, while subject to regulatory approval, is expected to close in the first quarter of 1999. Second, it was announced that Provident would replace its modular office in Jonesville, South Carolina with a new facility designed to incorporate high tech automation in a warm atmosphere of exceptional client service. Construction of the new Jonesville Banking Center is expected to be finished in the second quarter of 1999.

These are exciting times for Union Financial Bancshares and Provident Community Bank. We are focused on the future and have a clear vision of where we are going and how to get there. We manage our business in a long-term context, as an integrated whole, with the ultimate objective to enhance shareholder value. We understand that exceptional client service is essential to enhancing shareholder value and can only be delivered on a consistent basis by highly motivated associates working as an integrated team. The integration of the whole is brought full circle with our corporate philosophy of social responsibility to the growth and well-being of the communities we serve.

Thank you for your continued interest and support.

Sincerely,

/s/ Dwight V. Neese
Dwight V. Neese
President & Chief Executive Officer

                               TABLE OF CONTENTS


                Business...........................................   3
                Selected Financial and Other Data..................   4
                Management's Discussion and Analysis of Financial
                    Condition and Results of Operations............   6
                Independent Auditor's Report.......................  11
                Consolidated Financial Statements..................  12
                Notes to Consolidated Financial Statements.........  17
                Directors and Leadership Group.....................  35
                Corporation Information............................  36
                Notice of Annual Meeting...........................  36
                10-KSB Information.................................  36
                Common Stock Information...........................  36

                                ==============

                                   BUSINESS

Union Financial Bancshares, Inc. ("Union Financial") is the savings and loan holding company for Provident Community Bank (formerly known as Union Federal Savings Bank), ("the Bank"). Union Financial has engaged in no significant activity other than holding the stock of the Bank and engaging in certain passive investment activities. Union Financial and the Bank are collectively referred to as "the Corporation" in this annual report.

The Bank is a federally-chartered capital stock savings bank headquartered in Union, South Carolina. The Bank, originally chartered in 1934, is a member of the Federal Home Loan Bank System. Its deposits are insured to the maximum limits allowable by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). In August 1987, the Bank converted from a federal mutual savings and loan association to a federal capital stock savings and loan association. The Bank was known as Union Federal Savings and Loan Association until January 1992, when its shareholders approved a change to a federally chartered savings bank. In January, 1997, the Bank changed its name to Provident Community Bank.

The business of the Bank consists primarily of attracting deposits from the general public and originating mortgage loans on residential properties located in South Carolina. The Bank also makes consumer and commercial loans, commercial real estate loans, construction loans, invests in federal government and agency obligations and purchases fixed and variable rate mortgage participation certificates. The principal sources of funds for the Bank's lending activities include deposits received from the general public and advances from the Federal Home Loan Bank. The Bank's principal expenses are interest paid on deposit accounts and other borrowings and expenses incurred in the operation of the Bank. The Bank's operations are conducted through its main office and three full-service banking centers, a mortgage banking center, and a lending and investment center, all of which are located in the upstate area of South Carolina.

                       SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected financial data of the Corporation for the periods indicated.

OPERATIONS DATA:
---------------

                                                                        Years Ended September 30,
                                                    --------------------------------------------------------------
                                                       1998         1997         1996         1995         1994
                                                    ----------   ----------   ----------   ----------   ----------
                                                            (Dollars In Thousands - Except Share Amounts)
Interest income                                     $   13,405   $   11,855   $    9,004   $    9,265   $    8,767
Interest expense                                         7,549        6,647        5,050        5,260        3,888
                                                    ----------   ----------   ----------   ----------   ----------
Net interest income                                      5,856        5,208        3,954        4,005        4,879
Provision for loan losses                                   --         (243)          --         (105)        (335)
                                                    ----------   ----------   ----------   ----------   ----------
Net interest income after
  provision for loan losses                              5,856        4,965        3,954        3,900        4,544
Other income                                             1,038          953          506          381          275
Other expense                                           (4,447)      (3,616)      (3,224)      (2,588)      (2,727)
                                                    ----------   ----------   ----------   ----------   ----------

Income before income taxes and
  cumulative effect of a change
  in accounting principle                                2,447        2,302        1,236        1,693        2,092
Income tax expense                                         897          858          374          639          776
                                                    ----------   ----------   ----------   ----------   ----------
Income before cumulative effect
   of a change in accounting                             1,550        1,444          862        1,054        1,316
   principle
Cumulative effect of a change in
  accounting principle (2)                                  --           --           --           --          208
                                                    ----------   ----------   ----------   ----------   ----------

Net income                                          $    1,550   $    1,444   $      862   $    1,054   $    1,524
                                                    ----------   ----------   ----------   ----------   ----------

Income per common share: (1)
 Income before cumulative effect
  of a change in accounting                         $     1.23   $     1.17   $     0.71   $     0.89   $     1.10
  principle
 Cumulative effect of a change in
  accounting principle (2)                                  --           --           --           --         0.18
                                                    ----------   ----------   ----------   ----------   ----------

Net income per common share (Basic)                 $     1.23   $     1.17   $     0.71   $     0.89   $     1.28
                                                    ----------   ----------   ----------   ----------   ----------
Net income per common share                         $     1.15   $     1.09   $     0.69   $     0.89   $     1.28
 (Diluted)                                          ----------   ----------   ----------   ----------   ----------
Weighted average number of common
  shares outstanding (Basic)                         1,264,615    1,230,747    1,212,460    1,181,859    1,189,251
Weighted average number of common
  shares outstanding (Diluted)                       1,343,008    1,325,703    1,288,272    1,181,859    1,189,251

   (1) All share and per share amounts have been restated for the 2:1 stock split occurring in July 1996 and the 3:2 stock split occurring in February 1998.
   (2) The Bank adopted Statement of Financial Standards No. 109, Accounting for Income Taxes ("SFAS 109"), effective October 1, 1993. The cumulative effect on prior years of adopting SFAS 109 on the Bank's financial statements was to increase net income by $208,000 ($0.26 per share) for the year ended September 30, 1994.


FINANCIAL CONDITION:
-------------------


                                                               September 30,
                                               --------------------------------------------------
                                                 1998       1997      1996      1995      1994
                                               ---------   --------  --------  --------  --------
                                                             (Dollars In Thousands)
Total amount of:
Assets                                          $189,286  $171,244  $128,133  $120,879  $122,313
Short-term interest-bearing deposits               1,124     6,213     1,938     3,552     2,383
Investment securities                              9,633    16,783    19,138    21,264    23,194
Mortgage-backed securities                        19,922     6,883    14,658    18,616    19,946
Loans (net)                                      142,202   129,957    85,997    73,431    71,006
Deposit accounts                                 129,873   117,914    93,715    94,750    97,310
Shareholders' equity                              15,300    13,527    12,254    11,856    10,693

Number of:
Real estate loans outstanding                      1,651     1,706     1,615     1,641     1,749
Deposit accounts                                  17,686    16,443    13,095    13,062    12,760
Banking centers                                        4         4         3         3         3



OTHER SELECTED DATA:
----------------------

                                                           Years Ended September 30,
                                               --------------------------------------------------
                                                 1998       1997      1996      1995      1994
                                               ---------   --------  --------  --------  --------
Interest rate spread during the year                3.11%     3.29%      3.01%     2.96%     4.04%

Net yield on average interest-
   earning assets                                   3.42%      3.57%      3.46%     3.27%    4.29%

Return on average assets                            0.87%      0.92%      0.73%     0.83%    1.30%

Return on average shareholders' equity             10.77%     11.21%      7.01%     9.38%   14.56%

Dividend payout ratio                              30.08%     30.13%     46.87%    37.40%   29.92%

Operating expense to average assets                 2.52%      2.31%      2.73%     2.05%    2.33%

Ratio of average shareholders'
   equity to average assets                         8.12%      8.24%     10.41%     8.88%    8.94%

Cash dividends declared and paid
   per share of common stock (1)                  $ 0.37     $ 0.35     $ 0.33    $ 0.33   $ 0.38


(1) Restated to reflect 2:1 and 3:2 stock split.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSET AND LIABILITY MANAGEMENT
------------------------------

The Corporation is committed to following a program of asset and liability management in an effort to manage the fluctuations in earnings caused by movements in interest rates. A significant portion of the Corporation's income results from the spread, or net interest income, between the yield realized on its interest-earning assets and the rate of interest paid on its deposits. Differences in the timing and volume of repricing assets versus the timing and volume of repricing liabilities expose the Corporation to interest rate risk. Management's policies are directed at minimizing the impact of movements in interest rates on earnings.

The Corporation continues to work to shorten the average life of its assets and to extend the term on its liabilities in an effort to help minimize the effects of rising interest rates. The Corporation enjoys an increasing net interest rate spread during periods of falling interest rates. The Corporation experiences a shrinking net interest rate spread in a rising interest rate environment.

The Corporation's Asset and Liability Committee makes weekly pricing and marketing decisions on deposit and loan products in conjunction with managing the Corporation's interest rate risk. The Asset/Liability Committee of the Board of Directors reviews the Bank's securities portfolio, FHLB advances and other borrowings as well as the Bank's asset and liability policies.

The Corporation has established policies and monitors results to control interest rate sensitivity. Although the Corporation utilizes measures such as static gap, which is simply the measurement of the difference between interest-sensitive assets and interest-sensitive liabilities repricing for a particular time period, just as important a process is the evaluation of how particular assets and liabilities are impacted by changes in interest rates or selected indices as they reprice. Asset/liability modeling techniques are utilized by the Corporation to assess varying interest rate and balance sheet mix assumptions.

At September 30, 1998 the Corporation's exposure to interest rate risk, as calculated by the OTS and measured by the impact of changing interest rates on the Market Value of Portfolio Equity ("MVPE"), was as follows:

                                                                  Rate Environment
                                                                  ----------------

                                        Minus 200 Basis Points          Flat           Plus 200 Basis Points
                                        ----------------------        ---------        ---------------------
                                                                   (In Thousands)
Estimated Market Value of Assets                 $201,680              $194,640               $186,728


Estimated Market Value of Liabilities            $177,011              $174,256               $171,069


MVPE                                             $ 24,669              $ 20,384               $ 15,659

Increase/(decrease) in MVPE                      $  4,285              $     --               $ (4,725)


The analysis above indicates that the Corporation would be negatively affected by an increase in interest rates and positively affected by a decrease in interest rates.


YIELDS EARNED AND RATES PAID
----------------------------

The Corporation's pretax earnings depend primarily on its net interest income, the difference between the income it receives on its loan portfolio and other investments and its cost of money, consisting primarily of interest paid on savings deposits and borrowings. Net interest income is affected by the average yield on interest-earning assets, the average rate on interest-bearing liabilities, and the ratio of interest-earning assets to interest-bearing liabilities.

The following table sets forth, at or for the periods and dates indicated, the weighted average yields earned on the Corporation's interest-earning assets, the weighted average interest rates paid on the Corporation's deposit accounts and borrowings, the interest rate spread and net yield on interest-earning assets.



                                            At September 30,         Years Ended September 30,
                                            ----------------      -------------------------------
                                                   1998             1998       1997        1996
                                            ----------------      --------   --------    --------
Average yield on earnings assets:

    Loans                                          8.01%              8.10%      8.24%       8.81%
    Investments (1)                                5.41%              5.89%      6.88%       6.55%
    Mortgage-backed securities                     7.20%              6.96%      6.76%       6.02%

Total interest-earning assets                      7.69%              7.83%      7.96%       7.88%
                                                 ------           --------   --------    --------

Less:

  Average rate paid on deposits                    4.40%              4.45%      4.36%       4.75%
  Average rate paid on borrowings                  5.69%              5.70%      5.62%       6.01%

Average Cost of Funds                              4.70%              4.73%      4.67%       4.87%
                                                 ------           --------   --------    --------

Average interest rate spread                       2.99%              3.11%      3.29%       3.01%
                                                 ------           --------   --------    --------

Net yield on average interest-
       earning assets                              3.25%              3.42%      3.57%       3.46%
                                                 ------           --------   --------    --------

(1) Includes investment securities, federal funds sold, interest-bearing time deposits, overnight interest-bearing deposits and Federal Home Loan Bank
    (FHLB) stock.


RATE/VOLUME ANALYSIS
--------------------

The following table sets forth certain information regarding changes in interest income and interest expense of the Corporation for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and (3) the total. Changes in rate/volume (change in rate multiplied by the change in volume) have been allocated to rate and volume variances consistently on a proportionate basis.

                                              Years Ended September 30,
                                       ---------------------------------------------------------
                                           1998 vs. 1997                 1997 vs. 1996
                                           -------------                 -------------
                                        Volume     Rate    Total       Volume    Rate     Total
                                       --------  -------  -------      -------  -------  -------
                                                     (Dollars in Thousands)
Change in interest income:

Loans                                  $  2,100  $    18  $ 2,118      $ 4,186  $  (875) $ 3,311
Mortgage-backed securities                   36       18       54         (575)      17     (558)
Investments                                (463)    (159)    (622)         (95)     193       98
                                       --------  -------  -------      -------  -------  -------

Total interest income                     1,673     (123)   1,550        3,516     (665)   2,851
                                       --------  -------  -------      -------  -------  -------

Change in interest expense:

Deposits                                    758      120      878          609     (422)     187
Borrowings and other                         (2)      26       24        1,546     (136)   1,410
                                       --------  -------  -------      -------  -------  -------

Total interest expense                      756      146      902        2,155     (558)   1,597
                                       --------  -------  -------      -------  -------  -------

Change in net interest income          $    917  $  (269) $   648      $ 1,361  $  (107) $ 1,254
                                       --------  -------  -------      -------  -------  -------

RESULTS OF OPERATIONS
---------------------

COMPARISON OF YEARS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
-------------------------------------------------------------------

Net income increased $106,000 from $1,444,000 in fiscal 1997 to $1,550,000 in fiscal 1998 primarily as a result of increased interest income from loans and
increased non-interest income.   Earnings per share (basic) increased $0.06 to
$1.23 for the year ended September 30, 1998 from $1.17 for the same period in 1997.

Total interest income increased $1,550,000, or 13.07%, from $11,855,000 in fiscal 1997 to $13,405,000 in fiscal 1998 due to the increase in the level of interest-earning average assets that more than offset a slight decrease in average yields. Average earning assets increased due primarily to higher loan production from the Mortgage Division. The loan production was financed by increased deposits and additional advances from the FHLB. Interest income on loans increased $2,118,000, or 21.73%, from $9,747,000 in fiscal 1997 to
$11,865,000 in fiscal 1998. Interest income on investment and mortgage-backed securities decreased $615,000, or 30.07%, from $2,045,000 in fiscal 1997 to $1,430,000 in fiscal 1998. This reduction was due to a high level of security calls that occurred during fiscal 1998 along with declining interest rates on new securities.

Interest expense increased 13.57% to $7,549,000 for fiscal 1998 from $6,647,000 for fiscal 1997. Interest expense increased $878,000 for deposits and $24,000 for other borrowings, respectively. Interest expense for deposits increased due to higher volumes (10.14% increase from fiscal 1997) along with a slight increase in the costs of deposits. Interest expense on other borrowings increased due to higher volumes and rates on FHLB advances throughout fiscal 1998 as compared to fiscal 1997.

Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered by management as adequate to provide for estimated loan losses based on management's evaluation of the collectibility of the loan portfolio. Provisions for loan losses decreased from $243,000 in fiscal 1997 to $0 in fiscal 1998. The decrease in the provision was due to the reduction in the Bank loan portfolio that is held for investment, along with
the reduction in losses experienced in consumer loans.   The Corporation
experienced bad debt charge-offs, net of recoveries, of approximately $101,000 in fiscal 1998 compared to $114,000 for fiscal 1997. The loan reserves to total loans ratio excluding loans held for sale for fiscal 1998 was .79% compared to
 .80% for fiscal 1997.

Non-interest income increased 8.92% to $1,038,000 for the year ended September 30, 1998 from $953,000 for the year ended September 30, 1997. Service charges and fees increased $81,000 to $791,000 primarily as a result of increased deposit account fees. Loan servicing fees (net) decreased $199,000 to $(111,000) for the year ended September 30, 1998 from $88,000 for the year ended September 30, 1997 primarily as a result of the establishment of a $108,000 loss provision for the Bank's loan servicing portfolio. Gain on sale of loans increased to $358,000 during the year ended September 30, 1998 from $96,000 for the year ended September 30, 1997 due to increased conventional mortgage loan sales.

Non-interest expense increased 22.98% to $4,447,000 in fiscal 1998 from $3,616,000 in fiscal 1997. The increase in non-interest expense is the result of additional expenses absorbed with the purchase of the Laurens, S. C. branch along with the startup of the Mortgage Division. Both operations were established during the third quarter of fiscal 1997.

COMPARISON OF YEARS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996
-------------------------------------------------------------------

Net income increased $582,000 from $862,000 in fiscal 1996 to $1,444,000 in fiscal 1997. Earnings per share increased $0.46 (basic) to $1.17 for the year ended September 30, 1997 from $.71 for the same period in 1996. Fiscal 1996 net income included a one-time FDIC assessment of $606,000 ($395,000 after taxes). On September 30, 1996 President Clinton signed the Omnibus Appropriations Bill which called for all financial institutions to share in recapitalizing the FDIC fund that insures deposits. Earnings before income taxes, gains and losses on the sale of loans and the effect of the FDIC special assessment were approximately $1,837,000 for fiscal 1996 and approximately $2,206,000 for fiscal 1997 or an increase of $369,000 or 20.09%.

Total interest income increased $2,851,000, or 31.66%, from $9,004,000 in fiscal 1996 to $11,855,000 in fiscal 1997 due to the increased level of interest-earning assets more than offsetting a slight decrease in average yields.
Average interest-earning assets increased due primarily to the purchase of adjustable rate loans during the year along with higher loan production as a result of the startup of a Mortgage Division within the Bank. The loan production was financed by advances from the FHLB. Interest income on loans increased $3,311,000, or 51.44%, from $6,436,000 in fiscal 1996 to $9,747,000 in fiscal 1997. Interest income on investment securities increased $136,000, or 9.97%, from $1,363,000 in fiscal 1996 to $1,499,000 in fiscal 1997. The increases in interest income on loans and investment securities were offset by decreases of $559,000 and $37,000 in interest income on mortgage-backed securities and on deposits and federal funds sold, respectively.

Interest expense increased 31.62% to $6,647,000 for fiscal 1997 from $5,050,000 for fiscal 1996. Interest expense increased $187,000 and $1,410,000 for deposits and for other borrowings, respectively. Interest expense for deposits increased due to increasing volumes as a result of the acquisition of a banking center location in Laurens, SC with acquired deposits of $20,144,000. Interest expense on other borrowings increased due to higher volumes required by the Mortgage Division and rates on FHLB advances throughout fiscal 1997.

Provisions for loan losses increased $243,000 from $0 in fiscal 1996 to $243,000 in fiscal 1997. The provision was larger in fiscal 1997 due to the increased size of the loan portfolio. In fiscal 1997, the Corporation experienced bad debt charge-offs, net of recoveries, of approximately $114,000. The Corporation experienced bad debt charge-offs, net of recoveries, of approximately $79,000 in fiscal 1996. While future losses in the loan portfolio are probable, management feels that provisions for loan losses are adequate.

Non-interest income increased 88.34% to $953,000 for the year ended September 30, 1997 from $506,000 for the year ended September 30, 1996. This increase was due primarily to increased fees from financial services from $411,000 in fiscal 1996 to $710,000 in fiscal 1997. In addition, gains recognized on the sale of loans and investments in the current year were $155,000 compared to $25,000 recognized in fiscal 1996.The servicing of loans purchased during the year was outsourced and therefore resulted in net servicing fee expense of $24,000 in fiscal 1997 compared to net servicing fee income in fiscal 1996 of $70,000.

Non-interest expense increased 12.15% to $3,616,000 in fiscal 1997 from $3,224,000 in fiscal 1996. The increase in non-interest expense is a result of additional expenses absorbed with the purchase of the Laurens, S.C. banking center along with the startup of the Mortgage Division.

YEAR 2000
---------

The approach of the year 2000 ("Year 2000") presents significant issues for many financial, information, and operational systems. Many systems in use today may not be able to interpret dates after December 31, 1999, appropriately, because such systems allow only two digits to indicate the year in a date. The
Year 2000 problems may occur in computer programs, computer hardware, or electronic devices that utilize computer chips to process any information that contains dates. Therefore, the issue is not limited to dates in computer programs but is a complex combination of problems that may exist in computer programs, data files, computer hardware, and other devices essential to the operation of the business. Further, companies must consider the potential impact that Year 2000 may have on services provided by third parties.

Substantially all of the Year 2000 risk is related to the Bank's activities.
The Bank has a formal Year 2000 Plan which includes a Year 2000 Task Force. The Plan has been reviewed by the senior management and the Board of Directors. Included in the Plan is a listing of all systems (whether in-house or provided/supported by third parties) which may be impacted by Year 2000 and a categorization of the systems by their potential impact on Bank operations. The Task Force has received Year 2000 plans from third parties identified during the assessment phase of the Year 2000 Plan. For systems that have been classified as critical to the operations of the Bank, contingency plans have been developed. Contingency plans may include utilization of alternate third party vendors, alternate processing methods and software, or manual processing. The plans have various activation dates (e.g., the date on which a third party processor fails to meet its Year 2000 compliance deadline). In addition to addressing its own Year 2000 issues, the Bank is in the process of assessing the impact of the Year 2000 on significant commercial borrowers. The Bank's
Year 2000 readiness is reviewed and monitored by the Office of Thrift Supervision ("OTS").

The Bank's core processing systems are outsourced through a contract with The BISYS Group, Inc. ("BISYS"). BISYS has developed a Year 2000 Plan and provides the Bank with periodic updates. BISYS also has held Year 2000 workshops, whose objectives have been to assist the Bank in the development of its Year 2000 Plan, to provide updates on the BISYS Year 2000 plan, and training on the use of the BISYS Year 2000 test facility, whose function is to allow BISYS clients to test their systems' compatibility with the BISYS system. BISYS completed all program maintenance associated with Year 2000 prior to October 31, 1998, and expects a full year of testing prior to January 1, 2000. Like the Bank, BISYS Year 2000 activities are subject to OTS oversight.

The incremental cost associated with the Bank's compliance is expected to be less than $50,000. The majority of all hardware upgrades began in 1995 as a result of the Bank's plan to increase efficiencies and eliminate obsolescence of some system components. Should the Bank or any of its third party service providers fail to complete Year 2000 measures in a timely manner, it would likely have a material adverse effect, whose amount cannot be reasonably estimated at this time.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES
----------------------------------------------------

At September 30, 1998, the Corporation's assets totaled $189,286,000, an increase of $18,042,000, or 10.54%, as compared to $171,244,000 at September 30, 1997. Investment and mortgage-backed securities increased $5,889,000 to $29,555,000 from $23,666,000 at September 30, 1997. Loans held for sale, net, increased $22,540,000 to $37,584,000 from $15,044,000 at September 30, 1997.
The increase in loans held for sale, net, was partially funded by advances from the Federal Home Loan Bank and other borrowings which increased $3,462,000 from September 30, 1997 to the same period in 1998. The majority of the increase in loans held for sale, net, represents fixed rate product purchased from other organizations through the Bank's Mortgage Division that will be sold into loan commitments. Loans held for investment, net, decreased $10,295,000 to $104,618,000 from $114,913,000 at September 30, 1997. The decrease was due to the high volume of refinancing activity in fixed rate product during fiscal 1998. Total deposits increased $11,959,000 from $117,944,000 at September 30, 1997 to $129,873,000 on September 30, 1998. The Bank experienced the significant deposit growth as a result of ongoing marketing promotions throughout fiscal 1998. There was also a 13.11% growth in shareholders' equity from September 30, 1997 to September 30, 1998. During fiscal 1998 the Corporation implemented a dividend reinvestment program that allows existing shareholders to reinvest dividends and make additional cash contributions to purchase stock.

The Bank's liquidity, as measured by the ratio of cash, cash equivalents (not committed, pledged or required to liquidate specific liabilities) and investment securities to total deposits was approximately 14.66% at September 30, 1998. Assets that qualify as eligible liquidity are defined by applicable federal regulation and include cash and cash equivalents and certain types of United States Treasury and agency obligations, and other similar investments. The required ratio of such liquid investments is currently 4% of certain of the Bank's liabilities as defined by the OTS. The liquidity requirement is changed periodically by the OTS to reflect economic conditions. The Bank has relied upon deposit growth and loan repayments as its principal sources of liquidity. If deposit growth and loan repayments do not generate sufficient liquid funds in the future, the Bank may borrow additional funds from the FHLB or liquidate short-term investments. These sources of funds are intended to provide a secondary source of relatively liquid funds upon which the Bank may rely, if necessary. Commitments to fund loans in the ordinary course of business at September 30, 1998 were approximately $2,736,000. See Note 10 to the financial statements for further information about commitments and contingencies.

As of September 30, 1998, the Bank exceeded the OTS's capital requirements.  See
Note 13 to the financial statements for further discussion of these capital requirements.

IMPACT OF INFLATION AND CHANGING PRICES
---------------------------------------

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, non-interest expenses do reflect general levels of inflation.

SUBSEQUENT EVENT
----------------

On October 5, 1998, the Corporation, through its subsidiary, Provident Community Bank, entered into a definitive agreement with CCB Financial's wholly-owned subsidiary, American Federal Bank, FSB to purchase the deposits of American Federal's Union, South Carolina branch. The purchase is subject to regulatory approval and is anticipated to close by February, 1999. The acquisition will be accounted for as a purchase.

               [LETTERHEAD OF ELLIOTT, DAVIS & COMPANY, L.L.P.]

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Shareholders and Board of Directors
Union Financial Bancshares, Inc. and Subsidiary
Union, South Carolina

        We have audited the accompanying consolidated balance sheets of UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY as of September 30, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY as of September 30, 1998 and 1997 and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                               /s/ Elliott, Davis & Company, LLP


Elliott, Davis & Company, LLP
Greenville, South Carolina
November 6, 1998

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY


                          CONSOLIDATED BALANCE SHEETS
                         ---------------------------


                                                                                                  September 30,
                                                                                           --------------------------
                                                                                             1998              1997
                                                                                           --------          --------
                                                                                                (In Thousands)
Assets
------

Cash                                                                                       $  2,469          $  1,608
Short term interest-bearing deposits                                                          1,124             6,213
                                                                                           --------          --------
Total cash and cash equivalents                                                               3,593             7,821
                                                                                           --------          --------
Investment and mortgage-backed securities:
  Held to maturity, at amortized cost (fair value 1998 - $2,744, 1997 - $7,927)               2,699             7,811
  Available for sale, at fair value (amortized cost 1998 - $26,516, 1997 - $15,945)          26,856            15,855
                                                                                           --------          --------
Total investment and mortgage-backed securities                                              29,555            23,666
                                                                                           --------          --------
Loans, net
    Held for sale                                                                            37,584            15,044
    Held for investment                                                                     104,618           114,913
                                                                                           --------          --------
Total loans, net                                                                            142,202           129,957
Office properties and equipment, net                                                          4,020             3,009
Federal Home Loan Bank Stock, at cost                                                         2,023             2,105
Accrued interest receivable                                                                   1,197             1,317
Mortgage servicing rights                                                                     3,270               805
Other assets                                                                                  3,426             2,564
                                                                                           --------          --------
Total assets                                                                               $189,286          $171,244
                                                                                           ========          ========

Liabilities
-----------
Deposit accounts                                                                           $129,873          $117,914
Securities sold under repurchase agreements                                                     895               504
Advances from the Federal Home Loan Bank and other borrowings                                41,441            37,979
Accrued interest payable                                                                        336               314
Advances from borrowers for taxes and insurance                                                 496               389
Other liabilities                                                                               945               617
                                                                                           --------          --------
Total liabilities                                                                           173,986           157,717
                                                                                           --------          --------

Commitments and contingencies - note 12

Shareholders' equity
--------------------
Serial preferred stock, no par value,
  authorized - 500,000 shares, issued
  and outstanding - None
Common stock - $0.01 par value,
  authorized - 2,500,000 shares,
  issued and outstanding  - 1,278,250 shares in 1998 and 827,700 shares in 1997                  13                 8
Additional paid-in capital                                                                    4,471             3,993
Accumulated other comprehensive income                                                          148               (63)

Retained earnings, substantially restricted                                                  10,668             9,589
                                                                                           --------          --------
Total  shareholders' equity                                                                  15,300            13,527
                                                                                           --------          --------

Total liabilities and  shareholders' equity                                                $189,286          $171,244
                                                                                           ========          ========

   See notes to consolidated financial statements.

                        UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                               CONSOLIDATED STATEMENTS OF INCOME
                               ---------------------------------

                                                                   For the Years Ended September 30,
                                                                  ------------------------------------
                                                                    1998         1997         1996
                                                                  ----------   ----------   ----------
                                                                 (In Thousands, Except Share Data)
Interest Income:
  Loans                                                           $   11,865   $    9,747   $    6,436
  Deposits and federal funds sold                                        110           63          100
  Securities available for sale:
    State and municipal                                                   17           37          122
    Other investments                                                    980        1,128        1,832
  Securities held to maturity:
    Other investments                                                    433          880          514
                                                                  ----------   ----------   ----------
  Total interest income                                               13,405       11,855        9,004
                                                                  ----------   ----------   ----------
Interest Expense:
  Deposit accounts                                                     5,544        4,666        4,479
  Advances from the FHLB and other                                     2,005        1,981          571
                                                                  ----------   ----------   ----------
  Total interest expense                                               7,549        6,647        5,050
                                                                  ----------   ----------   ----------
Net Interest Income                                                    5,856        5,208        3,954
  Provision for loan losses                                               --         (243)          --
                                                                  ----------   ----------   ----------
Net interest income after provision for loan losses                    5,856        4,965        3,954
                                                                  ----------   ----------   ----------
Non Interest Income:
  Fees for financial services                                            791          710          411
  Loan servicing fees                                                   (111)          88           70
  Net gains on sale of  investments                                       --           59           20
  Gains on sale of loans                                                 358           96            5
                                                                  ----------   ----------   ----------
  Total non interest income                                            1,038          953          506
                                                                  ----------   ----------   ----------
Non Interest Expense:
  Compensation and employee benefits                                   2,301        1,768        1,265
  Occupancy and equipment                                                972          702          557
  Deposit insurance premiums                                              54           93          821
  Professional services                                                  275          332          173
  Real estate operations                                                  10           (3)          (2)
  Other                                                                  835          724          410
                                                                  ----------   ----------   ----------
  Total non interest expense                                           4,447        3,616        3,224
                                                                  ----------   ----------   ----------
Income before income taxes                                             2,447        2,302        1,236
Provision for income taxes                                               897          858          374
                                                                  ----------   ----------   ----------
Net Income                                                        $    1,550   $    1,444   $      862
                                                                  ==========   ==========   ==========

Net Income per common share (Basic)                                    $1.23        $1.17        $0.71
                                                                  ==========   ==========   ==========
Net Income per common share (Diluted)                                  $1.15        $1.09        $0.69
                                                                  ==========   ==========   ==========

Dividends per common share                                             $0.37        $0.35        $0.33
                                                                  ==========   ==========   ==========

Weighted average number of common shares outstanding               1,264,615    1,230,747    1,212,460
 (Basic)                                                          ==========   ==========   ==========

Weighted average number of common shares outstanding               1,343,008    1,325,703    1,288,272
 (Diluted)                                                        ==========   ==========   ==========

See notes to consolidated financial statements.

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                -----------------------------------------------




                                                                                         Retained        Accumulated
                                                      Common Stock        Additional     Earnings         Other           Total
                                                 ---------------------      Paid-In    Substantially   Comprehensive  Shareholders'
                                                  Shares        Amount      Capital     Restricted        Income          Equity
                                                 -------        ------     ---------   ------------      --------        --------
                                                                   (In Thousands, Except Share Data)
Balance at September 30, 1995                 $  403,322        $    4      $  3,860      $   8,120       $  (128)       $ 11,856
Net income                                            --            --            --            862            --             862
Other comprehensive income
 Unrealized losses on securities:
  Unrealized holding losses arising
  during period                                       --            --            --             --          (101)             --
                                                                                                            -----
 Other comprehensive income                           --            --            --             --          (101)           (101)
                                                                                                            -----          ------
Comprehensive income                                                                                          761
                                                                                                            -----
Options exercised                                  2,321            --            41             --            --              41

Two-for-one stock split                          405,643             4            (4)             -             -              --

Cash dividend ($.33 per share)                        --            --            --           (404)           --            (404)
                                                 -------        ------        ------        -------        ------         -------
Balance at September 30, 1996                    811,286             8         3,897          8,578          (229)         12,254

Net income                                            --            --            --          1,444            --           1,444
Other comprehensive income
 Unrealized losses on securities:
  Unrealized holding gains arising
  during period                                       --            --            --             --           166              --
                                                                                                            -----
 Other comprehensive income                           --            --            --             --           166             166
                                                                                                            -----          ------
Comprehensive income                                                                                        1,610
                                                                                                            -----
Options exercised                                 16,414            --            96             --            --              96

Cash dividend ($.35 per share)                        --            --            --           (433)           --            (433)
                                                 -------        ------        ------        -------        ------         -------
Balance at September 30, 1997                    827,700             8         3,993          9,589           (63)         13,527

Net income                                            --            --            --          1,550            --           1,550
Other comprehensive income
 Unrealized losses on securities:
  Unrealized holding losses arising
  during period                                       --            --            --             --          (211)             --
                                                                                                            -----
 Other comprehensive income                           --            --            --             --          (211)           (211)
                                                                                                            -----          ------
Comprehensive income                                                                                        1,761
                                                                                                            -----
Options exercised                                  9,920            --            51             --            --              51
Three-for-two stock split                        413,850             4            --             (4)           --              --
Dividend reinvestment plan contributions          26,780             1           427             --            --             428
Cash dividend ($.37 per share)                        --            --            --           (467)           --            (467)
                                               ---------        ------        ------        -------        ------         -------
Balance at September 30, 1998                  1,278,250            13         4,471         10,668           148          15,300
                                               =========        ======        ======        =======        ======         =======

See notes to consolidated financial statements.

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------


                                                                     For the Years Ended September 30,
                                                                ------------------------------------------
                                                                   1998           1997            1996
                                                                -----------    -----------     -----------
                                                                          (In Thousands)

Operating activities:

Net income                                                       $   1,550        $  1,444           $ 862
Adjustments to reconcile net income to
  net cash (used in) provided by operating activities:
  Provision for loan losses                                             --             243              --
  Amortization expense                                                 561             106              --
  Depreciation expense                                                 221             188             165
  Recognition of deferred income, net of costs                        (140)             (7)           (111)
  Deferral of fee income, net of costs                                  77              29             244
  Gain on investment transactions                                       --             (59)            (20)
  Loans originated for sale                                       (141,436)        (61,806)           (805)
  Proceeds from sale of loans                                      123,677          46,762             810
  Gain on sale of loans held for sale                                 (358)            (96)             (5)
  (Increase) decrease in accrued interest receivable                   120            (196)           (241)
  (Increase) decrease in other assets                                 (862)            598            (614)
  (Increase) decrease in accrued interest payable                      (22)            235              49
  Increase (decrease) in other liabilities                             434            (830)            426
                                                               -----------     -----------     -----------

Net cash (used in) provided by operating activities                (16,178)        (13,389)            760
                                                               -----------     -----------     -----------

                     UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                    -------------------------------------------------

                                                                            For the Years Ended September 30,
                                                                         ----------------------------------------
                                                                             1998           1997           1996
                                                                         ------------    ----------    ----------
                                                                                        (In Thousands)
Investing activities:

Maturities of time deposits                                                 $      --      $     --      $     99
Purchase of investment and mortgage-backed securities:
  Held to maturity                                                                 --        (2,000)      (11,617)
  Available for sale                                                          (20,368)       (2,950)      (10,228)
Proceeds from maturity of investment and mortgage- backed securities:
  Held to maturity                                                              4,497           500           500
  Available for sale                                                            7,978         4,450         4,568
Proceeds from sale of investment and mortgage-backed securities,
  Available for sale                                                               --         8,281        16,563
Principal repayments on mortgage-backed securities:
  Held to maturity                                                                616           137           242
  Available for sale                                                            1,388         1,712         6,387
Loan originations                                                             (43,568)      (53,449)      (37,078)
Principal repayments of loans                                                  49,520        24,588        23,951
Proceeds from sale of real estate acquire in settlement of loans                   27             7            36
Purchase of mortgage servicing rights                                          (2,814)           --            --
Purchase of FHLB stock                                                             --        (1,380)         (197)
Redemption of FHLB stock                                                           82           225            --
Purchase of office properties and equipment                                    (1,231)       (1,534)         (116)
                                                                         ------------    ----------    ----------

Net cash used in investing activities                                          (3,873)      (21,413)       (6,890)
                                                                         ------------    ----------    ----------

Financing activities:
Proceeds from the exercise of stock options                                        51            96            41
Proceeds from dividend reinvestment plan                                          427            --            --
Dividends paid in cash                                                           (467)         (433)         (404)
Proceeds from FHLB advances and other borrowings                              117,891        99,440        43,763
Repayment of FHLB advances and other borrowings                              (114,038)      (81,443)      (36,355)
Acquired deposits from purchased branch                                            --        17,223            --
Increase (decrease) in deposit accounts                                        11,959         4,055        (1,035)
                                                                         ------------    ----------    ----------
Net cash provided by financing activities                                      15,823        38,938         6,010
                                                                         ------------    ----------    ----------
Net (decrease) increase in cash and cash equivalents                           (4,228)        4,136          (120)

Cash and cash equivalents at beginning of year                                  7,821         3,685         3,805
                                                                         ------------    ----------    ----------

Cash and cash equivalents at end of year                                    $   3,593      $  7,821      $  3,685
                                                                         ============    ==========    ==========

See notes to consolidated financial statements.

                UNION FINANCIAL BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Union Financial Bancshares, Inc. ("Union Financial") was
------------
incorporated in the State of Delaware in April 1994, for the purpose of becoming a thrift holding company for Provident Community Bank (formerly known as Union Federal Savings Bank), a federally chartered savings bank ("the Bank"). Provident Community Bank, founded in 1934, offers a complete array of financial services throughout four full service banking centers in two counties in South Carolina. The Bank offers a full range of financial services including checking, savings, time deposits, individual retirement accounts (IRAs), investment services, and secured and unsecured consumer loans. The Bank originates and services home loans and provides financing for small businesses and affordable housing.

Accounting Principles - The accounting and reporting policies of the Corporation
---------------------
conform to generally accepted accounting principles and to general practice within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of commitments and contingencies. Actual results could differ from those estimates. The following summarizes the more significant policies.

Basis of Consolidation - The accompanying consolidated financial statements
----------------------
include the accounts of Union Financial Bancshares, Inc. (the "Corporation") and its wholly owned subsidiary, Provident Community Bank (the "Bank") and its wholly owned subsidiary, Provident Financial Services, Inc. ("PFS"). PFS consists primarily of investment brokerage services. All inter corporation amounts and balances have been eliminated in consolidation.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand and
-------------------------
amounts due from depository institutions, federal funds sold and short term, interest-bearing deposits. From time to time, the Corporation's cash deposits with other financial institutions may exceed the FDIC insurance limits.

Investments - The Bank accounts for investment securities in accordance with
-----------
Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for
                                                            --------------
Certain Investments in Debt and Equity Securities ("SFAS 115").  In accordance
-------------------------------------------------
with the Statement, debt securities that the Bank has the positive intent and ability to hold to maturity are classified as "held to maturity" securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading" securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held to maturity or trading securities are classified as "available for sale" securities and reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. Transfers of securities between classifications will be accounted for
at fair value.   No securities have been classified as trading securities.

Premiums and discounts on debt securities are amortized or accreted as adjustments to income over the estimated life of the security using a method approximating the level yield method. Gains or losses on the sale of securities are based on the specific identification method. The fair value of securities is based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans - Loans held for investment are recorded at cost.  Mortgage loans consist
-----
principally of conventional one-to-four family residential loans and interim and permanent financing of non-residential loans that are secured by real estate. Commercial loans are made primarily on the strength of the borrower's general credit standing, the ability to generate repayment from income sources and the collateral securing such loans. Consumer loans generally consist of home equity loans, automobile and other personal loans.

In many lending transactions, collateral is taken to provide an additional measure of security. Generally, the cash flow or earning power of the borrower represents the primary source of repayment, and collateral liquidation serves as a secondary source of repayment. The Corporation determines the need for collateral on a case-by-case or product-by-product basis. Factors considered include the current and prospective credit worthiness of the customer, terms of the instrument and economic conditions.

Mortgage loans held for sale are valued at the aggregate lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis.

Allowances for Estimated Losses - The Corporation maintains allowances for
-------------------------------
estimated loan losses, uncollected accrued interest receivable and losses on real estate acquired in settlement of loans. Loss provisions are charged to income when, in the opinion of management, such losses for which no provision has been made are probable.

The allowance for loan losses is based upon an evaluation of the loan portfolio. The evaluation considers such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral and prior loan loss experience.

The Corporation provides an allowance for uncollectible interest on accrued interest which is primarily related to loans more than ninety days delinquent and other loans determined by management to be uncollectible. This allowance is deducted from accrued interest for financial statement purposes.

Recovery of the carrying value of loans is dependent to some extent on the future economic environment and operating and other conditions that may be beyond the Corporation's control. Unanticipated future adverse changes in such conditions could result in material adjustments to allowances (and future results of operation).

Accounting for Impaired Loans - Impaired loans are accounted for in accordance
-----------------------------
with SFAS No. 114, Accounting by Creditors for Impairment of a Loan
                   ------------------------------------------------
("SFAS 114"), which was amended by SFAS No. 118. SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan
is collateral dependent.   The Corporation maintains an allowance for impaired
loans based on a combination of evaluation of impairment of smaller balance, homogeneous loans (primarily consumer loans and 1-4 family real estate mortgages) and specific identification of impaired loans based on delinquency status and other factors related to the borrower's ability to repay the loan. The risk characteristics used to aggregate loans are collateral type, borrower's financial condition and geographic location.

The Corporation generally determines a loan to be impaired at the time management believes that it is probable that the principal and interest may be uncollectible. Management has determined that, generally, a failure to make a payment within a 90-day period constitutes a minimum delay or shortfall and does not generally constitute an impaired loan. However, management reviews each past due loan on a loan-by-loan basis and may determine a loan to be impaired prior to the loan becoming over 90 days past due, depending upon the circumstances of that particular loan. A loan is classified as a nonaccrual loan at the time management believes that the collection of interest is improbable, generally when a loan becomes 90 days past due. The Corporation's policy for charge-off of impaired loans is on a loan-by-loan basis. At the time management believes the collection of interest and principal is remote, the loan is charged off. The Corporation's policy is to evaluate impaired loans based on the fair value of the collateral. Interest income from impaired loans is recorded using the cash method.

As of and for the years ended September 30, 1998 and 1997, there were no impaired loans and the Corporation had recognized no interest income from impaired loans.

Office Properties and Equipment - Office properties and equipment are presented
-------------------------------
at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets. Estimated useful lives are 20-50 years for buildings and improvements and generally five to ten years for furniture, fixtures and equipment.

The cost of maintenance and repairs is charged to expense as incurred, and improvements and other expenditures, which materially increase property lives, are capitalized. The costs and accumulated depreciation applicable to office properties and equipment retired or otherwise disposed of are eliminated from the related accounts, and any resulting gains or losses are credited or charged to income.

Mortgage Servicing Rights - Effective October 1, 1996, the Corporation adopted
-------------------------
SFAS No. 122, Accounting for Mortgage Servicing Rights.  The statement
              ----------------------------------------
eliminates the distinction between originated and purchased mortgage servicing rights. Since the adoption of SFAS 122, the Corporation capitalizes the allocated cost of originated mortgage servicing rights and records a corresponding increase in mortgage banking income.

Purchased mortgage servicing rights are recorded at the lower of cost or market. Originated mortgage servicing rights are capitalized based on the allocated cost which is determined when the underlying loans are sold or securitized. MSRs are amortized in proportion to and over the period of estimated net servicing income using a method that is designed to approximated a level-yield method, taking into consideration the estimated prepayment of the underlying loans. For purposes of measuring impairment, MSRs are periodically reviewed for impairment based upon quarterly valuations. Such valuations are based on projections using a discounted cash flow method that includes assumptions regarding prepayments, servicing costs and other factors. Impairment is measured on a disaggregated basis for each pool of rights.

Real Estate Acquired Through Foreclosure - Real estate acquired through
----------------------------------------
foreclosure is stated at the lower of cost or estimated fair value less estimated costs to sell. Any accrued interest on the related loan at the date of acquisition is charged to operations. Costs relating to the development and improvement of property are capitalized to the extent that such costs do not exceed the estimated fair value less selling costs of the property, whereas those relating to holding the property are charged to expense.

Deferred Loan Origination Fees - Nonrefundable loan fees and certain direct loan
------------------------------
origination costs are deferred and recognized over the lives of the loans using the level yield method. Amortization of these deferrals is recognized as interest income.

Sale of Loans - The Corporation frequently sells and retains servicing rights on
-------------
certain mortgage loans. Gains or losses on the sale of such loans are recognized when substantially all risks and rewards of ownership are transferred. If loan servicing is retained, the value of future servicing rights are considered in the determination of the amount of gain or loss.

Income Taxes - The Bank accounts for income taxes in accordance with SFAS
------------
No. 109, Accounting for Income Taxes.  Under SFAS 109, deferred income taxes
         ---------------------------
reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is established for deferred tax assets that may not be realized. Also, SFAS 109 eliminates, on a prospective basis, the exception from the requirement to record deferred taxes on tax basis bad debt reserves in excess of the base year amounts. The tax basis bad debt reserve that arose prior to the fiscal year 1988 (the base year amount) is frozen, and the book reserves at that date and all subsequent changes in book and tax basis reserves are included in the determination of deferred taxes.

Fair Values of Financial Instruments - The following methods and assumptions
------------------------------------
were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

   Cash and short-term instruments - The carrying amounts of cash and short-term instruments approximate their fair value.

   Available for sale and held to maturity securities - Fair values for securities are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

   Loans - For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four-family residential), credit-card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

   Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit (CD's) approximate their fair values at the reporting date. Fair values for fixed-rate CD's are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

   Short-term borrowings - The carrying amounts of other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analysis based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

   Long-term debt - The fair values of the Corporation's long-term debt are estimated using discounted cash flow analysis based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

   Accrued interest - The carrying amounts of accrued interest approximate their fair values.

   Off-balance-sheet instruments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standings.

Per-Share Data - SFAS 128, Earnings Per Share, issued in February 1997,
--------------             ------------------
simplifies the standard for computing earnings per share and makes them comparable to international earnings per share standards. It also requires the dual presentation of basic and diluted earnings per share on the face of the income statement.

Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding for the period. Diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common share that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of options outstanding under the Corporation's stock option plan is reflected in diluted earnings per share by the application of the treasury stock method.

SFAS128 became effective for the Corporation as of September 30, 1998. As required by SFAS 128, all prior period earnings per share data presented has been restated to conform with the provisions of the statement.

Share and per-share data have been restated to reflect stock splits issued in July 1996 and February 1998.

Intangible Assets - Intangible assets, included in other assets, consist of core
-----------------
deposit premiums resulting from the Corporation's branch acquisition.

During 1998, $212,000 of intangible expense was charged to operations. Core deposit intangibles are being amortized over 10 years using the straight-line method.

Interest Income - Interest on loans is accrued and credited to income monthly
---------------
based on the principal balance outstanding and the contractual rate on the loan. The Corporation places loans on non-accrual status when they become greater than ninety days delinquent or when in the opinion of management, full collection of principal or interest is unlikely. The Corporation provides an allowance for uncollectible accrued interest on loans which are ninety days delinquent for all interest accrued prior to the loan being placed on non-accrual status. The loans are returned to an accrual status when full collection of principal and interest appears likely.

Comprehensive Income - In June, 1997, the FASB issued SFAS No. 130, Reporting
--------------------                                                ---------
Comprehensive Income, which establishes standards for reporting and display of
--------------------
comprehensive income and its components in a full set of general purposes financial statements. Under this statement, enterprises are required to classify items of "other comprehensive income" by their nature in the financial statement and display the balance of other comprehensive income separately in the equity section of a statement of financial position. Statement 130 is effective for both interim and annual periods beginning after December 15, 1997. Comparative financial statements provided for earlier periods are required to be reclassified to reflect the provisions of the statement. The adoption of this standard did not have a material effect on the Corporation.

Reclassifications - Certain amounts in prior years' financial statements have
-----------------
been reclassified to conform with current year classifications.

2.  INVESTMENT AND MORTGAGE-BACKED SECURITIES

Held to Maturity - Securities classified as held to maturity consisted of the
----------------
following (in thousands):

                                               September 30, 1998
                                   -----------------------------------------
                                                 Gross Unrealized
                                    Amortized   ------------------    Fair
                                      Cost        Gains    Losses     Value
                                   ----------   --------  --------  --------
Investment Securities:
  U.S. Agency Obligations            $  1,500        $24        --    $1,524
Mortgage-backed Securities:
  GNMA                                  1,199         21        --     1,220
                                   ----------   --------  --------  --------

Total held to maturity               $  2,699        $45        --    $2,744
                                   ==========   ========  ========  ========

                                              September 30, 1997
                                   -----------------------------------------
Investment Securities:
  U.S. Agency Obligations              $5,995       $ 51      ($29)   $6,017
                                   ----------   --------  --------  --------
Mortgage-backed Securities:
   GNMA                                 1,816         94        --     1,910

Total held to maturity                 $7,811       $145      ($29)   $7,927
                                   ==========   ========  ========  ========

Available for Sale - Securities classified as available for sale consisted of
------------------
the following (in thousands):

                                                      September 30, 1998
                                          -------------------------------------------
                                                        Gross Unrealized
                                           Amortized   ------------------      Fair
                                             Cost        Gains    Losses       Value
                                          ----------   --------  --------    --------

Investment Securities:
  U.S. Agency Obligations                    $ 7,668       $ 45      ($31)    $ 7,682
  Municipal Securities                           449          2        --         451
                                                ----         --       ---        ----
Total Investment Securities                    8,117         47       (31)      8,133
                                          ----------   --------  --------    --------
Mortgage-backed Securities:
 FHLMC                                         9,713        158        --       9,871
 FNMA                                            880         16        (2)        894
 CMOs                                          7,806        157        (5)      7,958
                                               -----        ---       ---       -----
Total Mortgage-backed Securities              18,399        331        (7)     18,723
                                          ----------   --------  --------    --------

Total available for sale                     $26,516       $378      ($38)    $26,856
                                          ==========   ========  ========    ========

                                                      September 30, 1997
                                          -------------------------------------------
                                                        Gross Unrealized
                                           Amortized   ------------------      Fair
                                             Cost        Gains    Losses       Value
                                          ----------   --------  --------    --------
Investment Securities:
  U.S. Agency Obligations                    $10,429        $21     ($109)    $10,341
  Municipal Securities                           449         --        (2)        447
                                                ----        ---       ---        ----
Total Investment Securities                   10,878         21      (111)     10,788
                                          ----------   --------  --------    --------
Mortgage-backed Securities
  FHLMC                                        2,783         11        (8)      2,786
  FNMA                                         1,388         11        (3)      1,396
  CMOs                                           896          5       (16)        885
                                                ----        ---      ----        ----
Total Mortgage-backed Securities               5,067         27       (27)      5,067
Total available for sale                     $15,945        $48     ($138)    $15,855
                                          ==========   ========  ========    ========

Proceeds, gross gains and gross losses realized from the sales, calls and prepayments of available for sale securities were as follows for the years ended (in thousands):

                                                    September 30,
                                           -------------------------------
                                            1998        1997        1996
                                           ------      ------      -------
Proceeds                                   $7,978      $8,281      $21,131
                                           ------      ------      -------
Gross gains                                    --          76          168
Gross losses                                   --          17          148
                                           ------      ------      -------
Net gain on investment transactions        $    0      $   59      $    20
                                           ======      ======      =======

The maturities of securities at September 30, 1998 are as follows (in thousands):

                                                   Held to Maturity         Available for Sale
                                                   -----------------        -------------------
                                                   Amortized   Fair         Amortized     Fair
                                                    Cost       Value          Cost        Value
                                                   ------     ------        -------     -------
Due in one year or less                            $    0     $    0        $   863     $   861
Due after one year through five years                   0          0          2,402       2,405
Due after five years through ten years              1,500      1,524            474         482
Due after ten years                                 1,199      1,220         22,777      23,108
                                                   ------     ------        -------     -------
Total investment and mortgage-backed
   securities                                      $2,699     $2,744        $26,516     $26,856
                                                   ======     ======        =======     =======

The mortgage-backed securities held at September 30, 1998 mature between one and thirty years. The actual lives of those securities may be significantly shorter as a result of principal payments and prepayments.

At September 30, 1998 and 1997, $10,383,000 and $9,013,000, respectively,  of securities were pledged as collateral for certain deposits.

At September 30, 1998, approximately $1,395,000 of the debt securities and $751,000 of mortgage-backed securities were adjustable rate securities. The adjustment periods range from monthly to annually and rates are adjusted based on the movement of a variety of indices.

Investments in collateralized mortgage obligations ("CMOs") represent securities issued by agencies of the federal government.

3.  LOANS, NET

Loans receivable consisted of the following (in thousands):

                                                     September 30,
                                                 -------------------------
                                                   1998             1997
                                                 --------         --------
Conventional real estate loans:
  Fixed rate residential
     Held for sale                               $ 37,584         $  8,044
     Held for investment                           24,075           30,036
  Fixed rate commercial                             4,053            3,629
  Adjustable rate residential
     Held for sale                                     --            7,000
     Held for investment                           48,531           57,365
  Adjustable rate commercial                          140              170
  Construction loans                               12,838          13 ,508
                                                 --------         --------
Total real estate loans                           127,221          119,752
                                                 --------         --------
Other loans:
  Consumer and installment loans                    9,797            9,957
  Commercial loans                                  3,539            2,550
  Consumer lines of credit                          7,404            4,961
  Loans secured by deposit accounts                 1,551              183
                                                 --------         --------
Total other loans                                  22,291           17,651
                                                 --------         --------

Total loans                                       149,512          137,403
                                                 --------         --------
Less:
  Undisbursed portion of interim
   construction loans                              (6,625)          (6,598)
  Allowance for loan losses                          (827)            (928)
  Net deferred loan origination costs                 142               80
                                                 --------         --------

Total, net                                       $142,202         $129,957
                                                 ========         ========

Weighted-average interest rate of loans              8.01%            8.05%

Participations sold and serviced by the Corporation at September 30, 1998 and 1997 were approximately $164,396,000 and $64,730,000, respectively. The Corporation sells loans in the secondary market without recourse and retains servicing rights. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees received from the investors as well as certain charges collected from the borrowers, such as late payment fees. In connection with these loans serviced for others, the Corporation held borrowers' escrow balances of $496,000 at September 30, 1998 and $389,000 at September 30, 1997.

Adjustable rate real estate loans (approximately $48,671,000 and $64,535,000 at September 30, 1998 and 1997, respectively) are subject to rate adjustments annually and generally are adjusted based on movement of the Federal Home Loan Bank National Monthly Median Cost of Funds rate or the Constant Maturity Treasury index. The maximum loan rates can be adjusted is 200 basis points in any one year with a lifetime cap of 600 basis points.

The Corporation made commercial real estate loans which totaled approximately $4,193,000 and $3,799,000 at September 30, 1998 and 1997, respectively. These loans are considered by management to contain a somewhat greater risk of uncollectibility due to the dependency on income production or future development and sale of the real estate. These commercial real estate loans are collateralized by housing for the aged, churches, motels, apartments and other improved real estate.

Mortgage loans held for sale are stated at the lower of aggregate cost or market, net of discounts and deferred loan fees and are included in net loans in the consolidated balance sheets. Nonrefundable deferred origination fees and cost and discount points collected at loan closing, net of commitment fees paid, are deferred and recognized at the time of sale of the mortgage loans. Gain or loss on sales of mortgage loans is recognized based upon the difference between the selling price and the carrying amount of the mortgage loans sold. Other fees earned during the loan origination process are also included in net gain or loss on sales of mortgage loans.

Mortgage servicing rights are accounted for in accordance with SFAS No. 122,

Accounting for Mortgage Servicing Rights.  SFAS No. 122 requires that an entity
----------------------------------------
recognize, as separate assets, rights to service mortgage loans for others, whether purchased or originated, by allocating the total cost of loans between the loan and the mortgage servicing rights ("MSR") based on their relative fair values.

Capitalized MSRs are amortized based on a method which approximates the proportion of current net servicing revenues to the total estimated net servicing revenues expected to be recognized over the average estimated remaining lives of the underlying loans. Capitalized MSRs are assessed for impairment based on their fair values.

The Bank paid $2,687,000 for mortgage servicing rights for approximately $141,436,000 of loans in 1998. The amortization of servicing rights and excess servicing rights included in loan servicing fees amounted to $348,764, $19,171, and $0 in 1998, 1997, and 1996 respectively.

The fair value of mortgage servicing rights at September 30, 1998 is approximately $3,270,000.

Under OTS regulations, the Bank may not make loans to one borrower in excess of 15% of unimpaired capital. This limitation does not apply to loans made before August 9, 1989. At September 30, 1998, the Bank had loans outstanding to one borrower ranging up to $1,485,000 and was in compliance with this regulation.

Also under current regulations, the Bank's aggregate commercial real estate loans may not exceed 400% of its capital as determined under regulatory requirements. These limitations are not expected to have a material impact on the Bank's ongoing operations.

At September 30, 1998 and 1997, loans which are accounted for on a non-accrual basis or contractually past due ninety days or more totaled approximately $696,000 and $778,000, respectively. The amount the Corporation will ultimately realize from these loans could differ materially from their carrying value because of future developments affecting the underlying collateral or the borrower's ability to repay the loans. During the years ended September 30, 1998, 1997, and 1996, the Corporation recognized no interest income on loans past due 90 days or more, whereas, under the original terms of these loans, the Corporation would have recognized additional interest income of approximately $20,000, $36,000, and $34,000, respectively.

The changes in the allowance for loan losses consisted of the following (in thousands):

                                       Years Ended September 30,
                                     ----------------------------
                                      1998        1997       1996
                                     -----       -----      -----
Balance at beginning of year         $ 928       $ 799       $878
Provision for loan losses               --         243         --
(Charge-offs) recoveries, net         (101)       (114)       (79)
                                     -----       -----      -----

Balance at end of year               $ 827       $ 928       $799
                                     =====       =====      =====

Directors and officers of the Corporation are customers of the Corporation in the ordinary course of business. Loans of directors and officers have terms consistent with those offered to other customers. Loans to officers and directors of the Corporation are summarized as follows (in thousands):

                                      Years Ended September 30,
                                      -------------------------
                                       1998               1997
                                      -------            ------
Balance at beginning of year          $ 1,014            $  712
Loans originated during the year        1,908               685
Loan repayments during the year        (1,003)             (383)
                                      -------            ------

Balance at end of year                $ 1,919            $1,014
                                      =======            ======

4.  OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment consisted of the following (in thousands):

                                                             September 30,
                                                       --------------------------
                                                         1998               1997
                                                        -------           -------
Land                                                    $   660           $   422
Building and improvements                                 2,859             2,096
Office furniture, fixtures and equipment                  2,151             1,922
                                                        -------           -------
Total                                                     5,670             4,440

Less accumulated depreciation                            (1,650)           (1,431)
                                                        -------           -------

Office properties and equipment - net                   $ 4,020           $ 3,009
                                                        =======           =======

5.    DEPOSIT ACCOUNTS

Deposit accounts at September 30, were as follows (in thousands):



                                                    1998                                       1997
                                       --------------------------------        --------------------------------
                                         Rate       Balance        %            Rate       Balance          %
                                       -------      -------     -------        -------     -------      -------
Account Type
------------
NOW accounts:
  Commercial noninterest-bearing         0.00%     $  7,119       5.48%          0.00%     $  6,502       5.52%
  Noncommercial                          1.33%       10,925       8.41%          1.33%        9,982       8.47%
Money market checking accounts           3.40%        6,832       5.26%          3.89%        6,913       5.86%
Regular savings                          1.97%       11,849       9.13%          2.43%       11,652       9.88%
                                                    -------     ------                     --------     ------
Total demand and savings deposits        1.60%       36,725      28.28%          1.95%       35,049      29.73%
                                                    -------     ------                     --------     ------

Savings certificates:
  Up to 3.00%                                            29       0.02%                          22       0.02%
  3.01 %- 4.00%                                          55       0.04%                          --       0.00%
  4.01 %- 5.00%                                      19,393      14.93%                          --       0.00%
  5.01 %- 6.00%                                      68,969      53.11%                      77,401      65.64%
  6.01 %- 7.00%                                       4,702       3.62%                       5,342       4.61%
                                                   --------     ------                     --------     ------
Total savings certificates               5.51%     $ 93,148      71.72%          5.39%       82,765      70.27%
                                                   --------     ------                     --------     ------

Total deposit accounts                   4.40%     $129,873     100.00%          4.39%     $117,914     100.00%
                                       ======      ========     ======         ======      ========     ======

As of September 30, 1998 and 1997, total deposit accounts include approximately $1,432,000 and $1,528,000, respectively, of deposits from the Corporation's officers, shareholders, employees or parties related to them.

At September 30, 1998 and 1997, deposit accounts with balances of $100,000 and over totaled approximately $18,829,000 and $13,238,000, respectively.

Savings certificates by maturity were as follows (in thousands):




                                                September 30,
                                          ------------------------
                                            1998            1997
                                          -------          -------
Maturity Date
-------------
Within 1 year                             $74,647          $60,910
After 1 but within 2 years                 11,408           14,178
After 2 but within 3 years                  2,038            4,017
Thereafter                                  5,055            3,660
                                          -------          -------
Total certificate accounts                $93,148          $82,765
                                          =======          =======

Interest expense on deposits consisted of the following (in thousands):

                                                                                Years Ended September 30,
                                                                       --------------------------------------
                                                                       1998             1997             1996
                                                                       ----             ----             ----
Account Type
------------
NOW accounts and money market deposit accounts                       $  410           $  353            $  264
Passbook and statement savings accounts                                 253              275               302
Certificate accounts                                                  4,912            4,062             3,926
Early withdrawal penalties                                              (31)             (24)              (13)
                                                                     ------           ------            ------

Total                                                                $5,544           $4,666            $4,479
                                                                     ======           ======            ======


6. SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements at September 30, 1998 and 1997, amounted to $895,000 and $504,000, respectively. U.S. government securities with a book value of $1,000,000 ($1,001,000 market value) at September 30, 1998, are used as collateral for the agreements.

The Corporation enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed coupon reverse repurchase agreements are treated as financings. The obligations to repurchase securities sold are reflected as a liability and securities underlying the agreements continue to be reflected as assets in the Consolidated Balance Sheets.


7.  ADVANCES FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

At September 30, 1998 and 1997, the Bank had $41,441,000 and $37,979,000,
respectively, of advances outstanding from the Federal Home Loan Bank and
treasury, tax and loan deposits.   The maturity of the advances from the Federal
Home Loan Bank and treasury, tax and loan deposits is as follows (in thousands):

                                                            September 30,
                                                     --------------------------
                                                     1998                  1997
                                                     ----                  ----
Contractual Maturity:
Within one year - fixed rate                        $19,441              $15,979
Within one year - adjustable rate                    16,000                    0
After one but within two years - fixed rate           1,000                5,000
After one but within two years - adjustable rate      5,000               17,000
                                                    -------              -------

Total Advances                                      $41,441              $37,979
                                                    =======              =======

Weighted average rate                                  5.69%                6.00%

The Bank pledges as collateral to the advances their Federal Home Loan Bank Stock, and has entered into a blanket collateral agreement with the Federal Home Loan Bank whereby the Bank maintains, free of other encumbrances, qualifying mortgages (as defined) with unpaid principal balances equal to, when discounted at 75% of the unpaid principal balances, 100% of total advances. The amount of qualifying mortgages was $117,840,000 and $106,880,000, respectively, at September 30, 1998 and 1997.

8.    INCOME TAXES

Income tax expense is summarized as follows (in thousands):

                             For the  Years Ended September 30,
                             ----------------------------------
                             1998           1997           1996
                             ----           ----           ----
Current                        $1,094        $ 755        $ 540
Deferred                          197          103         (166)
                               ------        -----        -----

Total income taxes             $  897        $ 858        $ 374
                               ======        =====        =====

The provision for income taxes differed from amounts computed by applying the statutory federal rate of 34% to income before income taxes as follows (in thousands):


                                                For the  Years Ended September 30,
                                                ----------------------------------
                                                1998           1997           1996
                                                ----           ----           ----
Tax at federal income tax rate                  $832           $783           $420
Increase (decrease) resulting from:
  State income taxes, net of federal benefit      96             91             57
  Interest on municipal bonds                     (6)           (10)           (37)
Other, net                                       (25)            (6)           (66)
                                                ----           ----           ----

Total                                           $897           $858           $374
                                                ====           ====           ====

The tax effects of significant items comprising the Corporation's deferred taxes as of September 30, 1998 and 1997 are as follows (in thousands):


                                                                                September 30,
                                                                           ---------------------
                                                                           1998             1997
                                                                           ----             ----

Deferred tax assets:
Deferred loan fees                                                         $ --             $ 32
Book reserves in excess of tax basis bad debt reserves                      331              177
Mark to market adjustment on securities                                     136               --
Book reserves in excess of tax basis mortgage servicing rights reserves      67               --
Total deferred tax asset                                                    534              209
                                                                           ----            -----
Deferred tax liabilities:
  Difference between book and tax property basis                            210              157
  Difference between book and tax Federal Home Loan Bank stock basis        100              100
  Deferred loan fees                                                         57                -
  Mark to market adjustment on securities                                    --               17
  Tax bad debt reserve in excess of base year reserve                         -               94
   Other                                                                      3               --
                                                                           ----            -----
Total deferred tax liability                                                370              368
                                                                           ----            -----

Net deferred tax asset (liability)                                         $164            ($159)
                                                                           ====            =====

Net deferred tax assets of $164,000 at September 30, 1998, are included in other assets in the balance sheet. Net deferred tax liabilities of $159,000 at September 30, 1997, are included in other liabilities in the balance sheet.

Legislation has been passed which repeals the "reserve" method of accounting for thrift bad debt reserves for the first tax year beginning after December 31, 1995 (the fiscal year ending September 30, 1999 for the Corporation which qualifies for deferral of the recapture under the "residential loan requirement"). This legislation requires all thrifts (including the Corporation) to account for bad debts using either the specific charge-off method (available to all thrifts) or the experience method (available only to thrifts that qualify as "small banks," i.e. under $500 million in assets). The Corporation currently uses the experience method of accounting for its tax bad debt reserves. The legislation also suspends recapture of bad debt reserves taken through 1987 (i.e., the base year reserve), but requires thrifts to recapture or repay bad debt deductions taken after 1987 over six years.

As of September 30, 1998, the bad debt reserve subject to recapture, for which deferred taxes have previously been provided, totaled approximately $275,000. As permitted under SFAS 109, no deferred tax liability is provided for approximately $1,636,000 ($621,000 approximate tax effect) of such tax bad debt reserves that arose prior to October 1, 1988.


9.  EMPLOYEE BENEFITS

The Corporation has a contributory profit-sharing plan which is available to all eligible employees. Annual employer contributions to the plan consist of an amount which matches participant contributions up to a maximum of 5% of a participant's compensation and a discretionary amount determined annually by the Corporation's Board of Directors. In addition, the corporation implemented a money purchase pension plan, effective October 1, 1996, in which all eligible employees participate. The annual contributions to the pension plan will be 5% of a participant's compensation. Employer expensed contributions to the plans were $182,000, $91,000, and $38,000 for the years ended September 30, 1998, 1997 and 1996, respectively.


10.   FINANCIAL INSTRUMENTS

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments are commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment and income-producing commercial properties.

Those instruments involve, to varying degrees, elements of credit and interest-rate-risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract amounts of those instruments reflect the extent of the Corporation's involvement in particular classes of financial instruments.

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Corporation had loan commitments as follows (in thousands):



                                                                  September 30,
                                                            -----------------------
                                                            1998               1997
                                                            ----               ----
 Fixed interest rate commitments to extend credit            $ 2,736        $ 1,290

Undisbursed portion of interim construction loans              6,393          6,598
Unused portion of credit lines (principally variable-rate
   consumer lines secured by real estate)                      5,767          4,463
                                                             -------        -------

Total                                                        $14,896        $12,351
                                                             =======        =======

The Corporation has no additional financial instruments with off-balance sheet risk.

The Corporation has not been required to perform on any financial guarantees during the past two years. The Corporation has not incurred any losses on its commitments in 1998, 1997 or 1996.

The estimated fair values of the Corporation's financial instruments were as follows at September 30, 1998 (in thousands):


                                                           September 30, 1998
                                                -------------------------------------
                                                Carrying Amount            Fair Value
                                                ---------------            ----------
Financial assets
----------------
Cash and cash equivalents                          $  3,593                $  3,593
Securities available for sale                        26,856                  26,856
Securities held to maturity                           2,699                   2,744
FHLB Stock                                            2,023                   2,023
Loans                                               142,202                 144,634
Accrued interest receivable                           1,197                   1,197

Financial liabilities
---------------------
Deposits                                           $129,873                $128,850
Advances from FHLB and other borrowings              41,441                  41,547
Securities  sold under repurchase agreements            895                     895

Off-balance-sheet asset (liabilities)
-------------------------------------
 Commitments to extend credit                      $ 14,896                $ 14,896


                                                           September 30, 1997
                                                -------------------------------------
                                                Carrying Amount            Fair Value
                                                ---------------            ----------

Financial assets
----------------
Cash and cash equivalents                         $  7,821                 $  7,821
Securities available for sale                       15,855                   15,855
Securities held to maturity                          7,811                    7,927
FHLB Stock                                           2,105                    2,105
Loans                                              129,957                  131,887
Accrued interest receivable                          1,317                    1,317

Financial liabilities
---------------------
Deposits                                           117,914                  115,332
Advances from FHLB and other borrowings             37,979                   38,457
Securities sold under repurchase agreements            504                      504
Off-balance-sheet asset (liabilities)
Commitments to extend credit                      $ 12,351                 $ 12,351


11.  SUPPLEMENTAL CASH FLOW DISCLOSURES

                                                            For the Years Ended September 30,
                                                            ----------------------------------
                                                                 1998      1997       1996
                                                              ---------  --------  ----------
Cash paid for:

Income taxes, net of refund                                    $  792     $  873      $1,139
Interest                                                        7,213      6,333       5,001

Non-cash transactions:

Loans foreclosed                                                   --         --          17
Unrealized gain (loss) on securities available for sale        $  340     $  166       ($353)


12.  COMMITMENTS AND CONTINGENCIES

Concentrations of Credit Risk - The Corporation's business activity is
-----------------------------
principally with customers located in South Carolina. Except for residential loans in the Corporation's market area, the Corporation has no other significant concentrations of credit risk.

Litigation - The Corporation is involved in legal actions in the normal course
----------
of business. In the opinion of management, based on the advice of its general counsel, the resolution of these matters will not have a material adverse impact on future results of operations or the financial position of the Corporation.

Potential Impact of Changes in Interest Rates - The Corporation's profitability
---------------------------------------------
depends to a large extent on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most financial institutions, the Corporation's interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. The Corporation's interest-earning assets consist primarily of long-term, fixed rate mortgage loans and investments which adjust more slowly to changes in interest rates than its interest-bearing liabilities which are primarily term deposits and advances. Accordingly, the Corporation's earnings would be adversely affected during periods of rising interest rates.


13.  STOCK OPTION AND OWNERSHIP PLANS

The Corporation has a stock option incentive compensation plan through which the Board of Directors may grant stock options to officers and employees to purchase common stock of the Corporation at prices not less than 100 percent of the fair market value on the date of grant. The outstanding options expire ten years from the date of grant. The Corporation applies Accounting Principles Board
(APB) Opinion 25 and related Interpretations in accounting for the plan. Accordingly, no compensation cost has been charged to operations. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method available under SFAS No. 123, Accounting for Stock-Based Compensation, the
                              ---------------------------------------
Corporations's net income and net income per common share would have been reduced to the pro forma amounts indicated below:

                                         Years Ended September 30,
                                         -------------------------
                                         1998      1997       1996
                                         ----      ----       ----
Net income (in thousands)
  As reported                           $1,550    $1,444     $ 862
  Pro forma                              1,532     1,443       859

Basic net income per common share
  As reported                             1.23      1.17      .071
  Pro forma                               1.21      1.17      .071

Diluted net income per common share
  As reported                           $ 1.15    $ 1.09     $0.69
  Pro forma                               1.14      1.09      0.69

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                      Years Ended September 30,
                                      -------------------------
                                      1998      1997       1996
                                      ----      ----       ----
Dividend yield                         2%         2%         2%
Expected volatility                   17%        17%        10%
Risk-free interest rate                6%         6%         5%
Expected lives                   10 years   10 years   10 years

A summary of the status of the plan as of September 30, 1998 and 1997, and changes during the years ending on those dates is presented below (all shares have been adjusted for the 2 for 1 stock split in July 1996 and 3:2 stock split in February 1998):


                                    Shares             Average Option Price        Expiration
Grant Date                          Granted                Per Share                   Date
----------                    --------------------      ----------------         ---------------
October, 1995                        128,500                  6.08               October, 2005
January, 1996                          2,100                  6.08               January, 2006
April, 1996                            6,000                  7.00               April, 2006
March, 1997                            6,150                 10.50               March, 2007
May, 1998                             40,000                 16.63               May, 2008
                                     -------
 Total Shares Granted                182,750


As of September 30, 1998, the number of shares exercisable were 79,557.
 Options were exercised as follows:

                                                                        Average Exercise
 For the Years Ended September 30,             Shares Exercised          Price Per Share
----------------------------------             ----------------          ---------------
             1998                                    9,920                    $5.09
             1997                                   24,621                    $3.94
             1996                                    6,963                    $5.93

No stock options have been forfeited during the years ended September 30, 1998, 1997, and 1996. At September 30, 1998, 8,900 shares were available for grant.

The Plan also provides for stock appreciation rights ("SARs"). To date, no SARs have been granted. Employees participate in stock ownership through the profit sharing plan (see Note 9).

During the fiscal year 1998, the Corporation implemented a dividend reinvestment plan that allows existing shareholders to reinvest their dividends for the purchase of additional Union Financial Bancshares stock. In addition, the plan can accept cash contributions up to a maximum of $50,000 annually for the purchase of Union Financial Bancshares stock. The plan currently offers a 5% discount on all purchases and does not charge purchase fees.


14.  SHAREHOLDERS' EQUITY, DIVIDEND RESTRICTIONS AND REGULATORY MATTERS

On August 7, 1987, the Bank completed its conversion from a federally chartered mutual association to a federally chartered stock association. A special liquidation account was established by the Bank for the preconversion retained earnings of approximately $3,718,000. The liquidation account will be maintained for the benefit of depositors who held a savings or demand account as of the March 31, 1986 eligibility or the June 30, 1987 supplemental eligibility record dates who continue to maintain their deposits at the Bank after the conversion. In the event of a future liquidation (and only in such an event), each eligible and supplemental eligible account holder who continues to maintain his or her savings account will be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased in an amount proportionately corresponding to decreases in the savings account balances of eligible and supplemental eligible account holders on each subsequent annual determination date. Except for payment of dividends by the Bank to Union Financial and repurchase of the Bank's stock, the existence of the liquidation account will not restrict the use or application of such net worth.

The Bank is prohibited from declaring cash dividends on its common stock or repurchasing its common stock if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirement. In addition, the Bank is also prohibited from declaring cash dividends and repurchasing its own stock without prior regulatory approval in any amount in a calendar year in excess of 100% of its current year's net income to the date of any such dividend or repurchase, plus 50% of the excess of its capital at the beginning of the year over its regulatory capital requirement.

Under present regulations of the Office of Thrift Supervision ("OTS"), the Bank must have core capital (leverage requirement) equal to 4.0% of assets, of which 1.5% must be tangible capital, excluding goodwill. The Bank must also maintain risk-based regulatory capital as a percent of risk weighted assets at least equal to 8.0%. In measuring compliance with capital standards, certain adjustments must be made to capital and total assets.

14.  SHAREHOLDERS' EQUITY, DIVIDEND RESTRICTIONS AND REGULATORY MATTERS
(CONTINUED)

At September 30, 1998 and 1997, the Bank had the following actual and required capital amounts and ratios (in thousands):


                                                                   September 30, 1998
                                                          --------------------------------------
                                                           Tangible       Core        Risk-Based
                                                           Capital       Capital        Capital
                                                          ----------    ----------    ----------
Actual Capital                                               $14,945       $14,945       $14,945
Unrealized gains on available for sale securities               (148)         (148)         (148)
Goodwill and other intangible assets                          (1,873        (1,873)       (1,873)
Allowances for loan and lease losses (1)                          --            --           994
                                                                 ---           ---           ---
Total Adjusted capital                                        12,924        12,924        13,918

Minimum Capital Requirement                                    2,824         7,530         8,454
                                                             -------       -------       -------
Regulatory Capital Excess                                    $10,100       $ 5,394       $ 5,464
                                                             -------       -------       -------

Regulatory Capital Ratio                                        6.86%         6.86%        13.17%



                                                                   September 30, 1997
                                                          --------------------------------------
                                                           Tangible       Core        Risk-Based
                                                           Capital       Capital        Capital
                                                          ----------    ----------    ----------
Actual Capital                                               $13,088       $13,088       $13,088
Unrealized losses on available for sale securities                63            63            63
Goodwill and other intangible assets                          (2,009)       (2,009)       (2,009)
General allowance for loan losses (1)                             --            --           928
                                                                 ---           ---           ---
Total Adjusted capital                                        11,142        11,142        12,070

Minimum Capital Requirement                                    2,556         5,111         7,310
                                                             -------       -------       -------
Regulatory Capital Excess                                    $ 8,586       $ 6,031       $ 4,760
                                                             -------       -------       -------

Regulatory Capital Ratio                                        6.54%         6.54%        13.21%

(1) Limited to 1.25% of risk-weighted assets

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a material adverse effect on the corporation. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. As of the most recent regulatory examination, the Bank was in compliance with the regulatory capital requirements. There are no conditions or events that management believes have changed the Bank's compliance with the guidelines since that examination.

15.  RECENTLY ISSUED ACCOUNTING STANDARDS

The Financial Accounting Standards Board recently issued four new accounting standards that will affect accounting, reporting, and disclosure of financial information by the Bank. Adoption of these standards is not expected to have a material impact on financial condition or results of operations. The following is a summary of the standards and their required implementation dates:

SFAS No. 131, Disclosure about Segments of an Enterprise and Related
              ------------------------------------------------------
Information -- This statement establishes standards for the way public
-----------
enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. Statement 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated unless it is impractical to do so.

SFAS No. 132, Employers' Disclosures about Pensions and other Post-Retirement
              ---------------------------------------------------------------
Benefits- This statement deals principally with employers' disclosures about
--------
defined benefit plans and other post-retirement benefit plans. This statement is effective for the Bank for the fiscal year beginning October 1, 1998.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities-This
              ------------------------------------------------------------
statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative. The statement is effective for the Bank for the fiscal year beginning October 1, 1999 and may not be applied retroactively.

SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the
              ------------------------------------------------------------
Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise-
-------------------------------------------------------------------------------
This statement is effective for the first quarter beginning after December 15, 1998. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a non mortgage banking enterprise. The adoption of this standard is not expected to have a material effect on the Bank's financial statements.


16.  UNION FINANCIAL BANCSHARES, INC. FINANCIAL INFORMATION
(PARENT CORPORATION ONLY)

Condensed financial information for Union Financial is presented as follows (in thousands):

Condensed Balance Sheets                                            September 30,
------------------------                                    ------------------------------
                                                               1998                1997
                                                            ----------          ----------
  Assets:
  Cash and cash equivalents                                  $    35             $   400
  Investment in subsidiary                                    14,922              13,086
  Other                                                           28                  42
                                                             -------             -------
  Total Assets                                               $15,300             $13,528
                                                             =======             =======

  Liabilities and Shareholders' Equity:

  Liabilities                                                $    --             $    --
  Shareholders' Equity                                        15,300              13,528
                                                             -------             -------
  Total Liabilities and Shareholders' Equity                 $15,300             $13,528
                                                             =======             =======

Condensed Statements of Income                              For Years Ended September 30,
------------------------------------------------         ----------------------------------
                                                            1998        1997        1996
                                                         ----------  ----------  ----------
  Equity in undistributed earnings of subsidiary           $ 1,610     $ 1,477     $   893
  Other expense, net                                           (60)        (33)        (31)
                                                           -------     -------     -------
  Net income                                               $ 1,550     $ 1,444     $   862
                                                           =======     =======     =======

16.  UNION FINANCIAL BANCSHARES, INC. FINANCIAL INFORMATION
(PARENT CORPORATION ONLY)  (CONTINUED)

Condensed Statements of Cash Flows                          For Years Ended September 30,
----------------------------------                       ----------------------------------
                                                            1998        1997        1996
                                                         ----------  ----------  ----------
  Operating Activities:

  Net income                                               $ 1,550     $ 1,444     $   862
  Adjustments to reconcile net income to
    net cash used by operating activities:
  Equity in undistributed earnings of subsidiary            (1,610)     (1,477)       (893)
  Decrease in other assets (1)                                  (1)         14          18
                                                           -------     -------     -------
  Net cash used by operating activities                        (61)        (19)        (13)
                                                           -------     -------     -------

  Financing Activities:

  Dividends received from subsidiary                            --         500         500
  Dividend reinvestment plan contributions                     427          --          --
  Dividends paid                                              (467)       (433)       (404)
  Proceeds from the exercise of stock options                   51          96          41
                                                           -------     -------     -------
  Net cash provided by financing activities                     11         163         137
                                                           -------     -------     -------

  Net increase (decrease) in cash and cash equivalents         (50)        144         124
  Cash and cash equivalents at beginning of year               400         256         132
                                                           -------     -------     -------
  Cash and cash equivalents at end of year                 $   350     $   400     $   256
                                                           =======     =======     =======

                              BOARD OF DIRECTORS
                  UNION FINANCIAL BANCSHARES AND SUBSIDIARIES


MASON G. ALEXANDER                                  CARL L. MASON
Director, Mid-South Management Company              CHAIRMAN
                                                    Retired
JAMES W. EDWARDS
Dean of Academics, USC-Union                        DWIGHT V. NEESE
                                                    President and Chief Executive Officer
WILLIAM M. GRAHAM                                   Provident Community Bank
Owner, Graham's Flowers
                                                    DAVID G. RUSSELL
LOUIS M. JORDAN                                     Self-employed accountant
President, Jordan's Ace Hardware, Inc.


                               LEADERSHIP GROUP
                           PROVIDENT COMMUNITY BANK

BENJAMIN D. AIKEN                                   DAVID L. GARRETT
Assistant Vice President                            Vice President
Internal Audit & Compliance Manager                 Mortgage Loan Acquisitions Manager

CAROLYN H. BELUE                                    ROBERT J. GREGORY, JR.
Assistant Vice President                            Assistant Vice President
Operational & Systems Administration Manager        Mortgage Lending Specialist

GERALD L. BOLIN                                     GEORGE E. HALL, JR.
Vice President                                      Vice President
Chief Operating Officer                             Retail Banking Manager

CLEMMIE W. BOYD                                     SUZANNE M. LOWERY
Assistant Vice President                            Assistant Vice President
Jonesville Banking Center Manager                   Wholesale Lending Processing Manager

HOLLY COFFER                                        DWIGHT V. NEESE
Assistant Vice President                            President
Financial Accounting Manager                        Chief Executive Officer

GREGORY S. DUNCAN                                   MICHAEL H. VANDERFORD
Vice President                                      Vice President
Credit Administration Manager                       Mortgage Lending Manager

RICHARD H. FLAKE                                    WANDA J. WELLS
Executive Vice President                            Vice President & Corporate Secretary
Chief Financial Officer                             Human Resource Manager

EMMA S. GARNER                                      GERALD B. WYATT
Assistant Vice President                            Vice President
Collections Officer                                 Consumer Lending Manager

                             CORPORATE INFORMATION

COMMON STOCK INFORMATION
------------------------

Union Financial Bancshares, Inc.'s (UFBS) common stock is quoted on the Nasdaq SmallCap market.. As of September 30, 1998, the bid and ask prices for Union Financial Bancshares, Inc. was $13.50 and $15.00, respectively. Quotations are obtained form the National Daily Quotation Service. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions and may not necessarily reflect actual transactions.

As of September 30, 1998, there were 523 shareholders of record and 1,278,250 shares of common stock issued and outstanding. This does not reflect the number of persons or entities who held their stock in nominee or "street" names.

DIVIDEND INFORMATION
--------------------

During the year ended September 30, 1998, the Corporation declared and paid a cash dividend of $.37 per share. See Note 13 to the financial statements for information regarding certain limitations imposed on the Bank's ability to pay cash dividends to the holding company

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
---------------------------------------------

The Corporation has a dividend reinvestment program that allow shareholders to purchase additional shares with corporate dividends and additional cash purchases. Details of the program are outlined in the dividend reinvestment prospectus. To receive more information, please contact Shareholder Services at the corporate address.

                              10-KSB INFORMATION
                              ------------------

A copy of the Form 10-KSB filed with the Securities and Exchange Commission, will be furnished to shareholders upon written request to the Corporate Secretary, Union Financial Bancshares, Inc., 203 West Main Street, Union, South Carolina 29379.

                        ANNUAL MEETING OF SHAREHOLDERS
                        ------------------------------

The Annual Meeting of Shareholders will convene at the Community Room of the University of South Carolina, Union Campus, Academy and North Mountain Street, Union, South Carolina on January 20, 1999 at 2:00 p.m..

                            ADDITIONAL INFORMATION
                            ----------------------

If you are receiving duplicate mailing of shareholder reports due to multiple accounts, we can consolidate the mailings without affecting your account registration. To do this, or for additional information, contact our Shareholder Relations Officer, at the Corporate address shown below.

CORPORATE OFFICES
-----------------

203 West Main Street
Union, South Carolina 29379
(888) 427-9002


TRANSFER AGENT
--------------

Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 456-0596

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
----------------------------------------

Elliott, Davis & Company,   LLP
870 South Pleasantburg Drive
Greenville, SC 29607-6286
(864) 242-3370


SPECIAL COUNSEL
---------------

Muldoon, Murphy & Faucette
5101 Wisconsin Avenue,  N.W.
Washington, D.C.  20016
(202) 362-0840

GENERAL COUNSEL
---------------

Whitney, White and Diamaduros
203 West South Street
Union, South Carolina 29379
(864) 427-5661

STOCK INFORMATION
-----------------

Interstate/Johnson Lane
Interstate Tower
P. O. Box 1012
Charlotte, NC 28201-10123
(800) 929-1003

Trident Securities, Inc.
4601 Six Forks Road
Raleigh, NC 27609
(800) 222-2618

Wheat First Union
P. O. Box 10586
Greenville, SC 29603
(800) 695-5104

SHAREHOLDER SERVICES OFFICER
----------------------------

Wanda J. Wells
Union Financial Bancshares, Inc.
203 West Main Street
Union, SC 29379
(864) 429-1861

                                                                     Appendix F

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                 FORM 10-QSB

(Mark One)

 X QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT ---- OF 1934 For the quarterly period ended June 30, 1999
                                            -------------

      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
----  SECURITIES EXCHANGE ACT OF 1934
      For the transition period from                 to
                                     ---------------    ----------------


                          COMMISSION FILE NUMBER 1-5735


                         UNION FINANCIAL BANCSHARES, INC.
                         --------------------------------


Delaware                                                      57-1001177
--------------------------------------------------------------------------------
(Jurisdiction of Incorporation)            (I.R.S. Employer Identification No.)

203 West Main Street, Union, South Carolina                         29379
-------------------------------------------                     --------------
(Address of Principal Executive Offices)                          (Zip Code)

Registrant's telephone number, including area code (864)429-1864

Check  whether  the  issuer: (1)  has filed  all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past
90 days.   Yes  X    No
              -----     -----

State the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date: The Corporation had issued and outstanding 1,352,992 shares, $0.01 par value, common stock as of June 30, 1999.

                           UNION FINANCIAL BANCSHARES, INC.


                                    INDEX

PART I.           FINANCIAL INFORMATION                                    PAGE
                  ---------------------                                    ----

         Item 1.  Consolidated Financial Statements (unaudited)

         Consolidated Balance Sheets as of June 30, 1999
          and September 30, 1998                                             3

         Consolidated Statements of Income for the three and nine months
          ended June 30, 1999 and 1998                                       4

         Consolidated Statements of Cash Flows for the nine
          months ended June 30, 1999 and 1998                                5

         Consolidated Statements of Shareholders' Equity for the
          nine months ended June 30, 1999 and 1998                           6

         Notes to Consolidated Financial Statements                        7-9

         Item 2.  Management's Discussion and Analysis of
         Financial Condition and Results of Operations                   10-13


PART II. OTHER INFORMATION                                               14-15
         -----------------

            Signatures                                                      16



ITEM 1.    FINANCIAL STATEMENTS
UNION FINANCIAL BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
JUNE 30, 1999 (UNAUDITED) AND SEPTEMBER 30, 1998

                                                                                     JUNE 30,                    SEPTEMBER 30,
ASSETS                                                                                 1999                          1998
                                                                                --------------------          --------------------
                                                                                             (DOLLARS IN THOUSANDS)

Cash                                                                           $              2,154          $              2,469
Short term interest-bearing deposits                                                          2,534                         1,124
                                                                                --------------------          --------------------
Total cash and cash equivalents                                                               4,688                         3,593
                                                                                --------------------          --------------------
Investment and mortgage-backed securities:
  Held to maturity                                                                              799                         2,699
  Available for sale                                                                         38,927                        26,856
                                                                                --------------------          --------------------
Total investment and mortgage-backed securities                                              39,726                        29,555
Loans, net
  Held for sale                                                                               3,361                        37,584
  Held for investment                                                                       139,686                       104,618
                                                                                --------------------          --------------------
Total loans receivable, net                                                                 143,047                       142,202
Office properties and equipment, net                                                          4,352                         4,020
Federal Home Loan Bank Stock, at cost                                                         2,029                         2,023
Accrued interest receivable                                                                   1,618                         1,197
Mortgage servicing rights                                                                     3,657                         3,270
Other assets                                                                                  5,245                         3,426
                                                                                --------------------          --------------------
TOTAL ASSETS                                                                   $            204,362          $            189,286
                                                                                ====================          ====================

LIABILITIES

Deposit accounts                                                               $            144,582          $            129,873
Securities sold under repurchase agreements                                                     845                           895
Advances from the Federal Home Loan Bank and other borrowings                                42,825                        41,441
Accrued interest on deposits                                                                    245                           336
Advances from borrowers for taxes and insurance                                                 346                           496
Other liabilities                                                                               589                           945
                                                                                --------------------          --------------------
TOTAL LIABILITIES                                                                           189,432                       173,986
                                                                                --------------------          --------------------

SHAREHOLDERS' EQUITY

Serial preferred stock, no par value,
  authorized - 500,000 shares, issued
  and outstanding - None                                                                          0                             0
Common stock - $0.01 par value,
  authorized - 2,500,000 shares,
  issued and outstanding - 1,352,992 shares at 6/30/99 and 1,278,250 at 9/30/98                  13                            13
Additional paid-in capital                                                                    4,541                         4,471
Accumulated other comprehensive income                                                       (1,207)                          148
Retained earnings, substantially restricted                                                  11,583                        10,668
                                                                                --------------------          --------------------
TOTAL SHAREHOLDERS' EQUITY                                                                   14,930                        15,300
                                                                                --------------------          --------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                     $            204,362          $            189,286
                                                                                ====================          ====================

See notes to consolidated financial statements.





UNION FINANCIAL BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
THREE  MONTHS AND NINE MONTHS ENDED JUNE 30, 1999 (UNAUDITED) AND 1998 (UNAUDITED)


                                                                THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                         JUNE 30,            JUNE 30,            JUNE 30,            JUNE 30,
                                                           1999                1998                1999                1998
                                                      ----------------    ----------------   -----------------   -----------------
                                                              (DOLLARS IN THOUSANDS)                (DOLLARS IN THOUSANDS)
Interest Income:
  Loans                                              $          2,742    $          3,023   $           8,311   $           8,823
  Deposits and federal funds sold                                  17                  28                  67                  88
  Mortgage-backed securities                                      385                 130               1,132                 385
  Interest and dividends on
   investment securities                                          279                 205                 713                 640
                                                      ----------------    ----------------   -----------------   -----------------
TOTAL INTEREST INCOME                                           3,423               3,386              10,223               9,936
                                                      ----------------    ----------------   -----------------   -----------------

INTEREST EXPENSE:
  Deposit accounts                                              1,419               1,429               4,288               4,085
  Advances from the FHLB and other borrowings                     409                 478               1,376               1,485
                                                      ----------------    ----------------   -----------------   -----------------
TOTAL INTEREST EXPENSE                                          1,828               1,907               5,664               5,570
                                                      ----------------    ----------------   -----------------   -----------------

NET INTEREST INCOME                                             1,595               1,479               4,559               4,366
  Provision for loan losses                                        25                  44                  70                 108
                                                      ----------------    ----------------   -----------------   -----------------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                                    1,570               1,435               4,489               4,258
                                                      ----------------    ----------------   -----------------   -----------------

NON INTEREST INCOME:
  Fees for financial services                                     287                 182                 635                 558
  Loan servicing fees (costs)                                     (60)                 10                (135)                  3
  Net gains on sale of loans                                      119                 139                 493                 313
  Net gains on sale of investments                                  0                   0                   7                   0
                                                      ----------------    ----------------   -----------------   -----------------
TOTAL NON INTEREST INCOME                                         346                 331               1,000                 874
                                                      ----------------    ----------------   -----------------   -----------------

NON INTEREST EXPENSE:
  Compensation and employee benefits                              592                 606               1,774               1,724
  Occupancy and equipment                                         292                 248                 828                 707
  Deposit insurance premiums                                       17                  13                  59                  45
  Professional services                                            68                  51                 206                 205
  Real estate operations                                            1                   2                   3                   7
  Other                                                           253                 206                 715                 606
                                                      ----------------    ----------------   -----------------   -----------------
TOTAL NON INTEREST EXPENSE                                      1,223               1,126               3,585               3,294
                                                      ----------------    ----------------   -----------------   -----------------

INCOME BEFORE INCOME TAXES                                        693                 640               1,904               1,838
Income tax expense                                                251                 234                 689                 675
                                                      ----------------    ----------------   -----------------   -----------------
NET INCOME                                           $            442    $            406   $           1,215   $           1,163
                                                      ================    ================   =================   =================

BASIC NET INCOME PER COMMON SHARE                    $           0.33    $           0.32                0.92   $            0.92
                                                      ================    ================   =================   =================

DILUTED NET INCOME PER COMMON SHARE                  $           0.31    $           0.30                0.86   $            0.86
                                                      ================    ================   =================   =================

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING

BASIC                                                       1,351,762           1,273,301           1,319,069           1,260,309

DILUTED                                                     1,442,277           1,363,816           1,407,385           1,350,640

See notes to consolidated financial statements.


UNION FINANCIAL BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended June 30, 1999 (unaudited) and 1998 (unaudited)

                                                                                        Nine Months Ended
                                                                               June 30,                June 30,
                                                                                 1999                    1998
                                                                             ------------           --------------
                                                                                          (IN THOUSANDS)
OPERATING ACTIVITIES:

Net income                                                                      $1,215                  $1,163
Adjustments to reconcile net income to
net cash provided by (used by) operating activities:
Provision for loan losses                                                           70                     108
Amortization of intangibles                                                        195                     159
Depreciation expense                                                               249                     172
Recognition of deferred income, net of costs                                       (81)                    (90)
Deferral of fee income, net of costs                                               231                      56
Loans originated for sale                                                      (90,166)                (96,995)
Sale of loans                                                                   90,166                  96,995
Gain  on sale of loans                                                             493                     313
Changes in operating assets and liabilities:
Decrease (increase) in accrued interest receivable                                (421)                    253
Increase  in other assets                                                       (2,014)                 (1,742)
Decrease in other liabilities                                                     (506)                    (30)
Increase (decrease) in accrued interest payable                                    (91)                      1
                                                                       ----------------         ----------------
Net cash provided by (used by) operating activities                               (660)                    363
                                                                       ----------------         ----------------

INVESTING ACTIVITIES:

Purchase of investment and mortgage-backed securities:
Available for sale                                                             (21,539)                 (5,657)
Proceeds from sale of investment and mortgage-
backed securities                                                                2,090                       0
Proceeds from maturity of investment and mortgage- backed securities:
Available for sale                                                               4,657                   9,478
Principal repayments on mortgage-backed securities:
Held to maturity                                                                   165                      70
Available for sale                                                               4,456                   1,501
Loan originations                                                              (42,754)                (54,989)
Principal repayments of loans                                                   39,837                  36,000
Proceeds from sale of real estate acquired in settlement of loans                    4                      22
Purchase of mortgage servicing rights                                             (387)                 (1,335)
Purchase of FHLB stock                                                              (6)                      0
Redemption of FHLB stock                                                             0                     255
Purchase of office properties and equipment                                       (581)                   (527)
                                                                       ----------------         ----------------

Net cash used by investing activities                                         ($14,058)               ($15,182)
                                                                       ----------------         ----------------

FINANCING ACTIVITIES:

Proceeds from the exercise of stock options                                          2                      51
Proceeds from the dividend reinvestment plan                                        68                     306
Dividends paid in cash ($0.28  per share - 1999
and $0.27 per share - 1998)                                                       (300)                   (290)
Proceeds from FHLB advances and other borrowings                                18,256                  59,100
Repayment of FHLB advances and other borrowings                                (16,872)                (60,611)
Increase (Decrease) in securities sold under repurchase agreements                 (50)                     59
Acquired deposits from purchased branch                                         12,622                       0
Increase (Decrease) in deposit accounts                                          2,087                  12,083
                                                                       ----------------         ----------------

Net cash  provided by financing activities                                      15,813                  10,698
                                                                       ----------------         ----------------
NET  DECREASE \ INCREASE IN CASH
AND CASH EQUIVALENTS                                                             1,095                  (4,121)

CASH AND CASH EQUIVALENTS
AT BEGINNING OF PERIOD                                                           3,593                   7,821

CASH AND CASH EQUIVALENTS
AT END OF PERIOD                                                                $4,688                   $3,700
                                                                       ================         ================

SUPPLEMENTAL DISCLOSURES:

Cash paid for:
Income taxes                                                                      $953                     $642
Interest                                                                         5,755                    5,568

Non-cash transactions:
Loans foreclosed                                                                  $220                        0

See notes to consolidated financial statements.

                                       5


                                               UNION FINANCIAL BANCSHARES, INC.
                                        CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                     NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

                                                                                             Retained   Accumulated
                                                                               Additional    Earnings       Other        Total
                                                            Common Stock         Paid-in  Substantially Comprehensive Shareholders'
                                                          Shares      Amount     Capital     Restricted    Income       Equity
                                                          ------      ------     -------     ----------    ------       ------
                                                                              (In Thousands, Except Share Data)

BALANCE AT SEPTEMBER 30, 1997                            1,241,550       $12       $3,989       $9,589       ($63)       $13,527

Net income                                                                                       1,163                     1,163

  Other comprehensive income
   Unrealized gains on securities:
     Unrealized holding gains arising during
       period                                                                                                  (9)
                                                                                                               ---
   Other comprehensive income                                                                                  (9)            (9)
                                                                                                                              ---
  Comprehensive income                                                                                                     1,154

Options exercised                                           11,565                     51                                     51

Dividend  reinvestment plan contributions                   22,349                    306                                    306

Cash dividend ($.27 per share)                                                                    (291)                     (291)
                                                       ---------------------------------------------------------------------------

BALANCE AT JUNE 30, 1998                                    1,275,464     12        4,346       10,461        (72)        14,747
                                                       ===========================================================================
BALANCE AT SEPTEMBER 30, 1998                               1,278,250     13        4,471       10,668        148         15,300

Net income                                                                                       1,215                     1,215

  Other comprehensive income
    Unrealized losses on securities:
      Unrealized holding losses arising during
       period                                                                                              (1,355)
                                                                                                           -------
    Other comprehensive income                                                                             (1,355)        (1,355)
                                                                                                                          -------
  Comprehensive income                                                                                                      (140)

Options exercised                                               2,000                   2                                      2

Dividend reinvestment plan contributions                        8,652                  68                                     68

Five percent stock dividend                                    64,090

Cash dividend ($.28 per share)                                                                    (300)                     (300)

                                                       ---------------------------------------------------------------------------
BALANCE AT JUNE 30, 1999                                    1,352,992    $13       $4,541      $11,583    ($1,207)       $14,930
                                                       ===========================================================================

                       UNION FINANCIAL BANCSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.    Presentation of Consolidated Financial Statements
      -------------------------------------------------

      The accompanying unaudited consolidated financial statements of Union Financial Bancshares, Inc. (the "Corporation") were prepared in accordance with instructions for Form 10-QSB and, therefore, do not include all disclosures necessary for a complete presentation of consolidated financial condition, results of operations, and cash flows in conformity with generally accepted accounting principles. However, all adjustments which are, in the opinion of management, necessary for the fair presentation of the interim consolidated financial statements have been included. All such adjustments are of a normal and recurring nature. The consolidated financial statements include the Corporation's wholly owned
      subsidiary,   Provident  Community  Bank  (the  "Bank").  The  results  of operations for the nine months ended June 30, 1999, are not necessarily indicative of the results which may be expected for the entire fiscal year. The consolidated balance sheet as of September 30, 1998, has been derived from the Company's audited financial statements presented in the annual report to shareholders. Certain amounts in the prior year's financiastatements have been reclassified to conform with current year classifications.

      SFAS No.  131,  Disclosure  about  Segments of an  Enterprise  and Related
                      ----------------------------------------------------------
      Information-  This  statement  establishes  standards  for the way  public
      -----------
      enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. Statement 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, interim disclosures will not be needed. The Corporation will adopt this standard in its September 30, 1999, financial statements.

      SFAS  No.  132,   Employers'   Disclosures   about   Pensions   and  other
                        --------------------------------------------------------
      Post-Retirement Benefits- This statement deals principally with employers'
      ------------------------
      disclosures about defined benefit plans and other post-retirement benefit plans. This statement is effective for the Corporation for the fiscal year beginning October 1, 1998. The adoption of SFAS 132 will not have an impact on the financial statements of the Corporation due to the disclosure requirements only.

      SFAS  No.  133,   Accounting  for  Derivative   Instruments   and  Hedging
                        --------------------------------------------------------
      Activities-This  statement establishes  accounting and reporting standards
      ----------
      for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative. The statement is effective for the Corporation for the fiscal year beginning October 1, 1999, and may not be applied retroactively.

      SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the
                    ------------------------------------------------------------
      Securitization  of  Mortgage  Loans  Held for Sale by a  Mortgage  Banking
      --------------------------------------------------------------------------
      Enterprise - This statement is effective for the first  quarter  beginning
      ----------
      after December 15, 1998. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a non mortgage banking enterprise. The adoption of this standard is not expected to have a material effect on the Corporation's financial statements.

2.    Income Per Share
      ----------------

      Effective January 29, 1998, the Corporation declared a three-for-two stock split in the form of a 50% stock dividend of the Corporation's common stock. The weighted average number of shares and all other share data have been restated for all periods presented to reflect this stock split.

      Effective January 31, 1999, the Corporation declared a stock dividend of 5% per share on common stock. The weighted average number of shares and all other share data have been restated for all periods presented to reflect this dividend.

      Income per share amounts for the three and nine months ended June 30, 1999 and 1998, were computed based on the weighted average number of common shares outstanding adjusted for the dilutive effect of outstanding common stock options during the periods.

3.    Assets Pledged
      --------------

      Approximately $11,880,000 and $10,383,000 of debt securities at June 30, 1999 and September 30, 1998, respectively, were pledged by the Bank as collateral to secure deposits of the State of South Carolina, Laurens County and certain other liabilities. The Bank pledges as collateral for Federal Home Loan Bank advances the Bank's Federal Home Loan Bank stock and has entered into a blanket collateral agreement with the Federal Home Loan Bank whereby the Bank maintains, free of other encumbrances, qualifying mortgages (as defined) with unpaid principal balances equal to, when discounted at 75% of the unpaid principal balances, 100% of total advances.

4.    Contingencies and Loan Commitments
      ----------------------------------

      The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These instruments expose the Bank to credit risk in excess of the amount recognized in the balance sheet.

      The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Total credit exposure at June 30, 1999 related to these items is summarized below:

      Loan Commitments:                                   Contract Amount
      ----------------                                    ---------------
            Approved loan commitments                       $    812,000
            Unadvanced portions of loans                       7,230,000
                                                            ------------
            Total loan commitments                          $  8,042,000
                                                            ------------

      Loan commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the counter party. Collateral held is primarily residential property. Interest rates on loan commitments are a combination of fixed and variable.

      Commitments outstanding at June 30, 1999 consist of fixed and adjustable rate loans of approximately $8,042,000 at rates ranging from 7% to 9%. Commitments to originate loans generally expire within 30 to 60 days.

      Commitments to fund credit lines (principally variable rate, consumer lines secured by real estate and overdraft protection) totaled approximately $17,516,000 at June 30, 1999. Of these lines, the outstanding loan balances totaled approximately $10,286,000. The Bank also has commitments to fund warehouse lines of credit for various mortgage banking companies totaling $750,000, which had an outstanding balance at June 30, 1999 of approximately $167,000. At June 30, 1999, the Bank had loan commitments to sell $13,000,000 in fixed rate residential loans which had not been closed to Freddie Mac for the months of July-September, 1999.

      On February 8, 1999, the Corporation, through its subsidiary, Provident Community Bank, assumed certain liabilities of the CCB/American Federal Union, South Carolina banking center. Provident Community Bank acquired $12,622,000 in deposit liabilities in the transaction. The total premium paid for the acquisition was approximately $1,073,000. The premium paid will be amortized using straight-line amortization over a period of ten years.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Financial Condition
      -------------------

      At June 30, 1999, total assets of the Corporation increased $15,076,000 or 7.96% to $204,362,000 from $189,286,000 at September 30, 1998. Investments and mortgage-backed securities increased approximately $10,171,000 or 34.41% during the nine months ended June 31, 1999. Available funds were invested in mortgage backed securities as a result in a slow down in loan growth. Deposits increased $14,709,000 or 11.33% to $144,582,000 for the nine months ended June 30, 1999. Approximately $12,622,000 or 85.8% of the deposit increase was a result of the CCB/American Federal branch purchase that was consummated on February 8, 1999. The remaining growth was a result of various deposit promotion programs with continued emphasis on core deposits. At June 30, 1999, mortgage servicing rights increased $387,000 or 11.83% to $3,657,000 from $3,270,000 at September 30, 1998. In conjunction with this increase, loans serviced for others increased from $164,396,000 at September 30, 1998 to $247,324,000 at June 30, 1999.

      Liquidity
      ---------

      Liquidity is the ability to meet demand for loan disbursements, deposit withdrawals, repayment of debt, payment of interest on deposits and other operating expenses. The primary sources of liquidity are savings deposits, loan repayments, borrowings and interest payments.

      The OTS imposes a minimum level of liquidity on the Bank which is currently 4% of withdrawable deposits plus short-term borrowings. The liquidity level of the Bank as measured for regulatory purposes was 18.55% as of June 30, 1999. As in the past, management expects that the Bank can meet its obligations to fund outstanding mortgage loan commitments, which were approximately $812,000, as described in Note 4 to the Consolidated Financial Statements, and other loan commitments as of June 30, 1999, while maintaining liquidity in excess of regulatory requirements.

      Capital Resources
      -----------------

      The capital requirement of the Bank consists of three components: (1) tangible capital, (2) core capital and (3) risk based capital. Tangible capital must equal or exceed 1.5% of adjusted total assets. Core capital must be a minimum of 4% of adjusted total assets and risk based capital must be a minimum of 8% of risk weighted assets.

      As of June 30, 1999, the Bank's capital position, as calculated under regulatory guidelines, exceeds these minimum requirements as follows (dollars in thousands):



                                                       REQUIREMENT           ACTUAL           EXCESS
-----------------------------------------------------------------------------------------------------

      Tangible capital                                   $3,073             $13,288          $10,215
      Tangible capital to adjusted total assets            1.50%               6.55%            5.05%

      Core capital                                       $8,114              $13,28           $5,174
      Core capital to adjusted total assets                4.00%                6.5%            2.55%

      Risk based capital                                 $9,054             $14,118           $5,064
      Risk based capital to risk weighted assets           8.00%              12.47%            4.47%

      The reported capital requirements are based on information reported in the OTS June 30, 1999 quarterly thrift financial report.

      RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998
      ----------------------------------------------------------------------

      General
      -------

      Net income increased $52,000 or 4.47% to $1,215,000 for the nine months ended June 30, 1999 as compared to the same period in 1998. Non interest income increased $126,000 or 14.42% and net interest income after provision for loan losses increased $231,000 or 5.43%.

      Interest Income
      ---------------

      Interest income increased $287,000 or 2.89% for the nine months ended June 30,1999 as compared to the same period in 1998. Interest income on loans decreased 5.80% or $512,000 to $8,311,000 for the nine months ended June 30, 1999 from $8,823,000 for the nine months ended June 30, 1998. Interest income on overnight deposits and federal funds sold had a net decrease of $21,000 for the nine months ended June 30, 1999 as compared to the same period in the prior year due primarily to lower rates. Interest and dividends on investment and mortgage-backed securities increased $820,000 or 80% for the nine months ended June 30, 1999 to $1,845,000 from $1,025,000 during the same period in 1998. The increase was due primarily to an increase in the level of purchases in investment and mortgage-backed securities made during the first three quarters of the fiscal year. This increase in purchases was a direct result of lower loan volumes and higher loan prepayments made during this period.

      Interest Expense
      ----------------

      The Corporation experienced an overall increase of $94,000 or 1.69% in interest expense for the nine months ended June 30, 1999 as compared to the nine months ended June 30, 1998, due primarily to the growth in the deposit base. Interest expense on deposit accounts increased $203,000 or 4.97% to $4,288,000 for the nine months ended June 30, 1999 from $4,085,000 during the same period in 1998. Interest expense on borrowings decreased $109,000 or 7.34% for the nine months ended June 30, 1999, as compared to the nine months ended June 30, 1998. The decrease was due to lower volumes in FHLB advances during the period.

      Provision for Loan Loss
      -----------------------

      During the nine months ended June 30, 1999, provisions for loan losses were $70,000 as compared to $108,000 for the same period in the previous year. The decrease in loan loss provisions are due to the low volume of loan charge offs along with low level of delinquent loans to total loans. Management believes the Bank's loan loss allowances are adequate to absorb estimated future loan losses. The Bank's loan loss allowances at June 30, 1999 were approximately .60% of the Bank's outstanding loan portfolio, net of loans held for sale compared to .79% for the same period in the previous year.

      The following table sets forth information with respect to the Bank's non-performing assets at the dates indicated (dollars in thousands):

                                          JUNE 30, 1999      SEPTEMBER 30, 1998
                                          -------------      ------------------

      Non-accruing loans which are
      contractually past due 90 days
       or more:

      Real Estate:
       Residential                                 $   71             $   581
       Commercial                                      --                  --
       Construction                                    --                  --
      Non-mortgage                                     48                 115
                                                     ----               -----
      Total                                         $ 119               $ 696
                                                    =====               =====

      Percentage of loans receivable, net            0.08                0.49%
                                                    =====               =====

      Allowance for loan losses                      $830                $827
                                                     ====                ====

      Real estate acquired through
       foreclosure and repossessed
       assets, net of allowances                    $274                $ 10
                                                    ====                ====

      Non Interest Income and Expense
      -------------------------------

      Total non interest income increased $126,000 or 14.42% to $1,000,000 for the nine months ended June 30, 1999 from $874,000 for the same period in the previous year. The increase in non-interest income from the previous year was due to increased gain on sale of loans through the mortgage division of the bank. Gains on sale of loans was $493,000 for the nine months ended June 30, 1999 as compared to a gain on sale of loans of $313,000 for the nine months ended June 30, 1998. The increased gain on sale of loans was partially offset by negative loan service fee income of ($135,000) for the nine months ended June 30, 1999 compared to service fee income of $3,000 for the nine months ended June 30, 1998. The increase in the negative income is due to higher premium amortization expense as a result of higher loan prepayments.

      For the nine months ended June 30, 1999, total non interest expense increased $291,000 or 8.83% to $3,585,000 from $3,294,000 for the same period in 1998. Compensation and employee benefits increased $50,000 or 2.90% to $1,774,000 for the nine months period ended June 30, 1999 from $1,724,000 for the same period in 1998. Occupancy and equipment expense increased $121,000 or 17.11% to $828,000 for the nine months ended June 30, 1999 from $707,000 for the same period in 1998. Professional services expenses increased $1,000 or .49% to $206,000 for the nine month period ended June 30, 1999 from $205,000 for the same period in 1998. The increase in compensation and employee benefits was due primarily to cost of living increases. The increase in occupancy and equipment expenses was due to higher data processing costs along with higher depreciation expense. Deposit insurance premiums for the nine months ended June 30, 1999 increased $14,000 to $59,000 from $45,000 for the same period in 1998 due to an increase in the deposit base. Other operating expense for the nine months ended June 30, 1999 increased $109,000 to $715,000 from $606,000 for the same period in 1998. The increase in other operating expenses was due to continued expansion in the mortgage division of the bank along with increased deposit premium amortization expense as a result of the current year branch acquisition.

      Recent Developments
      -------------------

      On July 1, 1999, the Corporation entered into an agreement to acquire South Carolina Community Bancshares, Inc., holding company for Community Federal Savings Bank, a $45 million savings bank headquartered in Winnsboro, South Carolina. The merger entails an exchange of $12.25 in Union common stock and $5.25 in cash, subject to adjustment under certain circumstances, for each South Carolina Community share. The merger is subject to the approval of both companies' shareholders and applicable regulatory authorities.

                              PART II - OTHER INFORMATION

ITEM 1.     Legal Proceedings
            -----------------

                  The Corporation is involved in various claims and legal actions arising in the normal course of business. Management believes that these proceedings will not result in a material loss to the Corporation.

ITEM 2.     Changes in Securities
            ---------------------

                  Not applicable.

ITEM 3.     Defaults upon Senior Securities
            -------------------------------

                  Not applicable.

ITEM 4.     Submission of Matters to a Vote of Security Holders
            ---------------------------------------------------

                  None

ITEM 5.     Other Information
            -----------------

YEAR 2000
---------

The approach of the year 2000 ("Year 2000") presents significant issues for many financial, information, and operational systems. Many systems in use today may not be able to interpret dates after December 31, 1999, appropriately, because such systems allow only two digits to indicate the year in a date. The Year 2000 problems may occur in computer programs, computer hardware, or electronic devices that utilize computer chips to process any information that contains dates. Therefore, the issue is not limited to dates in computer programs but is a complex combination of problems that may exist in computer programs, data files, computer hardware, and other devices essential to the operation of the business. Further, companies must consider the potential impact that Year 2000 may have on services provided by third parties.

Substantially all of the Year 2000 risk is related to the Bank's activities. The Bank has a formal Year 2000 Plan which includes a Year 2000 Task Force. The Plan has been reviewed by the senior management and the Board of Directors. Included in the Plan is a listing of all systems (whether in-house or provided/supported by third parties) which may be impacted by Year 2000 and a categorization of the systems by their potential impact on Bank operations. The Task Force has received Year 2000 plans from third parties identified during the assessment phase of the Year 2000 Plan. For systems that have been classified as critical to the operations of the Bank, contingency plans have been developed. Contingency plans may include utilization of alternate third party vendors, alternate processing methods and software, or manual processing. To date, no critical problems are anticipated. The plans have various activation dates (e.g., the date on which a third party processor fails to meet its Year 2000 compliance deadline). In addition to addressing its own Year 2000 issues, the Bank is in the process of assessing the impact of the Year 2000 on significant commercial borrowers. The Bank will continue discussing the Year 2000 compliance activities with commercial borrowers and will not lend to borrowers who have not addressed Year 2000 procedures. The Bank's Year 2000 readiness is reviewed and monitored by the Office of Thrift Supervision ("OTS").

The Bank's core processing systems are outsourced through a contract with The BISYS Group, Inc. ("BISYS"). BISYS has developed a Year 2000 Plan and provides the Bank with periodic updates. BISYS also has held Year 2000 workshops, whose objectives have been to assist the Bank in the development of its Year 2000 Plan, to provide updates on the BISYS Year 2000 plan, and training on the use of the BISYS Year 2000 test facility, whose function is to allow BISYS clients to test their systems' compatibility with the BISYS system. BISYS completed all program maintenance associated with Year 2000 prior to October 31, 1998. The Bank completed its initial testing phase of the BISYS system for Year 2000 compliance. During the testing phase, no significant problems were found. The Bank will continue testing the BISYS system during their next testing phase to ensure overall compliance for Year 2000. Like the Bank, BISYS Year 2000 activities are subject to OTS oversight.

The incremental cost associated with the Bank's compliance is expected to be less than $50,000. The majority of all hardware upgrades began in 1995 as a result of the Bank's plan to increase efficiencies and eliminate obsolescence of some system components. Should the Bank or any of its third party service providers fail to complete Year 2000 measures in a timely manner, it would likely have a material adverse effect, whose amount cannot be reasonably estimated at this time.

ITEM 6.     Exhibits and Reports on Form 8-K
            --------------------------------

                  Exhibits
                  --------

                  27    Financial Data Schedule

                                  SIGNATURES
                                  ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                       UNION FINANCIAL BANCSHARES, INC.
                       --------------------------------
                                 (REGISTRANT)



Date: 8/4/99                        By: /s/ Dwight V. Neese, CEO
     --------                           --------------------------------------
                                        Dwight V. Neese, CEO


Date: 8/4/99                        By: /s/ Richard H. Flake, CFO
     --------                           --------------------------------------
                                        Richard H. Flake, CFO

                                                                      APPENDIX G







                           South Carolina Community
                         Annual Report on Form 10-KSB
                       for the Year Ended June 30, 1999
                    [to be filed as part of a pre-effective
                           amendment when available]

PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

          Any such indemnification and advancement of expenses provided under
Section 145 shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators.

          Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

          In addition, pursuant to the Merger Agreement, the Registrant has agreed that, for a period of six years following the effective time of the Merger, the Registrant will indemnify and hold harmless each present and former director and officer of South Carolina Community Bancshares, Inc. or its direct or indirect subsidiaries, and each officer or employee of South Carolina Community Bancshares, Inc. or its direct or indirect subsidiaries who is serving or has served as a director or trustee of another entity expressly at South Carolina Community Bancshares, Inc.'s request or direction, with respect to matters existing or occurring at or prior to the effective time of the Merger, whether asserted or claimed prior to, at or after the effective time. The Registrant has also agreed in the Merger Agreement to maintain, for a period of three years following the effective time of the Merger, the directors' and officers' liability insurance coverage maintained by South Carolina Community Bancshares, Inc. (or substantially equivalent coverage under substitute policies) with respect to any claims arising out of any actions or omissions occurring at or prior to the effective time of the Merger.

          In accordance with the DGCL (being Chapter 1 of Title 8 of the Delaware Code), Articles 17 and 18 of the Registrant's Certificate of Incorporation provide as follows:

     Article XVII.  Indemnification
     -------------  ---------------

          Article XVII of the Union Financial Certificate of Incorporation indemnifies any person who is or was a director, officer, or employee of Union Financial and any person who served at Union Financial's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

          In the case of a threatened, pending or completed action or suit by or in the right of Union Financial against such a person (a derivative suit), Union Financial shall indemnify him for expenses (including attorneys' fees but excluding amounts paid in settlement) actually or reasonably incurred by him in connection with the defense or settlement, providing he is successful on the merits or otherwise; or if he acted in good faith in the transaction which is the subject of the suit or action and in a manner he reasonably believed to be in the best interest of Union Financial. This includes, but is not limited to, the taking of any and all actions in connection with Union Financial's response to any tender offer or any offer or proposal of another party to engage in a business combination not approved by the board of directors. However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable to Union Financial unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

          In the case of a threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of Union Financial (a nonderivative suit), against an indemnified person by reason of his holding a position with Union Financial, he shall be indemnified only if he is successful on the merits or otherwise; or if he acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of Union Financial, including, but not limited to, the taking of any and all actions in connection with Union Financial's response to any tender offer or any offer or proposal of another party to engage in a business combination not approved by the board of directors, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent shall not, in itself, create a presumption that
--------------
the person failed to satisfy the foregoing standard.

          A determination that the indemnified party has met the standards required for indemnification in derivative and nonderivative suits may be made by a court, or except in relation to the standard for a finding of good faith action in a shareholder derivative suit, by (1) the board of directors by a majority vote of a quorum consisting of Union Financial directors not parties to the legal proceeding; or (2) independent legal counsel (appointed by a majority of the disinterested directors of Union Financial, whether or not a quorum) in a written opinion; or (3) the stockholders of Union Financial.

          Anyone making a determination as to whether a party has met the standards required for indemnification may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

          Union Financial may pay in advance any expenses (including attorneys' fees) which may become subject to indemnification if (1) the board of directors authorizes the specific payment and (2) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he is not entitled to indemnification.

          The indemnification and advance of expenses provided for in the preceding paragraphs is not exclusive of any other rights to which a person may be entitled by law or otherwise.

          The indemnification provided by Article XVII of the Union Financial Certificate of Incorporation shall be deemed to be a contract between Union Financial and the persons entitled to indemnification thereunder, and any repeal or modification shall not affect any rights or obligations then existing and the indemnification and advance payment provided for above shall continue as to a person who has ceased to hold a position with Union Financial, and shall inure to his heirs, executors and administrators.

          Union Financial may purchase and maintain insurance on behalf of any person who holds or who has held any position subject to indemnification, against any liability incurred by him in any such position, or arising out of his status as such, whether or not Union Financial would have the power to indemnify him against liability under the preceding paragraphs.

          If Article XVII or any portion of it shall be invalidated on any ground, then Union Financial shall nevertheless indemnify each director, officer, employee and agent of Union Financial as to costs, charges, and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including a shareholder derivative suit, to the full extent permitted by any remaining applicable portion of
Article XVII and to the full extent permitted by applicable law.

Article XVIII.   Elimination of Directors' Liability
----------------------------------------------------

          A director of Union Financial shall not be personally liable to Union Financial or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director's duty of loyalty to Union Financial or its stockholders; (2) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the General Corporation Law of the State of Delaware; or
(4) for any transaction from which a director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to further eliminate or limit the personal liability of directors, then the liability of a director of Union Financial shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended.

Item 21.  Exhibits and Financial Statement, Schedules.

          (a)  Exhibits.

          2.1 Agreement and Plan of Merger, dated as of July 1, 1999, by and between Union Financial Bancshares, Inc. and South Carolina Community Bancshares is included as Appendix A to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

          3.1 Certificate of Incorporation of the Registrant, as amended, previously filed and incorporated by reference to the Union Financial Bancshares, Inc. Registration

               Statement on Form S-4 (File No. 33-80808) filed with the SEC on June 29, 1994.

          3.2 Bylaws of the Registrant, previously filed and incorporated by reference to the Union Financial Bancshares, Inc. Registration Statement on Form S-4 (File No. 33-80808) filed with the SEC on June 29, 1994.

          4.1 Union Financial Bancshares, Inc. Specimen Stock Certificate, previously filed and incorporated by reference to the Union Financial Bancshares, Inc. Registration Statement on Form S-4 (File No. 33-80808) filed with the SEC on June 29, 1994.

          5.1  Opinion of Muldoon, Murphy & Faucette LLP is filed herewith.

          8.1 Opinion of Muldoon, Murphy & Faucette LLP regarding tax matters is filed herewith.

          8.2 Opinion of Luse Lehman Gorman Pomerenk & Schick regarding tax matters is filed herewith.

          10.1 Form of Employment Agreement between Provident Community Bank, Union Financial Bancshares, Inc., and Allan W. Pullen, previously filed and incorporated by reference to the Union Financial Bancshares, Inc. Form 8-K filed with the SEC on July 9, 1999.

          11.1 Statement regarding computation of per share earnings, previously filed and incorporated by reference to the Union Financial Bancshares, Inc. Form 10-QSB for the quarter ended June 30, 1999 and filed with the SEC on August 13, 1999.

          13.1 Annual and quarterly reports to stockholders, included as Appendix G and Appendix F, respectively, to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

          21.1 Subsidiaries of the Registrant, previously filed and incorporated by reference to the Union Financial Bancshares, Inc. Form 10-KSB for the year ended September 30, 1998 and filed with the SEC on December 29, 1998.

          23.1 Consent of Muldoon, Murphy & Faucette LLP (included in Exhibit
               5.1 hereto).

          23.2 Consent of Muldoon, Murphy & Faucette LLP (included in Exhibit
               8.1 hereto).

          23.3 Consent of Elliott, Davis & Company LLP.

          23.4 Consent of Crisp Hughes Evans LLP.

          23.5 Consent of Wheat First Securities.

          23.6  Consent of Trident Securities.

          23.7  Consent of Luse Lehman Gorman Pomerenk & Schick (included in
                Exhibit 8.2 hereto).

          24.1  Power of Attorney (located on the signature page).

          27.1 Financial Data Schedule, previously filed and incorporated by reference to the Union Financial Bancshares, Inc. Form 10-QSB for the quarter ended June 30, 1999 and filed with the SEC on August 13, 1999.

          99.1 Opinion of Trident Securities is included as Appendix C to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

          99.2 Opinion of Wheat First Securities, included as Appendix B to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

          99.3 Consent of person to be named as Director of Union Financial Bancshares, Inc.

          99.4  Union Financial Bancshares, Inc. Proxy Card.

          99.5  South Carolina Community Bancshares, Inc. Proxy Card.

          (b)   Financial Statement Schedules.

          None.

          (c)   Item 4(b)  Information.

          None.

Item 22.  Undertakings.

          (a)   The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
                         arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume or securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 of the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
            Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus and to provide such interim financial information.

     (d)(1) That prior to any public reoffering of the securities registered hereunder by the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d)(2) That every prospectus (i) that is filed pursuant to paragraph (d)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes or determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (f) The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (g) The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union, State of South Carolina, on September 1, 1999.

                         UNION FINANCIAL BANCSHARES, INC.


                         By:  /s/ Dwight V. Neese
                              -------------------------------------
                              Dwight V. Neese
                              President and Chief Executive Officer

     On September 1, 1999, we, the undersigned officers and directors of Union Financial Bancshares, Inc., hereby, severally and individually, constitute and appoint Dwight V. Neese and Richard H. Flake, the true and lawful attorneys-in-fact and agents (with full power of substitution in each case) of each of us to execute, in the name, place and stead of each of us (individually and in any capacity stated below), any and all amendments to this Registration Statement and all instruments necessary or advisable in connection therewith, and to file the same with the SEC, said attorney-in-fact and agent to have power to act and to have full power and authority to do and perform, in the name and on behalf of each of the undersigned, every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person and we hereby ratify and confirm our signatures as they may be signed by said attorneys-in-fact and agents to any and all such amendments and instruments.

         Name                                   Title                            Date
         ----                                   -----                            ----
/s/ Dwight V. Neese               President, Chief Executive Officer,       September 1, 1999
----------------------
Dwight V. Neese                   and Director
                                  (Principal Executive Officer)

/s/ Richard H. Flake              Senior Vice President and                 September 1, 1999
----------------------
Richard H. Flake                  Chief Financial Officer
                                  (Principal Financial and
                                  Accounting Officer)

/s/ Carl L. Mason                 Chairman of the Board                     September 1, 1999
----------------------
Carl L. Mason

/s/ Mason G. Alexander            Director                                  September 1, 1999
----------------------
Mason G. Alexander

/s/ James W. Edwards              Director                                  September 1, 1999
----------------------
James W. Edwards

/s/ William M. Graham             Director                                  September 1, 1999
----------------------
William M. Graham

/s/ Louis M. Jordan               Director                                  September 1, 1999
----------------------
Louis M. Jordan

/s/ David G. Russell              Director                                  September 1, 1999
----------------------
David G. Russell

                                 EXHIBIT INDEX


Exhibit No.  Description                 Method of Filing             Page Location
-----------  -----------                 ----------------             -------------
2.1          Agreement and Plan of       Included with the Joint      Appendix A
             Merger Dated July 1,        Proxy Statement/
             1999                        Prospectus which is
                                         part of this Registration
                                         Statement.

3.1          Certificate of              Incorporated by
             Incorporation of the        Reference.
             Registrant

3.2          Bylaws of the               Incorporated by
             Registrant                  Reference.

4.1          Union Financial             Incorporated by
             Bancshares, Inc.            Reference.
             Specimen Stock
             Certificate

5.1          Opinion of Muldoon,         Filed herewith.
             Murphy & Faucette
             LLP

8.1          Opinion of Muldoon,         Filed herewith.
             Murphy & Faucette
             LLP as to Tax Matters

8.2          Opinion of Luse             Filed herewith.
             Lehman Gorman
             Pomerenk & Schick, P.C.

10.1         Form of Employment          Incorporated by
             Agreement between           Reference.
             Provident Community
             Bank, Union Financial
             Bancshares, Inc. and
             Allan W. Pullen

11.1         Statement regarding         Incorporated by
             computation of per          Reference.
             share earnings

13.1         Annual and quarterly        Included with the Joint      Appendix E
             reports to stockholders     Proxy Statement/             and
                                         Prospectus which is          Appendix F
                                         part of this Registration
                                         Statement.

21.1         Subsidiaries of the         Incorporated by
             Registrant                  Reference.

23.1         Consent of Muldoon,         Included in Exhibit 5.1
             & Murphy Faucette LLP       hereto.

23.2         Consent of Muldoon,         Included in Exhibit 8.1
             Murphy & Faucette           hereto.
             LLP

23.3         Consent of Elliott,         Filed herewith.
             Davis & Company,
             LLP

23.4         Consent of Crisp            Filed herewith.
             Hughes Evans LLP

23.5         Consent of Wheat First      Filed herewith.
             Securities

23.6         Consent of Trident          Filed herewith.
             Securities

23.7         Consent of Luse             Included in Exhibit 8.2
             Lehman Gorman               hereto.
             Pomerenk & Schick

24.1         Power of Attorney           Located on the
                                         signature page.

27.1         Financial Data              Incorporated by
             Schedule                    Reference.

99.1         Opinion of Trident          Included with the Joint      Appendix C
             Securities                  Proxy Statement/
                                         Prospectus.

99.2         Opinion of Wheat First      Included with the Joint      Appendix B
             Securities                  Proxy Statement/
                                         Prospectus.

99.3         Consent of persons to       Filed herewith.
             be named as Director
             of Union Financial
             Bancshares, Inc.

99.4         Union Financial             Filed herewith.
             Bancshares, Inc. Proxy
             Card

99.5         South Carolina              Filed herewith.
             Community
             Bancshares, Inc. Proxy
             Card